Exhibit 10.1

FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT AND TO SECURITY AGREEMENT

FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT AND TO SECURITY AGREEMENT (this “Amendment”) dated as of October 24, 2014 by and among
TOYS “R” US-DELAWARE, INC., a corporation organized under the laws of the State of Delaware, with its principal executive offices at One Geoffrey Way, Wayne, New Jersey, for itself and as agent (in such capacity, the “Lead Borrower”) for the other Domestic Borrowers now or hereafter party hereto;
The DOMESTIC BORROWERS party hereto;
TOYS “R” US (CANADA) LTD. TOYS “R” US (CANADA) LTEE (the “Canadian Borrower”), a corporation organized under the laws of the Province of Ontario with its principal executive offices at 2777 Langstaff Road, Concord, Ontario L4K 4M5;
The FACILITY GUARANTORS party hereto;
BANK OF AMERICA, N.A., a national banking association, having a place of business at 100 Federal Street, Boston, Massachusetts 02110, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Secured Parties;
BANK OF AMERICA, N.A. (acting through its Canada branch), a banking corporation carrying on business under the Bank Act (Canada), having a place of business at 181 Bay Street, 4th Floor, Toronto, Ontario, Canada M5J 2V8, as Canadian Administrative Agent (in such capacity, the “Canadian Agent”) for its own benefit and the benefit of the other Secured Parties;
BANK OF AMERICA, N.A., a national banking association, having a place of business at 100 Federal Street, Boston, Massachusetts 02110, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, having a place of business at One Boston Place, 19th Floor, Boston, Massachusetts 02108, as co-collateral agents (collectively, in such capacity, the “Co-Collateral Agents”) for their own benefit and the benefit of the other Secured Parties; and
The LENDERS party hereto;
in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

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WHEREAS, the Loan Parties, the Lenders, the Administrative Agent, the Canadian Agent and the Co-Collateral Agents, among others, have entered into a certain Third Amended and Restated Credit Agreement dated as of March 21, 2014 (the “Credit Agreement”); and

WHEREAS, the Lead Borrower has informed the Administrative Agent that it intends to (a) create a new tranche of Term B-4 Loans under that certain Amended and Restated Credit Agreement dated as of August 24, 2010 among the Lead Borrower, the lenders party thereto, Bank of America, N.A., as administrative agent and collateral agent, and the other parties thereto, as amended and in effect (the “Existing Term Loan Agreement”), (b) permit certain Term B-2 Lenders and certain Term B-3 Lenders to elect to extend the maturity of their Term B-2 Loans and Term B-3 Loans, respectively, by an exchange into Term B-4 Loans, (c) refinance all of its outstanding Initial Loans under the Existing Term Loan Agreement, (d) redeem (whether through tender offer, or otherwise), defease, or discharge all of the Borrower’s outstanding 7.375% Senior Secured Notes due 2016 (including payment of accrued and unpaid interest, premiums and other amounts due), and (e) reinstate the Tranche A-1 Commitments under the Credit Agreement and request certain other modifications to the Credit Agreement, including, without limitation, an extension of the Maturity Date with respect to the Tranche A-1 Commitments; and

WHEREAS, the Domestic Loan Parties have entered into a Security Agreement (the “Security Agreement”) dated as of July 21, 2005 in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, pursuant to which the Domestic Loan Parties have granted a Lien in certain of their assets to secure the Obligations; and

WHEREAS, the Loan Parties, the Lenders, the Administrative Agent, the Canadian Agent and the Co-Collateral Agents have agreed to amend the Credit Agreement, the Security Agreement and the other Loan Documents as set forth herein.

NOW THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties hereto hereby agree as follows:

1.
Incorporation of Terms and Conditions of Credit Agreement. All of the terms and conditions of the Credit Agreement (including, without limitation, all definitions set forth therein) are specifically incorporated herein by reference. All capitalized terms not otherwise defined herein shall have the same meaning as in the Credit Agreement, as applicable.

2.
Representations and Warranties. Each Loan Party hereby represents and warrants that after giving effect to this Amendment, (i) no Default or Event of Default exists under the Credit Agreement or under any other Loan Document, and (ii) all representations and warranties contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except in the case of any representation and warranty qualified by “materiality” or “Material Adverse Effect”, which is true and correct in all respects) as of the date hereof, except to the extent that such representations and warranties specifically refer to an

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
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earlier date, in which case they are true and correct in all material respects as of such earlier date.

3.
Ratification of Loan Documents. The Credit Agreement, as hereby amended, and all other Loan Documents (including, without limitation, the documents listed on Schedule I hereto), are hereby ratified and re-affirmed in all respects and shall continue in full force and effect. Without limiting the foregoing, each of the Loan Parties hereby acknowledges, confirms and agrees that any and all Collateral previously pledged to the Administrative Agent or the Canadian Agent, as applicable, for the benefit of the Secured Parties, pursuant to the Loan Documents shall continue to secure all Obligations of the Loan Parties at any time outstanding, as such Obligations have been, and may hereafter be, amended, restated, supplemented, increased or otherwise modified from time to time.

4.	Amendment to Credit Agreement, Security Agreement and Other Loan Documents.

a.	Composite Credit Agreement. The Credit Agreement is hereby amended in its entirety to reflect the modifications identified in the document annexed hereto as Annex A.

b.	Exhibits to Credit Agreement. The Exhibits to the Credit Agreement are hereby amended as follows:

i.	Exhibit J (Compliance Certificate) to the Credit Agreement is hereby deleted in its entirety and the Exhibit J attached hereto is substituted in its stead.

ii.	Exhibit K (Borrowing Base Certificate) to the Credit Agreement is hereby deleted in its entirety and the Exhibit K attached hereto is substituted in its stead.

iii.
Exhibit A-2 (Form of Assignment and Acceptance (Tranche A-1 Loans), Exhibit D-2 (Form of Domestic Tranche A-1 Note) and Exhibit E-2 (Form of Canadian Tranche A-1 Note) are hereby incorporated into the Credit Agreement.

c.	Schedules to Credit Agreement. The Schedules to the Credit Agreement are hereby amended as follows:

i.	Schedule 1.1 (Lenders and Commitments) to the Credit Agreement is hereby deleted in its entirety and the Schedule 1.1 attached hereto is substituted in its stead.

ii.	Schedules 3.01 and 3.12 to the Credit Agreement are hereby deleted in their entirety and Schedule 3.01 and Schedule 3.12 attached hereto are substituted in their stead.

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
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d.	Intercreditor Agreement. The Intercreditor Agreement is hereby amended in its entirety to reflect the modifications identified in the document annexed hereto as Annex B.

e.
Security Agreement. The Security Agreement (and the Exhibits, Schedules and Annexes thereto) is hereby amended in its entirety to reflect the modifications identified in the document annexed hereto as Annex C.

5.
Consent to Amendment.    The Required Lenders hereby consent to the amendment of the Term Loan on the terms set forth in the amendment documents furnished to the Administrative Agent and waive any Default or Event of Default under SECTION 6.09 of the Credit Agreement in connection therewith.

6.	Appointment of Tranche A-1 Agents. The Loan Documents are hereby amended to reflect the following additional Persons as agents in the capacities set forth below:
Tranche A-1 Agent:    Bank of America, N.A.
Tranche A-1 Joint Lead Arrangers:    Bank of America, N.A., Goldman Sachs Bank USA, JPMorgan Securities, LLC, and Wells Fargo Bank, National Association.
Tranche A-1 Joint Bookrunners:    Bank of America, N.A., Goldman Sachs Bank USA, JPMorgan Securities, LLC, and Wells Fargo Bank, National Association.

7.
Conditions to Effectiveness. This Amendment shall not be effective (the “First Amendment Effective Date”) until each of the following conditions precedent has been fulfilled (or waived) to the reasonable satisfaction of the Administrative Agent:

a.	This Amendment shall have been duly executed and delivered by the Loan Parties and the Required Lenders.

b.
All action on the part of the Loan Parties necessary for the valid execution, delivery and performance by the Loan Parties of this Amendment shall have been duly and effectively taken. The Lenders shall have received such customary corporate resolutions, certificates and other customary corporate documents as the Administrative Agent shall reasonably request.

c.	The Lenders shall have received customary opinions of counsel to the Loan Parties.

d.	After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
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Include bracketed language if there are either multiple Assignors or multiple Assignees.

e.	After giving effect to this Amendment, Excess Availability shall be not less than $300,000,000.

f.	No event shall have occurred after March 21, 2014 that could reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole.

g.
The Loan Parties shall have paid to the Administrative Agent the fees set forth in that certain fee letter dated as of September 26, 2014 among the Loan Parties, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), and the Administrative Agent, and shall have reimbursed the Administrative Agent and MLPFS for all reasonable and documented out-of-pocket costs and expenses, including, reasonable and documented attorneys’ fees of one counsel, in connection with or relating to this Amendment.

h.
The amendment to the Term Loan in the form furnished to the Administrative Agent shall have been executed and shall be in full force and effect. Reasonably contemporaneously with the effectiveness of this Amendment, the outstanding Initial Loans under the Existing Term Loan Agreement shall have been refinanced, and all of the Borrower’s outstanding 7.375% Senior Secured Notes due 2016 (including payment of accrued and unpaid interest, premiums and other amounts due) shall have been redeemed (whether through tender offer or otherwise), defeased or discharged.

8.	Binding Effect. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their heirs, representatives, successors and assigns.

9.
Multiple Counterparts; Effectiveness. This Amendment may be executed in multiple counterparts, each of which shall constitute an original and together which shall constitute but one and the same instrument. Delivery of any executed counterpart of a signature page of this Amendment by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Amendment.

10.
Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT GIVING EFFECT TO OTHER CONFLICTS OF LAWS PRINCIPLES THEREOF.

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
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Include bracketed language if there are either multiple Assignors or multiple Assignees.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the parties hereto as of the date first above written.

TOYS “R” US-DELAWARE, INC., as Lead Borrower

By:	/s/ Chetan Bhandari
Name:	Chetan Bhandari
Title:	Senior Vice President – Corporate Finance and Treasurer

TOYS “R” US (CANADA) LTD. TOYS “R” US (CANADA) LTEE, as a Canadian Borrower
By:	/s/ Robert S. Zarra
Name:	Robert S. Zarra
Title:	Vice-President, Secretary-Treasurer

TRU-SVC, LLC, as a Facility Guarantor

By:	TOYS “R” US-DELAWARE, INC., its sole member

By:	/s/ Chetan Bhandari
Name:	Chetan Bhandari
Title:	Senior Vice President – Corporate Finance and Treasurer

TOYS ACQUISITION, LLC, as a Facility Guarantor

By:	/s/ Chetan Bhandari
Name:	Chetan Bhandari
Title:	Senior Vice President – Corporate Finance and Treasurer

Signature Page to First Amendment to Third Amended and Restated Credit Agreement

TRU OF PUERTO RICO, INC., as a Facility Guarantor

By:	/s/ Chetan Bhandari
Name:	Chetan Bhandari
Title:	Senior Vice President – Corporate Finance and Treasurer

GEOFFREY HOLDINGS, LLC, as a Facility Guarantor

By:	TOYS “R” US-DELAWARE, INC., its sole member

By:	/s/ Chetan Bhandari
Name:	Chetan Bhandari
Title:	Senior Vice President – Corporate Finance and Treasurer

Signature Page to First Amendment to Third Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent, as Co-Collateral Agent, as Swingline Lender, and as a Domestic Lender

By:	/s/ Christine Hutchinson
Name:	Christine Hutchinson
Title:	Director

Signature Page to First Amendment to Third Amended and Restated Credit Agreement

[Additional Lender Signatures On File With Administrative Agent]

Signature Page to First Amendment to Third Amended and Restated Credit Agreement

Annex A
Third Amended and Restated Credit Agreement

[See Attached]

Annex A

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
March 21, 2014
TOYS “R” US-DELAWARE, INC.
The Lead Borrower
for
THE BORROWERS PARTY HERETO
THE FACILITY GUARANTORS PARTY HERETO
BANK OF AMERICA, N.A.
as Administrative Agent
BANK OF AMERICA, N.A. (acting through its Canada branch)
as Canadian Agent
BANK OF AMERICA, N.A.
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Co-Collateral Agents
THE LENDERS
NAMED HEREIN
WELLS FARGO BANK, NATIONAL ASSOCIATION
JPMORGAN CHASE BANK, N.A.
as Co-Syndication Agents
CITIGROUP GLOBAL MARKETS INC.
DEUTSCHE BANK SECURITIES INC.
GOLDMAN SACHS BANK USA
BANK OF MONTREAL
as Co-Documentation Agents
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
WELLS FARGO BANK, NATIONAL ASSOCIATION
JPMORGAN SECURITIES, LLC
as Joint Lead Arrangers
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
WELLS FARGO BANK, NATIONAL ASSOCIATION
JPMORGAN SECURITIES, LLC
CITIGROUP GLOBAL MARKETS INC.
DEUTSCHE BANK SECURITIES INC.
GOLDMAN SACHS BANK USA
as Joint Bookrunners

TABLE OF CONTENTS

ARTICLE I Definitions; Interpretive Provisions			2

SECTION 1.01	Definitions		2
SECTION 1.02	Terms Generally	~~64~~	66
SECTION 1.03	Accounting Terms; GAAP	~~65~~	66
SECTION 1.04	Times of Day	~~65~~	67

ARTICLE II Amount and Terms of Credit		~~65~~	67

SECTION 2.01	Commitment of the Lenders	~~65~~	67
SECTION 2.02	Increase in Total Commitments	~~66~~	68
SECTION 2.03	Reserves; Changes to Reserves	~~68~~	70
SECTION 2.04	Making of Loans	~~69~~	71
SECTION 2.05	Overadvances	~~71~~	73
SECTION 2.06	Swingline Loans	~~72~~	73
SECTION 2.07	Notes	~~72~~	74
SECTION 2.08	Interest on ~~Revolving Credit~~ Loans	~~73~~	75
SECTION 2.09	Conversion and Continuation of ~~Revolving Credit~~ Loans	~~74~~	76
SECTION 2.10	Alternate Rate of Interest for ~~Revolving Credit~~ Loans	~~75~~	77
SECTION 2.11	Change in Legality	~~76~~	78
SECTION 2.12	Default Interest	~~76~~	78
SECTION 2.13	Letters of Credit	~~76~~	78
SECTION 2.14	Increased Costs	~~84~~	85
SECTION 2.15	Termination or Reduction of Commitments	~~85~~	87
SECTION 2.16	Optional Prepayment of Loans; Reimbursement of Lenders	~~85~~	87
SECTION 2.17	Mandatory Prepayment of Loans; Mandatory Reduction or Termination of Commitments; Cash Collateral	~~88~~	89
SECTION 2.18	Cash Management	~~90~~	92
SECTION 2.19	Fees	~~93~~	95
SECTION 2.20	Maintenance of Loan Account; Statements of Account	~~95~~	97
SECTION 2.21	Payments; Sharing of Setoff	~~95~~	97
SECTION 2.22	Settlement Amongst Lenders	~~96~~	98
SECTION 2.23	Taxes	~~98~~	100
SECTION 2.24	Mitigation Obligations; Replacement of Lenders	~~101~~	103
SECTION 2.25	Designation of Lead Borrower as Domestic Borrowers' Agent	~~102~~	104
SECTION 2.26	Security Interests in Collateral	~~103~~	105
SECTION 2.27	Defaulting Lenders	~~103~~	105
SECTION 2.28	Extension of Commitments
SECTION 2.29	Excess Cash Flow

ARTICLE III Representations and Warranties		~~105~~	107

SECTION 3.01	Organization; Powers	~~106~~	107
SECTION 3.02	Authorization; Enforceability	~~106~~	108
SECTION 3.03	Government Approvals; No Conflicts	~~106~~	108
SECTION 3.04	Financial Condition; No Material Adverse Effect	~~107~~	108
SECTION 3.05	Properties	~~107~~	109
SECTION 3.06	Litigation and Environmental Matters	~~107~~	109

SECTION 3.07	Compliance with Laws and Agreements	~~108~~	109
SECTION 3.08	Investment Company Status	~~108~~	110
SECTION 3.09	Taxes	~~108~~	110
SECTION 3.10	ERISA; Canadian Defined Benefit Pension Plans	~~108~~	110
SECTION 3.11	Disclosure	~~109~~	110
SECTION 3.12	Subsidiaries	~~109~~	110
SECTION 3.13	[Reserved.]	~~109~~	111
SECTION 3.14	Labor Matters	~~109~~	111
SECTION 3.15	Security Documents	~~109~~	111
SECTION 3.16	Federal Reserve Regulations	~~110~~	112
SECTION 3.17	Solvency	~~110~~	112

ARTICLE IV Conditions		~~110~~	112

SECTION 4.01	Effective Date	~~110~~	112
SECTION 4.02	Conditions Precedent to Each Loan and Each Letter of Credit	~~112~~	114

ARTICLE V Affirmative Covenants		~~113~~	115

SECTION 5.01	Financial Statements and Other Information	~~113~~	115
SECTION 5.02	Notices of Material Events	~~117~~	118
SECTION 5.03	Information Regarding Collateral	~~117~~	119
SECTION 5.04	Existence; Conduct of Business	~~118~~	119
SECTION 5.05	Payment of Obligations	~~118~~	119
SECTION 5.06	Maintenance of Properties	~~118~~	120
SECTION 5.07	Insurance	~~118~~	120
SECTION 5.08	Books and Records; Inspection and Audit Rights; Appraisals; Accountants	~~119~~	121
SECTION 5.09	Physical Inventories	~~121~~	122
SECTION 5.10	Compliance with Laws	~~121~~	123
SECTION 5.11	Use of Proceeds and Letters of Credit	~~121~~	123
SECTION 5.12	Additional Subsidiaries	~~121~~	123
SECTION 5.13	Further Assurances	~~122~~	123
SECTION 5.14	Retention of Financial Consultant	~~122~~	124

ARTICLE VI Negative Covenants		~~123~~	124

SECTION 6.01	Indebtedness and Other Obligations	~~123~~	124
SECTION 6.02	Liens	~~123~~	124
SECTION 6.03	Fundamental Changes	~~123~~	125
SECTION 6.04	Investments, Loans, Advances, Guarantees and Acquisitions	~~123~~	125
SECTION 6.05	Asset Sales	~~124~~	125
SECTION 6.06	Restricted Payments; Certain Payments of Indebtedness	~~124~~	125
SECTION 6.07	Transactions with Affiliates	~~126~~	127
SECTION 6.08	Restrictive Agreements	~~127~~	129
SECTION 6.09	Amendment of Material Documents	~~128~~	129
SECTOIN 6.10	Availability	~~128~~	129
SECTION 6.11	Fiscal Year	~~128~~	129
SECTION 6.12	Designated Account	~~128~~	130
SECTION 6.13	Canadian Defined Benefit Pension Plan	~~128~~	130

ARTICLE VII Events of Default		~~128~~	130

SECTION 7.01	Events of Default	~~128~~	130
SECTION 7.02	Remedies on Default or Master Lease Liquidation Event	~~132~~	133
SECTION 7.03	Application of Proceeds	~~132~~	134

ARTICLE VIII The Agents		~~135~~	136

SECTION 8.01	Appointment an Administration by Administrative Agent	~~135~~	136
SECTION 8.02	Appointment of Co-Collateral Agents	~~135~~	137
SECTION 8.03	Appointment of Canadian Agent	~~135~~	137
SECTION 8.04	Sharing of Excess Payments	~~137~~	138
SECTION 8.05	Agreement of Applicable Lenders	~~137~~	139
SECTION 8.06	Liability of Agents	~~137~~	139
SECTION 8.07	Notice of Default	~~138~~	140
SECTION 8.08	Credit Decisions	~~139~~	140
SECTION 8.09	Reimbursement and Indemnification	~~139~~	141
SECTION 8.10	Rights of Agents	~~140~~	141
SECTION 8.11	Notice of Transfer	~~140~~	141
SECTION 8.12	Successor Agents	~~140~~	142
SECTION 8.13	Relation Among the Lenders	~~141~~	142
SECTION 8.14	Reports and Financial Statements	~~141~~	142
SECTION 8.15	Agency for Perfection	~~142~~	143
SECTION 8.16	[Reserved.]	~~142~~	144
SECTION 8.17	Risk Participation	~~142~~	144
SECTION 8.18	Collateral Matters	~~143~~	144
SECTION 8.19	Co-Syndication Agents, Co-Documentation Agents, Arrangers and Bookrunners	~~144~~	146

ARTICLE IX Miscellaneous		~~144~~	146

SECTION 9.01	Notices	~~144~~	146
SECTION 9.02	Waivers; Amendments	~~145~~	146
SECTION 9.03	Expenses; Indemnity; Damage Waiver	~~148~~	149
SECTION 9.04	Successors and Assigns	~~149~~	151
SECTION 9.05	Survival	~~152~~	154
SECTION 9.06	Counterparts; Integration; Effectiveness	~~153~~	155
SECTION 9.07	Severability	~~153~~	155
SECTION 9.08	Right of Setoff	~~153~~	155
SECTION 9.09	Governing Law; Jurisdiction; Consent to Service of Process	~~154~~	156
SECTION 9.10	WAIVER OF JURY TRIAL	~~155~~	156
SECTION 9.11	Press Releases and Related Matters	~~155~~	156
SECTION 9.12	Headings	~~155~~	157
SECTION 9.13	Interest Rate Limitation	~~155~~	157
SECTION 9.14	Additional Waivers	~~156~~	157
SECTION 9.15	Confidentiality	~~158~~	160
SECTION 9.16	Patriot Act; Proceeds of Crime Act	~~159~~	161
SECTION 9.17	Foreign Asset Control Regulations	~~159~~	161
SECTION 9.18	Limitation Of Canadian Loan Parties' Liability	~~160~~	161
SECTION 9.19	Judgment Currency	~~160~~	162
SECTION 9.20	Language	~~161~~	163
SECTION 9.21	Existing Credit Agreement Amended and Restated	~~161~~	163
SECTION 9.22	Keepwell	~~161~~	163

EXHIBITS

Exhibit A:	Form of Assignment and Acceptance
Exhibit B:	Form of Customs Broker Agreement
Exhibit C-1:	Notice of Borrowing (Domestic Borrowers)
Exhibit C-2:	Notice of Borrowing (Canadian Borrower)
Exhibit D:	Revolving Credit Note to Domestic Lenders
Exhibit D-2:	Domestic Tranche A-1 Note
Exhibit E:	Revolving Credit Note to Canadian Lenders
Exhibit E-2:	Canadian Tranche A-1 Note
Exhibit F:	Swingline Note to Domestic Swingline Lender
Exhibit G:	Swingline Note to Canadian Swingline Lender
Exhibit H:	Form of Joinder
Exhibit I:	Form of Credit Card Notification
Exhibit J:	Form of Compliance Certificate
Exhibit K:	Form of Borrowing Base Certificate
Exhibit L:	Terms of Subordination
Exhibit M:	Closing Agenda
Exhibit N:	Form of Tri-Party Agreement

SCHEDULES

Schedule 1.1:	Lenders and Commitments
Schedule 3.06(a):	Disclosed Matters
Schedule 3.06(b):	Environmental Matters
Schedule 3.12:	Subsidiaries; Joint Ventures
Schedule 5.01(b):	Business Segment Reporting Requirements
Schedule 5.01(i):	Reporting Requirements
Schedule 6.01:	Existing Indebtedness
Schedule 6.01(z):	Existing Joint Venture Guarantees
Schedule 6.02:	Existing Encumbrances
Schedule 6.04:	Existing Investments
Schedule 6.04(g):	Investment Policy
Schedule 6.07:	Transaction with Affiliates

Annex A

THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 21, 2014 among:
TOYS “R” US-DELAWARE, INC., a corporation organized under the laws of the State of Delaware, with its principal executive offices at One Geoffrey Way, Wayne, New Jersey, for itself and as agent (in such capacity, the “Lead Borrower”) for the other Domestic Borrowers now or hereafter party hereto;
The DOMESTIC BORROWERS;
TOYS “R” US (CANADA) LTD. TOYS “R” US (CANADA) LTEE (the “Canadian Borrower”), a corporation organized under the laws of the Province of Ontario with its principal executive offices at 2777 Langstaff Road, Concord, Ontario L4K 4M5;
The FACILITY GUARANTORS;
BANK OF AMERICA, N.A., a national banking association, having a place of business at 100 Federal Street, Boston, Massachusetts 02110, as administrative agent (in such capacity, together with any replacement thereof pursuant to SECTION 8.12 hereof, the “Administrative Agent”) for its own benefit and the benefit of the other Secured Parties;
BANK OF AMERICA, N.A. (acting through its Canada branch), a banking corporation carrying on business under the Bank Act (Canada), having a place of business at 181 Bay Street, 4th Floor, Toronto, Ontario, Canada M5J 2V8, as Canadian Administrative Agent (in such capacity, together with any replacement thereof pursuant to SECTION 8.12 hereof, the “Canadian Agent”) for its own benefit and the benefit of the other Secured Parties;
BANK OF AMERICA, N.A., a national banking association, having a place of business at 100 Federal Street, Boston, Massachusetts 02110, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a ~~Delaware limited liability company~~ national banking association, having a place of business at One Boston Place, 19th Floor, Boston, Massachusetts 02108, as co-collateral agents (collectively, in such capacity, together with any replacement thereof pursuant to SECTION 8.12 hereof, the “Co-Collateral Agents”) for their own benefit and the benefit of the other Secured Parties; and
The LENDERS;
in consideration of the mutual covenants herein contained and benefits to be derived herefrom, the parties hereto agree as follows:

W I T N E S S E T H:

WHEREAS, the Borrowers have entered into a Credit Agreement, dated as of July 21, 2005 (as amended and in effect prior to June 24, 2009, the “Original Credit Agreement”), among such Borrowers, the “Lenders” as defined therein, Bank of America, N.A. as “Administrative Agent”, Bank of America, N.A. (acting through its Canada branch) as “Canadian Agent”, Deutsche Bank Trust Company Americas as “Collateral Agent” and the other agents and parties thereto; and
WHEREAS, the Borrowers previously amended and restated the Original Credit Agreement by entering into an Amended and Restated Credit Agreement, dated as of June 24, 2009 (as amended and in effect prior to August 10, 2010, the “First Restated Credit Agreement”), among such Borrowers, the other

“Loan Parties” as defined therein, Bank of America N.A., as “Administrative Agent”, Bank of America, N.A. (acting through its Canada branch) as “Canadian Agent”, and Bank of America, N.A. and Wells Fargo Bank, National Association (as successor by merger to Wells Fargo Retail Finance, LLC), as “Co-Collateral Agents”, the “Lenders” as defined therein and the other agents and parties thereto; and
WHEREAS, the Borrowers previously amended and restated the First Restated Credit Agreement by entering into a Second Amended and Restated Credit Agreement, dated as of August 10, 2010 (as amended and in effect prior to the Effective Date, the “Existing Credit Agreement”), among such Borrowers, the other “Loan Parties” as defined therein, Bank of America N.A., as “Administrative Agent”, Bank of America, N.A. (acting through its Canada branch) as “Canadian Agent”, and Bank of America, N.A. and Wells Fargo Bank, National Association (as successor by merger to Wells Fargo Retail Finance, LLC), as “Co-Collateral Agents”, the “Lenders” as defined therein and the other agents and parties thereto; and
WHEREAS, in accordance with SECTION 9.02 of the Existing Credit Agreement, the Borrowers, the Lenders, the Agents and the Canadian Agent desire to amend and restate the Existing Credit Agreement as provided herein.
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree that the Existing Credit Agreement shall be amended and restated in its entirety to read as follows (it being agreed that this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of the Obligations under the Existing Credit Agreement):
ARTICLE I
Definitions; Interpretive Provisions

SECTION 1.01    Definitions.
As used in this Agreement, the following terms have the meanings specified below:
“2016 Notes” has the meaning assigned to such term in the definition of “Indentures.”
“2017 Notes” has the meaning assigned to such term in the definition of “Indentures.”
“2018 Notes” has the meaning assigned to such term in the definition of “Indentures.”
“ACH” means automated clearing house transfers.
“Accelerated Borrowing Base Delivery Event” means the occurrence of any of the following: (a) the occurrence and continuance of any Specified Default or (b) the failure of the Borrowers for five (5) consecutive days to maintain Excess Availability of at least ~~twelve and one-half percent (12.5%) of the Line Cap~~(i) $150,000,000 during the period from March 1 through November 30 of each year, or (ii) $200,000,000 during the period from December 1 through the last day of February of each year.
“Access Agreement” means (a) that certain Intercreditor Agreement (Pool A), dated as of July 21, 2005, between the Administrative Agent and Giraffe Properties, LLC (n/k/a Toys “R” Us Property Company II, LLC) and (b) that certain Intercreditor Agreement (Pool B), dated as of July 21, 2005, between the Administrative Agent and MPO Properties, LLC.

2

“Accommodation Payment” has the meaning provided in SECTION 9.14.
“Account(s)” means “accounts” and “payment intangibles” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card. The term “Account” does not include (a) rights to payment evidenced by chattel paper or an instrument, (b) commercial tort claims, (c) deposit accounts, (d) investment property, (e) letter-of-credit rights or letters of credit, or (f) rights to payment for money or funds advanced other than rights arising out of the use of a credit or charge card or information contained on or for use with the card.
“Acquisition” means, with respect to a specified Person, (a) an Investment in or a purchase of a 50% or greater interest in the Capital Stock of any other Person, (b) a purchase or acquisition of all or substantially all of the assets of any other Person, or (c) any merger or consolidation of such Person with any other Person, in each case in any transaction or group of transactions which are part of a common plan.
“Additional Commitment Lender” shall have the meaning provided in SECTION 2.02.
“Adjusted LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate, but in no event, in the case of Tranche A-1 Loans, shall the Adjusted LIBO Rate be less than one percent (1.00%) per annum.
“Adjusted Payment Conditions” means, at the time of determination with respect to a specified transaction or payment, that (a) no Specified Default then exists or would arise as a result of the entering into of such transaction or the making of such payment, (b) after giving effect to such transaction or payment, the Pro Forma Availability Condition has been satisfied, and (c) either (i) the Consolidated Fixed Charge Coverage Ratio, as calculated on a trailing twelve months basis after giving effect to such transaction or payment, is greater than 1.1:1.0, or (ii) after giving effect to such transaction or payment, the Pro Forma Availability for each of the six Fiscal Months following, and after giving effect to, such transaction or payment, will be greater than twenty-five percent (25%) of the Line Cap. Prior to undertaking any transaction or payment which is subject to the Adjusted Payment Conditions, the Loan Parties shall deliver to the Administrative Agent evidence of satisfaction of the conditions contained in clauses (b) and (c) above on a basis reasonably satisfactory to the Administrative Agent, provided that no such evidence shall be required to be delivered if, at the time of such transaction or payment, no Loans are outstanding hereunder.
“Administrative Agent” has the meaning provided in the preamble to this Agreement.
“Advisory Fees” means annual advisory fees, closing fees and transaction fees payable by the Loan Parties pursuant to the Advisory Agreement, but not to exceed the amounts payable thereunder as in effect on the Effective Date.
“Advisory Agreement” means the Advisory Agreement dated as of July 21, 2005 by and among the Parent, Bain Capital Partners, LLC, Bain Capital, Ltd., Toybox Holdings, LLC and Vornado Truck LLC, as amended and in effect from time to time in a manner not prohibited hereunder.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified.
“Agents” means collectively, the Administrative Agent and the Co-Collateral Agents.
“Agreement” means this Amended and Restated Credit Agreement, as modified, amended, supplemented or restated, and in effect from time to time.
“Agreement Value” means for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent in its reasonable discretion equal to:
(a)    In the case of a Hedge Agreement documented pursuant to an ISDA Master Agreement, the amount, if any, that would be payable by any Loan Party to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party was the sole “Affected Party” (as therein defined) and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of ISDA Master Agreement);
(b)    In the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party which is party to such Hedge Agreement, determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination; or
(c)    In all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party that is party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party exceeds (ii) the present value of the future cash flows to be received by such Loan Party, in each case pursuant to such Hedge Agreement.
“Applicable Law” means, as to any Person: (a) all laws, statutes, rules, regulations, orders, codes, ordinances or other requirements having the force of law; and (b) all court orders, decrees, judgments, injunctions, notices, binding agreements and/or rulings, in each case of or by any Governmental Authority which has jurisdiction over such Person, or any property of such Person.
“Applicable Lenders” means the Required Lenders, the Supermajority Lenders, or all Lenders, as applicable.
“Applicable Margin” means:
(a)    From and after the Effective Date until August 2, 2014, the percentages set forth in Level II of the pricing grid below; and
(b)    On the first day of each Fiscal Quarter thereafter (each, an “Adjustment Date”), the Applicable Margin shall be determined from the pricing grid below based upon Average Daily Excess Availability for the Fiscal Quarter ended immediately preceding such Adjustment Date, provided that if any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Borrowing Base Certificates otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Daily Excess Availability	Tranche A LIBO Loans to the Domestic Borrowers Applicable Margin	Tranche A Prime Rate and Tranche A Canadian Prime Rate Applicable Margin	Tranche A BA Equivalent Loans	Tranche A LIBO Loans to the Canadian Borrower made in Dollars
I	Equal to or greater than fifty percent (50%) of the Line Cap	1.50%	0.50%	1.50%	1.50%
II	Less than fifty percent (50%) of the Line Cap	1.75%	0.75%	1.75%	1.75%
“Appraised Value” means the Average Seasonal Net Appraised Recovery Value of the Borrowers’ Inventory as set forth in the Borrowers’ stock ledger (expressed as a percentage of the Cost of such Inventory) as determined from time to time by reference to the most recent appraisal received by the Agents conducted by an independent appraiser reasonably satisfactory to the Agents. Initially, the Appraised Value shall be separately established for TRU Inventory and BRU Inventory; in the event that the Lead Borrower and the Agents so agree, the Appraised Value may be determined through a combined appraisal of the TRU Inventory and BRU Inventory.
“Approved Fund” means any Fund that is administered or managed by (a) a Credit Party, (b) an Affiliate of a Credit Party (c) an entity or an Affiliate of an entity that administers or manages a Credit Party, or (d) the same investment advisor or an advisor under common control with such Credit Party or advisor, as applicable.
“Arrangers” means, collectively, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Bank, National Association and JPMorgan Securities, LLC.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by SECTION 9.04), and accepted by the Administrative Agent, in the form of Exhibit A, or any other form approved by the Administrative Agent.
“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) from time to time determines in its reasonable commercial discretion exercised in good faith as being appropriate (a) to reflect any impediments to the realization upon the Collateral included in the Tranche A Borrowing Base, Incremental Availability or Canadian Borrowing Base, (b) to reflect claims and liabilities that any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) determines will need to be satisfied in connection with the realization upon such Collateral, ~~or~~ (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Tranche A Borrowing Base, the Canadian Borrowing Base or the Collateral or the validity or enforceability of this Agreement or the other Loan Documents or any of the material rights or remedies of the Secured Parties hereunder or thereunder, or (d) to reflect the outstanding amount of Bank Products and Cash Management Reserves, provided that no Availability Reserve shall be established pursuant to this clause (d) until Excess Availability is less than or equal to fifteen percent (15%) of the Line Cap. Upon the determination by any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) that an Availability Reserve should be established or modified, the Co-Collateral Agents shall notify the Administrative Agent in writing and the Administrative Agent shall thereupon establish or modify such Availability Reserve, subject to the other provisions of this Agreement. In the event that the Co-Collateral Agents do not agree on the establishment or amount of Reserves to be imposed, the Administrative Agent shall nevertheless undertake such action with respect thereto as any Co-Collateral Agent may request (subject to the other provisions of this Agreement); provided that the amount of Reserves established or increased by any Co-Collateral Agent in the event of any such disagreement may not exceed $35,000,000 in the aggregate at any time outstanding for all such disagreements; and further provided that the Administrative Agent may not, without the prior consent of such Co-Collateral Agent, reduce or eliminate any such Reserves established under this sentence; and further provided that if the Co-Collateral Agents subsequently agree on the establishment or amount of Reserves to be imposed after their initial disagreement, the Reserves so established upon such agreement shall not be subject to the first proviso hereof and shall not be included in calculating the amount of Reserves permitted under such first proviso.
“Average Daily Excess Availability” means, as of any date of determination, the average daily Excess~~s~~ Availability for the immediately preceding Fiscal Quarter most recently ended.
“Average Seasonal Net Appraised Recovery Value” means the average monthly net appraised recovery value (expressed as a percentage of Cost) of the Borrowers’ Inventory during the High Selling Period or the Low Selling Period, as applicable.
“BA Equivalent Loan” shall mean any Loan in CD$ bearing interest at a rate determined by reference to the BA Rate in accordance with the provisions of Article II.
“BA Equivalent Loan Borrowing” shall mean any Borrowing comprised of BA Equivalent Loans.
“BA Rate” means, for the Interest Period of each BA Equivalent Loan, the rate of interest per annum equal to the annual rates applicable to CD$ Bankers’ Acceptances having an identical or comparable term as the proposed BA Equivalent Loan displayed and identified as such on the display referred to as the "CDOR Page" (or any display substituted therefor) of Reuter Monitor Money Rates Service as at approximately 10:00 A.M. on such day (or, if such day is not a Business Day, as of 10:00 A.M. on the immediately preceding Business Day), plus five (5) basis points; provided that if such rates do not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 A.M. on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by the Canadian Agent is then offering to purchase CD$ Bankers’ Acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), plus five (5) basis points.
“Bank of America” means Bank of America, N.A., a national banking association, and its Subsidiaries, Affiliates and branches.
“Bank of America-Canada Branch” means Bank of America, N.A. (acting through its Canada branch).

“Bank of Canada Overnight Rate” means, on any date of determination, the rate of interest charged by the Bank of Canada on one-day Canadian dollar loans to financial institutions, for such date.
“Bank Products” means any services or facilities provided to any Loan Party by any Lender or any of its Affiliates on account of (i) each Hedge Agreement that (a) is in effect on the Effective Date with a counterparty that is a Credit Party as of the Effective Date or (b) is entered into after the Effective Date with any counterparty that is a Credit Party at the time such Hedge Agreement is entered into, or (ii) supply chain financing services, including, without limitation, trade payable services and supplier accounts receivable purchases and factoring.
“Bankruptcy Code” means each of (i) Title 11, U.S.C., as now or hereafter in effect, or any successor thereto, and (ii) the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) and the Winding-up and Restructuring Act (Canada), as now or hereafter in effect, or any successor thereto.
“Blocked Account” has the meaning provided in SECTION 2.18(c).
“Blocked Account Agreement” has the meaning provided in SECTION 2.18(c).
“Blocked Account Banks” means the banks with whom deposit accounts are maintained in which material amounts (as reasonably determined by the Co-Collateral Agents) of funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Bookrunners” means, collectively, MLPFS, Wells Fargo Bank, National Association, JPMorgan Securities, LLC, Citigroup Global Markets, Inc., Deutsche Bank Securities Inc., and Goldman Sachs Bank USA, in their capacities as bookrunners hereunder.
“Borrower” means the Lead Borrower, each other Domestic Borrower and the Canadian Borrower; “Borrowers” shall mean, collectively, the Domestic Borrowers and the Canadian Borrower.
“Borrowing” means (a) the incurrence of Revolving Credit Loans or Tranche A-1 Loans of a single Type, on a single date and having, in the case of LIBO Loans and BA Equivalent Loans, a single Interest Period, or (b) a Swingline Loan.
“Borrowing Base Certificate” has the meaning provided in SECTION 5.01(f).
“Borrowing Request” means a request by the Lead Borrower on behalf of any of the Domestic Borrowers or by the Canadian Borrower for a Borrowing in accordance with SECTION 2.04.
“Breakage Costs” has the meaning provided in SECTION 2.16(b).
“BRU Inventory” means all Inventory of the Loan Parties which is offered for sale (or is designated for sale) at any “Babies “R” Us” Store, including, but not limited to, any such Inventory held for sale in internet and other direct sales, and all Inventory of the Loan Parties specifically designated as “Babies “R” Us” Inventory at any distribution center or warehouse maintained by the Loan Parties.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required by law to remain closed; provided, however, that when used in connection with a LIBO Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market; provided further that, when used in connection with any Loan to the Canadian Borrower, the term “Business Day” shall also exclude any day on which banks are authorized or required by law to be closed in Toronto, Ontario, Canada.
“Canadian Agent” has the meaning set forth in the preamble hereto.
“Canadian Availability” means, at any time of calculation, the lesser of (a) or (b), where:
(a)    is the result of:
(i)    the Canadian Credit Ceiling,
Minus
(ii)    The Total Canadian Revolver Outstandings,
(b)    is the result of:
(i)    The Canadian Borrowing Base,
Minus
(ii)    The Total Canadian Revolver Outstandings.
In calculating Canadian Availability at any time and for any purpose under this Agreement, any amount calculated or referenced in dollars shall also refer to the ~~e~~Equivalent ~~a~~Amount in CD~~N~~$.
“Canadian Borrower” means Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee, a corporation organized under the laws of the Province of Ontario.
“Canadian Borrowing Base” means, at any time of calculation, an amount equal to the Equivalent Amount in dollars of:
(a)    the face amount of Eligible Credit Card Receivables of the Canadian Loan Parties multiplied by ninety percent (90%);
plus
(b)    the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of TRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for TRU Inventory, multiplied by the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of TRU Inventory;
plus

(c)    (i) prior to the time that more than ten (10) “Babies “R” Us” Stores are operating in Canada and the BRU Inventory in Canada has been separately appraised, the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of BRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for TRU Inventory multiplied by the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of TRU Inventory; and (ii) after more than ten (10) “Babies “R” Us” Stores are operating in Canada and the BRU Inventory in Canada has been separately appraised, the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of BRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for BRU Inventory, multiplied by the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of BRU Inventory;
plus
(d)    the Cost of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of TRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for TRU Inventory, multiplied by the Appraised Value of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of TRU Inventory; provided that in no event shall the amounts available to be borrowed pursuant to this clause (d), together with amounts available to be advanced under clause (e) of this definition and clauses (d) and (e) of the definition of “Tranche A Borrowing Base”, exceed 12.5% of the Combined Borrowing Base in the aggregate;
plus
(e)    (i) prior to the time that more than ten (10) “Babies “R” Us” Stores are operating in Canada and the BRU Inventory in Canada has been separately appraised, the Cost of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of BRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for TRU Inventory multiplied by the Appraised Value of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of TRU Inventory; and (ii) after more than ten (10) “Babies “R” Us” Stores are operating in Canada and the BRU Inventory in Canada has been separately appraised, the Cost of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of BRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for BRU Inventory, multiplied by the Appraised Value of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of BRU Inventory; provided that in no event shall the amounts available to be borrowed pursuant to this clause (e), together with amounts available to be advanced under clause (d) of this definition and clauses (d) and (e) of the definition of “Tranche A Borrowing Base”, exceed 12.5% of the Combined Borrowing Base;
plus
(f)    the lesser of (i) the FMV of Eligible Real Estate of the Canadian Loan Parties, less the Canadian Realty Reserves, multiplied by fifty percent (50%), or (ii) ten percent (10%) of the Combined Borrowing Base (which Combined Borrowing Base shall be calculated without giving effect to this clause (ii));
minus

(g)    the then amount of all Availability Reserves and, as long as Eligible Real Estate is included in the Canadian Borrowing Base, Canadian Sales Reserves.
“Canadian Commitment” shall mean, with respect to each Canadian Lender, the commitment of such Canadian Lender hereunder to make Revolving Credit ~~Extensions~~Loans to the Canadian Borrower and to participate in Letters of Credit and Swingline Loans to the Canadian Borrower in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased from time to time pursuant to SECTION 2.02 or reduced from time to time pursuant to SECTION 2.15 and SECTION 2.17.
“Canadian Commitment Percentage” shall mean, with respect to each Canadian Lender, that percentage of the Canadian Commitments of all Canadian Lenders hereunder to make Revolving Credit ~~Extensions~~Loans to the Canadian Borrower and to participate in Letters of Credit and Swingline Loans to the Canadian Borrower in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased from time to time pursuant to SECTION 2.02 or reduced from time to time pursuant to SECTION 2.15 and SECTION 2.17.
“Canadian Concentration Account” has the meaning provided in SECTION 2.18(d).
“Canadian Credit Ceiling” means, initially, $200,000,000, as such amount may be increased from time to time pursuant to SECTION 2.02 or decreased from time to time pursuant to SECTION 2.15 and SECTION 2.17.
“Canadian Defined Benefit Pension Plan” means a pension plan for the purposes of any applicable pension benefits standards statute or regulation in Canada, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada) other than a multi-employer pension plan in respect of which the obligations of the Loan Party are limited to a fixed amount set out in a collective agreement.
“Canadian ~~Excess~~Incremental Availability” means ~~(a)~~, at any time of calculation, an amount equal to the Equivalent Amount in dollars of the lesser of ~~(i) the Canadian Commitments or (ii) the Canadian~~$125,000,000 and the sum of the ~~B~~fo~~rr~~llowing ~~Base minus (b) the Total Canadian Outstandings.~~:
(a)    the face amount of Eligible Credit Card Receivables of the Canadian Loan Parties multiplied by ten percent (10%);
plus
(b)    the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of TRU Inventory, net of Inventory Reserves, multiplied by ten percent (10%), multiplied by the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of TRU Inventory;
plus
(c)    (i) prior to the time that more than ten (10) “Babies “R” Us” Stores are operating in Canada and the BRU Inventory in Canada has been separately appraised, the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of BRU

Inventory, net of Inventory Reserves, multiplied by ten percent (10%) multiplied by the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of TRU Inventory; and (ii) after more than ten (10) “Babies “R” Us” Stores are operating in Canada and the BRU Inventory in Canada has been separately appraised, the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of BRU Inventory, net of Inventory Reserves, multiplied by the percent (10%), multiplied by the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Canadian Loan Parties consisting of BRU Inventory;
plus
(d)    the Cost of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of TRU Inventory, net of Inventory Reserves, multiplied by ten percent (10%), multiplied by the Appraised Value of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of TRU Inventory;
plus
(e)    (i) prior to the time that more than ten (10) “Babies “R” Us” Stores are operating in Canada and the BRU Inventory in Canada has been separately appraised, the Cost of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of BRU Inventory, net of Inventory Reserves, multiplied by ten percent (10%) multiplied by the Appraised Value of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of TRU Inventory; and (ii) after more than ten (10) “Babies “R” Us” Stores are operating in Canada and the BRU Inventory in Canada has been separately appraised, the Cost of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of BRU Inventory, net of Inventory Reserves, multiplied by ten percent (10%), multiplied by the Appraised Value of Eligible In-Transit Inventory of the Canadian Loan Parties consisting of BRU Inventory;
plus
(f)    the FMV of Eligible Real Estate of the Canadian Loan Parties, less the Canadian Realty Reserves, multiplied by fifteen percent (15%);
plus
(g) sixty-four percent (64%) of the Required Availability Amount
“Canadian Lenders” means the Lenders having Canadian Commitments or holding Canadian Tranche A-1 Loans from time to time or at any time. Any Person may be a Canadian Lender only if (i) it is a financial institution that is listed on Schedule I, II or III of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada), and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the Income Tax Act (Canada), then such financial institution deals at arm’s length with each Canadian Loan Party for purposes of the Income Tax Act (Canada), and (ii) it or any of its Affiliates also has Domestic Commitments in an amount at least equal to its Canadian Commitment.
“Canadian Letter of Credit” shall mean a Letter of Credit that is issued pursuant to this Agreement for the account of the Canadian Borrower.
“Canadian Letter of Credit Outstandings” shall mean, at any time, the sum of (a) with respect to Canadian Letters of Credit outstanding at such time, the aggregate maximum amount that then is, or at any time thereafter may become, available for drawing or payment thereunder plus, without duplication, (b) all amounts theretofore drawn or paid under Canadian Letters of Credit for which the applicable Issuing Bank has not then been reimbursed.
“Canadian Letter of Credit Sublimit” means $30,000,000.
“Canadian Liabilities” means (a) (i) the principal of, and interest on, the Loans made hereunder to, or for the benefit of, the Canadian Borrower or any of its Subsidiaries, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise (including all interest that accrues after the commencement of any case or proceeding by or against the Canadian Borrower or any of its Subsidiaries under the Bankruptcy Code, whether or not allowed in such case or proceeding), (ii) other amounts owing by the Canadian Borrower or any of its Subsidiaries under this Agreement and the other Loan Documents in respect of any Canadian Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities (including all fees, costs, expenses and indemnities that accrue after the commencement of any case or proceeding by or against the Canadian Borrower or any of its Subsidiaries under the Bankruptcy Code, whether or not allowed in such case or proceeding), whether primary, secondary, direct, contingent, fixed or otherwise, of the Canadian Borrower or any of its Subsidiaries to any of the Secured Parties under this Agreement and the other Loan Documents, (b) the due and punctual payment and performance of all covenants, agreements, obligations and liabilities of the Canadian Borrower or any of its Subsidiaries under or pursuant to this Agreement or the other Loan Documents, and (c) any Cash Management Services or Bank Products entered into or furnished to the Canadian Borrower or any of its Subsidiaries.
“Canadian Loan to Value” means the difference between (i) the Total Canadian Outstandings and (ii) the sum of (A) the Canadian Borrowing Base (without giving effect to clause (f) thereof) plus the amounts calculated under clauses (a) through and including (e) of the definition of Canadian Incremental Availability plus (B) 100% of the FMV of Eligible Real Estate of the Canadian Loan Parties, less the Canadian Realty Reserves.
“Canadian Loan Party” means the Canadian Borrower and each Canadian Subsidiary which becomes a Loan Party pursuant to the terms of SECTION 5.12.
“Canadian Loans” means, collectively, the Loans made by the Canadian Lenders pursuant to ARTICLE II.
“Canadian Overadvance” means a Credit Extension to the Canadian Borrower to the extent that, immediately after the making of such Credit Extension, Canadian Availability is less than zero.
“Canadian Pledge” means the pledge of 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of the Canadian Borrower and related stock certificates, dividends, distributions, rights and proceeds of the foregoing pursuant to the Security Agreement.
“Canadian Prime Rate” means, for any day, the highest of: (a) the rate of interest publicly announced from time to time by Bank of America-Canada Branch as its reference rate of interest for loans made either (i) in CD$ to Canadian customers and designated as its “prime” rate, or (ii) in dollars to Canadian customers and designated as its “base rate”; (b) in respect of CD$, the higher of (i) the Bank of Canada Overnight Rate, plus one-half of one percent (0.50%) per annum, or (ii) the BA Rate (calculated utilizing a one-month Interest Period) plus one percent (1.00%) per annum; or (c) the Adjusted LIBO Rate (calculated utilizing the LIBO Rate for a one-month Interest Period) plus one percent (1.00%) per annum. The “prime” rate or “base rate”, as applicable, is a rate set by Bank of America-Canada Branch based upon various factors, including Bank of America-Canada Branch’s costs and desired return, general economic conditions and other factors and is used as a reference point for pricing some loans. If for any reason the Canadian Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the LIBO Rate for any reason, including the inability or failure of the Canadian Agent to obtain sufficient quotations thereof in accordance with the terms hereof, the Canadian Prime Rate shall be determined without regard to clause (a)(i) of the definition of Adjusted LIBO Rate until the circumstances giving rise to such inability no longer exist. Any change in the Canadian Prime Rate due to a change in Bank of America-Canada Branch’s “prime” rate or “base rate”, as applicable, or the BA Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in Bank of America-Canada Branch’s “prime” rate or “base rate”, as applicable, or the BA Rate or the Adjusted LIBO Rate, respectively.
“Canadian Realty Reserves” means, without duplication of any other Reserves, such reserves as any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) from time to time determines in its reasonable commercial discretion exercised in good faith as being appropriate to reflect any impediments to the realization upon any Collateral consisting of Eligible Real Estate of the Canadian Loan Parties (including, without limitation, claims that any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) determines will need to be satisfied in connection with the realization upon such Eligible Real Estate and any Environmental Compliance Reserve with respect to such Eligible Real Estate). Canadian Realty Reserves shall include, without limitation, a reserve in an amount equal to ten percent (10%) of the FMV of any Eligible Real Estate of the Canadian Borrower which is subject to a right of first refusal or similar right to which the Mortgage in favor of the Canadian Agent is subject.
“Canadian Sales Reserve” means a Reserve in an amount equal to 10% of the FMV of each parcel of Eligible Real Estate sold by the Canadian Loan Parties not constituting Excess Canadian Real Estate; provided that the maximum aggregate Canadian Sales Reserve shall not exceed $10,000,000.
“Canadian Security Documents” means the General Security Agreement, Mortgages, and the deed of hypothec charging the universality of moveable property, in each case granted by the Canadian Borrower and each other Canadian Loan Party in favor of the Canadian Agent.
“Canadian Subsidiary” means any Subsidiary of the Canadian Borrower organized under the laws of Canada or any province thereof.
“Canadian Swingline Loan Ceiling” means $20,000,000, as such amount may be increased or reduced in accordance with the provisions of this Agreement.
“Canadian Tranche A-1 Lender” means each Person who makes a Tranche A-1 Loan to the Canadian Borrower in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time.
“Canadian Tranche A-1 Loans” means all Tranche A-1 Loans made to the Canadian Borrower pursuant to this Agreement. As of the First Amendment Effective Date, the aggregate of all Canadian Tranche A-1 Loans totals $125,000,000.

“Canadian Tranche A-1 Notes” means the promissory notes of the Canadian Borrower substantially in the form of Exhibit E-2, payable to the order of a Canadian Lender, evidencing the Tranche A-1 Loans made to the Canadian Borrower.
“Canadian Total Commitment Increase Amount” means, as of any proposed Commitment Increase Date, $150,000,000 minus the aggregate amount of Commitment Increases of the Canadian Commitments from and after the Effective Date to and including such Commitment Increase Date; provided that in no event shall the sum of the Total Commitments plus all outstanding Tranche A-1 Loans exceed $3,000,000,000 at any time.
“Canadian Total Commitments” means the aggregate of the Canadian Commitments of all Canadian Lenders. On the Effective Date, the Canadian Total Commitments are $200,000,000.
“Canadian Unused Fee” has the meaning provided in SECTION 2.19(c).
“Capital Expenditures” means, with respect to the Loan Parties for any period, the additions to property, plant and equipment and other capital expenditures of the Loan Parties that are (or would be) set forth in a Consolidated statement of cash flows of the Loan Parties for such period prepared in accordance with GAAP; provided that “Capital Expenditures” shall not include (i) any additions to property, plant and equipment and other capital expenditures made with (A) the proceeds of any equity securities issued or capital contributions received, or Indebtedness borrowed (excluding borrowings under this Agreement, the Term Loan, or the Permanent Financing Facility) by any Loan Party or any Subsidiary in connection with such capital expenditures, (B) the proceeds from any casualty insurance or condemnation or eminent domain, to the extent that the proceeds therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, (C) the proceeds from any sale or other disposition of any Loan Party’s assets (other than assets constituting Collateral consisting of Inventory, Accounts, and Eligible Real Estate and the proceeds thereof), to the extent that the proceeds therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, (ii) any portion of the purchase price of a Permitted Acquisition which is allocated to property, plant or equipment acquired as part of such Permitted Acquisition, or (iii) any expenditures which are contractually required to be, and are, reimbursed to the Loan Parties in cash by a third party (including landlords) during such period of calculation.
“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP consistently applied with the principles existing on the Effective Date.
“Capital Stock” means, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the membership or other ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and other property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise Control over such Person, collectively with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable for, any of the foregoing.

“Cash Collateral Account” means an interest bearing account established by the Loan Parties (other than the Canadian Borrower and its Subsidiaries) with the Administrative Agent, for its own benefit and the benefit of the other Secured Parties, at Bank of America under the sole and exclusive dominion and control of the Administrative Agent, in the name of the Administrative Agent or as the Administrative Agent shall otherwise direct, in which deposits are required to be made in accordance with this Agreement, and, in the case of the Canadian Borrower and its Subsidiaries, an interest bearing account established by the Canadian Borrower and its Subsidiaries with the Canadian Agent, for its own benefit and the benefit of the other Secured Parties, at Bank of America-Canada Branch under the sole and exclusive dominion and control of the Canadian Agent, in the name of the Canadian Agent or as the Canadian Agent shall otherwise direct, in which deposits are required to be made in accordance with this Agreement.
“Cash Collateralize” has the meaning provided in SECTION 2.13(j).
“Cash Dominion Event” means the occurrence of any of the following: (a) the occurrence and continuance of any Specified Default; (b) the failure of the Borrowers to maintain Excess Availability for any three (3) days (whether or not consecutive) during any thirty (30) day period of at least $150,000,000; or (c) the failure of the Borrowers to maintain Excess Availability at any time of at least $130,000,000. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (A) so long as such Specified Default has not been cured or waived, (B) if the Cash Dominion Event arises as a result of the Borrowers’ failure to maintain Excess Availability as required pursuant to clause (b) hereunder, until Excess Availability has exceeded $150,000,000 for thirty (30) consecutive days, or (C) if the Cash Dominion Event arises as a result of the Borrowers’ failure to maintain Excess Availability as required pursuant to clause (c) hereunder, until Excess Availability has exceeded the $130,000,000 for thirty (30) consecutive days; provided that a Cash Dominion Event may not be so cured on more than two (2) occasions in any period of 365 consecutive days.
“Cash Management Reserves” means such reserves as any Co-Collateral Agent (after consultation with the other Co-Collateral Agent), from time to time ~~after the occurrence and during the continuation of a Cash Dominion Event~~, determines in its reasonable commercial discretion exercised in good faith as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.
“Cash Management Services” means any one or more of the following types of services or facilities provided to any Loan Party by any Lender or any of its Affiliates: (a) ACH transactions; (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft and electronic funds transfer services; (c) foreign exchange facilities; (d) credit card processing services; (e) purchase cards; and (f) credit or debit cards.
“Cash Receipts” has the meaning provided in SECTION 2.18(d).
“CD$” means Canadian dollars.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.
“Change in Control” means, at any time:
(a)    occupation of a majority of the seats (other than vacant seats) on the board of directors (or other body exercising similar management authority) of the Parent by Persons who were neither

(i) nominated by the board of directors of the Parent (or prior to the consummation of a Qualifying IPO, the Sponsor) nor (ii) appointed by directors so nominated; or
(b)    after the consummation of a Qualifying IPO, any person or “group” (within the meaning of the Securities and Exchange Act of 1934, as amended), other than any one or more of the Sponsor Group, is or becomes the beneficial owner (within the meaning of Rule 13d-3 or 13d-5 of the Securities and Exchange Act of 1934, as amended, except that such person shall be deemed to have “beneficial ownership” of all Capital Stock that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of (i) twenty-five percent (25%) or more (on a fully diluted basis) of the total then outstanding Capital Stock of the Parent entitled to vote for the election of directors of the Parent, and (ii) Capital Stock of the Parent entitled to vote for the election of directors of the Parent in an amount greater than the number of shares of such Capital Stock beneficially owned by the Sponsor Group (or over which the Sponsor Group has voting control); or
(c)    prior to the consummation of a Qualifying IPO, a change in the Control of the Parent such that the Loan Parties are not Controlled by any one or more of the Sponsor Group; or
(d)    the Parent fails at any time to own, directly or indirectly, 100% of the Capital Stock of each Loan Party free and clear of all Liens (other than those Liens specified in clauses (a), (e), (i) and (l) of the definition of Permitted Encumbrances), except where such failure is as a result of a transaction permitted by the Loan Documents.
“Change in Law” means (a) the adoption or taking effect of any law, rule, regulation or treaty after the Effective Date, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Effective Date, or (c) compliance by any Credit Party (or, for purposes of SECTION 2.14, by any lending office of such Credit Party or by such Credit Party’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Charges” has the meaning provided in SECTION 9.13.
“Charter Document” means as to any Person, its partnership agreement, certificate of incorporation, operating agreement, membership agreement or similar constitutive document or agreement or its by-laws.
“Class” (a) when used with respect to commitments, refers to whether such commitment is a Commitment or an Extended Commitment of a given Extension Series or a New Extended Commitment, (b) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Loans under Extended Commitments of a given Extension Series or Loans under New Extended Commitments, and (c) when used with respect to Lenders, refers to whether such Lenders have a Loan or commitment with respect to a particular Class of Loans or commitments.

“Closing Date” means July 21, 2005.
“CMBS Facilities” mean the mortgage, mezzanine, high yield or similar financing arrangements of certain Special Purpose Entities that are direct or indirect subsidiaries of the Lead Borrower in an aggregate principal amount of up to $800,000,000, and any refinancing, extension or replacement thereof.
“Co-Collateral Agents” has the meaning provided in the preamble to this Agreement.
“Co-Documentation Agents” means, collectively, Citigroup Global Markets, Inc., Deutsche Bank Securities Inc., Goldman Sachs Bank USA, and Bank of Montreal, in their capacities as co-documentation agents hereunder.
“Co-Syndication Agents” means, collectively, Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., in their capacities as co-syndication agents hereunder.
“Code” means the Internal Revenue Code of 1986 and the United States Treasury regulations promulgated thereunder, as amended from time to time.
“Collateral” means any and all “Collateral” or words of similar intent as defined in any applicable Security Document; provided that (a) any assets of the Canadian Borrower and its Subsidiaries shall secure only the Canadian Liabilities, and (b) any Lien on intellectual property rights shall be limited to a non-exclusive right to use such assets in connection with a Liquidation.
“Combined Availability” means (a) the sum of the Line Cap plus Canadian Incremental Availability plus Domestic Incremental Availability minus (b) Total Outstandings.
“Combined Borrowing Base” means the sum of (a) the Tranche A Borrowing Base plus (b) the Canadian Borrowing Base.
“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Borrower in the ordinary course of business of such Borrower.
“Commitment” means, with respect to each Lender, the aggregate commitment(s) of such Lender hereunder in the amount set forth opposite its name on Schedule 1.1 hereto (being the aggregate of the Domestic Commitments and the Canadian Commitments of such Lender) or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to this Agreement.
“Commitment Increase” shall have the meaning provided in SECTION 2.02(a).
“Commitment Increase Date” shall have the meaning provided in SECTION 2.02(c).
“Commitment Percentage” means, with respect to each Lender, that percentage of the Commitments of all Lenders hereunder, in the amount set forth opposite such Lender’s name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to this Agreement.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” has the meaning provided in SECTION 5.01(d).
“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.
“Consolidated Current Assets” means, at any date, all amounts (other than cash and cash equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Lead Borrower and its Subsidiaries (but not including Propco) at such date. For the avoidance of doubt, any assets related to income taxes shall be excluded from calculation of Consolidated Current Assets.
“Consolidated Current Liabilities” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Lead Borrower and its Subsidiaries (but not Propco) at such date, but excluding the current portion of any Funded Debt of Borrower and its Subsidiaries (but not including Propco). For the avoidance of doubt, any liabilities related to income taxes and short term borrowings shall be excluded from the calculation of Consolidated Current Liabilities.
“Consolidated EBITDA” means, with respect to any Person for any period, the sum (without duplication) of (a) Consolidated Net Income for such period, plus, in each case to the extent deducted in determining Consolidated Net Income for such period, (b) depreciation, amortization, and all other non-cash charges (other than non-cash charges for which a cash payment will be required to be made in that period), (c) provisions for Taxes based on income, (d) Consolidated Interest Expense, (e) Advisory Fees, and (f) unusual, non-recurring or extraordinary expenses, losses or charges as reasonably approved by the Administrative Agent; provided, however, that, upon the termination of the Canadian Commitments in accordance with the terms of this Agreement, the results of the Canadian Borrower and any Canadian Subsidiaries shall be excluded from the calculation of Consolidated EBITDA.
“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) Capital Expenditures during such period, to (b) the sum of (i) Debt Service Charges payable in cash during such period plus (ii) federal, state and foreign income Taxes paid in cash (net of refunds received) during such period, all as determined on a Consolidated basis in accordance with GAAP; provided, however, that, upon the termination of the Canadian Commitments in accordance with the terms of this Agreement, the results of the Canadian Borrower and any Canadian Subsidiaries shall be excluded from the calculation of the Consolidated Fixed Charge Coverage Ratio. For purposes of determining the Consolidated Fixed Charge Coverage Ratio, GAAP shall be consistently applied with the principles existing on the Effective Date.
“Consolidated Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of Consolidated EBITDA of such Person for such period to the Consolidated Interest Expense of such Person for such period. For purposes of determining the Consolidated Interest Coverage Ratio, GAAP shall be consistently applied with the principles existing on the Effective Date.
“Consolidated Interest Expense” means, with respect to any Person for any period, total interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP) of such Person on a Consolidated basis with respect to all outstanding Indebtedness of such Person, including, without limitation, the Obligations and all commissions, discounts and other fees and charges owed with respect thereto, but excluding (x) any non-cash or deferred interest financing costs, including on account of bridge, commitment and other financing fees, all as determined on a Consolidated basis in accordance with GAAP, and (y) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses; provided, however, that, upon the termination of the Canadian Commitments in accordance with the terms of this Agreement, interest expense of the Canadian Borrower and any Canadian Subsidiaries shall be excluded from the calculation of Consolidated Interest Expense.
“Consolidated Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person on a Consolidated basis for such period taken as a single accounting period determined in accordance with GAAP; provided, however, that there shall be excluded (a) the income (or loss) of such Person in which any other Person has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in cash to such Person during such period, (b) the income of any direct or indirect Subsidiary of a Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Charter Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, and (c) upon the termination of the Canadian Commitments in accordance with the terms of this Agreement, the income (or loss) of the Canadian Borrower and any Canadian Subsidiaries.
“Consolidated Working Capital” means, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.
“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow.”
“Control” means the possession, directly or indirectly, of the power (a) to vote 50% or more of the securities having ordinary voting power for the election of directors (or any similar governing body) of a Person, or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Cost” means the cost of purchases, as reported on the Borrowers’ financial stock ledger based upon the Borrowers’ accounting practices in effect on the Effective Date or thereafter consented to by the Administrative Agent, whose consent will not be unreasonably withheld. “Cost” does not include inventory capitalization costs or other non-purchase price charges (except for freight charges with respect to all Inventory (other than unpaid freight charges for Eligible In-Transit Inventory) to the extent treated consistently with the Borrowers’ accounting practices in effect on the Effective Date) used in the Borrowers’ calculation of cost of goods sold.
“Credit Card Notifications” has the meaning provided in SECTION 2.18(c).
“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Credit Party” means (a) the Lenders, (b) the Agents and the Canadian Agent and their respective Affiliates and branches, (c) the Issuing Banks, (d) the Arrangers and (e) the successors and permitted assigns of each of the foregoing.
“Credit Party Expenses” means, without limitation, all of the following to the extent incurred in connection with this Agreement and the other Loan Documents: (a) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Co-Collateral Agents, the Canadian Agent and the Arrangers in connection with the preparation of the Loan Documents and the syndication of the credit facilities provided for herein, including, without limitation, the reasonable fees, charges and disbursements of one United States counsel for the Administrative Agent and its Affiliates, one Canadian counsel for the Canadian Agent and its Affiliates and branches (plus local counsel in any other jurisdiction to the extent reasonably necessary), and outside consultants for the Agents and the Canadian Agent consisting of one inventory appraisal firm and one Canadian real estate appraisal firm, one commercial finance examination firm and one Canadian environmental engineering firm; (b) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Co-Collateral Agents, the Canadian Agent and the Arrangers in connection with the administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers requested by a Loan Party of the provisions hereof or thereof (whether or not any such amendments, modifications or waivers shall be consummated), including the reasonable fees, charges and disbursements of one United States counsel for Bank of America and its Affiliates and one Canadian counsel for the Canadian Agent and its Affiliates and branches (plus local counsel in any other jurisdiction to the extent reasonably necessary); (c) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; (d) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Co-Collateral Agents, the Canadian Agent and their respective Affiliates and branches in connection with the enforcement and protection of their rights in connection with the Loan Documents (including all such out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Loan Documents), including the reasonable fees, charges and disbursements of one United States counsel for Bank of America and its Affiliates, one Canadian counsel for the Canadian Agent and its Affiliates (plus local counsel in any other jurisdiction to the extent reasonably necessary) and outside consultants for the Agents (including, without limitation, except as permitted in clause (e) hereof, one inventory appraisal firm and one real estate appraisal firm, one commercial finance examination firm and one environmental engineering firm); and (e) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Co-Collateral Agents, the Canadian Agent and their respective Affiliates and branches in connection with the enforcement of their rights in any case under the Bankruptcy Code or any judicial proceeding commenced by any Loan Party against the Credit Parties relating to the Loan Documents after the occurrence and during the continuance of an Event of Default, including the reasonable fees, charges and disbursements of one United States counsel for Bank of America and its Affiliates, one Canadian counsel for the Canadian Agent and its Affiliates (plus local counsel in any other jurisdiction to the extent reasonably necessary) and outside consultants for the Agents (including, without limitation, inventory appraisal firm(s) and real estate appraisal firm(s), commercial finance examination firm(s) and environmental engineering firm(s)); provided that, in addition to the foregoing, the Lenders who are not the Agents or the Canadian Agent shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for additional counsel). Credit Party Expenses shall not include the allocation of any overhead expenses of any Credit Party.
“Customer Credit Liabilities” means, at any time, the aggregate remaining balance at such time of (a) outstanding gift certificates and gift cards of the Loan Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits and customer deposits of the Loan Parties, net of any dormancy reserves maintained by the Loan Parties on their books and records in the ordinary course of business consistent with past practices.

“Customs Broker Agreement” means an agreement in substantially the form attached hereto as Exhibit B among a Loan Party, a customs broker or other carrier, and the Administrative Agent or the Canadian Agent, as applicable, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory or other property for the benefit of the Administrative Agent or the Canadian Agent, as applicable, and agrees, upon notice from the Administrative Agent or the Canadian Agent, as applicable, to hold and dispose of the subject Inventory and other property solely as directed by the Administrative Agent or the Canadian Agent, as applicable.
“DDAs” means any checking or other demand deposit account maintained by the Loan Parties. All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents, the Canadian Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs.
“Debt Service Charges” means, for any period, the sum of (a) Consolidated Interest Expense payable in cash, plus (b) scheduled principal payments made or required to be made (after giving effect to any prepayments paid in cash that reduce the amount of such required payments) on account of Indebtedness, including the full amount of any non-recourse Indebtedness (excluding the Obligations, payments to reimburse any drawings under any commercial letters of credit, and any payments on Indebtedness required to be made on the final maturity date thereof, but including, without limitation, Capitalized Lease Obligations) for such period, plus (c) scheduled mandatory payments on account of Disqualified Capital Stock (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made during such period, in each case determined in accordance with GAAP; provided, however, that, upon the termination of the Canadian Commitments in accordance with the terms of this Agreement, Debt Service Charges attributable to the Canadian Borrower and any Canadian Subsidiaries shall be excluded from the calculation of Debt Service Charges.
“Default” means any event or condition described in SECTION 7.01 that constitutes an Event of Default or that upon notice, lapse of any cure period set forth in SECTION 7.01, or both, would, unless cured or waived, become an Event of Default.
“Default Rate” has the meaning provided in SECTION 2.12.
“Defaulting Lender” means, subject to SECTION 2.27(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to any Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, any Agent, any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, or has publicly announced that it does not intend to comply with its funding obligations under other loan agreements, credit agreements or similar facilities generally, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any state, federal or provincial bankruptcy, insolvency, receivership or similar law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by any Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to SECTION 2.27(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the Issuing Banks, the Swingline Lender and each other Lender promptly following such determination.
“Designated Account” has the meaning provided in SECTION 2.18(d); provided, however, that notwithstanding anything to the contrary contained therein, in no event shall the amounts deposited into the Designated Account at any time exceed $25,000,000 in the aggregate.
“Determination Date” shall mean the date upon which each of the following has occurred:
(a)    The Canadian Commitments and/or the Domestic Commitments have been terminated by the Required Lenders (or are deemed terminated) upon the occurrence of an Event of Default; and
(b)    The Obligations and/or the Canadian Liabilities have been declared to be due and payable (or has become automatically due and payable) and have not been paid in accordance with the terms of this Agreement.
“Disbursement Accounts” has the meaning provided in SECTION 2.18(g).
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed on Schedule 3.06(a) and Schedule 3.06(b).
“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) is mandatorily redeemable in whole or in part prior to the Maturity Date, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) Indebtedness or any Capital Stock referred to in (a) above prior to the Maturity Date, or (c) contains any mandatory repurchase obligation which comes into effect prior to the Maturity Date; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale shall not constitute Disqualified Capital Stock.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Availability” means the lesser of (a) or (b), where:
(a)    is the result of:

(i)    The Revolving Credit Ceiling,
Minus
(ii)    The Total Domestic Revolver Outstandings,
Minus
(iii)    The Total Canadian Revolver Outstandings.
(b)    is the result of the following:
(i)    The Tranche A Borrowing Base, as determined from the most recent Borrowing Base Certificate (as adjusted pursuant to SECTION 2.03hereof);
Minus
(ii)    The Total Domestic Revolver Outstandings.
“Domestic Borrowers” means, collectively, the Lead Borrower, the other Domestic Borrowers identified on the signature pages hereto and each Other Borrower who becomes a Domestic Borrower hereunder in accordance with the terms of this Agreement.
“Domestic Commitment” shall mean, with respect to each Domestic Lender, the commitment of such Domestic Lender hereunder to make Revolving Credit ~~Extensions~~Loans to the Domestic Borrowers and to participate in Letters of Credit and Swingline Loans to the Domestic Borrowers in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased from time to time pursuant to SECTION 2.02 or reduced from time to time pursuant to SECTION 2.15 and SECTION 2.17.
“Domestic Commitment Percentage” shall mean, with respect to each Domestic Lender, that percentage of the Domestic Commitments of all Domestic Lenders hereunder to make Revolving Credit ~~Extensions~~Loans to the Domestic Borrowers and to participate in Letters of Credit and Swingline Loans to the Domestic Borrowers, in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased from time to time pursuant to SECTION 2.02 or reduced from time to time pursuant to SECTION 2.15 and SECTION 2.17.
“Domestic Concentration Account” has the meaning provided in SECTION 2.18(d).
“Domestic Incremental Availability” means, at any time of calculation, an amount equal to the lesser of $155,000,000 or the sum of the following:
(a)    the face amount of Eligible Credit Card Receivables of the Domestic Borrowers multiplied by ten percent (10%);
plus
(b)    the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Domestic Borrowers consisting of TRU Inventory, net of Inventory Reserves, multiplied by ten percent (10%), multiplied by the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Domestic Borrowers consisting of TRU Inventory;
plus
(c)    the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Domestic Borrowers consisting of BRU Inventory, net of Inventory Reserves, multiplied by the percent (10%), multiplied by the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Domestic Borrowers consisting of BRU Inventory;
plus
(d)    the Cost of Eligible In-Transit Inventory of the Domestic Borrowers consisting of TRU Inventory, net of Inventory Reserves, multiplied by ten percent (10%), multiplied by the Appraised Value of Eligible In-Transit Inventory of the Domestic Borrowers consisting of TRU Inventory;
plus
(e)    the Cost of Eligible In-Transit Inventory of the Domestic Borrowers consisting of BRU Inventory, net of Inventory Reserves, multiplied by ten percent (10%), multiplied by the Appraised Value of Eligible In-Transit Inventory of the Domestic Borrowers consisting of BRU Inventory;
plus
(F)    thirty-six percent (36%) of the Required Availability Amount.
“Domestic Lenders” means the Lenders having Domestic Commitments or hold Domestic Tranche A-1 Loans from time to time or at any time.
“Domestic Letter of Credit” means a Letter of Credit that is issued pursuant to this Agreement for the account of a Domestic Borrower.
“Domestic Letter of Credit Outstandings” means, at any time, the sum of (a) with respect to Domestic Letters of Credit outstanding at such time, the aggregate maximum amount that then is, or at any time thereafter may become, available for drawing or payment thereunder, plus, without duplication, (b) all amounts theretofore drawn or paid under Domestic Letters of Credit for which the applicable Issuing Bank has not then been reimbursed.
“Domestic Letter of Credit Sublimit” means, at any time, the sum of $400,000,000 less the then Canadian Letter of Credit Outstandings, as such amount may be increased or reduced in accordance with the terms of this Agreement.
“Domestic Loan Party” means any Loan Party other than a Canadian Loan Party.
“Domestic Loans” means, collectively, the Loans made by the Domestic Lenders pursuant to Article II.
“Domestic Overadvance” means a Credit Extension to the Domestic Borrowers to the extent that, immediately after the making of such Credit Extension, Domestic Availability is less than zero.

“Domestic Swingline Loan Ceiling” means (a) from January 1st through August 31st of each year, $50,000,000 and (b) from September 1st through December 31st of each year, $100,000,000, as such amount may be increased or reduced in accordance with the provisions of this Agreement.
“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.
“Domestic Tranche A-1 Lender” means each Person who makes a Tranche A-1 Loan to the Domestic Borrowers in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time.
“Domestic Tranche A-1 Loans” means all Tranche A-1 Loans made to the Domestic Borrowers pursuant to this Agreement. As of the First Amendment Effective Date, the aggregate of all Domestic Tranche A-1 Loans totals $155,000,000.
“Domestic Tranche A-1 Notes” means the promissory notes of the Domestic Borrowers substantially in the form of Exhibit D-2, payable to the order of a Domestic Lender, evidencing the Tranche A-1 Loans made to the Domestic Borrowers.
“Domestic Total Commitments” means the aggregate of the Domestic Commitments of all Domestic Lenders. On the Effective Date, the Domestic Total Commitments are $1,850,000,000.
“Earn-Out Obligations” means the maximum amount of all obligations incurred or to be incurred in connection with any Acquisition of a Person pursuant to a Permitted Acquisition under non-compete agreements, consulting agreements, earn-out agreements and similar deferred purchase arrangements.
“Effective Date” means March 21, 2014.
“Eligible Assignee” means a commercial bank, insurance company, or company engaged in the business of making commercial loans or a commercial finance company, which Person, together with its Affiliates, has a combined capital and surplus in excess of $500,000,000, or any Lender or Affiliate of any Credit Party under common control with such Credit Party, or an Approved Fund of any Credit Party, or any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities; provided that, in any event, “Eligible Assignee” shall not include (x) any natural person, (y) the Parent, or (z) the Sponsor Group or any of their respective Affiliates to the extent that, after giving effect to any proposed assignment, the Sponsor Group and their respective Affiliates would hold in the aggregate more than 25% of the sum of the then outstanding Commitments and Tranche A-1 Loans (or if the Commitments have been terminated, the Total Outstandings); provided that, (1) to the extent that the Sponsor Group or any of their respective Affiliates hold in the aggregate more than 10% of the sum of the then outstanding Commitments and Tranche A-1 Loans (or if the Commitments have been terminated, the Total Outstandings), the Sponsor Group and their respective Affiliates shall be subject to clauses (a) and (b) of the definition of Sponsor Lender Limitations with respect to that portion of their outstanding Commitments and Tranche A-1 Loans (or if the Commitments have been terminated, the Total Outstandings) which exceeds 10%, and (2) the Sponsor Group and each of their respective Affiliates shall in all events be subject to the provisions of clause (c) of the definition of Sponsor Lender Limitations. Upon the occurrence of an Event of Default, no Person (other than a Lender) shall be an “Eligible Assignee” if the assignment of any Commitment to such Person would cause such Person to have Commitments in excess of the sum of twenty-five percent (25%) of the then outstanding Total Commitments and Tranche A-1 Loans (or if the Commitments have been terminated, the Total Outstandings).
“Eligible Credit Card Receivables” means, as of any date of determination, Accounts due to a Loan Party from major credit card processors (including, but not limited to, VISA, Mastercard, American Express, Diners Club and DiscoverCard) as arise in the ordinary course of business and which have been earned by performance, that are not excluded as ineligible by virtue of one or more of the criteria set forth below. None of the following shall be deemed to be Eligible Credit Card Receivables:
(a)    Accounts due from major credit card processors that have been outstanding for more than five (5) Business Days from the date of sale (except that, with respect to those due from American Express to the Canadian Loan Parties, that have been outstanding for more than ten (10) Business Days from the date of sale), or for such longer period(s) as may approved by the Co-Collateral Agents;
(b)    Accounts due from major credit card processors with respect to which a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Administrative Agent or the Canadian Agent, as applicable, for its own benefit and the benefit of the other Secured Parties pursuant to the Security Documents, those Liens specified in clauses (a) and (e) of the definition of Permitted Encumbrances and Permitted Encumbrances having priority by operation of Applicable Law over the Lien of the Administrative Agent or Canadian Agent, as applicable) (the foregoing not being intended to limit the discretion of the Co-Collateral Agents to change, establish or eliminate any Reserves on account of any such Liens);
(c)    Accounts due from major credit card processors that are not subject to a first priority (except as provided in clause (b), above) security interest in favor of the Administrative Agent or the Canadian Agent, as applicable, for its own benefit and the benefit of the other Secured Parties;
(d)    Accounts due from major credit card processors which are disputed, or with respect to which a claim, counterclaim, offset or chargeback has been asserted, by the related credit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback) (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause);
(e)    Except as otherwise approved by the Co-Collateral Agents, Accounts due from major credit card processors as to which the credit card processor has the right under certain circumstances to require a Loan Party to repurchase the Accounts from such credit card processor; or
(f)    Accounts due from major credit card processors (other than Visa, Mastercard, American Express, Diners Club and Discover) which any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) determines in its commercial reasonable discretion acting in good faith to be unlikely to be collected.
“Eligible In-Transit Inventory” means, as of any date of determination, without duplication of other Eligible Inventory, Inventory (a) (i) which has been delivered to a carrier in a foreign port or foreign airport for receipt by a Loan Party in the United States or Canada within sixty (60) days of the date of determination, but which has not yet been received by a Loan Party or (ii) which has been delivered to a carrier in the

United States or Canada for receipt by a Loan Party in the United States or Canada within five (5) Business Days of the date of determination, but which has not yet been received by a Loan Party, (b) for which the purchase order is in the name of a Loan Party and title has passed to a Loan Party, (c) except as otherwise agreed by the Co-Collateral Agents, for which a Loan Party is designated as “shipper” and/or the consignor and the document of title or waybill reflects a Loan Party as consignee (along with delivery to a Loan Party or its customs broker of the documents of title, to the extent applicable, with respect thereto), (d) as to which the Administrative Agent or the Canadian Agent, as applicable, has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement), (e) as to which a Tri-Party Agreement has been executed and delivered in favor of the Co-Collateral Agents, (f) which is insured in accordance with the provisions of this Agreement and the other Loan Documents, including, without limitation marine cargo insurance; and (g) which otherwise is not excluded from the definition of Eligible Inventory; provided that the Administrative Agent may (and shall, at the written direction of any Co-Collateral Agent, after consultation with the other Co-Collateral Agent), upon notice to the Lead Borrower, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event that the Administrative Agent or any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) determines that such Inventory is subject to any Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of the Administrative Agent or the Canadian Agent (such as, without limitation, a right of stoppage in transit), as applicable, or may otherwise adversely impact the ability of the Administrative Agent, the Co-Collateral Agents or the Canadian Agent, as applicable, to realize upon such Inventory.
“Eligible Inventory” means, as of any date of determination, without duplication, (a) Eligible Letter of Credit Inventory, (b) Eligible In-Transit Inventory, (c) Inventory reported at Location 5001 in the Loan Parties’ books and records (such being cross-docked product and not then included in the Loan Parties’ stock ledger but which is otherwise Eligible Inventory), and (d) items of Inventory of a Loan Party that are finished goods, merchantable and readily saleable to the public in the ordinary course that are not excluded as ineligible by virtue of the one or more of the criteria set forth below. None of the following shall be deemed to be Eligible Inventory:
(a)    Inventory that is not solely owned by a Loan Party, or is leased by or is on consignment to a Loan Party, or as to which the Loan Parties do not have title thereto;
(b)    Inventory (other than any Eligible Letter of Credit Inventory and Eligible In-Transit Inventory) that is not located in the United States of America or Canada (or any territories or possessions thereof);
(c)    Inventory (other than any Eligible Letter of Credit Inventory and Eligible In-Transit Inventory) that is not located at a location that is owned or leased by the Loan Parties, except to the extent that the Loan Parties shall have used commercially reasonable efforts to furnish (in the case of each such location leased by a third party for which the Loan Parties contracted with such third party on or before the Effective Date), or shall have furnished (in the case of each such location leased by a third party for which the Loan Parties contracted with such third party after the Effective Date), the Administrative Agent or the Canadian Agent, as applicable, with (i) any UCC financing statements, PPSA filings or other registrations that the Administrative Agent or the Canadian Agent, as applicable, may reasonably determine to be necessary to perfect its security interest in such Inventory at such location, and (ii) an intercreditor agreement (containing, among other things, a lien waiver) executed by the Person owning or leasing any such location on terms reasonably acceptable to the Co-Collateral Agents and, if applicable, the Canadian Agent; provided that, with respect to any location which is leased by a third party as of the Effective Date and which contains

Inventory to be utilized to fulfill internet orders or Inventory to be forwarded to stores or distribution centers of the Loan Parties, such Inventory shall not be deemed ineligible solely by virtue of this clause (c) if such an intercreditor agreement is not obtained by the Borrowers (after having used commercially reasonable efforts to obtain same); provided further that any Inventory located at a location described in clauses (i) and/or (ii) below shall not be deemed ineligible solely by virtue of this clause (c) even if such an intercreditor agreement is not furnished for any such location: (i) any location that is not owned or leased by the Loan Parties at which Inventory of a Domestic Loan Party is located (or locations under the control of the same Person other than store leases) having a value of less than or equal to $20,000,000 at Cost (or, with respect to seasonal locations, at which Inventory is located having a value less than or equal to $40,000,000 at Cost for a period of not greater than 60 days), or (ii) any location that is not owned or leased by the Loan Parties at which Inventory of a Canadian Loan Party is located (or under the control of the same Person other than store leases) having a value of less than or equal to $5,000,000 at Cost (or, with respect to seasonal locations, at which Inventory is located having a value less than or equal to $10,000,000 at Cost for a period of not greater than 60 days);
(d)    Inventory that is located at a distribution center that is leased by the Loan Parties, except to the extent that (unless otherwise agreed by the Co-Collateral Agents or the Canadian Agent, as applicable) the Loan Parties shall have used commercially reasonable efforts to furnish (in the case of each such distribution center for which the Loan Parties have entered into a lease on or before the Effective Date), or shall have furnished (in the case of each such distribution center for which the Loan Parties have entered into a lease after the Effective Date), the Administrative Agent or the Canadian Agent, as applicable, with a landlord’s lien waiver and collateral access agreement on terms reasonably acceptable to the Co-Collateral Agents or the Canadian Agent, as applicable, executed by the Person owning any such distribution center; provided that any Inventory located at a distribution center described in clauses (i) and/or (ii) below shall not be deemed ineligible solely by virtue of this clause (d) even if such a landlord’s lien waiver and collateral access agreement is not furnished for any such distribution center: (i) any distribution center at which Inventory of a Domestic Loan Party is located (or locations under the control of the same Person other than store leases) having a value of less than or equal to $20,000,000 at Cost (or, with respect to seasonal warehouses, at which Inventory is located having a value less than or equal to $40,000,000 at Cost for a period of not greater than 60 days), or (ii) any distribution center at which Inventory of a Canadian Loan Party is located (or under the control of the same Person other than store leases) having a value of less than or equal to $5,000,000 at Cost (or, with respect to seasonal warehouses, at which Inventory is located having a value less than or equal to $10,000,000 at Cost for a period of not greater than 60 days);
(e)    Inventory that represents goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are work in process, raw materials, or that constitute spare parts or supplies used or consumed in a Loan Party’s business (iv) are bill and hold goods, or (v) are not in compliance in all material respects with all standards imposed by any Governmental Authority having regulatory authority with respect thereto;
(f)    Except as otherwise agreed by the Co-Collateral Agents, Inventory that represents goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Security Documents;

(g)    Inventory that is not subject to a perfected first priority security interest in favor of the Administrative Agent or Canadian Agent, as applicable, for its own benefit and the benefit of the other Secured Parties (subject only to Permitted Encumbrances having priority by operation of Applicable Law);
(h)    Inventory which consists of samples, labels, bags, packaging materials, and other similar non-merchandise categories;
(i)    Inventory as to which casualty insurance in compliance with the provisions of SECTION 5.07 is not in effect;
(j)    Inventory which has been sold but not yet delivered or Inventory to the extent that any Loan Party has accepted a deposit therefor; or
(k)    Inventory acquired in a Permitted Acquisition, unless the Co-Collateral Agents shall have received or conducted (i) appraisals, from appraisers reasonably satisfactory to the Co-Collateral Agents, of such Inventory to be acquired in such Acquisition and (ii) such other due diligence as the Co-Collateral Agents may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Co-Collateral Agents.
“Eligible Letter of Credit Inventory” means, as of any date of determination (without duplication of other Eligible Inventory), Inventory:
(a)    (i) which has been delivered to a carrier in a foreign port or foreign airport for receipt by a Loan Party in the United States or Canada within sixty (60) days of the date of determination, but which has not yet been received by a Loan Party, or (ii) which has been delivered to a carrier in the United States or Canada for receipt by a Loan Party in the United States or Canada within five (5) Business Days of the date of determination, but which has not yet been received by a Loan Party;
(b)    the purchase order for which is in the name of a Loan Party, title has passed to a Loan Party and the purchase of which is supported by a Commercial Letter of Credit issued under this Agreement having an initial expiry, subject to the proviso hereto, within 120 days after the date of initial issuance of such Commercial Letter of Credit; provided that ninety percent (90%) of the maximum Stated Amount all such Commercial Letters of Credit shall not, at any time, have an initial expiry greater than ninety (90) days after the original date of issuance of such Commercial Letters of Credit;
(c)    except as otherwise agreed by the Co-Collateral Agents, for which a Loan Party is designated as “shipper” and/or consignor and the document of title or waybill reflects a Loan Party as consignee (along with delivery to a Loan Party or its customs broker of the documents of title, to the extent applicable, with respect thereto);
(d)    as to which the Administrative Agent or the Canadian Agent, as applicable, has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement);
(e)    which is insured in accordance with the provisions of this Agreement and the other Loan Documents, including, without limitation marine cargo insurance;

(f)    as to which a Tri-Party Agreement has been executed and delivered in favor of the Co-Collateral Agents, and
(g)    Which otherwise is not excluded from the definition of Eligible Inventory;
provided that the Administrative Agent may (and shall, at the written direction of any Co-Collateral Agent, after consultation with the other Co-Collateral Agent), upon notice to the Lead Borrower, exclude any particular Inventory from the definition of “Eligible Letter of Credit Inventory” in the event that the Administrative Agent or any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) determines that such Inventory is subject to any Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of the Administrative Agent or the Canadian Agent (such as, without limitation, a right of stoppage in transit), as applicable, or may otherwise adversely impact the ability of the Administrative Agent, the Co-Collateral Agents or the Canadian Agent, as applicable, to realize upon such Inventory.
“Eligible Real Estate” means Real Estate which satisfies each of the following conditions:
(a)    Either (i) a Canadian Loan Party owns fee title or (ii) a Canadian Loan Party is ground lessee under a ground lease on real estate improved by a building owned by such Canadian Loan Party, the terms and conditions of which ground lease permit assignment and mortgaging thereof in the Co-Collateral Agents’ and the Canadian Agent’s reasonable commercial discretion exercised in good faith;
(b)    The applicable Canadian Loan Party has executed and delivered to the Canadian Agent such Mortgages as the Co-Collateral Agents and the Canadian Agent may reasonably request;
(c)    The applicable Canadian Loan Party shall have delivered to the Co-Collateral Agents (i) title insurance and environmental site assessments reasonably satisfactory to the Co-Collateral Agents and the Canadian Agent, and (ii) other real estate items, if any, as reasonably required by, and reasonably satisfactory to, the Co-Collateral Agents and the Canadian Agent;
(d)    The Canadian Agent has a perfected first priority lien in such Real Estate (subject only to Permitted Encumbrances having priority by operation of Applicable Law) for its own benefit and the benefit of other Secured Parties;
(e)    Each such parcel of Real Estate has been appraised by a third party appraiser reasonably acceptable to the Agents and the Canadian Agent;
(f)    Either (i) the Real Estate is used by a Canadian Loan Party for offices, as a Store or distribution center, or is being held for sale and, if more than twelve (12) months have elapsed from the date such Real Estate was initially held for sale, the Co-Collateral Agents and the Canadian Agent shall have received an updated appraisal of such Real Estate, or (ii) the Real Estate is leased by a Canadian Loan Party to another Person, the terms of such lease and the creditworthiness of the lessee are reasonably satisfactory to the Co-Collateral Agents, and the Co-Collateral Agents and the Canadian Agent shall have received an updated appraisal of such Real Estate reflecting the effect of such lease on FMV, provided that Real Estate described in this clause (f)(ii) shall not comprise more than 25% of the Canadian Borrowing Base; and

(g)    As to any particular property, except as otherwise agreed by the Co-Collateral Agents, the Canadian Borrower is in compliance in all material respects with the representations, warranties and covenants set forth in the Mortgage relating to such property.
“Enumerated Default” means the failure of any Loan Party to comply with the terms of SECTION 2.18(c)(ii), SECTION 2.18(d), SECTION 2.18(e), SECTION 2.18(f), or SECTION 2.18(h) or the occurrence of any Event of Default specified in SECTION 7.01(a), SECTION 7.01(b), SECTION 7.01(h), or SECTION 7.01(i).
“Environmental Compliance Reserve” means, with respect to Eligible Real Estate, any reserve which any Co-Collateral Agent (after consultation with the other Co-Collateral Agent and the Canadian Agent), from time to time in its reasonable commercial discretion exercised in good faith, establishes for estimable amounts that are reasonably likely to be expended by any of the Canadian Loan Parties in order for such Loan Party and its operations and property (a) to comply with any notice from a Governmental Authority asserting non-compliance with Environmental Laws, or (b) to correct any such non-compliance with Environmental Laws relating to such Eligible Real Estate.
“Environmental Laws” means all Applicable Laws issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the protection of human health or the environment, to the handling, treatment, storage, disposal of Hazardous Materials or to the assessment or remediation of any Release or threatened Release of any Hazardous Material to the environment.
“Environmental Liability” means any liability, contingent or otherwise (including, without limitation, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equipment” has the meaning set forth in the Security Documents.
“Equivalent Amount” means, on any date, the rate at which CD$ may be exchanged into dollars, determined by reference to the Bank of Canada noon rate as published on the Reuters Screen BOFC on the immediately preceding Business Day. In the event that such rate does not appear on such Reuters page, “Equivalent Amount” shall mean, on any date, the amount of dollars into which an amount of CD$ may be converted or the amount of CD$ into which an amount of dollars may be converted, in either case, at, in the case of the Canadian Borrower, the Canadian Agent’s spot buying rate in Toronto as at approximately 12:00 noon (Toronto time) on such date and, in the case of a Domestic Borrower, the Administrative Agent’s spot buying rate in New York as at approximately 12:00 noon (New York City time) on the immediately preceding Business Day.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Lead Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means: (a) with respect to the Domestic Borrowers, any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) with respect to the Domestic Borrowers, the failure of any Plan to satisfy the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, and with respect to the Canadian Borrower, the existence with respect to any Plan of any due but un-remitted contribution, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Lead Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Lead Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Lead Borrower or any of its ERISA Affiliates of any liability in excess of $100,000,000 (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect) with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Lead Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Lead Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability in excess of $100,000,000 (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect) or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Event of Default” has the meaning provided in SECTION 7.01. An “Event of Default” shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived in writing in accordance with the terms of this Agreement.
“Excess Availability” means the difference between (a) the Line Cap and (b) the Total Revolver Outstandings.
“Excess Canadian Real Estate” means Eligible Real Estate of the Canadian Loan Parties having a FMV in excess of $150,000,000.
“Excess Cash Flow” means, for any Fiscal Year of the Borrower commencing with the Fiscal Year ending January, 2016, an amount equal to the excess of:
(a)    the sum, without duplication, of:

(i)	Consolidated Net Income for such period,

(ii)	an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,

(iii)
an amount equal to the provision for taxes based on income, profits or capital of the Loan Parties, including federal, foreign, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period to the extent deducted in arriving at such Consolidated Net Income,

(iv)	decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions by the Loan Parties completed during such period),

(v)
an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other Disposition of assets by the Loan Parties during such period (other than sales, leases, transfers or other dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and

(vi)	cash receipts in respect of Hedge Agreements during such Fiscal Year to the extent not otherwise included in Consolidated Net Income;
over (b) the sum, without duplication, of:

(i)
an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges described in clauses (a) through (c) of the definition of Consolidated Net Income and included in arriving at such Consolidated Net Income,

(ii)	without duplication of amounts deducted pursuant to clause (xi) below in prior years, the amount of Capital Expenditures made in cash during such period,

(iii)
the aggregate amount of all principal payments of unsubordinated Indebtedness of the Loan Parties and of Parent (with respect to Indebtedness of Parent, to the extent financed or paid by a Borrower or a Loan Party) including (A) the principal component of payments in respect of Capital Lease Obligations, (B) the amount of any scheduled repayment of the Term Loans pursuant to the Term Loan Agreement, and (C) the amount of a mandatory prepayment of the Term Loans pursuant to the Term Loan Agreement to the extent required due to an asset sale, but excluding prepayments of Loans made hereunder during such period (except to the extent there is an equivalent permanent reduction in Commitments), except, in each case, to the extent financed with the proceeds of other Indebtedness of the Loan Parties, Parent or their Subsidiaries (other than Propco),

(iv)
an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other Disposition of assets by the Loan Parties during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)	increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions by the Loan Parties completed during such period),

(vi)	payments by the Loan Parties during such period in respect of long-term liabilities of the Loan Parties other than Indebtedness,

(vii)
without duplication of amounts deducted pursuant to clause (xi) below in prior Fiscal Years, the aggregate amount of cash consideration paid by the Loan Parties (on a Consolidated basis) in connection with Investments (including acquisitions) made during such period in accordance with the terms hereof to the extent that such Investments were financed with internally generated cash flow of the Loan Parties,

(viii)
the amount of dividends paid during such period (on a consolidated basis) by the Loan Parties in accordance with the terms hereof to the extent such dividends were financed with internally generated cash flow of the Loan Parties,

(ix)
the aggregate amount of expenditures actually made by the Loan Parties in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(x)
the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Loan Parties during such period that are required to be made in connection with any pre-payment of Indebtedness,

(xi)
without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Loan Parties pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures to be consummated or made during the period of four consecutive Fiscal Quarters of the Lead Borrower and its Subsidiaries following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions or Capital Expenditures during such period of four consecutive Fiscal Quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive Fiscal Quarters,

(xii)	the amount of taxes (including penalties and interest) paid in cash in such period,

(xiii)	cash expenditures in respect of Hedge Agreements during such Fiscal Year to the extent not deducted in arriving at such Consolidated Net Income, and

(xiv)
the amount of cash payments made in respect of pension obligations and other post-employment benefits obligations in such period to the extent not deducted in arriving at such Consolidated Net Income and the amount representing accrued expenses for cash payments (including with respect to retirement plan obligations) that are not paid in cash in such Fiscal Year; provided that such amounts will be added to Excess Cash Flow for the following Fiscal Year to the extent not paid in cash during such following Fiscal Year.

“Excess Swingline Loans” has the meaning provided in SECTION 2.22(b).

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party under the Facility Guarantee of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to SECTION 9.22 hereof and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Hedge Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Hedge Agreements for which such guaranty or security interest becomes illegal.
“Excluded Taxes” means, with respect to the Agents, the Canadian Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) income or franchise taxes imposed on (or measured by) its gross or net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under SECTION 2.24(b) or a Lender that becomes a Domestic Lender by virtue of the application of SECTION 8.17), any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office other than at the request of a Borrower under SECTION 2.24), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to SECTION 2.23(a), or (ii) is attributable to such Foreign Lender’s failure to comply with SECTION 2.23(e), (d) in the case of a Canadian Lender (other than an assignee pursuant to a request by a Borrower under SECTION 2.24(b) or a Lender that becomes a Domestic Lender by virtue of the application of SECTION 8.17), any withholding tax that is imposed on amounts payable to such Canadian Lender at the time such Canadian Lender becomes a party to this Agreement (or designates a new lending office other than at the request of a Borrower under SECTION 2.24) or is attributable to such Canadian Lender’s failure to comply with SECTION 2.23(j), except to the extent that such Canadian Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Canadian Borrower with respect to such withholding tax pursuant to SECTION 2.23(a); provided that the provisions of the foregoing clause (d) shall not apply upon and after the occurrence of the Determination Date; provided further that each such Lender shall use reasonable efforts to eliminate or reduce amounts payable pursuant to this clause (d), and (e) any withholding tax that is imposed by reason of FATCA.
“Existing Revolver Tranche” has the meaning provided in SECTION 2.28(a).
“Extended Commitments” has the meaning provided in SECTION 2.28(a).
“Extending Revolving Credit Lender” has the meaning provided in SECTION 2.28(b).
“Extension Amendment” has the meaning provided in SECTION 2.28(d).

“Extension Election” has the meaning provided in SECTION 2.28(b).
“Extension Request” has the meaning provided in SECTION 2.28(a).
“Extension Series” has the meaning provided in SECTION 2.28(a).
“Facility Guarantee” means (a) any Guarantee of the Obligations and Other Liabilities executed by the Domestic Borrowers and their respective Material Subsidiaries (other than Foreign Subsidiaries, Toys ‘R’ Us Service, LLC ~~and~~, Geoffrey, LLC and its Subsidiaries and any Special Refinancing Subsidiary) in favor of the Administrative Agent and the other Secured Parties (it being understood that the Canadian Borrower and its Foreign Subsidiaries shall not be required to execute a Facility Guarantee of the Obligations or Other Liabilities of the Domestic Borrowers), and (b) in addition to the Guarantee described in clause (a), any Guarantee of the Canadian Liabilities executed by any of the Canadian Borrower’s Subsidiaries in favor of the Canadian Agent and the other Secured Parties.
“Facility Guarantors” means any Person executing a Facility Guarantee.
“Facility Guarantors’ Collateral Documents” means all security agreements, Mortgages, pledge agreements, deeds of trust, and other instruments, documents or agreements executed and delivered by the Facility Guarantors to secure the Facility Guarantee, the Obligations, the Other Liabilities, or the Canadian Liabilities, as applicable.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or success~~i~~or version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Financial Consultant” has the meaning provided in SECTION 5.14.
“Financial Officer” means, with respect to any Loan Party, the chief financial officer, the senior vice president of finance, treasurer, assistant treasurer, controller or assistant controller of such Loan Party.
“First Amendment Effective Date” means October 24, 2014.
“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last Saturday of each calendar month in accordance with the fiscal accounting calendar of the Borrowers.
“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last Saturday of each April, July, October or January of such Fiscal Year in accordance with the fiscal accounting calendar of the Borrowers.

“Fiscal Year” means any period of twelve consecutive months ending on the Saturday closest to January 31 of any calendar year.
“Fixed Assets” means Equipment and Real Estate.
“FMV” means, as to any Eligible Real Estate, the fair market value of such Eligible Real Estate determined in accordance with an appraisal from an independent appraisal firm, each reasonably acceptable to the Co-Collateral Agents.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.
“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State, commonwealth or territory thereof or the District of Columbia.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Commitment Percentage of the Letter of Credit Outstandings other than Letter of Credit Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funded Debt” means, as to any Person, all Indebtedness (of the type described in clauses (a), (b), (e), (f) and (h), of the definition of such term) of such Person that matures more than one year from the date of its creation or matures within one year from the date of its creation but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.
“GAAP” means principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made; provided that, with respect to Foreign Subsidiaries of Borrower organized under the laws of Canada, “GAAP” shall mean principles which are consistent with those promulgated or adopted by the Canadian Institute of Chartered Accountants and its predecessors (or successors) in effect and applicable to the accounting period in respect of which reference to GAAP is being made.
“General Security Agreement” means the General Security Agreement dated as of the Closing Date among the Canadian Borrower and its Subsidiaries and the Canadian Agent for the benefit of the Secured Parties thereunder, as amended and in effect from time to time.
“Geoffrey” means Geoffrey, LLC, a Delaware limited liability company.

“Geoffrey Collateral” shall have the meaning assigned to such term in the Term Loan Credit Agreement.
“Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, local or provincial, and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. For the avoidance of doubt, the term “Guarantee” as used herein shall not be deemed to include the IntermediateCo Unsecured Guarantee.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, mold, fungi or similar bacteria, and all other substances or wastes of any nature regulated pursuant to any Environmental Law because of their dangerous or deleterious properties, including any material listed as a hazardous substance under Section 101(14) of CERCLA.
“Hedge Agreement” means any derivative agreement, or any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement designed to hedge against fluctuations in interest rates or foreign exchange rates or commodity prices.
“High Selling Period” means (i) with respect to the TRU Inventory owned by the Domestic Loan Parties and all Inventory owned by the Canadian Loan Parties, the period in each year commencing on October 15th and ending on the first Sunday after December 15th, and (ii) with respect to BRU Inventory owned by the Domestic Loan Parties, the period commencing each year on February 1st and ending on October 31st.
“ICE LIBOR” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Incremental Availability” means, Canadian Incremental Availability or Domestic Incremental Availability, as applicable, and collectively means the sum of both of them.
“Indebtedness” of any Person means, without duplication:

(a)    All obligations of such Person for borrowed money ~~(including any obligations which are without recourse to the credit of such Person)~~; provided, however, that, other than for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, Excess Cash Flow, or the Consolidated Interest Coverage Ratio, all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;
(b)    All obligations of such Person evidenced by bonds, debentures, notes or similar instruments;
(c)    All obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;
(d)    All obligations of such Person in respect of the deferred purchase price of property or services (excluding accrued expenses and accounts payable incurred in the ordinary course of business);
(f)    All Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided, however, that, other than for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, Excess Cash Flow, or the Consolidated Interest Coverage Ratio, all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;
(g)    All Guarantees by such Person of Indebtedness of others;
(h)    All Capital Lease Obligations of such Person; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;
(i)    All obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty;
(j)    All obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;
(k)    The Agreement Value of all Hedge Agreements;
(l)    The principal and interest portions of all rental obligations of such Person under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; and

(m)    Indebtedness consisting of Earn-Out Obligations in connection with Permitted Acquisitions but only to the extent that the contingent consideration relating thereto is not paid within thirty (30) days after the amount due is finally determined;
Indebtedness shall not include (A) any sale-leaseback transactions to the extent the lease or sublease thereunder is not required to be recorded under GAAP as a Capital Lease, (B) any obligations relating to overdraft protection and netting services, or (C) any preferred stock required to be included as Indebtedness in accordance with GAAP and FAS 150.
The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitee” has the meaning provided in SECTION 9.03(b).
“Indentures” means each of:
(a)    the Indenture, dated as of August 24, 2010, originally between the Lead Borrower and The Bank of New York Mellon, as Trustee, with respect to 7.375% Senior Secured Notes due 2016 (such Notes, the “2016 Notes”);
(b)     the Indenture, dated as of August 1, 2012, originally between the Parent and The Bank of New York Mellon, as Trustee, with respect to 10.375% Senior Secured Notes due 2017 (such Notes, the “2017 Notes”);
(c)    the Indenture, dated as of May 28, 2002, originally between the Parent and The Bank of New York, as Trustee, with respect to 7.375% Notes due 2018 (such Notes, the “2018 Notes”); and
(d)    the Indenture, dated as of August 29, 1991, originally between the Parent and The Bank of New York, as successor Trustee, with respect to Debentures due 2021;
each as modified, amended, supplemented or restated and in effect from time to time.
“Information” has the meaning provided in SECTION 9.15.
“Informational Website” has the meaning provided in SECTION 5.01.
“Intellectual Property Rights Agreement” means the agreement dated as of the Closing Date between Geoffrey and the Administrative Agent, for its own benefit and the benefit of the Secured Parties.
“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of July 19, 2006 by and between the Agents and Banc of America Bridge LLC, as administrative agent for the holders of the Term Loan, as amended and in effect from time to time, and any other intercreditor agreement reasonably satisfactory to the Administrative Agent that relates to the Obligations hereunder and the Term Loan and is designated as an “Intercreditor Agreement” for purposes of this Agreement.

“Interest Payment Date” means (a) with respect to any Prime Rate Loan (including a Swingline Loan), the last day of each calendar quarter, and (b) with respect to any LIBO Loan or BA Equivalent Loan, on the last day of the Interest Period applicable to the Borrowing of which such LIBO Loan or BA Equivalent Loan is a part, and, in addition, if such LIBO Loan or BA Equivalent Loan has an Interest Period of greater than ninety (90) days, on the last day of every third month of such Interest Period.
“Interest Period” means, with respect to any LIBO Borrowing or BA Equivalent Loan, the period commencing on the date of such Borrowing and ending (i) with respect to LIBO Borrowings only, on the day that is one (1) week thereafter, or (ii) ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3), or six (6) months thereafter (or, if consented to by all Domestic Lenders or all Canadian Lenders, as applicable, nine (9) or twelve (12) months thereafter) (or such shorter period, to the extent available, to which the Administrative Agent or the Canadian Agent, as applicable, may reasonably consent), as the Lead Borrower or the Canadian Borrower, as applicable, may elect by notice to the Administrative Agent or the Canadian Agent in accordance with the provisions of this Agreement; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period of one month or more that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month during which such Interest Period ends) shall end on the last Business Day of the calendar month of such Interest Period, and (c) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“IntermediateCo” means Wayne Real Estate Parent Company, LLC, a Delaware limited liability company.
“IntermediateCo Unsecured Guarantee” means that certain guarantee agreement, dated as of the First Amendment Effective Date, pursuant to which IntermediateCo shall provide an unsecured guarantee to the Term B-4 Lenders.
“Inventory” has the meaning assigned to such term in the Security Agreement or the General Security Agreement and, as regards the Canadian Borrower, includes all “inventory” as defined in the PPSA.
“Inventory Advance Rate” means ninety percent (90%).
“Inventory Reserves” means such reserves as may be established from time to time by any Co-Collateral Agent (after consultation with the other Co-Collateral Agent), in its reasonable commercial discretion exercised in good faith, with respect to changes in the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory.
“Investment” means, with respect to any Person:
(a)    Any Capital Stock of another Person, evidence of Indebtedness or other security of another Person, including any option, warrant or right to acquire the same;

(b)    Any loan, advance, contribution to capital, extension of credit (except for current trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business) to another Person;
(c)    Any Acquisition; and
(d)    Any other investment of money or capital in order to obtain a profitable return, in all cases, whether now existing or hereafter made. For purposes of calculation, the amount of any Investment outstanding at any time shall be the aggregate cash Investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person.
“ISDA Master Agreement” means the form entitled “2002 ISDA Master Agreement” or such other replacement form then currently published by the International Swap and Derivatives Association, Inc., or any successor thereto.
“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
“Issuing Banks” means, individually and collectively, (a) as to the Domestic Borrowers, each of Bank of America, N.A., Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A., and no more than one other Domestic Lender selected by the Lead Borrower ~~and~~, who agrees to serve as an Issuing Bank and who is approved by the Administrative Agent in its reasonable discretion (such approval not to be unreasonably withheld), and (b) as to the Canadian Borrower, each of Bank of America-Canada Branch and no more than one other Canadian Lender selected by the Canadian Borrower ~~and~~who agrees to serve as an Issuing Bank and who is approved by the Canadian Agent in its reasonable discretion (such approval not to be unreasonably withheld), in each case in its capacity as the issuer of Letters of Credit hereunder, and any successor in such capacity. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Joinder Agreement” shall mean an agreement, in the form attached hereto as Exhibit H, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Facility Guarantor, as the Administrative Agent may determine.
“Judgment Conversion Date” has the meaning set forth in SECTION 9.19.
“Judgment Currency” has the meaning set forth in SECTION 9.19.
“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Commitment hereunder at such time, including the latest maturity or expiration date of any Extended Commitment as extended in accordance with this Agreement from time to time.
~~“Landlord Lien State” means Washington, Virginia, Pennsylvania and such other state(s) or province(s) in which a landlord’s claim for rent has priority by operation of Applicable Law over the lien of the Administrative Agent or the Canadian Agent in any of the Collateral.~~

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof, or the renewal thereof.
“L/C Credit Support” has the meaning set forth in SECTION 2.13(k).
“Lead Borrower” has the meaning set forth in the Preamble to this Agreement.
“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.
“Lenders” means, collectively, the Domestic Lenders and the Canadian Lenders and each assignee that becomes a party to this Agreement as set forth in SECTION 9.04(b) and each Additional Commitment Lender that becomes a party to this Agreement as set forth in SECTION 2.02.
“Letter of Credit” means a letter of credit that is (i) issued by an Issuing Bank pursuant to this Agreement for the account of a Borrower, (ii) a Standby Letter of Credit or Commercial Letter of Credit, issued in connection with the purchase of Inventory by a Borrower and for other purposes for which such Borrower has historically obtained letters of credit, or for any other purpose that is reasonably acceptable to the Administrative Agent or the Canadian Agent, as applicable, and (iii) in form reasonably satisfactory to the applicable Issuing Bank.
“Letter of Credit Disbursement” means a payment made by an Issuing Bank to the beneficiary of, and pursuant to, a Letter of Credit.
“Letter of Credit Outstandings” means, collectively, Canadian Letter of Credit Outstandings and Domestic Letter of Credit Outstandings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any Rule under the ISP or any article of the UCP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Letter of Credit Fees” means the fees payable in respect of Letters of Credit pursuant to SECTION 2.19.
“LIBO Borrowing” means a Borrowing comprised of LIBO Loans.
“LIBO Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.
“LIBO Rate” means:
(a)    for any Interest Period with respect to a LIBO Loan, the rate per annum equal to the London interbank offered rate administered by ICE Benchmark Administration Limited (“ICE LIBOR”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in ~~D~~dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Loan being made, continued or Converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and
(b)    for any interest calculation with respect to a Prime Rate Loan on any date, the rate per annum equal to (i) ICE LIBOR, as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in ~~D~~dollars for delivery on the date of determination in same day funds in the approximate amount of the Prime Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, and, with respect to the Canadian Borrower, also includes any prior claim or deemed trust in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Line Cap” means, at any time of determination, the lesser of (a) the sum of the Total Commitments or (b) the Combined Borrowing Base.
“Liquidation” means the exercise by the Administrative Agent, the Co-Collateral Agents or the Canadian Agent, as applicable, of those rights and remedies accorded to the Administrative Agent, the Co-Collateral Agents or the Canadian Agent, as applicable, under the Loan Documents and Applicable Law as a creditor of the Loan Parties, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties, acting with the consent of the Co-Collateral Agents, of any public, private or “Going-Out-Of-Business Sale” or other disposition of Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.
“Liquidation Percentage” shall mean, (a) for any Lender (other than a Tranche A-1 Lender), a fraction, the numerator of which is the sum of such Lender's Domestic Commitment and Canadian Commitment on the Determination Date and the denominator of which is the sum of the Total Commitments of all Lenders on the Determination Date~~.~~, and (b) for any Tranche A-1 Lender, a fraction, the numerator of which is such Tranche A-1 Lender's outstanding Tranche A-1 Loans on the Determination Date and the denominator of which is the sum of all outstanding Tranche A-1 Loans of all Tranche A-1 Lenders on the Determination Date .
“Loan Account” has the meaning provided in SECTION 2.20.
“Loan Documents” means this Agreement, the Notes, the Letters of Credit, the Intercreditor Agreement and the Security Documents and any other instrument or agreement now or hereafter executed and delivered by a Loan Party in connection herewith that is expressly designated to be a “Loan

Document” (excluding agreements entered into in connection with any transaction arising out of any Bank Product or Cash Management Services), each as amended and in effect from time to time.
“Loan Party” or “Loan Parties” means the Borrowers and the Facility Guarantors.
“Loans” means all Revolving Credit Loans (including Domestic Loans and Canadian Loans), Swingline Loans, Tranche A-1 Loans and other advances to or for account of any of the Borrowers pursuant to this Agreement.
“Low Selling Period” means (i) with respect to the TRU Inventory owned by the Domestic Loan Parties and all Inventory owned by the Canadian Loan Parties, the period in each year commencing on the first day after the first Sunday after December 15th and ending on October 14th of the subsequent year and (ii) with respect to BRU Inventory owned by the Domestic Loan Parties, the period in each year commencing on November 1 and ending on January 31 of the subsequent year.
“Margin Stock” has the meaning assigned to such term in Regulation U.
“Master Lease” means, collectively, each of the Master Leases entered into by a Loan Party with any Special Purpose Entity of the Parent and its Subsidiaries, and any and all modifications thereto, substitutions therefore and replacements thereof made with the consent of the Co-Collateral Agents or not in violation of the provisions of SECTION 6.09.
“Master Lease Liquidation Event” means the acceleration of any Indebtedness of a Special Purpose Entity (or any successor in interest thereto) which is secured by the Real Estate which is the subject of a Master Lease, whether under the CMBS Facilities, the Supplemental Real Estate Facilities or otherwise, and the commencement of the exercise of remedies seeking to collect such Indebtedness (including, without limitation, foreclosure, by the holder of such Indebtedness), as a result of which either (a) the Loan Parties occupying such Real Estate could reasonably be expected to be dispossessed of such Real Estate due to the failure by the Loan Party to fulfill the terms of any SNDA or (b) any Access Agreement could reasonably be expected to be unenforceable or ineffective.
“Material Adverse Effect” means any event, facts, or circumstances, which, after the Effective Date, has a material adverse effect on (a) the business, assets, financial condition or income of the Loan Parties taken as a whole or (b) the validity or enforceability of this Agreement or the other Loan Documents in any material respect or any of the material rights or remedies of the Secured Parties hereunder or thereunder.
“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties, individually or in the aggregate, having an aggregate principal amount exceeding $190,000,000.
“Material Canadian Subsidiary” means, as to any Person, a Canadian Subsidiary of such Person that, as of the end of the most recent Fiscal Quarter for which annual financial statements or quarterly financial statements (whichever are more recent) are available prior to the date of determination, (a) owns assets consisting of Inventory, Accounts, and Eligible Real Estate of more than $5,000,000, individually, or collectively with all non-Material Canadian Subsidiaries, more than $15,000,000 of such assets, (b) owns tangible net assets (as determined in accordance with GAAP), whether or not of the type included in the Canadian Borrowing Base of more than $20,000,000 or (c) has been designated by the Lead Borrower in a written notice to the Administrative Agent as a Material Canadian Subsidiary. The designation of a Subsidiary as a “Material Canadian Subsidiary” shall be permanent notwithstanding any subsequent reduction in such Subsidiary’s net tangible assets, unless otherwise consented to by the Administrative Agent.
“Material Domestic Subsidiary” means, as to any Person, a Domestic Subsidiary of such Person that, as of the end of the most recent Fiscal Quarter for which annual financial statements or quarterly financial statements (whichever are more recent) are available prior to the date of determination, (a) owns assets consisting of Inventory and Accounts of more than $10,000,000, individually, or collectively with all non-Material Domestic Subsidiaries, more than $40,000,000 of such assets, (b) owns tangible net assets (as determined in accordance with GAAP), whether or not of the type included in the Tranche A Borrowing Base of more than $50,000,000 or (c) has been designated by the Lead Borrower in a written notice to the Administrative Agent as a Material Domestic Subsidiary. The designation of a Subsidiary as a “Material Domestic Subsidiary” shall be permanent notwithstanding any subsequent reduction in such Subsidiary’s net tangible assets, unless otherwise consented to by the Administrative Agent. Notwithstanding the foregoing, Geoffrey Holdings LLC (as well as any successor direct parent company of Geoffrey) and each other Subsidiary of the Lead Borrower that is a Loan Party on the Effective Date (in each case so long as they are a Subsidiary of a Loan Party), shall at all times be deemed a Material Domestic Subsidiary.
“Material Subsidiary” means a Material Canadian Subsidiary or a Material Domestic Subsidiary, as the case may be.
“Maturity Date” means, subject to SECTION 2.17, (a) with respect to all Obligations other than the Tranche A-1 Loans, the date that is five (5) years from the Effective Date, and (b) with respect to Tranche A-1 Loans, the date that is five (5) years from the First Amendment Effective Date.
“Maximum Rate” has the meaning provided in SECTION 9.13.
“Minority Lenders” has the meaning provided in SECTION 9.02(c).
“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors.
“Monthly Excess Availability” means, for any date of calculation, Excess Availability on the last day of each month during such measurement period.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgages” means the Collateral Mortgages, Assignments of Leases and Rents, Hypothecs of Immoveable Property and any other security documents granting a Lien on Real Estate between the Loan Party owning the Real Estate encumbered thereby and the Canadian Agent for the benefit of the Canadian Agent and the other Secured Parties.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, in each case net of (b) the sum of (i) all reasonable fees and out-of-pocket fees and expenses (including appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party or a Subsidiary to third parties (other than Affiliates, except to the extent permitted under SECTION 6.07 hereof) in connection with such event, and (ii) in the case of a sale or other disposition of an asset (including pursuant to a casualty or condemnation), the amount of all payments required to be made by any Loan Party or any of their respective Subsidiaries as a result of such event to repay (or to establish an escrow for the repayment of) any Indebtedness (other than the Obligations and any other obligations secured by the Security Documents) secured by a Permitted Encumbrance that is senior to the Lien of the Administrative Agent or Canadian Agent, as applicable, and (iii) as long as the Determination Date has not occurred, capital gains or other income taxes paid or payable as a result of any such sale or disposition (after taking into account any available tax credits or deductions).
“New Extended Commitments” has the meaning provided in SECTION 2.28(c).
“New Revolving Commitment Lenders” has the meaning provided in SECTION 2.28(c).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Notes” means, collectively, (a) the Revolving Credit Notes ~~and~~, (b) the Swingline Notes, and (c) the Tranche A-1 Notes, each as may be amended, supplemented or modified from time to time.
“Obligations” means (a) (i) the principal of, and interest (including all interest that accrues after the commencement of any case or proceeding by or against any Borrower or Facility Guarantor under the Bankruptcy Code or any state, federal or provincial bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) on the Loans and Facility Guarantees, (ii) other amounts owing by the Loan Parties under this Agreement or any other Loan Document in respect of any Letter of Credit, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities (including all fees, costs, expenses and indemnities that accrue after the commencement of any case or proceeding by or against any Borrower or Facility Guarantor under the Bankruptcy Code or any state, federal or provincial bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding), whether primary, secondary, direct, contingent, fixed or otherwise, of the Loan Parties to the Secured Parties under this Agreement and the other Loan Documents, and (b) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each Loan Party under or pursuant to this Agreement and the other Loan Documents. Without limiting the foregoing, for purposes of clarity, whenever used herein the term “Obligations” shall include all Canadian Liabilities.
“Other Borrower” means each Person who shall from time to time enter into a Joinder Agreement as a “Domestic Borrower” hereunder.
“Other Liabilities” means (a) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (b) any transaction with any Agent, the Canadian Agent, any Lender or any of their respective Affiliates, which arises out of any Bank Product entered into with any Loan Party and any such Person, as each may be amended from time to time.
“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
“Participant” shall have the meaning provided in SECTION 9.04(e).
“Participant Register” has the meaning provided in SECTION 9.04(e).

“Parent” means Toys “R” Us, Inc., a Delaware corporation.
“Payment Conditions” means, at the time of determination with respect to a specified transaction or payment, that (a) no Specified Default then exists or would arise as a result of the entering into of such transaction or the making of such payment, (b) after giving effect to such transaction or payment, the Pro Forma Availability Condition has been satisfied, and (c) either (i) the Consolidated Fixed Charge Coverage Ratio, as calculated on a trailing twelve months basis after giving effect to such transaction or payment, is greater than 1.0:1.0, or (ii) after giving effect to such transaction or payment, the Pro Forma Availability for each of the six Fiscal Months following, and after giving effect to, such transaction or payment, will be greater than twenty-five percent (25%) of the Line Cap. Prior to undertaking any transaction or payment which is subject to the Payment Conditions, the Loan Parties shall deliver to the Administrative Agent evidence of satisfaction of the conditions contained in clauses (b) and (c) above on a basis reasonably satisfactory to the Administrative Agent; provided that no such evidence shall be required to be delivered if, at the time of such transaction or payment, no Loans are outstanding hereunder.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permanent Financing Facility” means any Indebtedness facility or facilities, the proceeds of which are used for any purpose determined by the Responsible Officers in their reasonable business judgment and otherwise permitted hereunder, so long as after giving effect thereto (i) the final maturity date of such Indebtedness (including all options of the Borrowers to extend the maturity date included in the documentation evidencing same) shall be on or after the Maturity Date, and (ii) no scheduled principal amortization in excess of $200,000,000 in any Fiscal Year or $500,000,000 in the aggregate after the Effective Date is required until on or after the Maturity Date.
“Permitted Acquisition” means any Acquisition in which each of the following conditions is satisfied:
(a)    No Default or Event of Default then exists or would arise from the consummation of such Acquisition;
(b)    Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition will violate Applicable Law;
(c)    The Lead Borrower shall have furnished the Administrative Agent with five (5) Business Days prior written notice of such intended Acquisition and shall have furnished the Administrative Agent with (i) a current draft of the acquisition agreement and other material acquisition documents relating to the Acquisition and (ii) to the extent the purchase price relating to the Acquisition is in excess of $100,000,000 (excluding such portion of the purchase price consisting of Capital Stock or Subordinated Indebtedness of a Loan Party (or cash proceeds of the issuance of the foregoing) or contingent Earn-Out Obligations), a summary of due diligence undertaken by the Borrowers in connection with such Acquisition, applicable financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties) and such other information readily available to the Loan Parties as the Administrative Agent shall reasonably request;
(d)    To the extent the purchase price relating to the Acquisition is in excess of $100,000,000 and any portion of such amount is financed with the proceeds of any Credit Extensions, the legal structure of the Acquisition shall be acceptable to the Administrative Agent in its reasonable discretion (provided the Administrative Agent’s indication of acceptability shall not be unreasonably withheld or delayed);
(e)    If the Acquisition is an Acquisition of Capital Stock, (i) a Loan Party shall acquire and own, directly or indirectly, a majority of the Capital Stock in the Person being acquired and (ii) shall Control a majority of any voting interests or otherwise Control the governance of the Person being acquired;
(f)    Any material assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrower under this Agreement;
(g)    If the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Loan Party, or if the assets acquired in an acquisition will be transferred to a Subsidiary which is not then a Loan Party, such Subsidiary shall have been joined as a “Borrower” hereunder or as a Facility Guarantor, as required by SECTION 5.12, and the Administrative Agent or the Canadian Agent, as applicable, shall have received a first priority security and/or mortgage interest (subject only to Permitted Encumbrances (x) having priority by operation of Applicable Law on Collateral included in the Tranche A Borrowing Base and/or the Canadian Borrowing Base, or (y) on any Collateral not described in clause (x) above) in such Subsidiary’s Inventory, Accounts and other property constituting Collateral under the Security Documents in order to secure the Obligations and the Other Liabilities (or the Canadian Liabilities if such Person is a Canadian Loan Party); and
(h)    The Borrowers shall have satisfied the Payment Conditions.
“Permitted Canadian Overadvance” means a Canadian Overadvance made by the Canadian Agent, in its reasonable discretion, or at the direction of any Co-Collateral Agent, which:
(a)    Is made to maintain, protect or preserve the Collateral and/or the Secured Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Secured Parties; or
(b)    Is made to enhance the likelihood of, or maximize the amount of, repayment of any Obligation; or
(c)    Is made to pay any other amount chargeable to the Canadian Borrower hereunder; and
(d)    Together with all other Permitted Canadian Overadvances then outstanding, shall not (i) exceed the lesser of $10,000,000 or five percent (5%) of the Canadian Borrowing Base in the aggregate outstanding at any time, (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, and (iii) unless a Liquidation is occurring, be made more than on one occasion during any 180 consecutive day period or on more than two occasions in any twelve month period, unless, in the case of clauses (ii) and (iii), the Required Lenders otherwise agree;
provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of SECTION 2.13(e) regarding any Lender’s obligations with respect to Letter of Credit Disbursements, or (ii) result in any claim or liability against the Canadian Agent or any Co-Collateral Agent (regardless of the amount of any Canadian Overadvance) for “inadvertent Canadian Overadvances” (i.e. where a Canadian Overadvance results from changed circumstances beyond the control of the Canadian Agent or the Co-Collateral Agents (such as a reduction in the collateral value)) and such “inadvertent Overadvances” shall not reduce the amount of Permitted Canadian Overadvances allowed hereunder; provided further that in no event shall the Canadian Agent make a Canadian Overadvance, if after giving effect thereto, the principal amount of the Canadian Loans and the then amount of the Canadian Letter of Credit Outstandings would exceed the aggregate of the Canadian Commitments (as in effect prior to any termination of the Canadian Commitments pursuant to SECTION 7.01).
“Permitted Disposition” means any of the following:
(a)    (i) Licenses, sublicenses, settlement of claims, and entering into co-existence agreements with respect to intellectual property or (ii) licenses of licensed departments of a Loan Party or any of its Subsidiaries, in each case, in the ordinary course of business or (iii) the sale, transfer or other disposition of intellectual property (or related rights thereto) to Geoffrey so long as such intellectual property (or related rights thereto) is subject to the Intercompany Licenses (as defined in the Security Agreement) and the Intellectual Property Rights Agreement;
(b)    As long as no breach of the provisions of SECTION 6.10 hereof then exists or would arise therefrom, bulk sales or other dispositions of the Loan Parties’ Inventory not in the ordinary course of business in connection with Store closings, at arm’s length; provided that such Store closures and related Inventory dispositions shall not exceed (i) in any Fiscal Year of the Parent and its Subsidiaries, fifteen percent (15%) of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year (net of new Store openings) and (ii) in the aggregate from and after the Effective Date, thirty percent (30%) of the number of the Loan Parties’ Stores in existence as of the Effective Date (net of new Store openings); provided further that all sales of Inventory in connection with Store closings in a transaction or series of related transactions which in the aggregate involve Inventory having a value greater than $20,000,000 at Cost shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Co-Collateral Agents; provided further that all Net Proceeds received in connection therewith, whether or not a Cash Dominion Event then exists, shall be paid over to the Administrative Agent on receipt by the Loan Parties and shall be utilized to prepay the Loans in the order of priority set forth in SECTION 7.03; and provided further that, notwithstanding the existence of a breach of the provisions of SECTION 6.10 hereof, such bulk sales or dispositions may be undertaken in accordance with this clause (b) if, as a result thereof, Excess Availability would be greater than existed prior to such disposition;
(c)    Dispositions of assets (other than Real Estate and other than assets included in the Canadian Borrowing Base or the Tranche A Borrowing Base) that are substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary;

(d)    Sales, transfers and dispositions among the Loan Parties; provided that no such sales, transfers or dispositions shall be made from a Domestic Loan Party to a Canadian Loan Party, if, after giving effect thereto, the provisions of SECTION 6.10 hereof would be breached;
(e)    As long as no Specified Default then exists or would arise therefrom, sales and transfers of Real Estate of any Domestic Loan Party (or sales or transfers of any Person or Persons created to hold such Real Estate or the equity interests in such Person or Persons), including sale-leaseback transactions involving any such Real Estate, as long as: (i) such sale or transfer is made for fair market value; (ii) any such lease is on market terms (iii) if such sale or transfer is made to a non-Affiliated Person, the consideration received for such sale or transfer is at least 50% cash or, if such sale or transfer is to an Affiliated Person, the entire consideration received for such sale or transfer is paid in cash;
provided that, in the case of any sale-leaseback transaction permitted hereunder, the Agents shall have received from each such purchaser or transferee a collateral access agreement on terms and conditions reasonably satisfactory to the Agents; provided further that, notwithstanding the existence of a breach of the provisions of SECTION 6.10 hereof, sales (but not transfers) of Real Estate of the Domestic Loan Parties may be undertaken in accordance with this clause (e) if, as a result thereof, Excess Availability would be greater than existed prior to such sales;
(f)    Sales or forgiveness of Accounts in the ordinary course of business or in connection with the collection or compromise thereof;
(g)    Leases, subleases, licenses and sublicenses of real or personal property entered into by Loan Parties and their Subsidiaries in the ordinary course of business at arm’s length and on market terms;
(h)    Sales of non-core assets acquired in connection with Permitted Acquisitions which are not used in the business of the Loan Parties;
(i)    Issuances of equity by Foreign Subsidiaries (other than the Canadian Borrower or any other Canadian Subsidiary) to qualifying directors of such Foreign Subsidiaries;
(j)    As long as no Event of Default would arise therefrom, sales or other dispositions of Permitted Investments (other than those described in clauses (h)(ii), (i), (n), (o), (p), (u), (v), and (x) of the definition thereof) and the Loan Parties’ interest in SALTRU Associates JV;
(k)    Any disposition of Real Estate to a Governmental Authority as a result of a condemnation of such Real Estate; provided that all Net Proceeds received from Real Estate of the Canadian Loan Parties in connection therewith are applied to the Canadian Liabilities, if then required in accordance with SECTION 2.17 or SECTION 2.18 hereof;
(l)    The making of (i) Permitted Investments, and (ii) Restricted Payments and other payments, in each case under this clause (ii) to the extent permitted under SECTION 6.06;
(m)    Permitted Encumbrances;
(n)    Leasing of Real Estate no longer used in the business of the Loan Parties;
(o)    Exchanges or swaps of Equipment, Store leases and other Real Estate of the Domestic Loan Parties having substantially equivalent value; provided that, upon the completion of any such exchange or swap, (i) the Administrative Agent or the Canadian Agent, as applicable, for its own benefit and the benefit of other Secured Parties, has a perfected first priority lien (subject only to Permitted Encumbrances having priority by operation of Applicable Law) in such Equipment received by the Loan Parties, and (ii) all Net Proceeds, if any, received in connection with any such exchange or swap of Equipment are applied to the Obligations or the Canadian Liabilities, as applicable, if then required in accordance with SECTION 2.17 or SECTION 2.18 hereof;
(p)    Forgiveness of Permitted Investments described in clauses (h)(ii), (i), and (n) of the definition thereof as long as the Payment Conditions are satisfied at the time of forgiveness or as otherwise provided under clause (v) of the definition of “Permitted Investments”;
(q)    As long as no Event of Default exists or would arise as a result of the transaction, sales of a Subsidiary (or any Special Purpose Entity or its subsidiaries) or any business segment, or any portion thereof (including, in each case, sales of any Person created to hold such assets), (i) to a Person other than a Loan Party or a Subsidiary or Affiliate of a Loan Party, for fair market value, or (ii) to a Subsidiary or Affiliate of a Loan Party, if the Payment Conditions are satisfied; provided that, in each case, such sale shall be for cash in an amount at least equal to the greater of the amounts advanced or available to be advanced against the assets included in the sale under the Tranche A Borrowing Base or Canadian Borrowing Base, as applicable; provided further that all Net Proceeds, if any, received in connection with any such sales are applied to the Obligations or the Canadian Liabilities, as applicable, if then required in accordance with SECTION 2.17 or SECTION 2.18 hereof;
(r)    As long as no breach of the provisions of SECTION 6.10 hereof exists or would arise as a result of the transaction, sales or other dispositions of Real Estate of the Canadian Loan Parties for fair market value; provided that such sale shall be for cash in an amount at least equal to the greater of the amounts advanced or available to be advanced against the assets included in the sale under the Canadian Borrowing Base; provided further that all Net Proceeds, if any, received in connection with any such sales are applied to the Canadian Liabilities, if then required in accordance with SECTION 2.17 or SECTION 2.18 hereof; and provided further that, notwithstanding the existence of a breach of the provisions of SECTION 6.10 hereof, sales of Real Estate of the Canadian Loan Parties may be undertaken if, as a result thereof, Excess Availability would be greater than existed prior to such sale;
(s)    As long as no Specified Default exists or would arise as a result of the transaction, other dispositions of assets (other than Real Estate and assets included in the Canadian Borrowing Base or the Tranche A Borrowing Base) in an aggregate amount for all Loan Parties not to exceed $100,000,000 in any Fiscal Year; provided that all Net Proceeds, if any, received in connection with any such sales are applied to the Obligations or the Canadian Liabilities, as applicable, if then required in accordance with SECTION 2.17 or SECTION 2.18 hereof; provided further that, notwithstanding the existence of a breach of the provisions of SECTION 6.10 hereof, such dispositions may be undertaken in accordance with this clause (s) if, as a result thereof, Excess Availability would be greater than existed prior to such dispositions; and
(t)    Sale-leaseback transactions of Equipment, to the extent not otherwise prohibited hereunder.
“Permitted Domestic Overadvance” means a Domestic Overadvance made by the Administrative Agent, in its reasonable discretion, or at the direction of any Co-Collateral Agent, which:

(a)    Is made to maintain, protect or preserve the Collateral and/or the Secured Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Secured Parties; or
(b)    Is made to enhance the likelihood of, or maximize the amount of, repayment of any Obligation; or
(c)    Is made to pay any other amount chargeable to any Domestic Borrower hereunder; and
(d)    Together with all other Permitted Domestic Overadvances then outstanding, shall not (i) exceed the lesser of $100,000,000 or five percent (5%) of the Tranche A Borrowing Base in the aggregate outstanding at any time, (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, and (iii) unless a Liquidation is occurring, be made more than on one occasion during any 180 consecutive day period or on more than two occasions in any twelve month period, unless, in the case of clauses (ii) and (iii), the Required Lenders otherwise agree;
provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of SECTION 2.13(e) regarding any Lender’s obligations with respect to Letter of Credit Disbursements, or (ii) result in any claim or liability against the Administrative Agent or any Co-Collateral Agent (regardless of the amount of any Domestic Overadvance) for “inadvertent Domestic Overadvances” (i.e. where a Domestic Overadvance results from changed circumstances beyond the control of the Administrative Agent or the Co-Collateral Agents (such as a reduction in the collateral value)) and such “inadvertent Overadvances” shall not reduce the amount of Permitted Domestic Overadvances allowed hereunder; provided further that in no event shall the Administrative Agent make a Domestic Overadvance, if after giving effect thereto, the principal amount of the Domestic Loans and the then amount of the Domestic Letter of Credit Outstandings would exceed the aggregate of the Domestic Commitments (as in effect prior to any termination of the Domestic Commitments pursuant to SECTION 7.01).
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not required to be paid pursuant to SECTION 5.05;
(b)    Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by Applicable Law (i) arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, (ii) (A) that are being contested in good faith by appropriate proceedings, (B) as to which the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iii) the existence of which would not reasonably be expected to result in a Material Adverse Effect;
(c)    Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)    Deposits to secure, or relating to, the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds (and Liens arising in accordance with Applicable Law in connection therewith), and other obligations of a like nature, in each case in the ordinary course of business;
(e)    Judgment Liens in respect of judgments that do not constitute an Event of Default under SECTION 7.01(k);
(f)    Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way, development, site plan or similar agreements and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects, or survey matters that are disclosed by current surveys, but that, in each case, do not interfere with the current use of the property in any material respect;
(g)    Any Lien on any property or asset of any Loan Party set forth on Schedule 6.02; provided that, if such Lien secures Indebtedness, such Lien shall secure only the Indebtedness listed on Schedule 6.01 as of the Effective Date (and extensions, renewals and replacements thereof permitted under SECTION 6.01);
(h)    (i) Liens on fixed or capital assets acquired by any Loan Party which are permitted under clause (e) of the definition of Permitted Indebtedness, so long as (A) with respect to purchase money Liens and capital leases, such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of the construction or improvement thereof (other than refinancings thereof permitted hereunder), (B) the Indebtedness secured thereby does not exceed 100% of the cost of acquisition or improvement of such fixed or capital assets, (C) such Liens shall not violate the terms of the Indentures, and (D) such Liens shall not extend to any other property or assets of the Loan Parties; and (ii) Liens incurred in connection with sale-leaseback transactions of fixed or capital assets permitted under clause (m) of the definition of Permitted Indebtedness, so long as (A) such Liens shall not violate the terms of the Indentures, and (B) such Liens shall not extend to any other property or assets of the Loan Parties;
(i)    Liens in favor of the Administrative Agent or the Canadian Agent, as applicable, for its own benefit and the benefit of the other Secured Parties;
(j)    Landlords’ and lessors’ Liens in respect of rent not in default for more than sixty (60) days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;
(k)    Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Effective Date and Permitted Investments; provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;
(l)    Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m)    Liens on Real Estate or on the Capital Stock of the Persons owning such Real Estate to finance or refinance Indebtedness permitted by clause (j) of the definition of Permitted Indebtedness; provided that such Liens shall not apply to any property or assets of the Loan Parties other than the Real Estate or Capital Stock so financed or refinanced;
(n)    Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;
(o)    Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to a Loan Party;
(p)    Voluntary Liens on Fixed Assets in existence at the time such Fixed Assets are acquired pursuant to a Permitted Acquisition or on Fixed Assets of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Loan Party or any of its Subsidiaries;
(q)    Liens in favor of customs and revenues authorities imposed by Applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than sixty (60) days, (ii)(A) that are being contested in good faith by appropriate proceedings, (B) as to which the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iii) the existence of which would not reasonably be expected to result in a Material Adverse Effect;
(r)    Liens placed on any of the assets or equity interests of a Foreign Subsidiary (other than the Canadian Borrower or any other Canadian Loan Party);
(s)    Any interest or title of a licensor, sublicensor, lessor or sublessor under any license or operating or true lease agreement;
(t)    Licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business;
(u)    The replacement, extension or renewal of any Permitted Encumbrance; provided that such Lien shall at no time be extended to cover any assets or property other than such assets or property subject thereto on the Effective Date or the date such Lien was incurred, as applicable;
(v)    Liens on insurance proceeds incurred in the ordinary course of business in connection with the financing of insurance premiums;
(w)    Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;
(x)    Liens arising by operation of law under Article 4 of the UCC (or any similar law in Canada) in connection with collection of items provided for therein;
(y)    Liens arising by operation of law under Article 2 of the UCC (or any similar laws in Canada) in favor of a reclaiming seller of goods or buyer of goods;

(z)    Liens on deposit accounts or securities accounts in connection with overdraft protection and netting services;
(aa)     Security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;
(bb)    With respect to any Real Property located in Canada, any rights, reservations, limitations and conditions contained in the grant from the Crown or any Crown Patent;
(cc)    Liens on royalty payments due or to become due to Geoffrey and its Subsidiaries to secure Indebtedness described in clause (y) of the definition of Permitted Indebtedness;
(dd)    Liens on assets not otherwise permitted hereunder; provided that (i) if such Liens secure Indebtedness, such Indebtedness is Permitted Indebtedness and (ii) no Collateral consisting of Inventory, Accounts, and Eligible Real Estate and the proceeds thereof is subject to any such Liens (other than those Permitted Encumbrances described in clauses (a) and (b) of the definition of Permitted Encumbrances) and (iii) the aggregate outstanding principal amount of the obligations secured by such Liens does not exceed (as to all Loan Parties) $100,000,000 at any one time;
(ee)    Liens in favor of a financial institution encumbering deposits (including the right of setoff) held by such financial institution in the ordinary course of business in respect of Indebtedness permitted hereunder and which are within the general parameters customary in the banking industry;
(ff)    Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties (other than the Sponsor Related Parties (other than the Parent and any of its Subsidiaries)) in the ordinary course of business;
(gg)    Liens to secure Indebtedness, to the extent permitted under clauses (h), (i), (w), (aa) and (bb) of the definition of Permitted Indebtedness, provided that the holders of Indebtedness under clauses (h), (i), (aa) and (bb) shall have entered into an intercreditor agreement with the Agents on terms reasonably satisfactory to the Administrative Agent; ~~and~~
(hh)    Liens on the assets of the Lead Borrower and certain of its Domestic Subsidiaries to secure Indebtedness under the Term Loan; and
(ii)    Liens securing the Special Refinancing Indebtedness to the extent such Liens are contemplated in the definition of “Special Refinancing Indebtedness”;
provided, however, that, except as provided in any one or more of clauses (a) through (hh) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money. The designation of a Lien as a Permitted Encumbrance shall not limit or restrict the ability of the Agents to establish any Reserve relating thereto.
“Permitted Indebtedness” means each of the following:
(a)    Indebtedness created under the Loan Documents;
(b)    Indebtedness set forth on Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness, so long as, after giving effect thereto, (i) the principal amount of the

Indebtedness outstanding at such time is not increased (except by the amount of any accrued interest, reasonable closing costs, expenses, fees, and premium paid in connection with such extension, renewal or replacement), (ii) if the final maturity date of such Indebtedness on Schedule 6.01 is prior to the Maturity Date, the result of such extension, renewal or replacement shall not be an earlier maturity date or decreased weighted average life, and (iii) if the final maturity date of such Indebtedness on Schedule 6.01 is after the Maturity Date, the result of such extension, renewal or replacement shall not be a maturity date earlier than the Maturity Date;
(c)    Indebtedness of any Loan Party to any other Loan Party or to the Parent or any of the Parent’s other Subsidiaries;
(d)    Guarantees by any Loan Party of Indebtedness or other obligations arising in the ordinary course of business of any other Loan Party;
(e)    (i) Purchase money Indebtedness of any Loan Party to finance the acquisition or improvement of any fixed or capital assets (other than Real Estate), including Capital Lease Obligations (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted under clause (m) of this definition), and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that the holders of such Indebtedness are not afforded covenants, defaults, rights or remedies more burdensome in any material respect to the obligor or obligors than those contained in the Indebtedness being extended, renewed or replaced; and (ii) Indebtedness secured by Liens on the Loan Parties’ Equipment in an amount not to exceed $150,000,000, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof provided ~~further~~ that, in each case, if requested by the Co-Collateral Agents, the Loan Parties will use commercially reasonable efforts to cause the holder of such Indebtedness to enter into an intercreditor agreement with the Co-Collateral Agents or the Canadian Agent, as applicable, providing for access and use of the property during a Liquidation on terms reasonably satisfactory to the Co-Collateral Agents;
(f)    Indebtedness under Hedge Agreements, other than for speculative purposes, entered into in the ordinary course of business (including on behalf of an Affiliate of a Loan Party);
(g)    Contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of retail stores;
(h)    Indebtedness of the Lead Borrower and the Domestic Subsidiaries which are guarantors under the Term Loan; provided that in no event shall the principal amount of such Indebtedness, when combined with Indebtedness outstanding under clauses (i), (aa) and (bb) of this definition, exceed $2,750,000,000 (plus non-cash accruals of interest, accretion or amortization of original issue discount and/or payment-in-kind interest) at any time outstanding;
(i)    Indebtedness under the Permanent Financing Facility; provided that in no event shall the principal amount of such Indebtedness, when combined with Indebtedness outstanding under clauses (h), (aa) and (bb) of this definition, exceed $2,750,000,000 (plus non-cash accruals of interest, accretion or amortization of original issue discount and/or payment-in-kind interest) at any time outstanding;
(j)    Indebtedness incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned by any Loan Party (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted under clause (m) hereof); provided that, (i) the incurrence of such Indebtedness shall not violate or result in a default under the Indentures and (ii) with respect to any Eligible Real Estate, the proceeds therefrom are at least equal to the amounts then available to be borrowed with respect thereto under the Canadian Borrowing Base and (iii) all Net Proceeds received in connection with any Indebtedness are applied to the Canadian Liabilities if then required in accordance with SECTION 2.17 or SECTION 2.18 hereof;
(k)    Indebtedness with respect to the deferred purchase price for any Permitted Acquisition; provided that such Indebtedness does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Maturity Date, has a maturity which extends beyond the Maturity Date, and is subordinated to the Obligations and the Other Liabilities on terms materially consistent with Exhibit L hereto or otherwise reasonably acceptable to the Agents;
(l)    Indebtedness due to the Sponsor, Sponsor Related Parties, and/or other stockholders of the Parent and its Affiliates (excluding the Parent and any of its Subsidiaries); provided that such Indebtedness does not require the payment in cash of principal or interest at a rate in excess of 10% per annum prior to the Maturity Date, has a maturity which extends beyond the Maturity Date, and is subordinated to the Obligations and Other Liabilities on terms reasonably acceptable to the Agents;
(m)    Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder;
(n)    Subordinated Indebtedness;
(o)    Indebtedness incurred by any Foreign Subsidiary (other than the Canadian Borrower or any other Canadian Loan Party) for working capital or general corporate purposes which is not guaranteed by or secured by any assets of any Loan Party (other than the capital stock of such Foreign Subsidiary);
(p)    Indebtedness constituting the obligation to make purchase price adjustments and indemnities in connection with Permitted Acquisitions;
(q)    Guarantees and letters of credit and surety bonds issued in connection with Permitted Acquisitions and Permitted Dispositions;
(r)    Indebtedness incurred in the ordinary course of business in connection with the financing of insurance premiums;
(s)     Indebtedness consisting of the deferred purchase price (including notes issued to officers, directors and employees) for the purchase or redemption of equity interests (or option or warrants or similar instruments) of a Loan Party or Affiliate;

(t)     Indebtedness of any Loan Party acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time, and as a result, of a Permitted Acquisition); provided that, in each case, such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition;
(u)    Indebtedness relating to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(v)    ~~W~~without duplication of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and/or pay-in-kind interest;
(w)    Indebtedness relating to letters of credit obtained in the ordinary course of business; provided that the security for any such documentary letter of credit may be secured only by Liens attaching to the related documents of title and not the Inventory represented thereby;
(x)    Indebtedness under each guaranty of recourse obligations and environmental indemnity agreement executed and delivered by the Lead Borrower in connection with the CMBS Facilities or any Supplemental Real Estate Facilities;
(y)    Indebtedness of Geoffrey and its Subsidiaries in connection with the financing of the anticipated royalty payments due or to become due to such Persons;
(z)    Guarant~~i~~ees of joint venture Indebtedness described in Schedule 6.01(z);
(aa)    Indebtedness under the Supplemental Real Estate Facilities; provided that in no event shall the principal amount of such Indebtedness, when combined with Indebtedness outstanding under the Term Loan, under the Permanent Financing Facility and under clause (bb) of this definition, exceed $2,750,000,000 (plus non-cash accruals of interest, accretion or amortization of original issue discount and/or payment-in-kind interest) at any time outstanding;
(bb)    ~~Other~~other Indebtedness (other than Subordinated Indebtedness) so long as at the time of incurrence thereof either (A) the aggregate principal amount of such Indebtedness does not exceed $750,000,000 at any time outstanding (and provided that in no event shall the principal amount of such Indebtedness, when combined with Indebtedness outstanding under the Term Loan, under the Permanent Financing Facility and under clause (aa) of this definition, exceed $2,750,000,000 (plus non-cash accruals of interest, accretion or amortization of original issue discount and/or payment-in-kind interest) at any time outstanding) or (B) the Consolidated Interest Coverage Ratio is at least 2.0:1.0; ~~and~~
(cc)    contribution Indebtedness in an amount equal to the amount of cash equity contributed to the Borrower directly or indirectly by Parent;
(~~cc)    Other~~dd)    other unsecured Indebtedness in an aggregate principal amount not exceeding $100,000,000 at any time outstanding~~.~~; and
(ee)    Indebtedness, in an amount up to the Special Refinancing Indebtedness Amount, directly or indirectly, repay, refinance or replace (and in the case of any commitments, terminate) all Term B-2 Loans, Term B-3 Loans, and the Tranche A-1 Loans; provided that, (i) such Indebtedness does not mature earlier than or have a weighted average life to maturity shorter than the Latest Maturity Date, (ii) such Indebtedness shall only be secured by the assets securing the

Term B-2 Loans and the Term B-3 Loans, (iii) such Indebtedness shall only be guaranteed by the Facility Guarantors (iv) such Indebtedness is subject to the relevant Intercreditor Agreement(s), (v) such Indebtedness has terms and conditions (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) that are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the terms and conditions of the Term B-2 Loans, the Term B-3 Loans and the Tranche A-1 Loans (when taken as a whole) are to the applicable lenders (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of such refinancing), (vi) such Indebtedness is either (A) incurred by the Lead Borrower or (B) owed to a Special Refinancing Subsidiary through interercompany loans, (vii) the Geoffrey Collateral can secure no more than $200 million of such Indebtedness and any Lien on the Geoffrey Collateral shall be secured on a pari passu basis with the Liens securing the Term B-4 Loans, but in all events the Liens on the Geoffrey Collateral shall be subject to the terms of the Intellectual Property Rights Agreement, and (y) the Collateral can secure no more than $200 million of such Indebtedness on a pari passu basis with the Liens securing the Term B-4 Loans, (viii) the Collateral can secure no more than $280,000,000 of such Indebtedness on a senior basis to the Liens securing the Term B-4 Loans, (ix) such Indebtedness is secured by the Canadian Pledge on a junior priority basis to the Liens securing the Term B-4 Loans and (x) such Indebtedness is not secured by Liens other than those set forth in clauses (ii), (vii), (viii) and (ix) above (such Indebtedness, the “Special Refinancing Indebtedness”).
“Permitted Investments” means each of the following:
(a)    Direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or, with respect to the Canadian Loan Parties, Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or Canada, as applicable) or any state or state agency thereof, in each case maturing within one (1) year from the date of acquisition thereof;
(b)    Investments in commercial paper maturing within 360 days from the date of acquisition thereof and having, at the date of acquisition, the highest or next highest credit rating obtainable from S&P or from Moody’s;
(c)    Investments in certificates of deposit, banker’s acceptances and time deposits maturing within 360 days from the date of acquisition thereof which are issued or guaranteed by, or placed with, and demand deposit and money market deposit accounts issued or offered by, any Lender or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof (or with respect to the Canadian Loan Parties, Canada or any province thereof) that has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)    Fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer;
(e)    Shares of any money market or mutual fund that has substantially all of its assets invested in the types of investments referred to in clauses (a) through (d), above;

(f)    Investments existing on the Effective Date and set forth on Schedule 6.04;
(g)    Investments made in accordance with the investment policy of the Borrowers set forth as Schedule 6.04(g) hereto;
(h)    Investments made by (i) any Loan Party in any other Loan Party or (ii) as long as no Specified Default then exists or would arise therefrom, any Loan Party in any Subsidiary or Affiliate of any Loan Party (other than to the Sponsors, Sponsor Related Parties or any other stockholder of the Parent) in an aggregate amount not to exceed $25,000,000 at any time outstanding (or in an aggregate amount exceeding $~~25,000,0000~~25,000,000, provided that the Pro Forma Availability Condition has been satisfied at the time such Investment is made), in each case determined without regard to any write-downs or write-offs thereof;
(i)    Provided no Specified Default then exists or would arise therefrom, (A) loans made by any Loan Party to any other Loan Party or any Subsidiary or Affiliate of any Loan Party (other than to the Sponsors, Sponsor Related Parties or any other stockholder of the Parent) solely for the purpose of (1) paying scheduled principal payments (including at maturity) due and payable by such Loan Party, Subsidiary or any such Affiliate, or (2) payments in respect of Guarantees of Indebtedness of another Loan Party or any Subsidiary or any such Affiliate of a Loan Party due and payable by such Loan Party, Subsidiary or Affiliate, or (B) loans made by any Loan Party to the Parent or any Subsidiary or any Affiliate of any Loan Party (other than to the Sponsors, Sponsor Related Parties or any other stockholder of the Parent) for the purpose of paying taxes and operating expenses incurred in the ordinary course of business by such Subsidiary or such Affiliate but only to the extent such Subsidiary or such Affiliate has insufficient liquidity or insufficient cash flow to pay such taxes or operating expenses; provided that in no event shall any Loan Party make loans to any Person other than any other Loan Party pursuant to this clause (i) in an aggregate amount exceeding $25,000,000 at any time outstanding unless the Pro Forma Availability Condition has been satisfied at the time such loans are made;
(j)    Provided no Enumerated Default or breach of SECTION 6.10 then exists or would arise therefrom, (i) loans made by any Loan Party to any other Loan Party or any Subsidiary or Affiliate of any Loan Party (other than to the Sponsors, Sponsor Related Parties or any other stockholder of the Parent) solely for the purpose of paying scheduled interest payments (including at maturity) due and payable by such Loan Party, Subsidiary or any such Affiliate, or (ii) loans made by any Loan Party to any other Loan Party or to the Parent solely for the purpose of paying taxes and operating expenses incurred in the ordinary course of business by such Loan Party or the Parent;
(k)    Guarantees constituting Permitted Indebtedness;
(l)    Guarantees of Indebtedness of Subsidiaries that are not Loan Parties not in excess of $100,000,000 in the aggregate at any time outstanding; provided that in no event shall any Loan Party issue Guarantees of Indebtedness of Subsidiaries that are not Loan Parties pursuant to this clause (l) in an aggregate amount exceeding $25,000,000 at any time outstanding unless the Pro Forma Availability Condition has been satisfied at the time such Guarantees are issued;
(m)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(n)    Loans or advances to employees for the purpose of travel, entertainment or relocation in the ordinary course of business; provided that all such loans and advances to employees shall not exceed $20,000,000 in the aggregate at any time, and determined without regard to any write-downs or write-offs thereof;
(o)    Investments received from purchasers of assets pursuant to dispositions permitted pursuant to SECTION 6.05;
(p)    Investments consisting of ownership interests in Special Purpose Entities;
(q)    Permitted Acquisitions and existing Investments of the Persons acquired in connection with Permitted Acquisitions so long as such Investment was not made in contemplation of such Permitted Acquisition;
(r)    Hedge Agreements entered into in the ordinary course of business for non-speculative purposes;
(s)    To the extent permitted by Applicable Law, notes from officers and employees in exchange for equity interests of the Parent purchased by such officers or employees pursuant to a stock ownership or purchase plan or compensation plan;
(t)    Earnest money required in connection with Permitted Acquisitions;
(u)    Subject to SECTION 2.18, Investments in deposit accounts opened in the ordinary course of business;
(v)    (i) Capitalization or forgiveness of any Indebtedness owed to any Loan Party by other Loan Parties (or owed to any Loan Party by an Affiliate of such Loan Party, to the extent simultaneously netted against any payable owed by such Loan Party to such Affiliate) or (ii) capitalization or forgiveness of any Indebtedness owed to any Loan Party by Persons other than Loan Parties, provided that the Payment Conditions are satisfied after giving effect thereto, and (iii) forgiveness of any Indebtedness owed to a Loan Party which was obtained through a transfer or sale of Real Estate permitted pursuant to clause (e) of the definition of Permitted Dispositions;
(w)    Investments in Foreign Subsidiaries; provided that such Investments shall not exceed $25,000,000 in the aggregate outstanding at any time (plus the amount of any Net Cash Proceeds of any equity issuance actually used for such purpose);
(x)    Investments to secure obligations of TRU (Vermont), Inc. not to exceed $250,000,000;
(y)    Creation and capitalization of new Subsidiaries, subject to the provisions of SECTION 5.12;
(z)    Capital Expenditures;
(aa)    Investments consisting of loans and advances to the Parent and its Subsidiaries in connection with the reimbursement of expenses incurred on behalf of the Loan Parties in the ordinary course of business;

(bb)    (i) Other Investments in an amount not to exceed $100,000,000 in the aggregate outstanding at any time, determined without regard to any write-downs or write-offs thereof, plus the amount of cash proceeds received by a Loan Party in the twelve months prior to the date of such Investment from a direct or indirect common equity contribution from the Parent and (ii) other Investments so long as the Payment Conditions are satisfied at the time any such Investment is made;
(cc)    Investments consisting of acquisition of inventory, equipment and other fixed assets in the ordinary course of business; and
(dd)    (i) Investments in SALTRU Associates JV existing as of the Effective Date and additional Investments (including capital contributions) required to be made from time to time pursuant to the organizational documents of SALTRU Associate JV as in effect on the Effective Date, and (ii) other loans, advances or other Investments in SALTRU Associate JV not to exceed, in the case of this clause (ii), $10,000,000;
provided, however, that, for purposes of calculation, the amount of any Investment outstanding at any time shall be the aggregate cash Investment, less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person, and less all liabilities expressly assumed by another Person in connection with the sale of such Investment.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means (a) any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Lead Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or (b) in respect of the Canadian Loan Parties, any pension benefit or retirement savings plan maintained by any of the Canadian Loan Parties for its employees or its former employees to which any of the Canadian Loan Parties contribute or are required to contribute with respect to which any of the Canadian Loan Parties have incurred or may incur liability, including contingent liability.
“PPSA” means the Personal Property Security Act of Ontario (or any successor statute) or similar legislation of any other Canadian jurisdiction, including, without limitation, the Civil Code of Quebec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests.
“Prepayment Event” means the occurrence of any of the following events:
(a)    Any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction, other than such a transaction pursuant to which such asset was initially obtained or constructed in anticipation of such transaction) of any Collateral; or
(b)    Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation, expropriation or similar proceeding of, any Collateral of a Loan Party, unless (i) the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Administrative Agent or the Canadian Agent, as applicable, or (ii) the proceeds therefrom are utilized for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received or reinvesting in assets used in any of the Loan Parties’ business within twelve (12) months of the receipt of such proceeds.
“Prime Rate” means, for any day, the highest of: (a) the variable annual rate of interest then most recently announced by Bank of America, N.A. at its head office in Charlotte, North Carolina as its “prime rate”; (b) the Federal Funds Effective Rate in effect on such day plus one-half of one percent (0.50%) per annum; or (c) the Adjusted LIBO Rate (calculated utilizing the LIBO Rate for a one-month Interest Period) plus one percent (1.00%) per annum. The “prime rate” is a reference rate and does not necessarily represent the lowest or best rate being charged by Bank of America, N.A. to any customer. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations thereof in accordance with the terms hereof, the Prime Rate shall be determined without regard to clause (b) of the first sentence of this definition or clause (a)(i) of the definition of Adjusted LIBO Rate, as applicable, until the circumstances giving rise to such inability no longer exist. Any change in the Prime Rate due to a change in Bank of America’s “prime rate”, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in Bank of America’s Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Prime Rate Loan” means any Revolving Credit Loan bearing interest at a rate determined by reference to the Prime Rate or the Canadian Prime Rate, as the case may be, in accordance with the provisions of Article II.
“Pro Forma Availability” means, for any date of calculation with respect to any transaction or payment, the projected Monthly Excess Availability as of the last day of each Fiscal Month.
“Pro Forma Availability Condition” means, for any date of calculation with respect to any transaction or payment, the projected Monthly Excess Availability as of the last day of each Fiscal Month for the six (6) Fiscal Months following, and after giving effect to, such transaction or payment, will be greater than $200,000,000.
“Propco” shall mean each direct or indirect subsidiary of the Parent, including, without limitation, those designated as such on Schedule 3.12, the primary assets (other than cash or cash equivalents) of which consist of rights, title and interest (including any leasehold, mineral or other estate) in and to parcels of or interests in Real Estate, whether by lease, license or other means, in each case which has no other Indebtedness other than pursuant to the CMBS Facilities or the Supplemental Real Estate Facilities.
“Pro Rata Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the sum of the Commitments and Tranche A-1 Loans represented by such Lender’s Commitment and Tranche A-1 Loans at such time (or if the Commitments have been terminated, the percentage of the Total Outstandings).
“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying IPO” means an equity issuance by the Parent consisting of an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) of its common stock (i) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933 as amended (whether alone or in connection with a secondary public offering) and (ii) resulting in gross proceeds to the Parent of at least $100,000,000.
“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.
“Register” has the meaning provided in SECTION 9.04(c).
“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” has the meaning provided in Section 101(22) of CERCLA.
“Reports” has the meaning provided in SECTION 8.14.
“Required Availability Amount” means $125,000,000 (which is the initial amount required pursuant to SECTION 6.10) or such greater or lesser amounts as the Borrowers and the Required Lenders may agree.
“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Commitments aggregating more than 50% of the sum of the Total Commitments and the Tranche A-1 Loans outstanding, or if the Commitments have been terminated, Lenders (other than Defaulting Lenders) whose percentage of the Total Outstandings (calculated assuming settlement and repayment of all Swingline Loans by the Lenders) aggregate more than 50% of all Total Outstandings.
“Reserves” means all (if any) Inventory Reserves (including, without limitation, Shrink Reserves) and Availability Reserves (including, without limitation, Cash Management Reserves, Canadian Realty Reserves, Customer Credit Liabilities Reserves, Canadian Sales Reserves, the Tranche A-1 Push-Down Reserve, and other Reserves of the type described in SECTION 2.03 hereof).
“Responsible Officer” of any Person shall mean any executive officer or financial officer of such Person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any class of Capital Stock of a Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of a Person or any option, warrant or other right to acquire any Capital Stock of a Person; provided that “Restricted Payments” shall not include any dividends payable solely in Capital Stock of a Loan Party.
“Revolving Credit Ceiling” means $1,850,000,000, as such amount may be increased from time to time in accordance with SECTION 2.02 or reduced from time to time in accordance with SECTION 2.15 and SECTION 2.17 of this Agreement.
“Revolving Credit Loans” means all loans (other than Tranche A-1 Loans) at any time made by any Lender (including, without limitation, Domestic Loans and Canadian Loans) pursuant to Article II and, to the extent applicable, shall include Swingline Loans made by the Swingline Lender pursuant to SECTION 2.06.
“Revolving Credit Notes” means (a) the promissory notes of the Domestic Borrowers substantially in the form of Exhibit D, each payable to the order of a Domestic Lender, evidencing the Revolving Credit Loans made to the Domestic Borrowers, and (b) the promissory note of the Canadian Borrower substantially in the form of Exhibit E, payable to the order of a Canadian Lender, evidencing the Revolving Credit Loans made to the Canadian Borrower.
“S&P” means Standard & Poor’s Financial Services LLC or any successor thereto.
“SEC” means the Securities and Exchange Commission.
“Secured Party” means (a) each Credit Party, (b) any Lender or any Affiliate of a Lender providing Cash Management Services or entering into or furnishing any Bank Products to or with any Loan Party, (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (d) the successors and, subject to any limitations contained in this Agreement, assigns of each of the foregoing.
“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties (other than the Canadian Borrower and its Subsidiaries) and the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, as amended and in effect from time to time.
“Security Documents” means the Security Agreement, the Canadian Security Documents, the Mortgages, the Intellectual Property Rights Agreement, the Facility Guarantee, the Facility Guarantors’ Collateral Documents, the Blocked Account Agreements, and each other security agreement or other instrument or document executed and delivered pursuant to this Agreement or any other Loan Document to secure any of the Obligations, the Other Liabilities or the Canadian Liabilities, as applicable.
“Settlement Date” has the meaning provided in SECTION 2.22(b).
“Shrink” means Inventory identified by the Borrowers as lost, misplaced, or stolen.
“Shrink Reserve” means an amount reasonably estimated by the Co-Collateral Agents to be equal to that amount which is required in order that the Shrink reflected in Borrowers’ stock ledger would be reasonably equivalent to the Shrink calculated as part of the Borrowers’ most recent physical inventory.
“SNDA” means (a) that certain Subordination, Non-Disturbance and Attornment Agreement, dated as of July 21, 2005, between German American Capital Corporation and the Lead Borrower, as agreed and consented to by MPO Properties, LLC, and (b) that certain Subordination, Non-Disturbance and Attornment Agreement (MPO Properties, LLC), dated as of July 21, 2005, between German American Capital

Corporation and the Lead Borrower, as agreed and consented to by Giraffe Properties, LLC (n/k/a Toys “R” Us Property Company II, LLC).
“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuation on a going concern basis, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person on a going concern basis is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and generally pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to generally pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.
“Special Purpose Entity” means a Person (other than any Loan Party) that (a) is a domestic subsidiary of the Parent and (b) has no operations and whose primary assets (other than cash and cash equivalents) are, directly or indirectly, the stock or other equity interests of a subsidiary that is a Propco and the Real Estate that is the subject of the CMBS Facilities or any Supplemental Real Estate Facilities.
“Special Refinancing Indebtedness” has the meaning assigned to such term in clause (ee) of the definition of “Permitted Indebtedness”.
“Special Refinancing Indebtedness Amount” means an amount equal to the aggregate principal amount of Term B-2 Loans, Term B-3 Loans and the Tranche A-1 Loans outstanding on the First Amendment Effective Date.
“Special Refinancing Subsidiary” means a direct or indirect Subsidiary of the Lead Borrower that incurs Special Refinancing Indebtedness.
“Specified Default” means the occurrence of any Enumerated Default or the failure of any Loan Party to comply with the terms of SECTION 6.10 or the occurrence of any Event of Default specified in SECTION 7.01(g) or SECTION 7.01(j).
“Sponsors” means, collectively, Bain Capital (TRU) VIII, L.P., a Delaware limited partnership; Bain Capital (TRU) VIII-E, L.P., a Delaware limited partnership; Bain Capital (TRU) VIII Coinvestment, L.P., a Delaware limited partnership; Bain Capital Integral Investors, LLC, a Delaware limited liability company; BCIP TCV, LLC, a Delaware limited liability company; Kohlberg Kravis Roberts & Co.; Toybox Holdings, LLC; Vornado Truck, LLC; and Vornado Realty Trust; and each of their respective Affiliates.
“Sponsor Group” means the Sponsors and the Sponsor Related Parties.
“Sponsor Lender Limitations” means, with respect to the Sponsor Group or any of their respective Affiliates which becomes an assignee of any portion of the Obligations, such Person(s) shall have executed a waiver in form and substance reasonably satisfactory to the Administrative Agent pursuant to which such Person(s) acknowledges and agrees that (a) it shall only have the right to vote up to 10% of the sum of the then outstanding Commitments and Tranche A-1 Loans (or if the Commitments have been terminated, the Total Outstandings) and, to the extent that the Sponsor Group or any of their respective Affiliates hold in the aggregate more than 10% of the sum of the then outstanding Commitments and Tranche A-1 Loans (or if the Commitments have been terminated, the Total Outstandings), Lenders other than the Sponsor Group or any of their respective Affiliates shall be permitted to vote the outstanding Commitments and Tranche A-1 Loans (or if the Commitments have been terminated, the Total Outstandings) held by the Sponsor Group and/or any of their respective Affiliates in excess of such amount (the “Excess Sponsor Amount”) on a pro rata basis, based on their respective percentage of the then outstanding Commitments and Tranche A-1 Loans (or if the Commitments have been terminated, the Total Outstandings), (b) if the Lead Borrower or the Canadian Borrower requests that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the consent of the Required Lenders or the Supermajority Lenders, as applicable, no such consent shall be deemed given unless such consent is obtained without giving effect to the Excess Sponsor Amount, and (c) it shall have no right (i) to require the Agents or any Lender to undertake any action (or refrain from taking any action) with respect to any Loan Document, (ii) to attend any meeting with the Agents or any Lender or receive any information from the Agents or any Lender, (iii) to the benefit of any advice provided by counsel to the Agents or the other Lenders or to challenge the attorney-client privilege of the communications between the Agents, such other Lenders and such counsel, or (iv) to make or bring any claim, in its capacity as Lender, against any Agent with respect to the fiduciary duties of such Agent or Lender and the other duties and obligations of the Agents hereunder; except, that, no amendment, modification or waiver to any Loan Document shall, without the consent of the Sponsor Group or any of their respective Affiliates, deprive any such Person, as assignee, of its pro rata share of any payments to which the Lenders as a group are otherwise entitled hereunder.
“Sponsor Related Parties” means, with respect to any Person, (a) any Controlling stockholder or partner (including, in the case of an individual Person who possesses Control, the spouse or immediate family member of such Person, provided that such Person retains Control of the voting rights, by stockholders agreement, trust agreement or otherwise of the Capital Stock owned by such spouse or immediate family member) or 80% (or more) owned Subsidiary, or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 51% or more Controlling interest of which consist of such Person and/or such Persons referred to in the immediately preceding clause (a), or (c) the limited partners of the Sponsors.
“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.
“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent or the Canadian Agent, as applicable, is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations on terms materially consistent with Exhibit L hereto or as otherwise reasonably acceptable to the Co-Collateral Agents.
“Subsidiary” means, with respect to any Person (the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity (a) of which Capital Stock representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. For purposes hereof, a Special Purpose Entity and its subsidiaries and any holding company which has as its primary asset the stock of such Special Purpose Entity shall not be deemed a Subsidiary.
“Substantial Liquidation” means either (a) the Liquidation of substantially all of the Collateral, or (b) the sale or other disposition of substantially all of the Collateral by the Loan Parties.
“Supermajority Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Commitments aggregating more than 66 2/3% of the sum of the Total Commitments and the Tranche A-1 Loans outstanding, or if the Commitments have been terminated, Lenders (other than Defaulting Lenders) whose percentage of the Total Outstandings (calculated assuming settlement and repayment of all Swingline Loans by the Lenders) aggregate more than 66 2/3% of all Total Outstandings.
“Supplemental Real Estate Facilities” mean any financing arrangements in favor of certain Special Purpose Entities, which are direct or indirect subsidiaries of the Lead Borrower, and any refinancing, extension or replacement thereof.
“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Lender” means Bank of America, N.A., in its capacity as lender of Swingline Loans hereunder to the Domestic Borrowers hereunder, and Bank of America-Canada Branch, in its capacity as lender of Swingline Loans to the Canadian Borrower hereunder.
“Swingline Loan” means a Loan made by the Swingline Lender to a Domestic Borrower or the Canadian Borrower, as applicable, pursuant to SECTION 2.06.
“Swingline Note” means (a) the promissory note of the Domestic Borrowers substantially in the form of Exhibit F, payable to the order of the applicable Swingline Lender, evidencing the Swingline Loans made by the Swingline Lender to the Domestic Borrowers, and (b) the promissory note of the Canadian Borrower substantially in the form of Exhibit G, payable to the order of the applicable Swingline Lender, evidencing the Swingline Loans made by the Swingline Lender to the Canadian Borrower.
“Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, may be characterized as Indebtedness of such lessee without regard to the accounting treatment.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Term B-2 Loans” has the meaning assigned to such term in the Term Loan Agreement.
“Term B-3 Loans” has the meaning assigned to such term in the Term Loan Agreement.
“Term B-4 Loans” has the meaning assigned to such term in the Term Loan Agreement
“Term Loan Agreement” means that certain Amended and Restated Credit Agreement dated as of August 24, 2010 among the Lead Borrower, the lenders party thereto, Bank of America, N.A., as administrative agent and collateral agent, and the other parties thereto, as amended and in effect from time to time in accordance with the terms of the Intercreditor Agreement and any refinancing or replacement thereof in whole or in part (in accordance with the terms of the Intercreditor Agreement).
“Term Loans” means the term loan facilities in favor of the Lead Borrower established under ~~that certain Amended and Restated Credit Agreement dated as of August 24, 2010 among the Lead Borrower, the lenders party thereto, Bank of America, N.A., as administrative agent and collateral agent, and the other parties thereto~~the Term Loan Agreement, as amended and in effect from time to time in accordance with the terms of the Intercreditor Agreement and any refinancing or replacement thereof in whole or in part (in accordance with the terms of the Intercreditor Agreement), whether in the form of new credit facilities, debt securities or otherwise, so long as the secured parties (or the agent acting on their behalf) under any such refinancing or replacement become party to the Intercreditor Agreement. As of the First Amendment Effective Date, the outstanding principal balances of the Term ~~Loan~~ B-~~1~~2 Loans due ~~2016~~2018, the Term ~~Loan~~ B-~~2~~3 Loans due 2018 and the Term ~~Loan~~ B-~~3~~4 Loans due ~~2018 are $649,226,000.00, $373,870,795.00, and $212,465,705.00~~2020 are $135,058,075.29, $68,153,424.71, and $1,025,726,000.00, respectively.
“Termination Date” means the earliest to occur of (a) the Maturity Date, (b) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with ARTICLE VII or (c) the date the Commitments are permanently terminated in full in accordance with the provisions of SECTION 2.15 hereof.
“Total Canadian Outstandings” means as of any day, shall be equal to the sum of (a) the principal balance of all Loans made to the Canadian Borrower then outstanding (including Revolving Credit Loans and Tranche A-1 Loans), and (b) the then amount of Canadian Letter of Credit Outstandings.
“Total Canadian Revolver Outstandings” means, as of any day, shall be equal to the sum of (a) the principal balance of all Revolving Credit Loans and Swingline Loans made to the Canadian Borrower then outstanding, and (b) the then amount of Canadian Letter of Credit Outstandings.
“Total Domestic Outstandings” means as of any day, shall be equal to the sum of (a) the principal balance of all Loans made to the Domestic Borrowers then outstanding (including Revolving Credit Loans and Tranche A-1 Loans), and (b) the then amount of Domestic Letter of Credit Outstandings.

“Total Domestic Revolver Outstandings” means, as of any day, shall be equal to the sum of (a) the principal balance of all Revolving Credit Loans and Swingline Loans made to the Domestic Borrower then outstanding, and (b) the then amount of Domestic Letter of Credit Outstandings.
“Total Commitments” means, at any time, the sum of the Domestic Total Commitments and the Canadian Total Commitments at such time.
“Total Outstandings” means, as of any day, shall be equal to the sum of (a) the Total Canadian Outstandings, and (b) the Total Domestic Outstandings.
“Total Revolver Outstandings” means, as of any day, the sum of the Total Canadian Revolver Outstandings and the Total Domestic Revolver Outstandings.
“Tranche A Borrowing Base” means, at any time of calculation, an amount equal to:
(a)    the face amount of Eligible Credit Card Receivables of the Domestic Borrowers multiplied by ninety percent (90%);
plus
(b)    the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Domestic Borrowers consisting of TRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for TRU Inventory, multiplied by the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Domestic Borrowers consisting of TRU Inventory;
plus
(c)    the Cost of Eligible Inventory (other than Eligible In-Transit Inventory) of the Domestic Borrowers consisting of BRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for BRU Inventory, multiplied by the Appraised Value of Eligible Inventory (other than Eligible In-Transit Inventory) of the Domestic Borrowers consisting of BRU Inventory;
plus
(d)    the Cost of Eligible In-Transit Inventory of the Domestic Borrowers consisting of TRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for TRU Inventory, multiplied by the Appraised Value of Eligible In-Transit Inventory of the Domestic Borrowers consisting of TRU Inventory; provided that in no event shall the amounts available to be borrowed pursuant to this clause (d), together with amounts available to be advanced under clause (e) of this definition and clauses (d) and (e) of the definition of “Canadian Borrowing Base”, exceed 12.5% of the Combined Borrowing Base in the aggregate;
plus
(e)    the Cost of Eligible In-Transit Inventory of the Domestic Borrowers consisting of BRU Inventory, net of Inventory Reserves, multiplied by the Inventory Advance Rate for BRU Inventory, multiplied by the Appraised Value of Eligible In-Transit Inventory of the Domestic Borrowers consisting of BRU Inventory; provided that in no event shall the amounts available to be borrowed pursuant to this clause (e), together with amounts available to be advanced under clause

(d) of this definition and clauses (d) and (e) of the definition of “Canadian Borrowing Base”, exceed 12.5% of the Combined Borrowing Base in the aggregate;
minus
(f)    the then amount of all Availability Reserves.
“Tranche A-1 Applicable Margin” means, (a) with respect to Tranche A-1 Loans which are LIBO Loans, 7.25% per annum, and (b) with respect to Tranche A-1 Loans which are Prime Rate Loans, 6.25% per annum.
“Tranche A-1 Commitment Increase” has the meaning set forth in SECTION 2.02(e).
“Tranche A-1 Lenders” means, collectively, the Domestic Tranche A-1 Lenders and the Canadian Tranche A-1 Lenders.
“Tranche A-1 Loans” means collectively, all Domestic Tranche A-1 Loans and all Canadian Tranche A-1 Loans.
“Tranche A-1 Notes” means collectively, the Canadian Tranche A-1 Notes and the Domestic Tranche A-1 Notes.
“Tranche A-1 Percentage” means with respect to each Tranche A-1 Lender, that percentage of the Tranche A-1 Loans of all Tranche A-1 Lenders hereunder, in the amount set forth opposite such Tranche A-1 Lender’s name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to this Agreement.
“Tranche A-1 Push-Down Reserve” means the amount, as of any date of determination, equal to (a) the difference, if a positive number, between the outstanding Domestic Tranche A-1 Loans and Domestic Incremental Availability, and/or (b) the difference, if a positive number, between the outstanding Canadian Tranche A-1 Loans and Canadian Incremental Availability.
“Tri-Party Agreement” means an agreement substantially in the form of Exhibit N among a Loan Party, any Person providing freight, warehousing and consolidation services to such Loan Party and the Administrative Agent or Canadian Agent, as applicable, in which such Person acknowledges that (a) the Administrative Agent holds a first priority Lien on the Inventory of the Loan Parties, (b) such Person has furnished written acknowledgment to such Loan Party that such Person holds Inventory in its possession as bailee for such Loan Party and that such Loan Party has title to such Inventory, (c) any Inventory delivered to a carrier for shipment will reflect a Loan Party as consignor and consignee, (d) it will promptly notify the Administrative Agent of its receipt of notice from the seller of such Inventory of the seller’s stoppage of delivery of such Inventory to the Loan Party, and (e) agrees, upon notice from the Administrative Agent or the Canadian Agent, as applicable, to hold and dispose of the subject Inventory solely as directed by the Administrative Agent or the Canadian Agent, as applicable.
“TRU Inventory” means all Inventory of the Loan Parties which is offered for sale (or is designated for sale) at any “Toys “R” Us” Store, including, but not limited to, any such Inventory held for sale in internet and other direct sales and all Inventory of the Loan Parties specifically designated as “Toys “R” Us” Inventory at any distribution center or warehouse maintained by the Loan Parties.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, BA Equivalent Rate, Canadian Prime Rate or Prime Rate, as applicable.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
“Unanimous Consent” means the consent of Lenders (other than Defaulting Lenders) holding 100% of the Commitments (other than Commitments held by a Defaulting Lender).
“Unused Canadian Commitment” means, on any day, (a) the then Canadian Total Commitments, minus (b) the sum of (i) the principal amount of Loans to the Canadian Borrower then outstanding, and (ii) the then Canadian Letter of Credit Outstandings.
“Unused Domestic Commitment” shall mean, on any day, (a) the lesser of (i) the then Domestic Total Commitments, or (ii) the difference between the then Domestic Total Commitments and the then Canadian Total Commitments, minus (b) the sum of (i) the principal amount of Loans of the Domestic Borrowers then outstanding, and (ii) the then Domestic Letter of Credit Outstandings.
“Unused Fee” has the meaning provided in SECTION 2.19(b).
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02    Terms Generally.
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) all Schedules to this Agreement shall relate solely to the Domestic Loan Parties and the Canadian Loan Parties, (f) the term “security interest” shall include a hypothec, (g) the term “solidary” as used herein shall be read and interpreted in accordance with the Civil Code of Québec, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible, moveable and immoveable, and intangible assets and properties, including cash, securities, accounts and contract rights, (i) all financial statements and other financial information provided by the Domestic Borrowers to the Administrative Agent or any Lender shall be provided with reference to dollars, (j) all references to "$" or "dollars" or to amounts of money and all calculations of Canadian Availability, Incremental Availability, Domestic Availability, permitted “baskets” and other similar matters shall, unless otherwise expressly provided to be CD$, be deemed to be references to the lawful currency of the United States of America at the Equivalent Amount, and (k) this Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Borrowers and the Agents and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Agents or any of the Lenders merely on account of the Agents’ or any Lender’s involvement in the preparation of such documents.
SECTION 1.03    Accounting Terms; GAAP.
Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
SECTION 1.04    Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II
Amount and Terms of Credit
SECTION 2.01    Commitment of the Lenders.
(a)    Each Domestic Lender, severally and not jointly with any other Domestic Lender, agrees, upon the terms and subject to the conditions herein set forth, to make Credit Extensions to or for the benefit of the Domestic Borrowers, and each Canadian Lender severally and not jointly with any other Canadian Lender, agrees upon the terms and subject to the conditions herein set forth, to make Credit Extensions to the Canadian Borrower, on a revolving basis, subject in each case to the following limitations:
(i)    The Total Domestic Revolver Outstandings shall not at any time exceed Domestic Availability;
(ii)    The Total Canadian Revolver Outstandings shall not at any time exceed Canadian Availability;

(iii)    Letters of Credit shall be available from the Issuing Banks to the Borrowers, subject to the ratable participation of the Domestic Lenders or Canadian Lenders, as applicable, as set forth in SECTION 2.13. The Domestic Borrowers shall not at any time permit the aggregate Domestic Letter of Credit Outstandings at any time to exceed the Domestic Letter of Credit Sublimit and the Canadian Borrower shall not at any time permit the aggregate Canadian Letter of Credit Outstandings to exceed the Canadian Letter of Credit Sublimit;
(iv)    The Loans made to, and the Letters of Credit issued on behalf of, the Canadian Borrower by the Canadian Lenders may be either in $ or CD$, at the option of the Canadian Borrower, as herein set forth;
(v)    The Revolving Credit Loans (other than Swingline Loans) made to the Canadian Borrower shall be Prime Rate Loans or BA Equivalent Loans, or if made in dollars, shall be LIBO Loans or dollar denominated Prime Rate Loans;
(vi)    No Lender shall be obligated to make any Credit Extension (A) to the Domestic Borrowers in excess of such Lender’s Domestic Commitment, or (B) to the Canadian Borrower in excess of such Lender’s Canadian Commitment; and
(vii)    Subject to all of the other provisions of this Agreement, Revolving Credit Loans to the Borrowers that are repaid may be reborrowed prior to the Termination Date.
(b)    Each Borrowing of Revolving Credit Loans (other than Swingline Loans) by the Domestic Borrowers shall be made by the Domestic Lenders pro rata in accordance with their respective Domestic Commitment Percentages, and each Borrowing of Revolving Credit Loans (other than Swingline Loans) by the Canadian Borrower shall be made by the Canadian Lenders pro rata in accordance with their respective Canadian Commitment Percentages. The failure of any Domestic Lender or Canadian Lender, as applicable, to make any Loan to the Domestic Borrowers or the Canadian Borrower, as applicable, shall neither relieve any other Domestic Lender or Canadian Lender, as applicable, of its obligation to fund its Loan to the Domestic Borrowers or the Canadian Borrower, as applicable, in accordance with the provisions of this Agreement nor increase the obligation of any such other Domestic Lender or Canadian Lender, as applicable.
(c)    On the First Amendment Effective Date, each Tranche A-1 Lender shall make a Tranche A-1 Loan to the Domestic Borrower and the Canadian Borrower in the amount set forth opposite such Lender’s name on Schedule 1.1.
SECTION 2.02    Increase in Total Commitments.
(a)    At any time and from time to time on or after the Effective Date, so long as no Default or Event of Default then exists or would arise therefrom, (i) the Lead Borrower shall have the right to request an increase of the then outstanding Domestic Commitments (which Commitment Increase may take the form of a term loan tranche) by such amount as would cause the Domestic Total Commitments not to exceed in the aggregate (A) $3,000,000,000 minus (B) the then outstanding Canadian Commitments (after taking into effect the amount of any increases in the Canadian Commitments requested pursuant to this SECTION 2.02(a) on or after the Effective Date), minus (C) all outstanding Tranche A-1 Loans, and (ii) the Canadian Borrower shall have the right to request an increase of the then outstanding Canadian Commitments to an amount not to exceed the Canadian Total Commitment Increase Amount (which Commitment Increase may take the form of a term loan tranche). The Lead Borrower may approach any Lender or any other Person (other than a natural person) to provide all or a portion of any such requested Commitment Increase; provided that, to the extent existing Lenders and Persons approached by the Lead Borrower have declined to provide the requested Commitment Increase, the Administrative Agent, in consultation with the Lead Borrower, will use its reasonable best efforts to arrange for other Persons to become a Domestic Lender or Canadian Lender, as applicable, hereunder and to issue commitments in an amount equal to the amount of the Commitment Increase requested by the Lead Borrower and/or the Canadian Borrower (each such increase by either means, a “Commitment Increase,” and each Person issuing, or Lender increasing, its Commitment, an “Additional Commitment Lender”); provided, however, that (i) no Lender shall be obligated to provide a Commitment Increase as a result of any such request by the Lead Borrower or the Canadian Borrower, as applicable, (ii) any Additional Commitment Lender which is not an existing Lender shall be subject to the approval of the Administrative Agent, the Issuing Banks and the Lead Borrower (which approval shall not be unreasonably withheld), and (iii) each Additional Commitment Lender which is a Canadian Lender shall be in compliance with the provisions of SECTION 2.23(j). Each Commitment Increase (other than any such Commitment Increase made on the Effective Date) shall be in a minimum aggregate amount of at least $25,000,000 and in integral multiples of $5,000,000 in excess thereof. Each Additional Commitment Lender agreeing to provide a Commitment Increase pursuant to this SECTION 2.02(a) shall be entitled to receive interest, letter of credit fees and unused fees at the rates provided for Lenders. Moreover, that portion of the Commitment of each Additional Commitment Lender constituting a Commitment Increase made pursuant to this SECTION 2.02(a) (i) shall terminate on the Termination Date, and (ii) shall otherwise be on the same terms as set forth in, and be entitled to the benefits of, this Agreement and the other Loan Documents.
(b)    Conditions to Effectiveness of each Commitment Increase. No Commitment Increase shall become effective unless and until each of the following conditions has been satisfied:
(i)    The Borrowers, the Administrative Agent, and each Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in substantially the form of Exhibit H hereto;
(ii)    The Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders and to the Administrative Agent and MLPFS as the Lead Borrower, the Administrative Agent, MLPFS and such Additional Commitment Lenders shall agree;
(iii)    If requested by the Administrative Agent or the Canadian Agent, as applicable, the Borrowers shall deliver to the Administrative Agent or the Canadian Agent, as applicable, and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent or the Canadian Agent, as applicable, from counsel to the Borrowers reasonably satisfactory to the Administrative Agent or the Canadian Agent, as applicable, and dated such date;
(iv)    A Revolving Credit Note (to the extent requested), to be in conformity with the requirements of SECTION 2.07 (with appropriate modification), will be issued, at the Borrowers’ expense, to each Additional Commitment Lender to the extent necessary to reflect the new Commitment of each Additional Commitment Lender; ~~and~~

(v)    to the extent that the Commitment Increase shall take the form of a term loan, this Agreement shall be amended, in form and substance reasonably satisfactory to the Administrative Agent, to include such terms as are customary for a term loan commitment, including that the term loan advances shall (A) have a maturity date no earlier than the Latest Maturity Date, (B) if subject to amortization, shall have an average weighted life extending beyond the Latest Maturity Date, (C) shall bear interest at the rate agreed between the Borrowers and such Lender or Additional Commitment Lender and (D) not be voluntarily prepaid unless contemporaneously therewith, the Commitments are ratably permanently reduced and prepaid; and
(~~v~~vi)    The Borrowers and each Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent or the Canadian Agent, as applicable, may reasonably have requested in order to effectuate the documentation of the foregoing.
(c)    Notification by Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Commitment Increase (with each date of such effectiveness being referred to herein as a “Commitment Increase Date”), and, at such time, (i) the Domestic Commitments or Canadian Commitments, as applicable, under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, (ii) Schedule 1.1 shall be deemed modified, without further action, to reflect the revised Domestic Commitments and Domestic Commitment Percentages of the Domestic Lenders or the revised Canadian Commitments and Canadian Commitment Percentages of the Canadian Lenders and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increased Commitments.
(d)    Other Provisions. In connection with Commitment Increases hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (i) the Borrowers shall, in coordination with the Administrative Agent, (A) repay outstanding Revolving Credit Loans of certain Lenders, and obtain Revolving Credit Loans from certain other Lenders (including the Additional Commitment Lenders), or (B) take such other actions as reasonably may be required by the Administrative Agent, in each case to the extent necessary so that all of the Lenders effectively participate in each of the outstanding Revolving Credit Loans pro rata on the basis of their Domestic Commitment Percentages or Canadian Commitment Percentages, as applicable (determined after giving effect to any increase in the Commitments pursuant to this SECTION 2.02), and (ii) the Borrowers shall pay to the Lenders any costs of the type referred to in SECTION 2.16(b) in connection with any repayment and/or Revolving Credit Loans required pursuant to preceding clause (i). Without limiting the obligations of the Borrowers provided for in this SECTION 2.02, the Administrative Agent and the Lenders agree that they will use their best efforts to attempt to minimize the costs of the type referred to in SECTION 2.16(b) which the Borrowers would otherwise incur in connection with the implementation of an increase in the Domestic Commitments or the Canadian Commitments.
(e)    Reinstatement of Tranche A-1 Commitments. At any time, so long as no Default or Event of Default then exists or would arise therefrom, subject to the prior written consent of the Required Lenders, if the then outstanding Total Commitments are less than $3,000,000,000, without duplication of the provisions of SECTION 2.02(a), the Lead Borrower shall have the right on a one-time basis to request an increase of the then outstanding ~~Domestic~~ Commitments by an aggregate amount not to exceed $~~150,000,000~~280,000,000 (the “Tranche A-1 Commitment Increase”); provided, however, that after giving effect to the Tranche A-1 Commitment Increase and any other

Commitment Increases pursuant to this SECTION 2.02, the sum of the Total Commitments plus the outstanding Tranche A-1 Loans shall not exceed $3,000,000,000 at any time. The Tranche A-1 Commitment Increase shall be structured on substantially the same terms as apply to the Tranche A-1 Commitments under, and as defined in, the Original Credit Agreement (i.e. as a first-in, last out facility); provided that the Tranche A-1 Commitment Increase shall be subject to such pricing, fees and other terms as the Lead Borrower, MLPFS and the Persons participating in the Tranche A-1 Commitment Increase shall agree; provided further that (i) no ~~Domestic~~ Lender shall be obligated to increase its ~~Domestic~~ Commitment as a result of any such request by the Lead Borrower and (ii) any Person participating in the Tranche A-1 Commitment Increase which is not then an existing ~~Domestic~~ Lender shall be subject to the approval of the Administrative Agent, the Issuing Banks and the Lead Borrower (which approval shall not be unreasonably withheld). The parties acknowledge that the Tranche A-1 Commitments (as defined in the Original Credit Agreement) have been reinstated as of the First Amendment Effective Date and that the amount of the Tranche A-1 Loans may not be increased pursuant to SECTION 2.02(a) or otherwise.
SECTION 2.03    Reserves; Changes to Reserves.
(a)    The Inventory Reserves and Availability Reserves as of the First Amendment Effective Date are those set forth in the Borrowing Base Certificate delivered to the Administrative Agent on the First Amendment Effective Date.
(b)    The Administrative Agent shall establish an Availability Reserve applicable to the Tranche A Borrowing Base in the amount of the Tranche A-1 Push-Down Reserve at any time that outstanding Domestic Tranche A-1 Loans exceeds Domestic Incremental Availability. The Administrative Agent shall establish an Availability Reserve applicable to the Canadian Borrowing Base in the amount of the Tranche A-1 Push-Down Reserve at any time that outstanding Canadian Tranche A-1 Loans exceeds Canadian Incremental Availability.
(~~b~~c)    Any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) may hereafter establish additional Reserves or change any of the Reserves in effect on the Effective Date, in the exercise of its reasonable business judgment acting in accordance with industry standards for asset based lending in the retail industry; provided that such Reserves shall not be established or changed except upon not less than five (5) Business Days notice to the Borrowers (during which period the Co-Collateral Agents shall be available to discuss any such proposed Reserve with the Borrowers); provided further that no such prior notice shall be required for (1) changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, Customer Credit Liabilities), or (2) changes to Reserves or the establishment of additional Reserves if a Material Adverse Effect under clause (b) of the definition thereof has occurred or it would be reasonably likely that a Material Adverse Effect under clause (b) of the definition thereof would occur were such Reserves not changed or established prior to the expiration of such five (5) Business Day period, or (3) the establishment of the Tranche A-1 Push-Down Reserve.
SECTION 2.04    Making of Loans.
(a)    Except as set forth in SECTION 2.09, SECTION 2.10 and SECTION 2.11, Revolving Credit Loans (other than Swingline Loans) shall be either Prime Rate Loans, LIBO Loans or BA Equivalent Loans as the Lead Borrower, on behalf of the Domestic Borrowers, or the Canadian

Borrower, may request (which request shall, in the case of the Domestic Borrowers, be made in the form attached hereto as Exhibit C-1 and, in the case of the Canadian Borrower, be made in the form attached hereto as Exhibit C-2, and in the case of Loans to the Canadian Borrower, indicate whether CD$ or $ advances are requested) subject to and in accordance with this SECTION 2.04. All Swingline Loans shall be only Prime Rate Loans. All Revolving Credit Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be Revolving Credit Loans of the same Type. Each Lender may fulfill its Commitment with respect to any Revolving Credit Loan by causing any lending office of such Lender to make such Revolving Credit Loan; provided, however, that any such use of a lending office shall not affect the obligation of the Borrowers to repay such Revolving Credit Loan in accordance with the terms of the applicable Revolving Credit Note. Each Lender shall, subject to its overall policy considerations, use reasonable efforts to select a lending office which will not result in the payment of increased costs by the Borrowers. Subject to the other provisions of this SECTION 2.04 and the provisions of SECTION 2.11, Borrowings of Revolving Credit Loans of more than one Type may be incurred at the same time, but in any event no more than fifteen (15) Borrowings of LIBO Loans may be outstanding at any time and no more than eight (8) Borrowings of BA Equivalent Loans may be outstanding at any time.
(b)    The Lead Borrower shall give the Administrative Agent (i) two (2) Business Days’ prior telephonic notice (thereafter confirmed in writing) of each Borrowing of LIBO Loans, and (ii) notice of each Borrowing of Prime Rate Loans by the Domestic Borrowers on the proposed day of each Borrowing. The Canadian Borrower shall give the Canadian Agent (i) two (2) Business Days’ prior telephonic notice (thereafter confirmed in writing) of each Borrowing of BA Equivalent Loans or LIBO Loans and (ii) one (1) Business Day’s prior telephonic notice (thereafter confirmed in writing) of each Borrowing of Prime Rate Loans by the Canadian Borrower. Any such notice, to be effective, must be received by the Administrative Agent or the Canadian Agent, as applicable, (i) not later than 11:00 a.m. on the second Business Day, in the case of LIBO Loans or BA Equivalent Loans, and on the first Business Day, in the case of Prime Rate Loans to the Canadian Borrower, prior to the date on which such Borrowing is to be made and, and (ii) no later than 12:00 noon on the same Business Day in the case of Prime Rate Loans to the Domestic Borrowers on which such Borrowing is to be made. Such notice shall be irrevocable, shall contain disbursement instructions and shall specify: (i) whether the Borrowing then being requested is to be a Borrowing of Prime Rate Loans (and, in the case of the Canadian Borrower, whether the Borrowing is in CD$ or $), BA Equivalent Loans, or LIBO Loans and, if BA Equivalent Loans or LIBO Loans, the Interest Period with respect thereto; (ii) the amount of the proposed Borrowing (which shall be in an integral multiple of $1,000,000, but not less than $5,000,000, in the case of LIBO Loans, and be in an integral multiple of CD$1,000,000, but not less than CD$1,000,000, in the case of BA Equivalent Loans); and (iii) the date of the proposed Borrowing (which shall be a Business Day). If no election of Interest Period is specified in any such notice for a Borrowing of LIBO Loans or BA Equivalent Loans, such notice shall be deemed a request for an Interest Period of one (1) month. If no election is made as to the Type of Revolving Credit Loan, such notice shall be deemed a request for Borrowing of Prime Rate Loans. The Administrative Agent or the Canadian Agent, as applicable, shall promptly notify each Lender of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Interest Periods applicable thereto, as appropriate. On the borrowing date specified in such notice, each Domestic Lender shall make its share of the Borrowing available at the office of the Administrative Agent at 100 Federal Street, Boston, Massachusetts 02110, and each Canadian Lender shall make its share of the Borrowing available at the office of the Canadian Agent at 181 Bay Street, 4th Floor, Toronto, Ontario, Canada

M5J 2V8, in each case no later than 3:00 p.m., in immediately available funds. Unless the Administrative Agent or the Canadian Agent, as applicable, shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent or the Canadian Agent, as applicable, such Lender’s share of such Borrowing, the Administrative Agent and the Canadian Agent may assume that such Lender has made such share available on such date in accordance with this SECTION 2.04 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In the event a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent or the Canadian Agent, as applicable, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent or the Canadian Agent, as applicable, forthwith on demand such corresponding amount, with interest thereon for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent or the Canadian Agent, at (i) in the case of a Domestic Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, (ii) in the case of a Canadian Lender, the greater of the Bank of Canada Overnight Rate and a rate determined by the Canadian Agent in accordance with banking industry rules on interbank compensation, or (iii) in the case of the Borrowers, the interest rate applicable to Prime Rate Loans. If such Lender pays such amount to the Administrative Agent or the Canadian Agent, as applicable, then such amount shall constitute such Lender’s Revolving Credit Loan included in such Borrowing. Upon receipt of the funds made available by the Lenders to fund any borrowing hereunder, the Administrative Agent or the Canadian Agent, as applicable, shall disburse such funds in the manner specified in the notice of borrowing delivered by the Lead Borrower or Canadian Borrower and shall use reasonable efforts to make the funds so received from the Lenders available to the Borrowers no later than 5:00 p.m.
(c)    To the extent not paid by the Borrowers when due (after taking into consideration any applicable grace period), the Administrative Agent and the Canadian Agent, as applicable, without the request of the Lead Borrower or the Canadian Borrower, as applicable, may advance any interest, fee payable pursuant to SECTION 2.19 or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that a Domestic Overadvance or Canadian Overadvance, as applicable, may result thereby; provided that no such Overadvance may be made if after giving effect thereto, the aggregate Domestic Commitments or the aggregate Canadian Commitments would be exceeded. The Administrative Agent or the Canadian Agent, as applicable, shall advise the Lead Borrower or the Canadian Borrower, as applicable, of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent or the Canadian Agent, as applicable, shall not constitute a waiver of the Administrative Agent’s or the Canadian Agent’s rights and the Borrowers’ obligations under SECTION 2.17(a) and SECTION 2.17(b). Any amount which is added to the principal balance of the Loan Account as provided in this SECTION 2.04(c) shall bear interest at the interest rate then and thereafter applicable to Prime Rate Loans.
(d)    Notwithstanding anything to the contrary herein contained, with respect to the Canadian Borrower, (i) all references to “the Lead Borrower” and “the Administrative Agent” in SECTIONS 2.04(b), 2.04(c), 2.17, and 2.18 shall mean and refer to the Canadian Borrower and the Canadian Agent (except to the extent such provisions already make reference to the Canadian Borrower and the Canadian Agent), respectively, (ii) the address of the Canadian Agent to which each Lender must make its share of Borrowings to the Canadian Borrower available is 181 Bay

Street, 4th Floor, Toronto, Ontario, Canada M5J 2V8, and (iii) the Canadian Agent shall promptly notify the Administrative Agent of each Borrowing by the Canadian Borrower, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Periods applicable thereto.
SECTION 2.05    Overadvances.
(a)    The Agents, the Canadian Agent and the Lenders shall have no obligation to make any Revolving Credit Loan (including, without limitation, any Swingline Loan) or to provide any Letter of Credit if a Domestic Overadvance or Canadian Overadvance would result.
(b)    The Administrative Agent may, in its discretion, and shall, at the direction of any Co-Collateral Agent, make Permitted Domestic Overadvances to the Domestic Borrowers without the consent of the Lenders and each Lender shall be bound thereby. The Canadian Agent may, in its discretion, and shall, at the direction of any Co-Collateral Agent, make Permitted Canadian Overadvances to the Canadian Borrower without the consent of the Lenders and each Lender shall be bound thereby. Any Permitted Domestic Overadvances or Permitted Canadian Overadvances may constitute Swingline Loans. The making of a Permitted Domestic Overadvance is for the benefit of the Domestic Borrowers and shall constitute a Revolving Credit Loan and an Obligation. The making of a Permitted Canadian Overadvance is for the benefit of the Canadian Borrower and shall constitute a Revolving Credit Loan and an Obligation. The making of any such Permitted Domestic Overadvance or Permitted Canadian Overadvance on any one occasion shall not obligate the Administrative Agent, the Co-Collateral Agents or the Canadian Agent, as applicable, or any Lender to make or permit any Permitted Domestic Overadvance or Permitted Canadian Overadvance on any other occasion or to permit such Permitted Domestic Overadvances or Permitted Canadian Overadvances to remain outstanding.
(c)    The making by the Administrative Agent of a Permitted Domestic Overadvance or by the Canadian Agent of a Permitted Canadian Overadvance shall not modify or abrogate any of the provisions of SECTION 2.13(g) regarding the Lenders’ obligations to purchase participations with respect to Letter of Credit Disbursements.
SECTION 2.06    Swingline Loans
(a)    Each Swingline Lender is authorized by the Domestic Lenders and the Canadian Lenders, as applicable, to, and shall, make Swingline Loans at any time (subject to SECTION 2.06(b)) (i) to the Domestic Borrowers up to the amount of the sum of the Domestic Swingline Loan Ceiling, plus any Permitted Domestic Overadvances, and (ii) to the Canadian Borrower up to the amount of the sum of the Canadian Swingline Loan Ceiling, plus any Permitted Canadian Overadvances, in each case upon a notice of Borrowing from Lead Borrower received by the Administrative Agent or the Canadian Agent, as applicable, and the applicable Swingline Lender (which notice, at the Swingline Lender’s discretion, may be submitted prior to 3:00 p.m. for the Domestic Borrowers and 12:00 noon for the Canadian Borrower, on the Business Day on which such Swingline Loan is requested); provided that the Swingline Lender shall not be obligated to make any Swingline Loan in its reasonable discretion if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by the making of such Swingline Loan may have, Fronting Exposure. Swingline Loans shall be Prime Rate Loans and shall be subject to periodic settlement with the Domestic Lenders and Canadian Lenders, as applicable, (other than Tranche A-1 Lenders) under SECTION 2.22 below. Immediately upon the making of a Swingline

Loan, each Domestic Lender or Canadian Lender, as applicable, (other than Tranche A-1 Lenders) shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, times the amount of such Swingline Loan. Each Swingline Lender shall have all of the benefits and immunities (A) provided to the Agents in Article VIII with respect to any acts taken or omissions suffered by the Swingline Lender in connection with Swingline Loans made by it or proposed to be made by it as if the term “Agents” as used in Article VIII included each Swingline Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to each Swingline Lender.
(b)    The Lead Borrower’s request for a Swingline Loan shall be deemed a representation that the applicable conditions for borrowing under SECTION 4.02 are satisfied. If the conditions for borrowing under SECTION 4.02 cannot in fact be fulfilled, (i) the Lead Borrower or the Canadian Borrower, as applicable, shall give immediate notice (a “Noncompliance Notice”) thereof to the Administrative Agent, the Canadian Agent, and the applicable Swingline Lender, and the Administrative Agent and the Canadian Agent, as applicable, shall promptly provide each Lender with a copy of the Noncompliance Notice, and (ii) the Required Lenders may direct the applicable Swingline Lender to, and such Swingline Lender thereupon shall, cease making Swingline Loans (other than Permitted Domestic Overadvances and Permitted Canadian Overadvances) until such conditions can be satisfied or are waived in accordance with SECTION 9.02. Unless the Required Lenders so direct the applicable Swingline Lender, such Swingline Lender may, but is not obligated to, continue to make Swingline Loans commencing one (1) Business Day after the Non-Compliance Notice is furnished to the Domestic Lenders. Notwithstanding the foregoing, no Swingline Loans (other than Permitted Domestic Overadvances and Permitted Canadian Overadvances) shall be made pursuant to this SECTION 2.06(b) if the Total Domestic Revolver Outstandings or the Total Canadian Revolver Outstandings, as applicable, would exceed the limitations set forth in SECTION 2.01.
SECTION 2.07    Notes.
(a)    Upon the request of any Domestic Lender, the ~~Revolving Credit~~ Loans made by such Domestic Lender shall be evidenced by a Revolving Credit Note or Tranche A-1 Note, as applicable, duly executed on behalf of the Domestic Borrowers, dated the Effective Date or the First Amendment Effective Date, as applicable, payable to the order of such Domestic Lender in an aggregate principal amount equal to such Domestic Lender’s Commitment.
(b)    Upon the request of any Swingline Lender, the Revolving Credit Loans made by such Swingline Lender with respect to Swingline Loans shall be evidenced by a Swingline Note, duly executed on behalf of the Borrowers, dated the Effective Date, payable to the order of such Swingline Lender, in an aggregate principal amount equal to the Domestic Swingline Loan Ceiling or Canadian Swingline Loan Ceiling, as applicable.
(c)    Upon the request of any Canadian Lender, the ~~Revolving Credit~~ Loans made by such Canadian Lender shall be evidenced by a Revolving Credit Note or Tranche A-1 Note, as applicable, duly executed on behalf of the Canadian Borrower, dated the Effective Date or the First Amendment Effective Date, as applicable, payable to the order of such Canadian Lender in an aggregate principal amount equal to such Canadian Lender’s Commitment.

(d)    Each Lender is hereby authorized by the applicable Borrowers to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of any Borrower to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.
(e)    Upon receipt of an affidavit and indemnity of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor at such Lender’s expense.
SECTION 2.08    Interest on ~~Revolving Credit~~ Loans.
(a)    Interest on Revolving Credit Loans.
(i)    Subject to SECTION 2.12, each Prime Rate Loan made by a Lender shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the then Prime Rate or Canadian Prime Rate, as applicable, plus the Applicable Margin for Prime Rate Loans.
(ii)    Subject to SECTION 2.09 through SECTION 2.12, each LIBO Loan made by a Lender shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period, plus the Applicable Margin for LIBO Loans (or with respect to Loans to the Canadian Borrower made in dollars, the Applicable Margin for LIBO Loans made in dollars or Prime Rate Loans, as applicable).
(iii)    Subject to SECTION 2.12, each BA Equivalent Loan made by a Lender shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the then BA Rate, plus the Applicable Margin for BA Equivalent Loans.
(b)    Interest on Tranche A-1 Loans.
(i)    Subject to SECTION 2.12, each Tranche A-1 Loan which is a Prime Rate Loan made by a Tranche A-1 Lender shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the then Prime Rate or Canadian Prime Rate, as applicable, plus the Tranche A-1 Applicable Margin for Prime Rate Loans.
(ii)    Subject to SECTION 2.09 through SECTION 2.12, each Tranche A-1 Loan which is a LIBO Loan made by a Tranche A-1 Lender shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period, plus the Tranche A-1 Applicable Margin for LIBO Loans.

(~~b~~c)    Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, at maturity (whether by acceleration or otherwise) and after such maturity on demand.
(~~c~~d)    For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever interest to be paid hereunder is to be calculated on the basis of a year of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 360 or such other period of time, as the case may be. Calculations of interest shall be made using the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or any other basis that gives effect to the principle of deemed reinvestment of interest.
SECTION 2.09    Conversion and Continuation of ~~Revolving Credit~~ Loans.
(a)    The Lead Borrower or the Canadian Borrower, as applicable, shall have the right at any time, on two (2) Business Days’ prior notice to the Administrative Agent or the Canadian Agent, as applicable (which notice, to be effective, must be received by the Administrative Agent not later than 11:00 a.m. on the second Business Day preceding the date of any conversion), (i) to convert any outstanding Borrowings of Prime Rate Loans to Borrowings of LIBO Loans, in the case of the Domestic Borrowers, Dollar denominated Prime Rate Loans to Borrowings of LIBO Loans or CD$ denominated Prime Rate Loans to Borrowings (other than Canadian Tranche A-1 Loans) of BA Equivalent Loans, in the case of the Canadian Borrower, or (ii) to continue an outstanding Borrowing of LIBO Loans or BA Equivalent Loans for an additional Interest Period, or (iii) to convert any outstanding Borrowings of LIBO Loans to a Borrowing of dollar denominated Prime Rate Loans, and to convert any outstanding Borrowings of BA Equivalent Loans to a Borrowing of CD$ denominated Prime Rate Loans subject in each case to the following:
(i)    No Borrowing of ~~Revolving Credit~~ Loans may be converted into, or continued as, LIBO Loans or BA Equivalent Loans at any time when any Specified Default has occurred and is continuing (nothing contained herein being deemed to obligate the Borrowers to incur Breakage Costs upon the occurrence of an Event of Default unless the Obligations are accelerated);
(ii)    If less than a full Borrowing of ~~Revolving Credit~~ Loans is converted, such conversion shall be made pro rata among the Domestic Lenders or Canadian Lenders, as applicable, based upon their Domestic Commitment Percentages ~~or~~, Canadian Commitment Percentages, or Tranche A-1 Percentages, as applicable, in accordance with the respective principal amounts of the ~~Revolving Credit~~ Loans comprising such Borrowing held by such Lenders immediately prior to such conversion;
(iii)    The aggregate principal amount of Prime Rate Loans being converted into, or continued as, LIBO Loans shall be in an integral of $1,000,000 and at least $5,000,000, and the aggregate principal amount of Prime Rate Loans being converted into, or continued as, BA Equivalent Loans shall be in an integral of CD$1,000,000 and at least CD$1,000,000;
(iv)    Each Lender shall effect each conversion by applying the proceeds of its new LIBO Loan or dollar denominated Prime Rate Loan, as the case may be, to its ~~Revolving Credit~~

Loan being so converted and also, in the case of each Canadian Lender, shall effect each conversion by applying the proceeds of its new BA Equivalent Loan or CD$ denominated Prime Rate Loan, as the case may be, to its ~~Revolving Credit~~ Loan being so converted;
(v)    The Interest Period with respect to a Borrowing of LIBO Loans or BA Equivalent Loans effected by a conversion or in respect to the Borrowing of LIBO Loans or BA Equivalent Loans being continued as LIBO Loans or BA Equivalent Loans, respectively, shall commence on the date of conversion or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;
(vi)    A Borrowing of LIBO Loans or BA Equivalent Loans may be converted only on the last day of an Interest Period applicable thereto, unless the applicable Borrower pays all Breakage Costs incurred in connection with such conversion;
(vii)    In no event shall more than fifteen (15) Borrowings of LIBO Loans be outstanding at any time or more than eight (8) Borrowings of BA Equivalent Loans be outstanding at any time and
(viii)    Each request for a conversion or continuation of a Borrowing of LIBO Loans or BA Equivalent Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one (1) month.
(b)    If the Lead Borrower or the Canadian Borrower, as applicable, does not give notice to convert any Borrowing of LIBO Loans or BA Equivalent Loans, or does not give notice to continue, or does not have the right to continue, any Borrowing as LIBO Loans or BA Equivalent Loans, in each case as provided in SECTION 2.09(a) above, such Borrowing shall automatically be converted to, or continued as, as applicable, a Borrowing of dollar denominated Prime Rate Loans or a Borrowing of CD$ denominated Prime Rate Loans, at the expiration of the then-current Interest Period. The Administrative Agent or Canadian Agent, as applicable, shall, after it receives notice from the Lead Borrower or the Canadian Borrower, promptly give each Domestic Lender or Canadian Lender, as applicable, notice of any conversion, in whole or part, of any Revolving Credit Loan made by such Lender.
SECTION 2.10    Alternate Rate of Interest for ~~Revolving Credit~~ Loans.
If prior to the commencement of any Interest Period for a LIBO Borrowing or BA Equivalent Loan Borrowing, the Administrative Agent or the Canadian Agent, as applicable:
(a)    Reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the BA Rate (in accordance with the terms of the definitions thereof) for such Interest Period; or
(b)    Is advised by the Required Lenders that the Adjusted LIBO Rate or BA Rate for such Interest Period will not adequately and fairly reflect the cost to such Required Lenders of making or maintaining their ~~Revolving Credit~~ Loans included in such Borrowing for such Interest Period;
then the Administrative Agent or the Canadian Agent, as applicable, shall give notice thereof to the Lead Borrower or the Canadian Borrower, as applicable, and the Lenders, in the case of a requested LIBO

Borrowing, and the Canadian Lenders, in the case of a requested BA Equivalent Loan Borrowing, by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent or the Canadian Agent notifies the Lead Borrower or the Canadian Borrower, as applicable, and the applicable Lenders that the circumstances giving rise to such notice no longer exist (which notice the Administrative Agent or the Canadian Agent, as applicable, shall deliver promptly upon obtaining knowledge of the same), (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Borrowing or a BA Equivalent Loan Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBO Borrowing or a BA Equivalent Loan Borrowing, such Borrowing shall be made as a Borrowing of Prime Rate Loans unless withdrawn by the Lead Borrower or Canadian Borrower, as the case may be.
SECTION 2.11    Change in Legality.
(a)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, if any Change in Law occurring after the Effective Date shall make it unlawful for a Lender to make or maintain a LIBO Loan or to give effect to its obligations as contemplated hereby with respect to a LIBO Loan, then, by written notice to the Lead Borrower or to the Canadian Borrower, as applicable, such Lender may (i) declare that LIBO Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Lead Borrower or the Canadian Borrower, as applicable, for a LIBO Borrowing shall, unless withdrawn, as to such Lender only, be deemed a request for a Dollar denominated Prime Rate Loan unless such declaration shall be subsequently withdrawn; and (ii) require that all outstanding LIBO Loans made by such Lender be converted to Dollar denominated Prime Rate Loans, in which event all such LIBO Loans shall be automatically converted to Dollar denominated Prime Rate Loans as of the effective date of such notice as provided in SECTION 2.09(b). In the event any Lender shall exercise its rights hereunder, all payments and prepayments of principal which would otherwise have been applied to repay the LIBO Loans that would have been made by such Lender or the converted LIBO Loans of such Lender, shall instead be applied to repay the Prime Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBO Loans.
(b)    For purposes of this SECTION 2.11, a notice to the Lead Borrower or to the Canadian Borrower, as applicable, pursuant to SECTION 2.11(a) above shall be effective, if lawful, and if any LIBO Loans shall then be outstanding, on the last day of the then-current Interest Period; and, otherwise, such notice shall be effective on the date of receipt by the Lead Borrower or the Canadian Borrower, as applicable.
SECTION 2.12    Default Interest.
Effective upon written notice from the Administrative Agent or the Canadian Agent, as applicable, after the occurrence of any Specified Default and at all times thereafter while such Specified Default is continuing, interest shall accrue on all overdue amounts owing by the Borrowers (after as well as before judgment, as and to the extent permitted by law) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days as applicable) (the “Default Rate”) equal to the rate (including the Applicable Margin) in effect from time to time plus two percent (2.00%) per annum and such interest shall be payable on each Interest Payment Date (or any earlier maturity of the Loans).

SECTION 2.13    Letters of Credit.
(a)    Upon the terms and subject to the conditions herein set forth, at any time and from time to time after the Effective Date and prior to the Termination Date, the Lead Borrower on behalf of the Domestic Borrowers, and the Canadian Borrower for itself and its Subsidiaries, may request an Issuing Bank (which in the case of the Canadian Borrower shall be the Canadian Agent or a Canadian Lender) to issue, and subject to the terms and conditions contained herein, such Issuing Bank shall issue, for the account of the relevant Borrower, one or more Letters of Credit; provided, however, that no Letter of Credit shall be issued if, after giving effect to such issuance, (i) the aggregate Domestic Letter of Credit Outstandings shall exceed the Domestic Letter of Credit Sublimit, (ii) the aggregate Canadian Letter of Credit Outstandings shall exceed the Canadian Letter of Credit Sublimit, or (iii) the Total Domestic Revolver Outstandings or the Total Canadian Revolver Outstandings, as applicable, would exceed the limitations set forth in SECTION 2.01(a); provided further that no Letter of Credit shall be issued unless an Issuing Bank shall have received notice from the Administrative Agent or the Canadian Agent that the conditions to such issuance have been met (such notice shall be deemed given (x) if the Issuing Bank has not received notice that the conditions have not been met, within two (2) Business Days of the initial request to the Issuing Bank and the Administrative Agent or Canadian Agent, as applicable, pursuant to SECTION 2.13(h), or (y) if the aggregate undrawn amount under Letters of Credit issued by such Issuing Bank then outstanding does not exceed the amount theretofore agreed to by the Lead Borrower, the Administrative Agent and such Issuing Bank, on the same Business Day as the receipt by the Issuing Bank of the request for issuance of a Letter of Credit if the request is received prior to 12:00 noon or on the next Business Day if the request is received after 12:00 noon); and provided further that an Issuing Bank shall not be required to issue any such Letter of Credit in its reasonable discretion if: (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Applicable Law relating to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, (B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally, (C) any Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of cash collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrowers or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to SECTION 2.27(a)(iv)) with respect to the Defaulting Lender arising from either (x) the Letter of Credit then proposed to be issued or (y) that Letter of Credit and all other Letter of Credit Outstandings as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion, (D) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder, or (E) such Letter of Credit is not in compliance with SECTIONS 2.13(b) or 2.13(c), as applicable. A permanent reduction of the Domestic Commitments or Canadian Commitments shall not require a corresponding pro rata reduction in the Domestic Letter of Credit Sublimit or the Canadian Letter of Credit Sublimit, as applicable; provided, however, that if the Domestic Total Commitments or Canadian Total Commitments are reduced to an amount less than the Domestic Letter of Credit

Sublimit or the Canadian Letter of Credit Sublimit, as applicable, then the Domestic Letter of Credit Sublimit or the Canadian Letter of Credit Sublimit, as applicable shall be reduced to an amount equal to (or, at Lead Borrower’s or the Canadian Borrower’s option, less than) the Domestic Total Commitments or Canadian Total Commitments. Any Issuing Bank (other than Bank of America or any of its Affiliates) shall notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Issuing Bank; provided that (A) until the Administrative Agent advises any such Issuing Bank that Excess Availability is less than $250,000,000, or (B) the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Administrative Agent and the Issuing Bank, such Issuing Bank shall be required to so notify the Administrative Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Administrative Agent and such Issuing Bank may agree. No Issuing Bank shall amend any Letter of Credit if such Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(b)    Each Standby Letter of Credit shall expire at or prior to the close of business on the earlier of the date which is (i) one (1) year after the date of the issuance of such Letter of Credit (or such other longer period of time as the Administrative Agent and the applicable Issuing Bank may agree) (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and (ii) unless Cash Collateralized or otherwise credit supported to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank, five (5) Business Days prior to the Maturity Date; provided, however, that each Standby Letter of Credit may, upon the request of the Lead Borrower or the Canadian Borrower, as applicable, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but not beyond the date that is five (5) Business Days prior to the Maturity Date unless Cash Collateralized or otherwise credit supported to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank) unless the applicable Issuing Bank notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.
(c)    Each Commercial Letter of Credit shall expire at or prior to the close of business on the earlier of the date which is (i) one year after the date of the issuance of such Commercial Letter of Credit (or such other period as may be acceptable to the Administrative Agent and the applicable Issuing Bank) and (ii) unless Cash Collateralized or otherwise credit supported to the reasonable satisfaction of the Administrative Agent and the applicable Issuing Bank, five (5) Business Days prior to the Maturity Date.
(d)    Drafts drawn under each Letter of Credit shall be reimbursed by the Domestic Borrowers, in the case of any Letter of Credit issued for them, and by the Canadian Borrower, in the case of a Canadian Letter of Credit, in the currency in which the Letter of Credit is issued by paying to the Administrative Agent or the Canadian Agent, as applicable, an amount equal to such drawing not later than 12:00 noon on the Business Day immediately following the day that the Lead Borrower or the Canadian Borrower receives notice of such drawing and demand for payment by the applicable Issuing Bank, provided that (i) in the absence of written notice to the contrary from the Lead Borrower or the Canadian Borrower, as applicable, and subject to the other provisions of this Agreement, such payments shall be financed when due with a Prime Rate Loan or Swingline

Loan to the applicable Borrower in an ~~e~~Equivalent ~~a~~Amount and the same currency and, to the extent so financed, the respective Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Prime Rate Loan or Swingline Loan, and (ii) in the event that the Lead Borrower or the Canadian Borrower, as applicable, has notified the Administrative Agent or the Canadian Agent, as applicable, that it will not so finance any such payments, the applicable Borrowers will make payment directly to the applicable Issuing Bank when due. Such payments shall be due on the date specified in the demand for payment by the Issuing Bank. The Administrative Agent or the Canadian Agent, as applicable, shall promptly remit the payments received by it from any Borrower in reimbursement of a draw under a Letter of Credit to the applicable Issuing Bank or the proceeds of a Prime Rate Loan or Swingline Loan, as the case may be, used to finance such payment. The Issuing Banks shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Banks shall promptly notify the Administrative Agent or the Canadian Agent, as applicable, and the Lead Borrower or the Canadian Borrower, as applicable, by telephone (confirmed by telecopy) of such demand for payment and whether the applicable Issuing Bank has made or will make payment thereunder; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the applicable Issuing Bank and the Lenders with respect to any such payment.
(e)    If an Issuing Bank shall make any Letter of Credit Disbursement, then, unless the applicable Borrowers shall reimburse such Issuing Bank in full on the date provided in SECTION 2.13(d), above, the unpaid amount thereof shall bear interest at the rate per annum then applicable to Prime Rate Loans for Domestic Borrowers or the Canadian Borrower, as applicable, for each day from and including the date such payment is made to, but excluding, the date that such Borrowers reimburse such Issuing Bank therefor; provided, however, that, if such Borrowers fail to reimburse such Issuing Bank when due pursuant to this SECTION 2.13(e), then interest shall accrue at the rate set forth in SECTION 2.12. Interest accrued pursuant to this paragraph shall be for the account of, and promptly remitted by the Administrative Agent or the Canadian Agent, as applicable, upon receipt to, the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to SECTION 2.13(g) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(f)    Immediately upon the issuance of any Letter of Credit by an Issuing Bank (or the amendment of a Letter of Credit increasing the amount thereof), and without any further action on the part of such Issuing Bank, such Issuing Bank shall be deemed to have sold to each Domestic Lender or Canadian Lender, as applicable, (other than a Tranche A-1 Lender) and each such Lender shall be deemed unconditionally and irrevocably to have purchased from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, in such Letter of Credit, each drawing thereunder and the obligations of the Borrowers under this Agreement and the other Loan Documents with respect thereto. Upon any change in the Domestic Commitments or Canadian Commitments pursuant to SECTION 2.02 (other than pursuant to SECTION 2.02(e)), SECTION 2.15, SECTION 2.17 or SECTION 9.04 of this Agreement, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Domestic Commitment Percentages or new Canadian Commitment Percentages, as applicable, of the assigning and assignee Lenders and the Additional Commitment Lenders, if applicable. Any action taken or omitted by an Issuing Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Issuing Bank any resulting liability to any Lender.
(g)    In the event that an Issuing Bank makes any Letter of Credit Disbursement and the Borrowers shall not have reimbursed such amount in full to such Issuing Bank pursuant to this SECTION 2.13, such Issuing Bank shall promptly notify the Administrative Agent or the Canadian Agent, as applicable, which shall promptly notify each Domestic Lender or Canadian Lender, as applicable, of such failure, and each Domestic Lender or Canadian Lender, as applicable, (other than a Tranche A-1 Lender) shall promptly and unconditionally pay to the Administrative Agent or the Canadian Agent, as applicable, for the account of such Issuing Bank the amount of such Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of such unreimbursed payment in dollars and in same day funds. If an Issuing Bank so notifies the Administrative Agent or the Canadian Agent, as applicable, and the Administrative Agent or the Canadian Agent so notifies the applicable Lenders prior to 11:00 a.m. on any Business Day, each such Domestic Lender or Canadian Lender, as applicable, shall make available to such Issuing Bank such Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of the amount of such payment on such Business Day in same day funds (or if such notice is received by the Domestic Lenders or Canadian Lenders, as applicable, after 11:00 a.m. on the day of receipt, payment shall be made on the immediately following Business Day in same day funds). If and to the extent such Domestic Lender or Canadian Lender, as applicable, shall not have so made its Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of the amount of such payment available to the applicable Issuing Bank, such Domestic Lender or Canadian Lender, as applicable, agrees to pay to such Issuing Bank forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent or the Canadian Agent, as applicable, for the account of such Issuing Bank at the Federal Funds Effective Rate, in the case of payments by a Domestic Lender, and the Bank of Canada Overnight Rate, in the case of payments by a Canadian Lender. Each Lender agrees to fund its Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of such unreimbursed payment notwithstanding a failure to satisfy any applicable lending conditions or the provisions of SECTION 2.01 or SECTION 2.06, or the occurrence of the Termination Date. The failure of any Domestic Lender or Canadian Lender to make available to the applicable Issuing Bank its Domestic Commitment Percentage or Canadian Commitment Percentage of any payment under any Letter of Credit shall neither relieve any Domestic Lender or any Canadian Lender, as applicable, of its obligation hereunder to make available to such Issuing Bank its Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of any payment under any Letter of Credit on the date required, as specified above, nor increase the obligation of such other Domestic Lender or Canadian Lender. Whenever any Domestic Lender or Canadian Lender, as applicable, has made payments to an Issuing Bank in respect of any reimbursement obligation for any Letter of Credit, such Domestic Lender or Canadian Lender shall be entitled to share ratably, based on its Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, in all payments and collections thereafter received on account of such reimbursement obligation. All participations in Letters of Credit by the Lenders shall be made in such currency as the Letter of Credit is denominated or in the dollar equivalent thereof.
(h)    Whenever the Lead Borrower or the Canadian Borrower, as applicable, desires that an Issuing Bank issue a Letter of Credit (or the amendment, renewal or extension (other than automatic renewal or extensions) of an outstanding Letter of Credit), the Lead Borrower or the Canadian Borrower, as applicable, shall give to the applicable Issuing Bank and the Administrative Agent or the Canadian Agent, as applicable, at least two (2) Business Days’ prior written (including, without limitation, by telegraphic, telex, facsimile or cable communication) notice (or such shorter period as may be agreed upon in writing by the applicable Issuing Bank and the Lead Borrower) specifying the date on which the proposed Letter of Credit is to be issued, amended, renewed or extended (which shall be a Business Day), the Stated Amount of the Letter of Credit so requested (and, if for the Canadian Borrower, whether such Letter of Credit is to be denominated in dollars or CD$), the expiration date of such Letter of Credit, the name and address of the beneficiary thereof, and the provisions thereof. If requested by an Issuing Bank, the Lead Borrower or the Canadian Borrower, as applicable, shall also submit documentation on such Issuing Bank’s standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit; provided that, in the event of a conflict or inconsistency between the terms of such documentation and this Agreement, the terms of this Agreement shall supersede any inconsistent or contrary terms in such documentation and this Agreement shall control.
(i)    Subject to the limitations set forth below, the obligations of the Borrowers to reimburse the Issuing Banks for any Letter of Credit Disbursement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation (it being understood that any such payment by the Borrowers shall be without prejudice to, and shall not constitute a waiver of, any rights the Borrowers might have or might acquire as a result of the payment by an Issuing Bank of any draft or the reimbursement by the Borrowers thereof): (i) any lack of validity or enforceability of a Letter of Credit; (ii) the existence of any claim, setoff, defense or other right which a Borrower may have at any time against a beneficiary of any Letter of Credit or against any Issuing Bank or any of the Credit Parties, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged or fraudulent in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) payment by an Issuing Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not strictly comply with the terms of such Letter of Credit; (v) waiver by an Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of any Borrower or any waiver by an Issuing Bank which does not in fact materially prejudice any Borrower; (vi) any honor of a demand for payment presented electronically even if a Letter of Credit requires that demand be in the form of a draft; (vii) any payment made by any Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, a Letter of Credit if presentation after such date is authorized by the UCC, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance), or the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance), as applicable; (viii) any payment by an Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by an Issuing Bank under a Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, interim receiver, monitor or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code or any state, federal or provincial bankruptcy, insolvency, receivership or similar law; (ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this SECTION 2.13, constitute a legal or equitable discharge of, or provide a right of setoff against, any Loan Party’s obligations hereunder; or (x) the fact that any Event of Default shall have occurred and be continuing; provided that the Borrowers shall have no obligation to reimburse the Issuing Bank to the extent that such payment was made in error due to the gross negligence or willful misconduct of the Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction). No Credit Party shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse the Issuing Banks from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the applicable Issuing Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in compliance with the terms of a Letter of Credit, an Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(j)    If any Enumerated Default shall occur and be continuing, on the Business Day that the Lead Borrower or the Canadian Borrower, as applicable, receives notice from the Administrative Agent or the Canadian Agent, as applicable, or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the applicable Loan Parties shall immediately Cash Collateralize the Letter of Credit Outstandings owing by such Loan Parties as of such date. For purposes of this Agreement, “Cash Collateralize” means to deposit in the applicable Cash Collateral Account an amount in cash equal to 103% of the Letter of Credit Outstandings owing by such Loan Parties as of such date, plus any accrued and unpaid interest thereon. Each such deposit shall be held by the Administrative Agent or the Canadian Agent for the payment and performance of the Obligations and the Other Liabilities. The Administrative Agent or the Canadian Agent, as applicable, shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and in the sole discretion of the Administrative Agent or the Canadian Agent, as applicable (at the request of the Lead Borrower and at the Borrowers’ risk and expense), such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such Cash Collateral Account shall be applied by the Administrative Agent or the Canadian Agent to reimburse the Issuing Banks for payments on account of drawings under Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit Outstandings at such time or, if the maturity of the Loans has been accelerated, shall be applied to satisfy the other respective Obligations and the Other Liabilities of the applicable Borrower. If at any time the total amount of funds held as cash collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than 103% of the Letter of Credit Outstandings owing by the Loan Parties as of such date, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as cash collateral, an amount equal to such deficiency. If the applicable Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Enumerated Default, such amount (to the extent not applied as aforesaid) shall be returned promptly to the respective Borrower but in no event later than two (2) Business Days after all Enumerated Defaults have been cured or waived.
(k)    Notwithstanding anything to the contrary contained herein, with respect to the Canadian Borrower only, if an Issuing Bank for any Canadian Letter of Credit is not the Canadian Agent or a Canadian Lender: (i) the Canadian Borrower authorizes the Canadian Agent to arrange for the issuance of Canadian Letters of Credit from such Issuing Bank and to pay and indemnify (the “L/C Credit Support”) such Issuing Bank from and against all reasonable charges in connection with the issuance, negotiation, settlement, amendment and processing of each such Canadian Letter of Credit, and the Canadian Borrower agrees to pay and indemnify the Canadian Agent for and in respect of the L/C Credit Support and agrees that such obligation to pay and indemnify shall be deemed Canadian Liabilities; (ii) any notices, requests or applications under this SECTION 2.13 shall contemporaneously be delivered to both such Issuing Bank and the Canadian Agent; (iii) drafts drawn under any Letters of Credit as provided in and L/C Disbursements as provided in SECTION 2.13(d) shall immediately and on the same Business Day be reimbursed by the Canadian Agent, and all interest accruing or payable pursuant to SECTION 2.13(d) or SECTION 2.13(f) shall be for the account of the Canadian Agent and not the Issuing Banks; and (iv) the Canadian Borrower’s reimbursement obligation under SECTION 2.13(d) and/or SECTION 2.13(g) shall be due to the Canadian Agent and the Lenders shall make available to the Canadian Agent (for its own account) the amount of its payment provided for in SECTION 2.13(g).
(l)    Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Agents in Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and letter of credit applications and other documents, instruments or agreements relating to such Letters of Credit as fully as if the term “Agents” as used in Article VIII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Bank.
(m)    Unless otherwise expressly agreed by the Issuing Bank and the Lead Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit. Notwithstanding the foregoing, the Issuing Banks shall not be responsible to the Borrowers for, and the Issuing Banks’ rights and remedies against the Borrowers shall not be impaired by, any action or inaction of the Issuing Banks required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC

Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
SECTION 2.14    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any holding company of any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Banks; or
(ii)    impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or LIBO Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Loan (or of maintaining its obligation to make any such ~~Revolving Credit~~ Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then, upon the request of such Lender or such Issuing Bank, the Domestic Borrowers or the Canadian Borrower, as applicable, will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or liquidity or on the capital or liquidity of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraphs (a) or (b) of this SECTION 2.14 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Lead Borrower or the Canadian Borrower, as applicable, and shall be conclusive absent manifest error. The Domestic Borrowers or the Canadian Borrower, as applicable, shall pay such Lender or such

Issuing Bank, as the case may be, the amount shown as due on any such certificate within fifteen (15) Business Days after receipt thereof.
(d)    Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this SECTION 2.14 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this SECTION 2.14 for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.15    Termination or Reduction of Commitments.
(a)    Upon at least two (2) Business Days’ prior written notice to the Administrative Agent, the Lead Borrower may, at any time, in whole permanently terminate, or from time to time in part permanently reduce, the Domestic Commitments. Each such reduction shall be in the principal amount of $5,000,000 or any integral multiple thereof. Each such reduction or termination shall (i) be applied ratably to the Domestic Commitments of each Lender and (ii) be irrevocable at the effective time of any such termination or reduction. The Domestic Borrowers shall pay to the Administrative Agent, for application as provided in clause (i) of this SECTION 2.15(a), (A) at the effective time of any such termination (but not any partial reduction), all earned and unpaid Unused Fees accrued on the Domestic Commitments so terminated and (B) at the effective time of any such reduction or termination, any amount by which the Total Domestic Revolver Outstandings on such date exceed the amount to which the Domestic Commitments are to be reduced effective on such date.
(b)    Upon at least two (2) Business Days’ prior written notice to the Canadian Agent, the Canadian Borrower may, at any time, in whole permanently terminate, or from time to time in part permanently reduce, the Canadian Commitments. Each such reduction shall be in the principal amount of $5,000,000 or any integral multiple thereof. Each such reduction or termination shall (i) be applied ratably to the Canadian Commitments of each Canadian Lender and (ii) be irrevocable at the effective time of any such termination or reduction. The Canadian Borrower shall pay to the Canadian Agent, for application as provided in clause (i) of this SECTION 2.15(b), (A) at the effective time of each such termination (but not any partial reduction), all earned and unpaid Canadian Unused Fees accrued on the Canadian Commitments so terminated and (B) at the effective time of each such reduction or termination, any amount by which the Total Canadian Revolver Outstandings on such date exceed the amount to which the Canadian Commitments are to be reduced effective on such date.
(c)    In the event that the Lead Borrower terminates the Domestic Commitments, the Canadian Commitments shall be deemed to have also been terminated, without any further action by the Lead Borrower, the Canadian Borrower or any Credit Party.
SECTION 2.16    Optional Prepayment of Loans; Reimbursement of Lenders.
(a)    The Borrowers shall have the right, at any time and from time to time, to prepay (without a commitment reduction) outstanding Revolving Credit Loans and Tranche A-1 Loans, in whole or in part, (x) with respect to LIBO Loans or BA Equivalent Loans, upon at least two (2) Business Days’ prior written, telex or facsimile notice to the Administrative Agent or the Canadian Agent, as applicable, prior to 12:00 noon, and (y) with respect to Prime Rate Loans, on the same Business Day if written, telex or facsimile notice is received by the Administrative Agent or the Canadian Agent, as applicable, prior to 12:00 noon (or 11:00 a.m. in the case of CD$ Prime Rate Loans or Dollar denominated Prime Rate Loans of the Canadian Borrower), subject in each case to the following limitations: Notwithstanding the foregoing, Tranche A-1 Loans may not be voluntarily prepaid (except with respect to any refinancing, replacement, extension or renewal of the Tranche A-1 Loans including the payment of any fees and expenses in connection therewith (other than with proceeds of Revolving Credit Loans)) unless and until either (i) all other Obligations or Canadian Liabilities, as applicable (other than, in each case, Tranche A-1 Loans) have been paid in full and all Letters of Credit have been Cash Collateralized, or (ii)(A) no Default or Event of Default then exists or would arise therefrom, and (B) after giving effect to such prepayment, the Pro Forma Availability Condition shall have been satisfied.
(i)    Subject to SECTION 2.17, all prepayments of Revolving Credit Loans shall be paid to the Administrative Agent or the Canadian Agent, as applicable, for application (except as otherwise directed by the applicable Borrower), first, to the prepayment of outstanding Swingline Loans, second, to the prepayment of other outstanding Revolving Credit Loans ratably in accordance with each Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, and, third, if an Enumerated Default then exists, to Cash Collateralize the Letter of Credit Outstandings; All prepayments of Tranche A-1 Loans shall be paid to the Administrative Agent or the Canadian Agent, as applicable, for application to the prepayment of outstanding Tranche A-1 Loans.
(ii)    Subject to the foregoing, outstanding Prime Rate Loans of the Domestic Borrowers shall be prepaid before outstanding LIBO Loans are prepaid, and outstanding Prime Rate Loans of the Canadian Borrower shall be prepaid before outstanding BA Equivalent Loans or LIBO Loans are prepaid (except as otherwise directed by the applicable Borrower). Each partial prepayment of LIBO Loans shall be in an integral multiple of $1,000,000 (but in no event less than $10,000,000), and each partial prepayment of BA Equivalent Loans shall be in an integral multiple of CD$1,000,000 (but in no event less than CD$5,000,000). No prepayment of LIBO Loans or BA Equivalent Loans shall be permitted pursuant to this SECTION 2.16 other than on the last day of an Interest Period applicable thereto, unless the applicable Borrowers reimburse the Lenders for all Breakage Costs associated therewith within five (5) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail. No partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $10,000,000 (unless all such outstanding LIBO Loans are being prepaid in full). No partial prepayment of a Borrowing of BA Equivalent Loans shall result in the aggregate principal amount of the BA Equivalent Loans remaining outstanding pursuant to such Borrowing being less than CD$5,000,000 (unless all such outstanding BA Equivalent Loans are being prepaid in full); and
(iii)    Each notice of prepayment shall specify the prepayment date, the principal amount and Type of the Loans to be prepaid and, in the case of LIBO Loans or BA Equivalent Loans, the Borrowing or Borrowings pursuant to which such Revolving Credit Loans were made. Each notice of prepayment shall be revocable; provided that, within five (5) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail, the applicable Borrower shall reimburse the Lenders for all Breakage Costs associated with the revocation of any notice of prepayment. The Administrative Agent or the Canadian Agent, as applicable, shall, promptly after receiving notice from the Lead Borrower hereunder, notify each applicable Lender of the principal amount and Type of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.
(b)    The Domestic Borrowers shall reimburse each Domestic Lender and the Canadian Borrower shall reimburse each Canadian Lender as set forth below for any loss incurred or to be incurred by the Domestic Lenders or the Canadian Lenders, as applicable, in the reemployment of the funds (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, conversion to Prime Rate Loans or acceleration by virtue of, and after, the occurrence of an Event of Default) of any LIBO Loan or BA Equivalent Loan required or permitted under this Agreement, if such Revolving Credit Loan is prepaid other than on the last day of the Interest Period for such Revolving Credit Loan or (ii) in the event that after the Lead Borrower or the Canadian Borrower, as applicable, delivers a notice of borrowing under SECTION 2.04 in respect of LIBO Loans or BA Equivalent Loans, such Revolving Credit Loans are not made on the first day of the Interest Period specified in such notice of borrowing for any reason (including, without limitation, revocation by a Borrower of a notice of Borrowing) other than a breach by such Lender of its obligations hereunder or the delivery of any notice pursuant to SECTION 2.09, SECTION 2.10 or SECTION 2.11, or (iii) in the event that after a Borrower delivers a notice of commitment reduction under SECTION 2.15 or a notice of prepayment under this SECTION 2.16 in respect of LIBO Loans or BA Equivalent Loans, such commitment reductions or such prepayments are not made on the day specified in such notice of reduction or prepayment. Such loss shall be the amount (herein, collectively, “Breakage Costs”) as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid, not prepaid or not borrowed at a rate of interest equal to the Adjusted LIBO Rate or BA Equivalent Rate, as applicable, for such Revolving Credit Loan (but specifically excluding any Applicable Margin), for the period from the date of such payment or failure to borrow or failure to prepay to the last day (x) in the case of a payment or refinancing of a LIBO Loan or BA Equivalent Loan with Prime Rate Loans other than on the last day of the Interest Period for such Revolving Credit Loan or the failure to prepay a LIBO Loan of BA Equivalent Loan, of the then current Interest Period for such Revolving Credit Loan or (y) in the case of such failure to borrow, of the Interest Period for such LIBO Loan or BA Equivalent Loan which would have commenced on the date of such failure to borrow, over (B) in the case of a LIBO Loan, the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market or, in the case of a BA Equivalent Loan, the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with The Toronto-Dominion Bank. Any Lender demanding reimbursement for such loss shall deliver to the Lead Borrower or the Canadian Borrower, as applicable, from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined and such amounts shall be due within ten (10) Business Days after the receipt of such notice.
(c)    In the event the Domestic Borrowers or the Canadian Borrower, as applicable, fail to prepay any Revolving Credit Loan on the date specified in any prepayment notice delivered pursuant to SECTION 2.16(a) (whether or not such prepayment notice is revoked), the Domestic Borrowers or the Canadian Borrower, as applicable, within ten (10) Business Days after the receipt of the notice described below from any Lender, shall pay to the Administrative Agent or the Canadian Agent, as applicable, for the account of such Lender, any amounts required to compensate such Lender for any loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses (other than loss of profits) incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Any Lender demanding such payment shall deliver to the Lead Borrower or the Canadian Borrower, as applicable, from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined and such amounts shall be due within ten (10) Business Days after the receipt of such notice.
(d)    Whenever any partial prepayment of Revolving Credit Loans is to be applied to LIBO Loans or BA Equivalent Loans, such LIBO Loans or BA Equivalent Loans shall be prepaid in the chronological order of their Interest Payment Dates or as the Lead Borrower or the Canadian Borrower, as applicable, may otherwise designate in writing.
SECTION 2.17    Mandatory Prepayment of Loans; Mandatory Reduction or Termination of Commitments; Cash Collateral.
The outstanding Obligations shall be subject to prepayment as follows:
(a)    If, at any time, the Total Domestic Revolver Outstandings exceeds Domestic Availability, including, without limitation, as a result of one or more fluctuations in the exchange rate of the CD$ against the dollar, the Domestic Borrowers will, immediately upon notice from the Administrative Agent: (i) prepay the Revolving Credit Loans in an amount necessary to eliminate such excess; and (ii) if, after giving effect to the prepayment in full of all outstanding Revolving Credit Loans such excess has not been eliminated, Cash Collateralize the Domestic Letters of Credit Outstanding.
(b)    If, at any time, the Total Canadian Revolver Outstandings exceeds Canadian Availability, in each case calculated in dollars at the Equivalent Amount, including, without limitation, as a result of one or more fluctuations in the exchange rate of the CD$ against the dollar, the Canadian Borrowers will immediately upon notice from the Canadian Agent (or within five (5) Business Days after notice from the Canadian Agent if such excess is solely the result of one or more fluctuations in the exchange rate of the CD$ against the dollar and the Canadian Loan Ceiling has not been exceeded) (i) prepay the Revolving Credit Loans to the Canadian Borrower in an amount necessary to eliminate such excess, and (ii) if, after giving effect to the prepayment in full of all such outstanding Revolving Credit Loans such excess has not been eliminated, Cash Collateralize the Canadian Letters of Credit Outstanding.
(c)    If at any time, the calculation of Canadian Loan to Value is less than zero (0), the Canadian Borrower will, upon notice from the Canadian Agent, promptly prepay the Revolving Credit Loans that were made to the Canadian Borrower in such amount as may be necessary so that, after giving effect to such prepayment, the Canadian Loan to Value is not less than zero.
(~~c~~d)    The Revolving Credit Loans shall be repaid daily in accordance with (and to the extent required under) the provisions of SECTION 2.18, to the extent then applicable.

(~~d~~e)    Any Net Proceeds received from a Prepayment Event arising from Collateral included in the Tranche A Borrowing Base or the Canadian Borrowing Base (other than from sales of Inventory in the ordinary course of business), whether or not a Cash Dominion Event then exists, shall be paid over to the Administrative Agent on receipt by the Loan Parties and shall be utilized to prepay the Loans in the order of priority set forth in SECTION 7.03; provided that the provisions of this clause (d) shall not apply if a Cash Dominion Event does not exist or arise from such prepayment Event and the Net Proceeds from such Prepayment Event are not in excess of $50,000,000. The Agents shall not be obligated to release their Liens on any Collateral included in such Prepayment Event until such Net Proceeds have been so received (to the extent required in this clause (d)). The application of such Net Proceeds to the Loans shall not reduce the Commitments. If all Obligations or Canadian Liabilities, as applicable, and Other Liabilities then due, are paid, any excess Net Proceeds shall be remitted to the operating account of the Domestic Borrowers or the Canadian Borrower maintained with the Administrative Agent or the Canadian Agent, respectively.
(~~e~~f)    Except during the continuance of a Cash Dominion Event, and provided that the Determination Date shall not have occurred, any Net Proceeds, Cash Receipts and other payments received by the Administrative Agent shall be applied as the Lead Borrower or the Canadian Borrower, as applicable, shall direct the Administrative Agent in writing.
(~~f~~g)    Subject to the foregoing, outstanding Prime Rate Loans of the Domestic Borrowers shall be prepaid before outstanding LIBO Loans of the Domestic Borrowers are prepaid and outstanding Prime Rate Loans of the Canadian Borrower shall be prepaid before outstanding BA Equivalent Loans or LIBO Loans of the Canadian Borrower are prepaid. No prepayment of LIBO Loans or BA Equivalent Loans shall be permitted pursuant to this SECTION 2.17 other than on the last day of an Interest Period applicable thereto, unless the applicable Borrowers reimburse the Domestic Lenders or Canadian Lenders, as applicable, for all Breakage Costs associated therewith within five (5) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail. In order to avoid such Breakage Costs, as long as no Specified Default has occurred and is continuing, at the request of the Lead Borrower, the Administrative Agent or the Canadian Agent, as applicable, shall hold all amounts required to be applied to LIBO Loans or BA Equivalent Loans in the Cash Collateral Account and will apply such funds to the applicable LIBO Loans and BA Equivalent Loans at the end of the then pending Interest Period therefor (provided that the foregoing shall in no way limit or restrict the Agents’ or the Canadian Agent’s rights upon the subsequent occurrence of an Event of Default). No partial prepayment of a Borrowing of LIBO Loans or BA Equivalent Loans shall result in the aggregate principal amount of the LIBO Loans or BA Equivalent Loans remaining outstanding pursuant to such Borrowing being less than $10,000,000 or CD$5,000,000, as applicable. A prepayment of the Revolving Credit Loans pursuant to SECTION 2.16 or this SECTION 2.17 shall not permanently reduce the Commitments. A prepayment of the Tranche A-1 Loans shall permanently reduce the Tranche A-1 Loans and may not be reborrowed.
(~~g~~h)    All amounts required to be applied to all Revolving Credit Loans hereunder (other than Swingline Loans) shall be applied ratably in accordance with each Domestic Lender’s Domestic Commitment Percentage or each Canadian Lender’s Canadian Commitment Percentage, as applicable. All credits against the Obligations or the Canadian Liabilities shall be conditioned upon final payment to the Administrative Agent or the Canadian Agent, as applicable, of the items giving rise to such credits. If any item credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent or the Canadian Agent, as applicable, shall have the right to reverse such credit and charge the amount of such item to the Loan Account and the Borrowers shall indemnify the Secured Parties against all claims and losses resulting from such dishonor or return.
(~~h~~i)    Without in any way limiting the provisions of SECTION 2.17(a) or SECTION 2.17(b), the Administrative Agent shall, monthly (or more frequently in the Administrative Agent’s reasonable discretion in the event of a material change in the foreign exchange rates), make the necessary exchange rate calculations to determine whether any such excess described in such Sections exists on such date.
(~~i~~j)    Upon the Termination Date, the Commitments of the Lenders and the credit facility provided hereunder shall be terminated in full, and the Domestic Borrowers shall pay, in full and in cash, all outstanding Loans and all other outstanding Obligations and Other Liabilities then owing by them to the Lenders, and the Canadian Borrower shall pay in full and in cash, all outstanding Loans to it and all other Canadian Liabilities owing by it to the Lenders.
(~~j~~k)    All Obligations, Canadian Liabilities and Other Liabilities shall be payable to the Administrative Agent or the Canadian Agent, as applicable, in the currency in which they are denominated.
(~~k~~l)    In the event of a direct conflict between the priority provisions of this SECTION 2.17 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this SECTION 2.17 shall control and govern.
(~~l~~m)    If:
(i)    thirty (30) days prior to the maturity date of each of the Term Loans, the Term Loans so maturing have not been refinanced, extended or otherwise replaced or repaid pursuant to transactions permitted hereunder (unless, on or prior to the date that is thirty (30) days prior to the maturity of the applicable Term Loans, the Administrative Agent has received reasonably satisfactory evidence that (A) commitments in respect of such refinancing, extension or replacement in an amount sufficient to repay in full the applicable Term Loans prior to their maturity have been obtained, subject only to customary closing conditions for transactions of this type and (B) the closing of such refinancing, extension or replacement will occur at least five (5) days prior to the maturity date of each of the Term Loans), or
(ii)    five (5) days prior to the maturity date of each of the Term Loans, the Term Loans so maturing have not been refinanced, extended or otherwise replaced or repaid pursuant to transactions permitted hereunder, or
(iii)    thirty (30) days prior to the maturity date of the 2016 Notes, the 2016 Notes have not been refinanced, extended or otherwise replaced or repaid pursuant to transactions permitted hereunder (unless, on or prior to the date that is thirty (30) days prior to the maturity of the 2016 Notes, the Administrative Agent has received reasonably satisfactory evidence that (A) commitments in respect of such refinancing, extension or replacement in an amount sufficient to repay in full the 2016 Notes prior to their maturity have been obtained, subject only to customary closing conditions for transactions of this type and (B) the closing of such refinancing, extension or replacement will occur at least five (5) days prior to the maturity date of the 2016 Notes), or
(iv)    five (5) days prior to the maturity date of the 2016 Notes, the 2016 Notes have not been refinanced, extended or otherwise replaced or repaid pursuant to transactions permitted hereunder, then, in any such case, the Commitments shall automatically terminate without any further action by the Agents or the Lenders, the Domestic Borrowers shall pay, in full and in cash, all outstanding Loans and all other outstanding Obligations and Other Liabilities then owing by them to the Lenders, and the Canadian Borrower shall pay in full and in cash, all outstanding Loans to it and all other Canadian Liabilities owing by it to the Lenders.
SECTION 2.18    Cash Management.
(a)    Immediately upon the occurrence of a Cash Dominion Event, the Loan Parties, upon the request of any Co-Collateral Agent, shall deliver to the Co-Collateral Agents a schedule of all DDAs, that to the knowledge of the Responsible Officers of the Loan Parties, are maintained by the Loan Parties, which Schedule includes, with respect to each depository, (i) the name and address of such depository, (ii) the account number(s) maintained with such depository, and (iii) a contact person at such depository.
(b)    [Reserved.]
(c)    Each Loan Party has or shall have:
(i)    delivered to the Administrative Agent and the Canadian Agent, as applicable, notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit I which have been executed on behalf of such Loan Party and addressed to such Loan Party’s credit card clearinghouses and processors. Except as otherwise amended or supplemented by the Lead Borrower in writing to the Administrative Agent on or prior to the Effective Date, Schedule 2.18(b) to the Existing Credit Agreement sets forth all credit card processing agreements as of the First Amendment Effective Date;
(ii)    entered into a blocked account agreement (each, a “Blocked Account Agreement”) in form and substance reasonably satisfactory to the Co-Collateral Agents or the Canadian Agent, as applicable, with any bank with which such Loan Party maintains deposit account(s) into which the DDA’s are swept (collectively, the “Blocked Accounts”). Except as otherwise amended or supplemented by the Lead Borrower in writing to the Administrative Agent on or prior to the Effective Date, Schedule 2.18(c)(ii) to the Existing Credit Agreement sets forth all Blocked Accounts as of the First Amendment Effective Date.
(d)    Each Credit Card Notification and Blocked Account Agreement shall require, during the continuance of a Cash Dominion Event (and delivery of notice thereof from the Administrative Agent), the ACH or wire transfer on each Business Day (and whether or not there is then an outstanding balance in the Loan Account) of all available cash receipts (the “Cash Receipts”) (other than amounts not to exceed $25,000,000 in the aggregate which may be deposited into a segregated DDA (not to be located in the Province of Quebec, Canada) which the Lead Borrower designates in writing to the Administrative Agent as being the “uncontrolled cash account” (the “Designated Account”)) to the concentration account maintained by the Administrative Agent at Bank of America (the “Domestic Concentration Account”) or maintained by the Canadian Agent (the “Canadian Concentration Account”), from:
(i)    the sale of Inventory and other Collateral;
(ii)    all proceeds of collections of Accounts;
(iii)    all Net Proceeds on account of any Prepayment Event;
(iv)    each Blocked Account (including all cash deposited therein from each DDA (other than the Designated Account); and
(v)    the cash proceeds of all credit card charges;
provided that Cash Receipts of the Canadian Loan Parties shall be delivered only to a Blocked Account established by the Canadian Borrower or as the Canadian Agent may otherwise direct.
(e)     If, at any time during the continuance of a Cash Dominion Event, any cash or cash equivalents owned by any Loan Party (other than (i) an amount of up to $25,000,000 that is on deposit in the Designated Account, which funds shall not be funded from, or when withdrawn from the Designated Account, shall not be replenished by, funds constituting proceeds of Collateral so long as such Cash Dominion Event continues, (ii) de minimus cash or cash equivalents inadvertently misapplied by the Loan Parties and (iii) payroll, trust and tax withholding accounts funded in the ordinary course of business and required by Applicable Law) are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account that is subject to a Blocked Account Agreement (or a DDA which is swept daily to a Blocked Account), any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) or the Canadian Agent may require the applicable Loan Party to close such account and have all funds therein transferred to a Blocked Account, and all future deposits made to a Blocked Account which is subject to a Blocked Account Agreement.
(f)    The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the execution and delivery to the Administrative Agent or the Canadian Agent, as applicable, of appropriate Blocked Account Agreements (unless expressly waived by the Co-Collateral Agents or the Canadian Agent) consistent with the provisions of this SECTION 2.18 and otherwise reasonably satisfactory to the Co-Collateral Agents and, if applicable, the Canadian Agent. The Loan Parties shall furnish the Co-Collateral Agents with prior written notice of their intention to open or close a Blocked Account and the Co-Collateral Agents shall promptly notify the Lead Borrower as to whether the Co-Collateral Agents shall require a Blocked Account Agreement with the Person with whom such account will be maintained. Unless consented to in writing by the Co-Collateral Agents and, if applicable, the Canadian Agent, the Loan Parties shall not enter into any agreements with credit card processors other than the ones expressly contemplated herein unless, contemporaneously therewith, a Credit Card Notification, is executed and delivered to the Administrative Agent or the Canadian Agent, as applicable.

(g)    The Loan Parties may also maintain one or more disbursement accounts (the “Disbursement Accounts”) to be used by the Loan Parties for disbursements and payments (including payroll) in the ordinary course of business or as otherwise permitted hereunder.
(h)    The Domestic Concentration Account and the Canadian Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent or the Canadian Agent, as applicable. Each Loan Party hereby acknowledges and agrees that (i) such Loan Party has no right of withdrawal from such Concentration Accounts, (ii) the funds on deposit in such Concentration Accounts shall at all times continue to be collateral security for all of the Obligations and the Other Liabilities, provided that funds in the Canadian Concentration Account shall be applied only to the Canadian Liabilities, and (iii) the funds on deposit in each such Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this SECTION 2.18, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent or the Canadian Agent, as applicable, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into the applicable Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Co-Collateral Agents or the Canadian Agent, as applicable.
(i)    Any amounts received in the Domestic Concentration Account or the Canadian Concentration Account at any time when all of the Obligations or the Canadian Liabilities, as applicable, and Other Liabilities then due have been and remain fully repaid shall be remitted to the operating account of the Domestic Borrowers or the Canadian Borrower maintained with the Administrative Agent or the Canadian Agent, respectively.
(j)    The Administrative Agent or the Canadian Agent, as applicable, shall promptly (but in any event within one (1) Business Day) furnish written notice to each Person with whom a Blocked Account is maintained of any termination of a Cash Dominion Event.
(k)    The following shall apply to deposits and payments under and pursuant to this Agreement:
(i)    Funds shall be deemed to have been deposited to the applicable Concentration Account on the Business Day on which deposited, provided that such deposit is available to the Administrative Agent or the Canadian Agent, as applicable, by 4:00 p.m. on that Business Day (except that, if the Obligations or Canadian Liabilities are being paid in full, by 2:00 p.m. on that Business Day);
(ii)    Funds paid to the Administrative Agent or the Canadian Agent, as applicable, other than by deposit to the Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that such payment is available to the Administrative Agent or the Canadian Agent, as applicable, by 4:00 p.m. on that Business Day (except that, if the Obligations or Canadian Liabilities are being paid in full, by 2:00 p.m. on that Business Day);
(iii)    If a deposit to a Concentration Account or payment is not available to the Administrative Agent until after 4:00 p.m. (or, to the Canadian Agent, until after 2:00 p.m.) on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. on the then next Business Day;

(iv)    If any item deposited to a Concentration Account and credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent or the Canadian Agent, as applicable, shall have the right to reverse such credit and charge the amount of such item to the applicable Loan Account and the applicable Loan Parties shall indemnify the Secured Parties against all out-of-pocket claims and losses resulting from such dishonor or return.
SECTION 2.19    Fees.
(a)    The Borrowers agree to pay to the Agents the fees in the amounts and on the dates as set forth in any fee letters or fee agreements with the Agents and to perform any other obligations contained therein.
(b)    The Domestic Borrowers shall pay the Administrative Agent, for the account of the Lenders having Domestic Commitments, an aggregate fee (the “Unused Fee”) equal to one quarter of one percent (0.25%) per annum (on the basis of actual days elapsed in a year of 365 or 366 days, as applicable) of the average daily balance of the Unused Domestic Commitment, during the calendar quarter just ended (or relevant period with respect to the payment being made for the first calendar quarter ending after the Effective Date or on the Termination Date). The Unused Fee shall be paid in arrears, on the tenth day of each October, January, April and July after the execution of this Agreement and on the Termination Date. The Administrative Agent shall pay the Unused Fee to the Lenders having Domestic Commitments upon the Administrative Agent’s receipt of the Unused Fee based upon their pro rata share of an amount equal to the aggregate Unused Fee to all Lenders having Domestic Commitments.
(c)    The Canadian Borrower shall pay the Canadian Agent, for the account of the Lenders having Canadian Commitments, an aggregate fee (the “Canadian Unused Fee”) equal to one quarter of one percent (0.25%) per annum (on the basis of actual days elapsed in a year of 365 or 366 days, as applicable) of the average daily balance of the Unused Canadian Commitment, during the calendar quarter just ended (or relevant period with respect to the payment being made for the first calendar quarter ending after the Effective Date or on the Termination Date). The Canadian Unused Fee shall be paid in arrears, on the tenth day of each October, January, April and July after the execution of this Agreement and on the Termination Date. The Canadian Agent shall pay the Canadian Unused Fee to the Lenders having Canadian Commitments upon the Canadian Agent’s receipt of the Canadian Unused Fee based upon their pro rata share of an amount equal to the aggregate Canadian Unused Fee to all Lenders having Canadian Commitments.
(d)    The Domestic Borrowers shall pay the Administrative Agent and the Canadian Borrower shall pay to the Canadian Agent, for the account of the Domestic Lenders or the Canadian Lenders, as applicable, (other than Tranche A-1 Lenders) on the first day of each September, December, March and June, in arrears, a fee calculated on the basis of a 365 or 366 day year, as applicable and actual days elapsed (each, a “Letter of Credit Fee”), equal to the following per annum percentages of the average face amount of the following categories of Letters of Credit outstanding during the three month period then ended:
(i)    Standby Letters of Credit for the Domestic Borrowers: for the account of each Lender in accordance with its Domestic Commitment Percentage, at a per annum rate equal to the then Applicable Margin for LIBO Loans;

(ii)    Commercial Letters of Credit for the Domestic Borrowers: for the account of each Lender in accordance with its Domestic Commitment Percentage, at a rate per annum equal to fifty percent (50%) of the then Applicable Margin for LIBO Loans;
(iii)    Standby Letters of Credit for the Canadian Borrower: for the account of each Lender in accordance with its Canadian Commitment Percentage, at a per annum rate equal to the then Applicable Margin for BA Equivalent Loans;
(iv)    Commercial Letters of Credit for the Canadian Borrower: for the account of each Lender in accordance with its Canadian Commitment Percentage, at a per annum rate equal to fifty percent (50%) of the then Applicable Margin for BA Equivalent Loans; and
(v)    After the occurrence and during the continuance of an Enumerated Default and acceleration of the Obligations or the Canadian Liabilities, as applicable, if the Domestic Letter of Credit Outstandings or of the Canadian Letter of Credit Outstandings, as applicable, as of such date, plus accrued and unpaid interest thereon, have not been Cash Collateralized, effective upon written notice from the Administrative Agent or the Canadian Agent, as applicable, the Letter of Credit Fee shall be increased, at the option of the Administrative Agent or the Canadian Agent, as applicable, by an amount equal to two percent (2%) per annum.
(e)    The Domestic Borrowers or the Canadian Borrower, as applicable, shall pay to the applicable Issuing Bank, in addition to all Letter of Credit Fees otherwise provided for hereunder, the reasonable and customary fees and charges of such Issuing Bank in connection with the issuance, negotiation, settlement, amendment and processing of each Letter of Credit issued by such Issuing Bank.
(f)    In the event that, prior to the 12 month anniversary of the First Amendment Effective Date, all or any portion of the Tranche A-1 Loans is (i) repaid, prepaid, refinanced or replaced with any term loan financing, or (ii) repriced or effectively refinanced through any waiver, consent, amendment or amendment and restatement, and in the case of each of (i) and (ii), above, the effect thereof is to lower the All-in Yield of the Tranche A-1 Loans (or portion thereof) or new term loan financing, as applicable, from the All-in Yield of the Tranche A-1 Loans (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced (a “Repricing Event”), the Borrowers shall pay to Administrative Agent for the account of Tranche A-1 Lenders (A) in the case of clause (i), a prepayment premium equal to 1.00% of the aggregate principal amount of the Tranche A-1 Loans so repaid, prepaid, refinanced, replaced or repriced and (B) in the case of clause (ii), a fee equal to 1.00% of the aggregate principal amount of the Tranche A-1 Loans repriced or effectively refinanced through such waiver,consent, amendment or amendment and restatement; provided, that, no such fee shall be payable, in the case of clause (i) or (ii), if the Repricing Event is due to, or in connection with, a Change in Control. If all or any portion of the Tranche A-1 Loans held by any Tranche A-1 Lender is subject to mandatory assignment pursuant to Section 9.02(c) as a result of, or in connection with, such Tranche A-1 Lender’s not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Event) on or prior to the 12 month anniversary of the First Amendment Date, the Borrowers shall pay to such Tranche A-1 Lender (and not any Person replacing such Tranche A-1 Lender pursuant to SECTION 9.02(c), its pro rata portion (as determined immediately prior to it being so replaced) of the a prepayment premium under clause (ii) of the immediately preceding sentence. Such amounts shall be due and payable on the date of effectiveness of such Repricing Event.

(~~f~~g)    Notwithstanding anything to the contrary herein contained, the Borrowers shall not be obligated to pay any Unused Fees or Canadian Unused Fees to or the for the account of any Lender to the extent and during the period such Lender is a Defaulting Lender.
(~~g~~h)    All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Canadian Agent, as applicable, for the respective accounts of the Administrative Agent or the Canadian Agent, as applicable, and other Credit Parties as provided herein. Once due, all fees shall be fully earned and shall not be refundable under any circumstances. For greater certainty, the Canadian Borrower shall not be liable for any fees which form part of the Obligations unless they are Canadian Liabilities (including as provided in SECTION 2.19(a), SECTION 2.19(c) or SECTION 9.03).
SECTION 2.20    Maintenance of Loan Account; Statements of Account.
(a)    The Administrative Agent or the Canadian Agent, as applicable, shall maintain an account on its books in the name of the Domestic Borrowers and the Canadian Borrower (each, the “Loan Account”) which will reflect (i) all Loans and other advances made by the Lenders to such Borrowers or for such Borrowers’ account, (ii) all Letter of Credit Disbursements, fees and interest that have become payable as herein set forth, and (iii) any and all other monetary Obligations or Canadian Liabilities, as applicable, that have become payable.
(b)    The Loan Account will be credited with all amounts received by the Administrative Agent or by the Canadian Agent from the applicable Borrower or from others for the Borrowers’ account, including all amounts received in the Concentration Account from the Blocked Account Banks, and the amounts so credited shall be applied as set forth in and to the extent required by SECTION 2.17(e) or SECTION 7.03, as applicable. After the end of each month, the Administrative Agent or the Canadian Agent, as applicable, shall send to the Domestic Borrowers and the Canadian Borrower, as applicable, a statement accounting for the charges (including interest), loans, advances and other transactions occurring among and between the Administrative Agent, or the Canadian Agent, as applicable, the Lenders and the applicable Borrowers during that month. The monthly statements shall, absent manifest error, shall be deemed presumptively correct.
SECTION 2.21    Payments; Sharing of Setoff.
(a)    The Borrowers shall make each payment required to be made hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, of amounts payable under SECTIONS 2.14, 2.16(b) or 2.23, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, without setoff or counterclaim, in the same currency in which the Credit Extension was made. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made, as applicable, to the Administrative Agent at its offices at 100 Federal Street, Boston, Massachusetts, or to the Canadian Agent at its offices at 181 Bay Street, 4th Floor, Toronto, Ontario, Canada M5J 2V8, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and payments pursuant to SECTIONS 2.14, 2.16(b), 2.23 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. ~~The~~Subject to SECTION 2.22, the Administrative Agent or the Canadian Agent, as applicable, shall distribute any such payments to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, except with respect to LIBO Borrowings or BA Equivalent Loan Borrowings, the date for payment shall be extended to the next succeeding Business Day, and, if any payment due with respect to LIBO Borrowings or BA Equivalent Loan Borrowings shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event, the date of such payment shall be on the last Business Day of subject calendar month, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments in respect of any Loan or Letter of Credit shall be repaid in the currency in which such Loan or Letter of Credit was originally disbursed or issued.
(b)    All funds received by and available to the Administrative Agent to pay principal, unreimbursed drawings under Letters of Credit, interest and fees then due hereunder, shall be applied in accordance with the provisions of SECTION 2.17 or SECTION 7.03 ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed drawings under Letters of Credit, interest, and fees then due to such respective parties. For purposes of calculating interest due to a Lender, that Lender shall be entitled to receive interest on the actual amount contributed by that Lender towards the principal balance of the Revolving Credit Loans outstanding during the applicable period covered by the interest payment made by the Borrowers. Any net principal reductions to the Revolving Credit Loans received by the Administrative Agent or the Canadian Agent in accordance with the Loan Documents during such period shall not reduce such actual amount so contributed, for purposes of calculation of interest due to that Lender, until the Administrative Agent or the Canadian Agent, as applicable, has distributed to the applicable Lender its Commitment Percentage thereof.
(c)    Unless the Administrative Agent or the Canadian Agent, as applicable, shall have received notice from the Lead Borrower prior to the date on which any payment is due to the Administrative Agent or the Canadian Agent, as applicable, for the account of the Domestic Lenders or the Canadian Lenders or the Issuing Banks hereunder that the Borrowers will not make such payment, the Administrative Agent or the Canadian Agent as applicable, may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Domestic Lenders or the Canadian Lenders, as applicable, or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent or the Canadian Agent, as applicable, forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate in the case of amounts to be paid by the Domestic Lenders and at the Bank of Canada Overnight Rate in the case of payments to be made by the Canadian Lenders.
SECTION 2.22    Settlement Amongst Lenders
(a)    The Swingline Lender may, at any time (but, in any event shall weekly, as provided in SECTION 2.22(b)), on behalf of the Domestic Borrowers or the Canadian Borrower, as applicable (which hereby authorize the Swingline Lender to act on their behalf in that regard) request the Administrative Agent or the Canadian Agent, as applicable, to cause the Domestic Lenders and the Canadian Lenders, as applicable, (other than Tranche A-1 Lenders) to make a Revolving Credit Loan (which shall be a Prime Rate Loan) in an amount equal to such Lender’s Domestic Commitment

Percentage or Canadian Commitment Percentage, as applicable, of the outstanding amount of Swingline Loans made in accordance with SECTION 2.06, which request may be made regardless of whether the conditions set forth in ARTICLE IV have been satisfied. Upon such request, each Domestic Lender or Canadian Lender, as applicable, (other than Tranche A-1 Lenders) shall make available to the Administrative Agent or the Canadian Agent, as applicable, the proceeds of such Revolving Credit Loan for the account of the Swingline Lender. If the Swingline Lender requires a Revolving Credit Loan to be made by the Domestic Lenders or the Canadian Lenders and the request therefor is received prior to 12:00 Noon (or 11:00 a.m. with respect to the Canadian Lenders) on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if the request therefor is received after 12:00 Noon (or 11:00 a.m. with respect to the Canadian Lenders), then no later than 3:00 p.m. on the next Business Day. The obligation of each such Lender to transfer such funds is irrevocable, unconditional and without recourse to, or warranty by, the Administrative Agent, the Canadian Agent, or the Swingline Lender. If and to the extent any Domestic Lender or Canadian Lender, as applicable, (other than Tranche A-1 Lenders) shall not have so made its transfer to the Administrative Agent or the Canadian Agent, such Domestic Lender or Canadian Lender agrees to pay to the Administrative Agent or the Canadian Agent, as applicable, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent or the Canadian Agent, as applicable, at the Federal Funds Effective Rate, in the case of amounts to be paid by the Domestic Lenders, and at the Bank of Canada Overnight Rate, in the case of payments to be made by the Canadian Lenders.
(b)    The amount of each Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of outstanding Revolving Credit Loans (including outstanding Swingline Loans, except that settlements of Swingline Loans during the months of November and December of each year shall be required to be made by the Swingline Lender only with respect to those Swingline Loans in excess of $25,000,000 in the aggregate (the “Excess Swingline Loans”)) shall be computed weekly (or more frequently in the Administrative Agent’s or the Canadian Agent’s, as applicable, discretion) and shall be adjusted upward or downward based on all Revolving Credit Loans (including Swingline Loans, other than Excess Swingline Loans) and repayments of Revolving Credit Loans (including Swingline Loans, other than Excess Swingline Loans) received by the Administrative Agent or Canadian Agent, as applicable, as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent or the Canadian Agent, as applicable.
(c)    The Administrative Agent or the Canadian Agent, as applicable, shall deliver to each of the Domestic Lenders or Canadian Lenders, as applicable, promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Credit Loans (including Swingline Loans, other than Excess Swingline Loans) for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent or the Canadian Agent, as applicable, shall transfer to each Domestic Lender and Canadian Lender its applicable Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of repayments, and (ii) each Domestic Lender and Canadian Lender, as applicable, (other than Tranche A-1 Lenders) shall transfer to the Administrative Agent or the Canadian Agent, as applicable (as provided below), or the Administrative Agent or the Canadian Agent, as applicable, shall transfer to each Domestic Lender or Canadian Lender, as applicable, (other than Tranche A-1 Lenders) such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Credit Loans made by each Domestic Lender and Canadian Lender with respect to Revolving Credit Loans to the Domestic Borrowers and the Canadian Borrowers, respectively (including Swingline Loans, other than Excess Swingline Loans), shall be equal to such Lender’s Domestic Commitment Percentage or Canadian Commitment Percentage, as applicable, of Revolving Credit Loans (including Swingline Loans which are not Excess Swingline Loans) outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent or the Canadian Agent, as applicable, by the Domestic Lenders or the Canadian Lenders and is received prior to 12:00 Noon (or 11:00 a.m. with respect to the Canadian Lenders) on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 12:00 Noon (or 11:00 a.m. with respect to the Canadian Lenders), then no later than 3:00 p.m. on the next Business Day. The obligation of each Domestic Lender and Canadian Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Domestic Lender shall not have so made its transfer to the Administrative Agent or the Canadian Agent, as applicable, such Domestic Lender or Canadian Lender (other than Tranche A-1 Lenders) agrees to pay to the Administrative Agent or the Canadian Agent, as applicable, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent or the Canadian Agent, as applicable, at the Federal Funds Effective Rate, in the case of amounts to be paid by the Domestic Lenders, and at the Bank of Canada Overnight Rate, in the case of payments to be made by the Canadian Lenders.
SECTION 2.23    Taxes.
(a)    Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes; provided, however, that if a Loan Party or any Agent shall be required to deduct any Taxes from such payments, then (i) in the case of any Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that, after making all required deductions or remittances for such Taxes (including deductions applicable to additional sums payable under this SECTION 2.23), the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Party or the Agents, as applicable, shall make such deductions and (iii) the Loan Party or the Agents, as applicable, shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
(b)    In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
(c)    (i)    The Domestic Borrowers shall indemnify each Credit Party, and the Canadian Borrower shall indemnify the Canadian Agent, each Canadian Lender and the Issuing Banks of any Letter of Credit on its behalf, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Credit Party on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this SECTION 2.23) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided that, if any Borrower reasonably believes that such Taxes were not correctly or legally asserted, each Lender will use reasonable efforts to cooperate with such Borrower to obtain a refund of such taxes so long as such efforts would not, in the sole determination of such Lender result in any additional costs, expenses or risks or be otherwise disadvantageous to it; provided further that the Borrowers shall not be required to compensate any Lender pursuant to this SECTION 2.23 for any amounts incurred in any Fiscal Year for which such Lender is claiming compensation if such Lender does not furnish notice of such claim within six (6) months from the end of such Fiscal Year; provided further that, if the circumstances giving rise to such claim have a retroactive effect, then the beginning of such six month period shall be extended to include such period of retroactive effect. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Credit Party, or by the Administrative Agent on its own behalf or on behalf of any other Credit Party, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.
(ii)    Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Agents against any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agents for such Indemnified Taxes or Other Taxes, as applicable, and without limiting the obligation of the Loan Parties to do so), (y) the Agents and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of SECTION 9.04(e)(vii) relating to the maintenance of a Participant Register and (z) the Agents and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Agents or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by any Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to such Agent under this clause (ii).
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Lead Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent or the Canadian Agent, as applicable.
(e)    Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Lead Borrower and the Administrative Agent, at the time or times reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Lead Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. Any Domestic Lender that is not a Foreign Lender shall deliver to the Lead Borrower and the Administrative Agent on or before the date it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), two (2) copies of a properly completed and duly executed United States Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. Any Foreign Lender that is a Domestic Lender that is entitled to an exemption from, or reduction in, withholding tax shall deliver to the Lead Borrower and the Administrative Agent two (2) copies of (i) either United States Internal Revenue

Service Form W-8BEN, Form W-8ECI or Form W-8IMY (together with any applicable underlying forms), or any subsequent versions thereof or successors thereto, or, (ii) in the case of a Foreign Lender claiming exemption from or reduction in U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, (A) the applicable Form W-8BEN, or any subsequent versions thereof or successors thereto and (B) a certificate representing that such Foreign Lender (1) is not a bank for purposes of Section 881(c) of the Code, (2) is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Loan Party (other than the Canadian Borrower and its Subsidiaries), and (3) is not a controlled foreign corporation related to the Loan Parties (other than the Canadian Borrower and its Subsidiaries) (within the meaning of Section 864(d)(4) of the Code)), in all cases, properly completed and duly executed by such Foreign Lender claiming, as applicable, complete exemption from or reduced rate of, U.S. federal withholding tax on payments by the Loan Parties under this Agreement and the other Loan Documents, or in the case of a Foreign Lender claiming exemption for “portfolio interest” certifying that it is not a foreign corporation, partnership, estate or trust. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Notwithstanding any other provision of this SECTION 2.23(e), a Lender shall not be required to deliver any form pursuant to this SECTION 2.23(e) that such Lender is not legally able to deliver. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for the Lead Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this SECTION 2.23(e), FATCA shall include any amendments made to FATCA after the date of this Agreement.
(f)    The Borrowers shall not be required to indemnify any Foreign Lender or to pay any additional amounts to any Foreign Lender in respect of U.S. federal withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Foreign Lender to comply with the provisions of paragraph (e) above. Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Loan Parties shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
(g)    If any Loan Party shall be required pursuant to this SECTION 2.23 to pay any additional amount to, or to indemnify, any Credit Party to the extent that such Credit Party becomes subject to Taxes subsequent to the Effective Date (or, if applicable, subsequent to the date such Person becomes a party to this Agreement) as a result of any change in the circumstances of such

Credit Party (other than a change in Applicable Law), including, without limitation, a change in the residence, place of incorporation, principal place of business of such Credit Party or a change in the branch or lending office of such Credit Party, as the case may be, such Credit Party shall use reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this SECTION 2.23(g); provided, however, that such efforts shall not include the taking of any actions by such Credit Party that would result in any tax, costs or other expense to such Credit Party (other than a tax, cost or other expense for which such Credit Party shall have been reimbursed or indemnified by the Loan Parties pursuant to this Agreement or otherwise) or any action which would or might in the reasonable opinion of such Credit Party have an adverse effect upon its business, operations or financial condition or otherwise be disadvantageous to such Credit Party.
(h)    If any Lender is entitled to a reduction in (and not complete exemption from) the applicable withholding tax, the Borrowers may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.
(i)    If any Credit Party reasonably determines that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Loan Parties pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents, a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this SECTION 2.23 exceeding the amount needed to make such Credit Party whole, such Credit Party shall pay to the Lead Borrower, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out of pocket expenses incurred in securing such refund, deduction or credit.
(j)    Each Lender (other than a Person who becomes a lender to the Canadian Borrower as a result of the provisions of SECTION 8.17) which has a Canadian Commitment hereby certifies that it is a Canadian Lender. Each Person that becomes a Lender to the Canadian Borrower hereafter (other than as a result of the provisions of SECTION 8.17 or otherwise following the occurrence of a Determination Date) shall promptly deliver to the Canadian Borrower and the Canadian Agent a certificate confirming that such Person is a Canadian Lender or is otherwise exempt from withholding taxes. If any such Lender (other than a Lender that becomes a Canadian Lender as a result of the provisions of SECTION 8.17) is not a Canadian Lender or otherwise is not exempt from the payment of withholding taxes on interest payments to it, prior to the Determination Date only, such Lender shall not be entitled to payments hereunder with respect to taxes imposed under Part XIII of the Income Tax Act (Canada) and such interest payments will be net of any applicable withholding taxes required to be withheld and remitted by the payor.
SECTION 2.24    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under SECTION 2.14 or cannot make Loans under SECTION 2.11, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to SECTION 2.14 or SECTION 2.23, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense. The Borrowers (in the case of the Canadian Borrower, only in respect of any Canadian Lender) hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrowers shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Effective Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.
(b)    If any Lender requests compensation under SECTION 2.14 or cannot make Loans under SECTION 2.11 for thirty (30) consecutive days, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.23, or if any Lender is a Defaulting Lender or otherwise defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in SECTION 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (i) the Lead Borrower shall have received the prior written consent of the Administrative Agent, the Issuing Banks and the Swingline Lender (and the Canadian Agent only in the case of a Canadian Lender), which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed drawings under Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under SECTION 2.14 or payments required to be made pursuant to SECTION 2.23, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of an assignment resulting from a Lender becoming a Minority Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
SECTION 2.25    Designation of Lead Borrower as Domestic Borrowers’ Agent.
(a)    Each Domestic Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Loans and Letters of Credit, the proceeds of which shall be available to each Domestic Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Domestic Borrower shall be obligated to the Administrative Agent and each Domestic Lender on account of Loans so made and Letters of Credit so issued as if made directly by the Domestic Lenders to such Domestic Borrower, notwithstanding the manner by which such Loans and Letters of Credit are recorded on the books and records of the Lead Borrower and of any other Domestic Borrower.
(b)    Each Borrower represents to the Credit Parties that it is an integral part of a consolidated enterprise, and that each Loan Party will receive direct and indirect benefits from the availability of the joint credit facility provided for herein, and from the ability to access the collective credit resources of the consolidated enterprise which the Loan Parties comprise. Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations, Other Liabilities and Canadian Liabilities of each of the other Borrowers as if the Borrower which is so assuming and agreeing were each of the other Borrowers; provided that the Canadian Borrower and its Subsidiaries shall be liable only for the Canadian Liabilities.
(c)    The Lead Borrower shall act as a conduit for each Domestic Borrower (including itself, as a Domestic Borrower) on whose behalf the Lead Borrower has requested a Revolving Credit Loan. None of the Agents nor any other Credit Party shall have any obligation to see to the application of such proceeds.
(d)    The authority of the Lead Borrower to request Loans and Letters of Credit on behalf of, and to bind, the Domestic Borrowers, shall continue unless and until the Administrative Agent actually receives written notice of: (i) the termination of such authority; and (ii) the subsequent appointment of a successor Lead Borrower, which notice is signed by the respective Financial Officers of each Domestic Borrower; and (iii) written notice from such successive Lead Borrower accepting such appointment and acknowledging that from and after the date of such appointment, the newly appointed Lead Borrower shall be bound by the terms hereof, and that as used herein, the term “Lead Borrower” shall mean and include the newly appointed Lead Borrower.
SECTION 2.26    Security Interests in Collateral.
To secure their Obligations under this Agreement and the other Loan Documents and the Other Liabilities, the Domestic Borrowers have granted (or shall grant) to the Administrative Agent, for its own benefit and the benefit of the other Secured Parties, and the Canadian Borrower and each other Canadian Loan Party have granted (or shall grant) to the Canadian Agent, for its benefit and the benefit of the other Secured Parties, a first-priority security interest in, and hypothec of (subject to Permitted Encumbrances having priority by operation of Applicable Law), all of the Collateral pursuant hereto and to the Security Documents; provided that the Collateral granted by the Canadian Borrower and each other Canadian Loan Party shall secure only the Canadian Liabilities.
SECTION 2.27    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and SECTION 9.02.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Agent from a Defaulting Lender pursuant to SECTION 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks or Swingline

Lender hereunder; third, to cash collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender; fourth, as the Lead Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Lead Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans (including any Loans made pursuant to SECTION 2.13(e)) in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in SECTION 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Outstandings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Outstandings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Outstandings and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to SECTION 2.27(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this SECTION 2.27(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fee payable under SECTIONS 2.19(b) or 2.19(c) for any period during which that Lender is a Defaulting Lender (and no Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to SECTION 2.13(j).
(C)    With respect to any fee payable under SECTIONS 2.19(b) or 2.19(c) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Outstandings or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Banks and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Banks’ or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Outstandings and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in SECTION 4.02 are satisfied at the time of such reallocation (and, unless the Lead Borrower shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the portion of the Total Domestic Revolver Outstandings or Total Canadian Revolver Outstandings Outstandings owing to any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Domestic Commitment or Canadian Commitment, as applicable. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under Applicable Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, cash collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in SECTION 2.13(j).
(b)    Defaulting Lender Cure. If the Lead Borrower, the Administrative Agent, the Swingline Lender and the Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to SECTION 2.27(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
SECTION 2.28    Extension of Commitments.
(a)    The Lead Borrower, with the prior consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, may at any time and from time to time request that all or a portion of the Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Commitments (any such Commitments which have been so amended, “Extended Commitments”) and to provide for other terms consistent with this SECTION 2.28. In order to establish any Extended Commitments, the Lead Borrower, with the consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, shall provide a notice to each of the Lenders under the applicable Existing Revolver Tranche (each, an “Extension Request”) setting forth the proposed terms (which shall be determined in consultation with and subject to the prior approval of the Administrative Agent, which approval shall not be unreasonably withheld or delayed) of the Extended Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Commitments under the Existing Revolver Tranche from which such Extended Commitments are to be amended, except that: (i) the maturity date of the Extended Commitments shall be later than the maturity date of the Commitments of such Existing Revolver Tranche, (ii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Commitments); and (iii) all borrowings under the Commitments and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Commitments (and the outstanding Obligations thereunder), (II) repayments required upon the maturity date of the non-extending Commitments and (III) repayments, prepayments or payments of borrowings under the non-extending Commitments); provided, further, that (A) the conditions precedent to a Borrowing set forth in SECTION 4.02 shall be satisfied as of the date of such Extension Amendment and at the time when any Loans are made in respect of any Extended Commitment, (B) in no event shall the final maturity date of any Extended Commitments of a given Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Commitments hereunder, (C) any such Extended Commitments (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreement (to the extent the Intercreditor Agreement is then in effect) and (D) all documentation in respect of the such Extension Amendment shall be consistent with the foregoing in all material respects. Any Extended Commitments amended pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Commitments for all purposes of this Agreement; provided that any Extended Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Revolver Tranche.
(b)    The Lead Borrower shall provide the applicable Extension Request at least ten (10) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the Existing Revolver Tranche are requested to respond. The procedures to accomplish the purposes of this SECTION 2.28 shall be mutually agreed between the Lead Borrower and the Administrative Agent, in each case, acting reasonably. No Lender shall have any obligation to agree to provide any Extended Commitment pursuant to any Extension Request. Any Lender (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Commitments shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Commitment under the Existing Revolver Tranche which it has elected to request be amended into an Extended Commitment (subject to any minimum denomination requirements as mutually agreed by the Administrative Agent and the Lead Borrower). In the event that the aggregate principal amount of Commitments under the Existing Revolver Tranche in respect of which applicable

Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Commitments requested to be extended pursuant to the Extension Request, Commitments subject to Extension Elections shall be amended to reflect allocations of the Extended Commitments, which Extended Commitments shall be allocated as agreed by Administrative Agent and the Lead Borrower.
(c)    Following any Extension Request made by the Lead Borrower in accordance with this SECTION 2.28, if the Lenders shall have declined to agree during the period specified in SECTION 2.28(b) above to provide Extended Commitments in an aggregate principal amount equal to the amount requested by the Lead Borrower in such Extension Request, the Lead Borrower may request that banks, financial institutions or other institutional lenders or investors other than the Lenders or Extending Revolving Credit Lenders (the “New Revolving Commitment Lenders”), which New Revolving Commitment Lenders may elect to provide an Extended Commitment hereunder (a “New Extended Commitment”); provided that such Extended Commitments of such New Revolving Commitment Lenders (i) shall be in an aggregate principal amount for all such New Revolving Commitment Lenders not to exceed the aggregate principal amount of Extended Commitments so declined to be provided by the existing Lenders and (ii) shall be on identical terms to the terms applicable to the terms specified in the applicable Extension Request (and any Extended Commitments provided by existing Lenders in respect thereof); provided further that, as a condition to the effectiveness of any Extended Commitment of any New Revolving Commitment Lender, the Administrative Agent, each Issuing Bank and the Swingline Lender shall have consented (such consent not to be unreasonably withheld or delayed) to each New Revolving Commitment Lender if such consent would be required under SECTION 9.04(b) for an assignment of Commitments to such Person. Notwithstanding anything herein to the contrary, any Extended Commitment provided by New Revolving Commitment Lenders shall be pro rata to each New Revolving Commitment Lender. Upon effectiveness of the Extension Amendment to which each such New Revolving Commitment Lender is a party, (a) the Commitments of all existing Lenders of each Class specified in the Extension Amendment in accordance with this SECTION 2.28 will be permanently reduced pro rata by an aggregate amount equal to the aggregate principal amount of the Extended Commitments of such New Revolving Commitment Lenders and (b) the Commitment of each such New Revolving Commitment Lender will become effective. The Extended Commitments of New Revolving Commitment Lenders will be incorporated as Commitments hereunder in the same manner in which Extended Commitments of existing Lenders are incorporated hereunder pursuant to this SECTION 2.28, and for the avoidance of doubt, all Borrowings and repayments of Revolving Credit Loans from and after the effectiveness of such Extension Amendment shall be made pro rata across all Classes of Commitments including such New Revolving Commitment Lenders (based on the outstanding principal amounts of the respective Classes of Commitments) except for (x) payments of interest and fees at different rates for each Class of Commitments (and related outstanding amounts), (y) repayments required on the Termination Date for any particular Class of Commitments and (z) payments, prepayments or repayments of the borrowings under any non-extending Commitments. Upon the effectiveness of each New Extended Commitment pursuant to this SECTION 2.28(c), (a) each Lender of all applicable existing Classes of Commitments immediately prior to such effectiveness will automatically and without further act be deemed to have assigned to each New Revolving Commitment Lender, and each such New Revolving Commitment Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Lender of each Class of Commitments (including each such New Revolving Commitment Lender) will equal the percentage of the aggregate Commitments of all Classes of Lenders represented by such Lender’s Commitment and (b) if, on the date of such effectiveness, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such New Extended Commitment be prepaid from the proceeds of Revolving Credit Loans made hereunder under the New Extended Commitments, which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any Breakage Costs incurred by any Lender. Notwithstanding anything to the contrary contained herein, the Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
(d)    Extended Commitments and New Extended Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Revolving Credit Lender and each New Revolving Commitment Lender, if any, providing an Extended Commitment or a New Extended Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in SECTIONS 2.28(a), (b) and (c) above (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in SECTION 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the First Amendment Effective Date and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Co-Collateral Agents in order to ensure that the Extended Commitments or the New Extended Commitments, as the case may be, are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Notwithstanding anything to the contrary contained herein, each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Commitments or the New Extended Commitments, as the case may be, incurred pursuant thereto, (ii) make such other changes to this Agreement and the other Loan Documents (without the consent of the Required Lenders) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.
(e)    Notwithstanding anything to the contrary contained herein, no conversion of Loans pursuant to any Extension Request in accordance with this SECTION 2.28 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.
SECTION 2.29    Excess Cash Flow
If, for any Fiscal Year of the Lead Borrower and its Subsidiaries commencing with the Fiscal Year ending in January, 2016, there shall be Excess Cash Flow, the Borrowers shall prepay the Tranche A-1 Loans in an amount equal to (i) fifty percent (50%) of such Excess Cash Flow minus (ii) any mandatory prepayments of the Term Loans required to be made based on “Excess Cash Flow” (as defined in the Term Loan Agreement) for such Fiscal Year. Each such prepayment shall be made on a date no later than ten days after the date on which the financial statements of the Lead Borrower and its Subsidiaries referred to in SECTION 6.01(a) for such Fiscal Year are required to be delivered to the Administrative Agent. Concurrently with any prepayment of the Tranche A-1 Loans pursuant hereto, the Borrowers shall deliver to Administrative Agent a certificate of a Responsible Officer demonstrating the calculation of the amount of the Consolidated Excess Cash Flow. In the event that the Borrowers shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrowers shall promptly make an additional prepayment of the Tranche A-1 Loans in an amount equal to such excess, and the Borrowers shall concurrently therewith deliver to Administrative Agent a certificate of a Responsible Officer demonstrating the derivation of such excess. All payments under this SECTION 2.29 shall be applied ratably to the Canadian Tranche A-1 Loans and the Domestic Tranche A-1 Loans.
ARTICLE III
Representations and Warranties
To induce the Lenders to make the Loans and the Issuing Banks to issue Letters of Credit on and after the Effective Date, each Loan Party executing this Agreement or a Joinder hereto, jointly and severally, make the following representations and warranties to each Credit Party with respect to such Loan Party:
SECTION 3.01    Organization; Powers.
Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted, except, in each case, where the failure to do so, or so possess, individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party has all requisite organizational power and authority to execute and deliver and perform all its obligations under all Loan Documents to which such Loan Party is a party. Each Loan Party is qualified to do business in, and is in good standing (where such concept exists) in, every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. Schedule 3.01 to the Existing Credit Agreement sets forth, as of the First Amendment Effective Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.
SECTION 3.02    Authorization; Enforceability.
The transactions contemplated hereby and by the other Loan Documents to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate, membership, partnership or other necessary action. This Agreement has been duly executed and delivered by each Loan Party that is a party hereto or thereto and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03    Governmental Approvals; No Conflicts.
The transactions to be entered into and contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (A) such as have been obtained or made and are in full force and effect, (B) filings and recordings necessary to perfect Liens created under the Loan Documents and enforce the rights of the Lenders and the Secured Parties under the Loan Documents or (C) the failure of which to obtain would not reasonably be expected to result in Material Adverse Effect, (b) will not violate any Applicable Law or the Charter Documents of any Loan Party, except to the extent that such violation would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture or any other agreement, instrument or other evidence of Material Indebtedness, except to the extent that such default would not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents.
SECTION 3.04    Financial Condition; No Material Adverse Effect.
The Lead Borrower has heretofore furnished to the Administrative Agent the Consolidated balance sheet, and statements of income, stockholders’ equity, and cash flows for the Parent and its Subsidiaries as of and for the Fiscal Year ending on or about February 2, 2013 and as of and for the Fiscal Quarters ended May 4, 2013, August 3, 2013 and November 2, 2013, certified by a Financial Officer of the Parent. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Parent and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes. Since the date of the latest such financial statements, there has been no Material Adverse Effect.
SECTION 3.05    Properties.
(a)    Each Loan Party has title to, or valid leasehold interests in, all its real (immoveable) and personal (moveable) property material to its business, except for defects which would not reasonably be expected to have a Material Adverse Effect.
(b)    Each Loan Party owns or is licensed to use, all patents, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, and other intellectual property used in its business, except to the extent that the failure to so own or have the right to use would not reasonably be expected to have a Material Adverse Effect, and the use thereof by the Loan Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(c)    Except as would not reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Responsible Officers of the Loan Parties, as of the Effective Date, each of the Leases with respect to Real Estate leased by the Loan Parties (other than any Real Estate comprising temporary locations such as “pop-up” stores that are not currently intended to be open for more than one year and are not currently included in the Borrower’s overall store count) is in full force and effect and the Loan Parties are not in default of the terms thereof.

SECTION 3.06    Litigation and Environmental Matters.
(a)    Except as set forth on Schedule 3.06(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the actual knowledge of Responsible Officers of a Loan Party, threatened in writing against or affecting any Loan Party (i) as to which there is a reasonable possibility of an adverse determination which, if adversely determined, would reasonably be expected individually or in the aggregate to result in a Material Adverse Effect (other than Disclosed Matters) or (ii) that involve any of the Loan Documents and would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(b)    Except as set forth on Schedule 3.06(b), no Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, which, in each case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
SECTION 3.07    Compliance with Laws and Agreements.
Each Loan Party is in compliance with all Applicable Law and all Material Indebtedness (including, without limitation, the Indentures), and no event of default has occurred and is continuing thereunder, except in each case where the failure to comply or the existence of a default, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, each Loan Party has obtained all permits, licenses and other authorizations which are required with respect to the ownership and operations of its business, except where the failure to obtain such permits, licenses or other authorizations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party is in material compliance with all terms and conditions of all such permits, licenses, orders and authorizations, except where the failure to comply with such terms or conditions, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.08    Investment Company Status.
No Loan Party is an “investment company” as defined in, and subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09    Taxes.
Since the Effective Date, each Loan Party has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, for which such Loan Party has set aside on its books adequate reserves, and as to which no Lien has arisen or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10    ERISA; Canadian Defined Benefit Pension Plans.
(a)    Since the Effective Date, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan subject to ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans subject to ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each case, to the extent that any resulting liabilities would reasonably be expect to result in a Material Adverse Effect.
(b)    No Canadian Loan Party has any Canadian Defined Benefit Pension Plan.
SECTION 3.11    Disclosure.
None of the reports, financial statements, certificates or other information (other than any projections, pro formas, budgets and general market information) concerning the Loan Parties furnished by or on at the direction of any Loan Party to any Credit Party in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder in connection therewith (as modified or supplemented by other information so furnished), when taken as a whole, contained, as of the date furnished, any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in light of the circumstances under which such statements were made.
SECTION 3.12    Subsidiaries.
(a)    Schedule 3.12 sets forth the name of, and the ownership interest of each Loan Party in, each Subsidiary and Propco as of the First Amendment Effective Date and indicates, in the case of any Subsidiary, whether such Subsidiary is a Material Subsidiary as of the First Amendment Effective Date; there is no other Capital Stock of any class outstanding as of the First Amendment Effective Date. To the knowledge of the Responsible Officers of the Loan Parties, all such shares of Capital Stock are validly issued, fully paid, and, except as set forth on Schedule 3.12, non-assessable.
(b)    Except as set forth on Schedule 3.12, no Loan Party is party to any joint venture, general or limited partnership, or limited liability company agreements as of the First Amendment Effective Date.
SECTION 3.13    [Reserved.]
SECTION 3.14    Labor Matters.
As of the First Amendment Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the actual knowledge of any Responsible Officer of any Loan Party, threatened, except to the extent that strikes, lockouts or slowdowns would not reasonably be expected to result in a Material Adverse ~~A~~Effect. The hours worked by and payments made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters to the extent that any such violation could reasonably be expected to have a Material Adverse Effect. Except for Disclosed Matters and to the extent that such liability would not reasonably be expected to have a Material Adverse Effect, all payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued in accordance with GAAP as a liability on the books of such Loan Party. As of the First Amendment Effective Date, there are no representation proceedings pending or, to the actual knowledge of any Responsible Officer of any Loan Party, threatened to be filed with the National Labor Relations Board or other applicable Governmental Authority, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition. As of the First Amendment Effective Date, the consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound to the extent that such would be reasonably expected to result in a Material Adverse Effect.
SECTION 3.15    Security Documents.
The Security Documents create in favor of the Administrative Agent or the Canadian Agent, as applicable, for the benefit of the Administrative Agent or the Canadian Agent, as applicable, and the other Secured Parties, a legal, valid and enforceable security or mortgage interests in the Collateral (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law), and the Security Documents constitute, or will upon the filing of financing statements or other requisite registrations and/or the obtaining of “control”, in each case with respect to the relevant Collateral as required under the applicable Uniform Commercial Code or similar legislation of any jurisdiction, including, without limitation, the PPSA and the Civil Code of Quebec, to the extent security interests in such Collateral can be perfected by such filings or control, the creation of a fully perfected and opposable first priority Lien on, and security interest in, and hypothecation of, all right, title and interest of the Loan Parties thereunder in such Collateral (to the extent required under the Security Documents), in each case prior and superior in right to any other Person, except for Permitted Encumbrances having priority by operation of Applicable Law.
SECTION 3.16    Federal Reserve Regulations.
(a)    No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(b)    No part of the proceeds of any Loan or any Letter of Credit will be used by any Loan Party or any of its Subsidiaries, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose in violation of Regulation U or X or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.
SECTION 3.17    Solvency.
As of the First Amendment Effective Date and after giving effect to the transactions contemplated to occur on the First Amendment Effective Date, the Loan Parties, on a Consolidated basis, are Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

ARTICLE IV
Conditions
SECTION 4.01    Effective Date.
The effectiveness of this Agreement is subject to the following conditions precedent:
(a)    The Administrative Agent (or its counsel) shall have received from each party either (i) a counterpart of this Agreement and all other Loan Documents signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents.
(b)    The Administrative Agent shall have received a written opinion (addressed to each Agent, the Issuing Banks and the Lenders and dated the Effective Date) of (i) Simpson Thacher & Bartlett LLP, counsel for the Loan Parties, (ii) Borden Ladner Gervais LLP, counsel for the Canadian Borrower and its Subsidiaries, (iii) Hunton & Williams LLP, counsel for TRU-SV~~B~~C, LLC, and (iv) O’Neill & Borges, counsel for TRU of Puerto Rico, Inc., in each case covering such matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby as the Administrative Agent shall reasonably request. The Loan Parties hereby request such counsel to deliver such opinions.
(c)    The Administrative Agent shall have received Charter Documents and such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization and existence of each Loan Party, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(d)    (i) The Administrative Agent shall have received a Borrowing Base Certificate dated the Effective Date, relating to the fiscal month ended on March 1, 2014, and executed by a Financial Officer of the Lead Borrower (and certified by such Financial Officer as being complete and correct in all material respects) evidencing that Excess Availability as of the Effective Date is not less than $500,000,000 and (ii) Excess Availability as of the Effective Date shall not be less than $500,000,000.
(e)    The Administrative Agent shall have received a certificate, reasonably satisfactory in form and substance to the Administrative Agent, certifying that, after giving effect to the consummation of the transactions contemplated under this Agreement and the other Loan Documents as of the Effective Date, no Default or Event of Default exists.
(f)    All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be reasonably satisfactory to the Administrative Agent other than those which, individually or in the aggregate, would not, and would not reasonably be expected to, have a Material Adverse Effect.
(g)    No Material Adverse Effect shall have occurred since February 2, 2013.

(h)    The Administrative Agent shall have (i) received reasonably detailed financial projections for the Borrowers and their Subsidiaries on a quarterly basis for the Borrowers’ 2014 Fiscal Year and on an annual basis for the Borrowers’ 2015, 2016, 2017 and 2018 Fiscal Years, and (ii) received and be reasonably satisfied with a reasonably detailed projected Excess Availability calculation for the Domestic Borrower and the Canadian Borrower prepared on a monthly basis through the end of the Borrowers’ 2014 Fiscal Year.
(i)    The Administrative Agent shall have received and be reasonably satisfied with updated appraisals with respect to (i) TRU Inventory and BRU Inventory, and (ii) Eligible Real Estate of the Canadian Loan Parties.
(j)    The Administrative Agent shall have received results of searches or other evidence reasonably satisfactory to the Administrative Agent indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases or subordination agreements are being tendered on the Effective Date.
(k)    The Administrative Agent shall have received, on or before the Effective Date, all documents and instruments, including Uniform Commercial Code and PPSA financing statements and certified statements issued by the Quebec Register of Personal and Movable Real Rights, required by law or reasonably requested by the Co-Collateral Agents to be filed, registered, published or recorded to create or perfect the first priority Liens (subject only to Permitted Encumbrances having priority by operation of Applicable Law) intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered, published or recorded or other arrangements reasonably satisfactory to the Co-Collateral Agents for such filing, registration, publication or recordation shall have been made.
(l)    The Administrative Agent shall have received, and be reasonably satisfied with, evidence of the Loan Parties’ insurance, together with such endorsements as are required by the Loan Documents.
(m)    All fees due on or prior to the Effective Date, and all Credit Party Expenses incurred by in connection with the establishment of the credit facility contemplated hereby (including the reasonable fees and expenses of counsel to the Agents), shall have been paid in full.
(n)    There shall have been delivered to the Administrative Agent each of the instruments, agreements, opinions, certificates and other documents identified on the closing agenda attached hereto as Exhibit M.
SECTION 4.02    Conditions Precedent to Each Loan and Each Letter of Credit.
The obligation of the Lenders to make each Revolving Credit Loan and of the Issuing Banks to issue each Letter of Credit from and after the Effective Date is also subject to the following conditions precedent:
(a)    The Administrative Agent shall have received a notice with respect to such Borrowing or issuance, as the case may be, as required by ARTICLE II, and in the case of the issuance of a Letter of Credit, the applicable Issuing Bank shall have received notice with respect thereto in accordance with SECTION 2.13.

(b)    All representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith (including in any Borrowing Base Certificate) shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date, other than representations and warranties that relate solely to an earlier date which shall be true and correct in all material respects as of such earlier date (in each case, other than representations and warranties which are qualified by “materiality” or “Material Adverse Effect”, each of which shall be true and correct in all respects as of such date or as of such earlier date, as applicable).
(c)    On the date of each Borrowing hereunder and the issuance of each Letter of Credit and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.
(d)    On the date of each Borrowing hereunder and the issuance of each Letter of Credit and after giving effect thereto, to the extent the proceeds thereof will be used to fund a Restricted Payment, the Loan Parties, on a Consolidated basis, shall be Solvent.
The request by the Lead Borrower or the Canadian Borrower, as applicable, for, and the acceptance by any Borrower of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Loan Parties that the conditions specified in this SECTION 4.02 have been satisfied at that time and that, after giving effect to such extension of credit, the ~~Domestic~~ Borrowers shall continue to be in compliance with the Tranche A Borrowing Base or the Canadian Borrowing Base. The conditions set forth in this SECTION 4.02 are for the sole benefit of the Administrative Agent and the Canadian Agent and each other Credit Party and may be waived by the Administrative Agent or the Canadian Agent, in whole or in part, without prejudice to the rights of the Administrative Agent, the Canadian Agent or any other Credit Party. Until the Required Lenders otherwise direct the Administrative Agent or the Canadian Agent to cease making Loans and issuing Letters of Credit, the Lenders will fund their Commitment Percentage of all Loans and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Borrowers and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, agreed to by the Administra~~r~~tive Agent or the Canadian Agent, provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.
ARTICLE V
Affirmative Covenants
Until (i) the Commitments have expired or been terminated, (ii) the principal of and interest on each Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims and the Other Liabilities) shall have been paid in full, (iii) all Letters of Credit shall have expired or terminated (or been Cash Collateralized in a manner satisfactory to the applicable Issuing Banks) and (iv) all Letter of Credit Outstandings have been reduced to zero (or Cash Collateralized in a manner satisfactory to the applicable Issuing Banks), each Loan Party covenants and agrees with the Credit Parties (provided that the Canadian Borrower covenants only for itself and its Subsidiaries) that:

SECTION 5.01    Financial Statements and Other Information.
The Lead Borrower will furnish to the Administrative Agent:
(a)    Within one hundred twenty (120) days after the end of each Fiscal Year of the Parent, the Consolidated balance sheet and related statements of operations, and Consolidated statements of cash flows as of the end of and for such year for (x) the Parent and its Subsidiaries, and (y) the Lead Borrower and its Subsidiaries, setting forth in each case, in comparative form, the Consolidated figures for the previous Fiscal Year, all audited and reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than solely with respect to, or resulting solely from, an upcoming maturity date under any Indebtedness occurring within 12 months of the end of such Fiscal Year) and without a qualification or exception as to the scope of such audit) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries, or the Lead Borrower and its Subsidiaries, as applicable, in each case on a Consolidated basis in accordance with GAAP;
(b)    Within sixty (60) days after the end of the first three Fiscal Quarters of each Fiscal Year of the Lead Borrower, the unaudited Consolidated balance sheet and related statements of operations, and Consolidated statements of cash flows for (i) the Lead Borrower and its Subsidiaries, (ii) the Lead Borrower and its Subsidiaries (other than the Canadian Borrower and its Subsidiaries), and (iii) the Canadian Borrower and its Subsidiaries, as of the end of and for such Fiscal Quarter (other than in the case of statements of cash flows) and the elapsed portion of the Fiscal Year, setting forth in each case, in comparative form the Consolidated figures for the previous Fiscal Year, all certified by one of the Lead Borrower’s Financial Officers as presenting in all material respects the financial condition and results of operations of the Loan Parties and their Subsidiaries on a Consolidated basis in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes, and, in addition, separate financial statements for each business segment identified on, and as required by, Schedule 5.01(b) hereto;
(c)    Within thirty (30) days after the end of each Fiscal Month of the Lead Borrower and its Subsidiaries, such reports as are prepared by the Loan Parties’ management for their own use, including the Consolidated balance sheet and related statements of operations~~,~~ and Consolidated statements of cash flows for (i) the Lead Borrower and its Subsidiaries, (ii) the Lead Borrower and its Subsidiaries (other than the Canadian Borrower and its Subsidiaries), and (iii) the Canadian Borrower and its Subsidiaries, with respect to (A) the balance sheet and statement of operations, as of the end of and for such Fiscal Month and the elapsed portion of the Fiscal Year, and (B) the statements of cash flow, for the elapsed portion of the Fiscal Year, setting forth in each case, in comparative form the Consolidated figures for the previous Fiscal Year, all certified by one of the Lead Borrower’s Financial Officers as agreeing to the Lead Borrower’s books and records and presenting in all material respects the financial condition and results of operations of the Loan Parties and their Subsidiaries on a Consolidated basis, and, in addition, separate financial statements for each business segment identified on, and as required by, Schedule 5.01(b) hereto;
(d)    Concurrently with any delivery of financial statements under clauses (a) or (b) above, a certificate of a Financial Officer of the Lead Borrower in the form of Exhibit J hereto (a “Compliance Certificate”) (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations with respect to the Monthly Excess Availability for such period, (iii) without duplication of calculations described in clause (ii), setting forth reasonably detailed calculations with respect to compliance with the provisions of SECTION 6.10, ~~to the extent then applicable,~~ (iv) detailing all Store openings and Store closings during the immediately preceding fiscal period, and (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the Lead Borrower’s most recent audited financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;
(e)    Within ninety (90) days after the commencement of each Fiscal Year of the Loan Parties, a detailed, Consolidated budget by month for the applicable Fiscal Year for the Lead Borrower and its Subsidiaries and including a projected Consolidated income statement, balance sheet, statement of cash flow, Domestic Availability ~~and~~, Canadian Availability and Incremental Availability, in each case by month, and promptly when available, any revisions to such budget resulting from any Permitted Acquisition, Permitted Disposition or other transaction, the effect of which would reasonably be expected to change the projected Consolidated EBITDA of the Loan Parties in any Fiscal Year by 20% or more;
(f)    The Lead Borrower will furnish to the Administrative Agent a certificate in the form of Exhibit K (a “Borrowing Base Certificate”) showing the Tranche A Borrowing Base ~~and~~, the Canadian Borrowing Base (reflected both in CD$ and the Equivalent Amount) and Incremental Availability, each Borrowing Base Certificate to be certified as complete and correct in all material respects on behalf of the Lead Borrower by a Financial Officer of the Lead Borrower, as follows:
(i)    On or prior to the 10th Business Day of each fiscal month, the Lead Borrower shall furnish a Borrowing Base Certificate as of the last day of the immediately preceding fiscal month;
(ii)    Upon the occurrence and during the continuance of an Accelerated Borrowing Base Delivery Event, the Lead Borrower shall furnish a Borrowing Base Certificate (which shall roll forward the Loan Parties’ Inventory, credit card receivables and Credit Extensions) on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday;
(iii)    If there are Loans then outstanding, the Lead Borrower shall also furnish a Borrowing Base Certificate within five (5) Business Days after December 15 of each year (which shall roll forward the Loan Parties’ Inventory, credit card receivables and Credit Extensions), as of the close of business on the immediately preceding Saturday;
(iv)    Upon the sale or other disposition of Collateral of any Loan Party included in the Tranche A Borrowing Base ~~or~~, the Canadian Borrowing Base or Incremental Availability outside of the ordinary course of business, (A) if the Loan Parties are not in compliance with the provisions of SECTION 6.10 hereof either before or after giving effect to such sale or disposition and the Net Proceeds therefrom are in excess of $25,000,000 or (B) if the Net Proceeds are in excess of $50,000,000, the Lead Borrower shall also furnish an updated Borrowing Base Certificate promptly upon the receipt of the Net Proceeds from such Prepayment Event; and

(v)    The Borrowers may, at their option, elect to furnish the Administrative Agent with a Borrowing Base Certificate on a more frequent basis than is otherwise required pursuant to this SECTION 5.01(f); provided that, if the Borrowers elect to deliver a Borrowing Base Certificate on a more frequent basis than is required by the other provisions of this SECTION 5.01(f), then the Lead Borrower shall continue to furnish a Borrowing Base Certificate on such basis from the date of such election through the remainder of the Fiscal Year in which such election was made.
(g)    Promptly after the same become publicly available, copies of (i) all material periodic and other reports, proxy statements and other materials filed by any Loan Party with the SEC or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be, and (ii) SEC Forms 10K and 10Q for the Parent (for so long as the Parent is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended); provided that no such delivery shall be required hereunder with respect to each of the foregoing to the extent that such are publicly available via EDGAR or another publicly available reporting system and the Lead Borrower has advised the Administrative Agent of the filing thereof;
(h)    Promptly upon receipt thereof, copies of all material reports submitted to any Loan Party by independent certified public accountants in connection with each annual, interim or special audit of the books of the Loan Parties or any of their Subsidiaries made by such accountants, including any management letter commenting on the Loan Parties’ internal controls submitted by such accountants to management in connection with their annual audit (and, with respect to any event described in this clause (h), a calculation of the Excess Cash Flow for such period);
(i)    The financial and collateral reports described on Schedule 5.01(i) hereto, at the times set forth in such Schedule;
(j)    A detailed summary of the Net Proceeds received from any Prepayment Event resulting in Net Proceeds of $50,000,000 or more (or in respect of which prior notice was given or required to be given under clause (k) , below) within five (5) Business Days after receipt of such Net Proceeds (other than from sales of Inventory in the ordinary course of business); provided that, prior to the occurrence and continuance of a Cash Dominion Event, such summary shall be required to be furnished only with respect to Prepayment Events arising from a Permitted Disposition of the type described in clauses (b), (r), and (s) of such definition;
(k)    Notice of any intended sale or other disposition of Collateral of any Loan Party included in the Tranche A Borrowing Base ~~or~~, the Canadian Borrowing Base or Incremental Availability outside of the ordinary course of business, (i) if a Cash Dominion Event then exists, (ii) if the Loan Parties are not in compliance with the provisions of SECTION 6.10 hereof either before or after giving effect to such sale or disposition and the Net Proceeds therefrom are in excess of $25,000,000 or (iii) if the Net Proceeds of which exceeds $50,000,000, in each case at least five (5) Business Days prior to the date of consummation such sale or disposition; and
(l)    Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party as any Agent or any Lender may reasonably request (other than information which is subject to an attorney-client privilege or would result in a breach of a confidentiality obligation of the Loan Parties to any other Person).

At the request of the Lead Borrower and with the consent of the Administrative Agent, not to be unreasonably withheld, any of the delivery requirements relating to written financial information set forth in this SECTION 5.01 may be satisfied by either (x) the Borrowers’ posting such information in electronic format readable by the Administrative Agent and the Lenders to a secure address on the world wide web (the “Informational Website”) which is accessible by the Administrative Agent and the Lenders or (y) the Borrowers’ delivering such financial information in electronic format to the Administrative Agent and the Administrative Agent’s posting such information to an Informational Website. The accommodation provided by the foregoing sentence shall not impair the right of the Administrative Agent, or any Lender through the Administrative Agent, to request and receive from the Borrowers physical delivery of specific financial information provided for in this SECTION 5.01. The Lead Borrower shall give the Administrative Agent and each Lender (or, if applicable, the Administrative Agent shall give each Lender) written or electronic notice each time any information is delivered by posting to the Informational Website. Except to the extent such Informational Website is established and maintained by the Administrative Agent, the Loan Parties shall be responsible for and shall bear all risk associated with establishing and maintaining the security and confidentiality of the Informational Website and the information posted thereto.
SECTION 5.02    Notices of Material Events.
The Lead Borrower will furnish to the Administrative Agent prompt written notice of the occurrence of any of the following after any Responsible Officer of the Lead Borrower or the Canadian Borrower obtains knowledge thereof:
(a)    A Default or Event of Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;
(b)    The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Subsidiary of the Parent that would reasonably be expected to result in a Material Adverse Effect;
(c)    An ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(d)    Any other development that results in a Material Adverse Effect;
(e)    The discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such independent accountants;
(f)    Any casualty or other insured damage to any portion of the Collateral included in the Tranche A Borrowing Base ~~or~~, the Canadian Borrowing Base or Incremental Availability in excess of $50,000,000, or the commencement of any action or proceeding for the taking of any interest in a portion of the Collateral included in the Tranche A Borrowing Base ~~or~~, the Canadian Borrowing Base or Incremental Availability in excess of $50,000,000 or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding; and
(g)    The occurrence of a Master Lease Liquidation Event.
Each notice delivered under this SECTION 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Lead Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.
SECTION 5.03    Information Regarding Collateral.
The Lead Borrower will furnish to the Administrative Agent prompt written notice of any change in: (a) any Loan Party’s name; (b) the location of any Loan Party’s chief executive office or its principal place of business; (c) any office in which a Canadian Loan Party maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), to the extent that a filing would be required to perfect the Lien of the Canadian Agent in the Collateral at such location; (d) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (e) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings, publications and registrations, have been made under the Uniform Commercial Code, PPSA or other Applicable Law that are required in order for the Administrative Agent or the Canadian Agent, as applicable, to continue at all times following such change to have a valid, legal and perfected first priority security interest (subject only to Permitted Encumbrances having priority by operation of Applicable Law) in all the Collateral for its own benefit and the benefit of the other Secured Parties.
SECTION 5.04    Existence; Conduct of Business.
Each Loan Party will do all things necessary to comply with its Charter Documents in all material respects, and to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under SECTION 6.03.
SECTION 5.05    Payment of Obligations.
Each Loan Party will pay its Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (d) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect. The provisions of this paragraph shall not limit or restrict the ability of the Co-Collateral Agents to establish any Reserve for any unpaid Tax liabilities.
SECTION 5.06    Maintenance of Properties.
Each Loan Party will keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear, casualty loss and condemnation excepted), except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect and except for Permitted Dispositions.

SECTION 5.07    Insurance.
(a)    Each Loan Party shall: (i) maintain insurance with financially sound and reputable insurers (or, to the extent consistent with business practices in effect on the Effective Date, a program of self-insurance) on such of its property and in at least such amounts and against at least such risks as is consistent with business practices in effect on the Effective Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security Documents); (ii) maintain such other insurance as may be required by Applicable Law; and (iii) furnish to the Administrative Agent, upon written request, full information as to the insurance carried.
(b)    Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include: (i) a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agents, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Administrative Agent or the Canadian Agent, as applicable; (ii) a provision to the effect that none of the Loan Parties, Credit Parties (in their capacity as such) or any other Affiliate of a Loan Party shall be a co-insurer (the foregoing not being deemed to limit the amount of self-insured retention or deductibles under such policies, which self-insured retention or deductibles shall be consistent with business practices in effect on the Effective Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment); and (iii) such other provisions as any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) or the Canadian Agent may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Administrative Agent or the Canadian Agent, as applicable, as an additional insured. Business interruption policies shall name the Administrative Agent or the Canadian Agent, as applicable, as a loss payee and shall be endorsed or amended to include: (i) a provision that, during the continuance of a Cash Dominion Event, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Administrative Agent or the Canadian Agent, as applicable; (ii) a provision to the effect that none of the Loan Parties, Credit Parties (in their capacity as such) or any other Affiliate of a Loan Party shall be a co-insurer; and (iii) such other provisions to the endorsement as any Co-Collateral Agent (after consultation with the other Co-Collateral Agent) or the Canadian Agent may reasonably require from time to time to protect the interests of the Credit Parties. Each such casualty or liability policy referred to in this SECTION 5.07(b) shall also provide that it shall not be canceled, modified in any manner that would cause this SECTION 5.07 to be violated, or not renewed (i) by reason of nonpayment of premium, except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent or the Canadian Agent, as applicable (giving the Administrative Agent or the Canadian Agent, as applicable, the right to cure defaults in the payment of premiums), or (ii) for any other reason, except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent or the Canadian Agent, as applicable. The Lead Borrower shall deliver to the Administrative Agent, and the Canadian Borrower shall deliver to the Canadian Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent or the Canadian Agent, as applicable, including an insurance binder) together with evidence satisfactory to the Administrative Agent or the Canadian Agent, as applicable, of payment of the premium therefor.
SECTION 5.08    Books and Records; Inspection and Audit Rights; Appraisals; Accountants.
(a)    Each Loan Party will keep proper books of record and account in accordance with GAAP and in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Loan Party will permit any representatives designated by the Administrative Agent or any Co-Collateral Agent, upon reasonable prior notice, to visit and inspect its properties, to discuss its affairs, finances and condition with its officers and independent accountants (so long as such Loan Party is afforded an opportunity to be present) and to examine and make extracts from its books and records, all at such reasonable times and as often as reasonably requested.
(b)    Each Loan Party will from time to time upon the request of the Administrative Agent or any Co-Collateral Agent, permit the Administrative Agent or any Co-Collateral Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by the Co-Collateral Agents, on reasonable prior notice and during normal business hours, to conduct appraisals and commercial finance examinations, including, without limitation, of (i) the Domestic Borrowers’ and the Canadian Borrower’s practices in the computation of the Tranche A Borrowing Base ~~and~~, the Canadian Borrowing Base and Incremental Availability, and (ii) the assets included in the Tranche A Borrowing Base ~~and~~, the Canadian Borrowing Base and Incremental Availability and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. Subject to the following, the Loan Parties shall pay the reasonable out-of-pocket fees and expenses of the Administrative Agent, the Co-Collateral Agents and such professionals with respect to such evaluations and appraisals:
(i)    The Co-Collateral Agents (acting in consultation with the Administrative Agent) may conduct one (1) commercial finance examination in each calendar year for each of the Domestic Loan Parties and Canadian Loan Parties, as applicable, each at the Loan Parties’ expense; provided that, the Co-Collateral Agents (acting in consultation with the Administrative Agent) may conduct up to two (2) commercial finance examinations in a calendar year if Excess Availability falls below twenty-five percent (25%) of the Line Cap for twenty (20) consecutive calendar days at any time in such calendar year, in each case, for each of the Domestic Loan Parties and Canadian Loan Parties, as applicable, in each case, each at the Loan Parties’ expense. Notwithstanding anything to the contrary contained herein, the Co-Collateral Agents (acting in consultation with the Administrative Agent) may cause to be taken (A) up to one (1) additional commercial finance examination for each of the Domestic Loan Parties and Canadian Loan Parties, as applicable, at any time in each calendar year at the expense of the Lenders, and (B) after the occurrence and during the continuance of any Specified Default, such additional commercial finance examinations for each of the Domestic Loan Parties and Canadian Loan Parties, as applicable, as the Co-Collateral Agents, in their reasonable discretion, determine are necessary or appropriate (each, at the expense of the Loan Parties).
(ii)    The Co-Collateral Agents (acting in consultation with the Administrative Agent) may undertake one (1) appraisal in each calendar year of (A) the Domestic Loan Parties’ BRU Inventory, (B) the Domestic Loan Parties’ TRU Inventory, (C) the Canadian Loan Parties’ BRU Inventory, and (D) the Canadian Loan Parties’ TRU Inventory, each at the Loan Parties’ expense; provided that, the Co-Collateral Agents (acting in consultation with the Administrative

Agent) may undertake up to two (2) appraisals in a calendar year for each category of Inventory described in clauses (A) through (D) above if Excess Availability falls below twenty-five percent (25%) of the Line Cap for twenty (20) consecutive calendar days at any time in such calendar year, in each case, each at the Loan Parties’ expense. Notwithstanding anything to the contrary contained herein, the Co-Collateral Agents (acting in consultation with the Administrative Agent), may cause to be undertaken (x) up to one additional Inventory appraisal for each category of Inventory described in clauses (A) through (D) above, at any time in each calendar year at the expense of the Lenders, and (y) after the occurrence and during the continuance of any Specified Default, such additional Inventory appraisals as the Co-Collateral Agents, in their reasonable discretion, determine are necessary or appropriate (each, at the expense of the Loan Parties).
(iii)    The Co-Collateral Agents (acting in consultation with the Administrative Agent) may undertake one appraisal of other Collateral in each twelve calendar month period for each of the Domestic Loan Parties and Canadian Loan Parties, as applicable, each at the Loan Parties’ expense. Notwithstanding anything to the contrary contained herein, the Co-Collateral Agents (acting in consultation with the Administrative Agent), after the occurrence and during the continuance of any Specified Default, may cause such additional appraisals of other Collateral to be undertaken for each of the Domestic Loan Parties and Canadian Loan Parties, as applicable, as the Co-Collateral Agents, in their reasonable discretion, determine are necessary or appropriate (each, at the expense of the Loan Parties).
(c)    The Loan Parties shall at all times retain independent certified public accountants of national standing and shall instruct such accountants to cooperate with, and be available to, the Administrative Agent and the Co-Collateral Agents or their representatives to discuss the annual audited statements, the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants for such audited statements, as may be raised by the Administrative Agent or any Co-Collateral Agent; provided that a representative of the Lead Borrower shall be given the opportunity to be present all such discussions.
SECTION 5.09    Physical Inventories.
The Loan Parties, at their own expense, shall cause not less than one (1) physical inventory to be undertaken in each twelve (12) month period (or alternatively, periodic cycle counts) in conjunction with the preparation of their annual audited financial statements, conducted following such methodology as is consistent with the methodology used in the immediately preceding inventory (or cycle count) or as otherwise may be reasonably satisfactory to the Co-Collateral Agents. Following the completion of such inventory, and in any event by the next date required for the delivery of a Borrowing Base Certificate hereunder, the Borrowers shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.
SECTION 5.10    Compliance with Laws.
Each Loan Party will comply with all Applicable Laws and the orders of any Governmental Authority except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11    Use of Proceeds and Letters of Credit.
The proceeds of Loans made hereunder and of Letters of Credit issued hereunder will be used only (a) to finance the acquisition of assets of the Borrowers and their Subsidiaries, including the purchase of inventory, equipment, and other fixed assets, in each case in the ordinary course of business, (b) to finance Capital Expenditures of the Borrowers and their Subsidiaries, (c) to finance Permitted Acquisitions, ~~and~~ (d) with respect to the Tranche A-1 Loans, to repay the 2016 Notes and a portion of the Term Loan on the First Amendment Effective Date; and (e) for general corporate purposes, including, the repayment of Indebtedness (including, after the First Amendment Effective Date, the Term Loan and the Permanent Financing Facility), the making of Restricted Payments, and the making of Investments, all to the extent permitted in this Agreement. No part of the proceeds of any Loan will be used by any Loan Party or any of its Subsidiaries, whether directly or indirectly, for any purpose that entails a violation of any regulation of the Board, including Regulations U and X.
SECTION 5.12    Additional Subsidiaries.
(a)    If any Domestic Loan Party shall form or acquire a Material Subsidiary after the Effective Date, the Lead Borrower will notify the Administrative Agent thereof and if such Material Subsidiary is not a Foreign Subsidiary, the Lead Borrower will cause such Subsidiary to become a Loan Party hereunder and under each applicable Security Document in the manner provided therein within thirty (30) days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations and the Other Liabilities as the Administrative Agent or the Required Lenders shall request.
(b)    If the Canadian Borrower or any of its Subsidiaries shall form or acquire a Material Subsidiary after the Effective Date, the Canadian Borrower will notify the Administrative Agent thereof and (i) if such Material Subsidiary is organized under the laws of Canada or any province thereof, the Canadian Borrower will cause such Subsidiary to become a Canadian Loan Party hereunder and under each applicable Canadian Security Document in the manner provided therein within ten (10) Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Canadian Liabilities as the Canadian Agent or the Required Lenders shall reasonably request and (ii) if any shares of Capital Stock or Indebtedness of such Subsidiary are owned by or on behalf of the Canadian Borrower or any of its Subsidiaries, the Canadian Borrower will cause such shares and promissory notes evidencing such Indebtedness to be pledged to secure the Canadian Liabilities within three (3) Business Days after such Subsidiary is formed or acquired.
SECTION 5.13    Further Assurances.
(a)    Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which any Agent, the Canadian Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties (to the extent required under this Agreement). The Loan Parties also agree to provide to each Agent and the Canadian Agent, from time to time upon the reasonable request of the Administrative Agent, any Co-Collateral Agent or the Canadian Agent,

as applicable, evidence reasonably satisfactory to the Administrative Agent, Co-Collateral Agents or Canadian Agent, as applicable, as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
(b)    Upon the request of any Co-Collateral Agent or the Canadian Agent, as applicable, each Loan Party shall use commercially reasonable efforts to cause each of its customs brokers to deliver an agreement (including, without limitation, a Customs Broker Agreement) to the Administrative Agent or the Canadian Agent, as applicable, covering such matters and in such form as the Co-Collateral Agents or the Canadian Agent, as applicable, may reasonably require. In the event Inventory is in the possession or control of a customs broker that has not delivered an agreement as required by the preceding sentence, such Inventory shall not be considered Eligible In-Transit Inventory or Eligible Letter of Credit Inventory hereunder.
SECTION 5.14    Retention of Financial Consultant.
Upon the occurrence of a Specified Default, upon the request of any Co-Collateral Agent (after consultation with the other Co-Collateral Agent), the Loan Parties (at their sole cost and expense) shall retain a business and financial consultant mutually acceptable to the Lead Borrower and the Co-Collateral Agents (a “Financial Consultant”) on such terms, including the scope of work and term of engagement, as are reasonably acceptable to the Co-Collateral Agents.
ARTICLE VI
Negative Covenants
Until (i) the Commitments have expired or been terminated, (ii) the principal of and interest on each Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims and the Other Liabilities) shall have been paid in full, (iii) all Letters of Credit shall have expired or terminated (or been Cash Collateralized in a manner satisfactory to the applicable Issuing Banks) and (iv) all Letter of Credit Outstandings have been reduced to zero (or Cash Collateralized in a manner satisfactory to the Issuing Banks), each Loan Party covenants and agrees with the Credit Parties (provided that the Canadian Borrower covenants only for itself and its Subsidiaries) that:
SECTION 6.01    Indebtedness and Other Obligations.
No Loan Party will create, incur, assume or permit to exist any Indebtedness, except Permitted Indebtedness.
SECTION 6.02    Liens.
No Loan Party will create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except Permitted Encumbrances.
SECTION 6.03    Fundamental Changes
(a)    No Loan Party will merge or amalgamate into or consolidate with any other Person, or permit any other Person to merge or amalgamate into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would arise therefrom: (i) any Subsidiary may liquidate, dissolve, consolidate, amalgamate or merge into a Loan Party in a transaction in which a Loan Party is the surviving corporation; (ii) any Subsidiary that is not a Loan

Party may liquidate, dissolve, consolidate, amalgamate or merge into any Subsidiary that is not a Loan Party; (iii) any Loan Party may amalgamate or merge with or into any other Loan Party, provided that no Domestic Loan Party shall merge or amalgamate with a Canadian Loan Party, if after giving effect thereto, a breach of SECTION 6.10 would exist; and (iv) Permitted Acquisitions and transactions permitted pursuant to SECTION 6.05 may be consummated in the form of a merger, amalgamation, or consolidation, as long as, in the event of a Permitted Acquisition, a Loan Party is the surviving Person, provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger or amalgamation shall not be permitted unless also permitted by SECTION 6.04.
(b)    No Loan Party will engage, to any material extent, in any business other than businesses of the type conducted by such Loan Party on the date of execution of this Agreement and businesses reasonably related thereto and those complementary or ancillary thereto.
SECTION 6.04    Investments, Loans, Advances, Guarantees and Acquisitions.
No Loan Party will make or permit to exist any Investment, except Permitted Investments.
SECTION 6.05    Asset Sales.
No Loan Party will sell, transfer, lease (as lessor) or otherwise voluntarily dispose of any asset, including any Capital Stock of another Person, except sales of Inventory and the use of cash in the ordinary course of business, transactions permitted by SECTION 6.03 and Permitted Dispositions.
SECTION 6.06    Restricted Payments; Certain Payments of Indebtedness.
(a)    No Loan Party will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:
(i)    any Subsidiary of a Loan Party or the Canadian Borrower, as applicable, may declare and pay cash dividends or make other distributions of property to a Loan Party;
(ii)    as long as no Event of Default specified in SECTION 7.01(c) has occurred (and not been waived) as a result of a material misrepresentation in any Borrowing Base Certificate and no Specified Default then exists or would arise therefrom, the Loan Parties may make Restricted Payments as follows: (A) if the Payment Conditions are satisfied, (1) the Loan Parties may make dividends and distributions to their respective direct or indirect parents or holders of the Loan Parties’ Capital Stock solely for the purpose of paying scheduled principal payments (including at maturity) due and payable by such Person, (2) the Loan Parties may make Restricted Payments to the Parent solely for the purpose of paying taxes and operating expenses incurred in the ordinary course of business by a Subsidiary or Affiliate of a Loan Party but only to the extent such Subsidiary or Affiliate has insufficient liquidity or insufficient cash flow to pay such taxes or operating expenses, and (3) the Loan Parties may make payments in respect of Guarantees by the Parent of another Loan Party or any Subsidiary or Affiliate of the Parent that are due and payable by the Parent; provided that no Restricted Payments may be made under this clause (A) to, or for the account of, the Sponsors, Sponsor Related Parties or any other stockholder of the Parent; and (B) the Loan Parties may make dividends and distributions to their respective direct or indirect parents or holders of Capital Stock if the Adjusted Payment Conditions are satisfied;

(iii)    as long as no Enumerated Default or breach of SECTION 6.10 then exists or would arise therefrom, the Loan Parties may make Restricted Payments as follows: (A) the Loan Parties may make dividends and distributions to their respective direct or indirect parents or holders of the Loan Parties’ Capital Stock solely for the purpose of paying scheduled interest payments (including at maturity) due and payable by such Person, and (B) the Loan Parties may make Restricted Payments to the Parent solely for the purpose of paying taxes and operating expenses incurred in the ordinary course of business by the Parent;
(iv)    (A) the Loan Parties may make Restricted Payments for the purpose of making indemnity payments and reasonable expense reimbursements owing under the Advisory Agreement; and (B) to the extent permitted under SECTION 6.07, the Loan Parties may make Restricted Payments for the purpose of paying amounts (other than amounts described in clause (A) hereof) owing under the Advisory Agreement, as long as no Event of Default specified in SECTION 7.01(c) has occurred as a result of a material misrepresentation in any Borrowing Base Certificate and no Specified Default then exists or would arise therefrom;
(v)    the Loan Parties may make Permitted Dispositions of the type described, and subject to the limitations contained, in clauses (c), (e), (j), (p), and (t) of the definition thereof;
(vi)    the Loan Parties may make Restricted Payments from the Designated Account at the times and subject to the limitations set forth in SECTION 6.12;
(vii)    as long as no Event of Default specified in SECTION 7.01(c) has occurred as a result of a material misrepresentation in any Borrowing Base Certificate and no Specified Default then exists or would arise therefrom, the Loan Parties may make Restricted Payments to the Parent consisting of promissory notes or other instruments received by a Loan Party in connection with a Permitted Disposition described in clause (e)(i) of the definition thereof; and
(viii)    the Loan Parties may make Restricted Payments for the purpose of prepaying or repaying the 2017 Notes and the 2018 Notes so long as Excess Availability is at least $225,000,000 (~~A~~1) on a pro forma basis for the one month prior to the date of any such Restricted Payment and (~~B~~2) on a projected and pro forma basis for the six months following the date of such Restricted Payment.
(b)    No Loan Party will make or agree to pay or make any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
(i)    Payments in Capital Stock (as long as no Change in Control would result therefrom), payments of interest in-kind or payments from proceeds of Subordinated Indebtedness of the Loan Parties;
(ii)    as long as the Pro Forma Availability Condition is then satisfied (except with respect to payments or prepayments of interest or scheduled amortization payments (which, for the avoidance of doubt, do not include mandatory prepayments, which shall be governed by clause (iii) below) of the Term Loans), (A) payments of principal and interest as and when due in respect of any Permitted Indebtedness (other than Indebtedness due to the Parent or any of its Affiliates), and (B) as long as no Specified Default then exists or would arise therefrom, prepayments of Permitted Indebtedness (other than Indebtedness due to the Parent or any Affiliates); provided that payments on account of Subordinated Indebtedness may be made only to the extent permitted under the subordination provisions relating thereto;
(iii)    as long as no Event of Default then exists or would arise therefrom, mandatory prepayments of the Term Loans as and when due;
(iv)    (x) as long as no Specified Default then exists or would arise therefrom, payments (including prepayments) on account of Permitted Indebtedness due to the Parent or any Affiliate (other than Indebtedness due to any of the Loan Parties or their Subsidiaries), and (y) payments (including prepayments) on account of Permitted Indebtedness due to any of the Loan Parties or their Subsidiaries;
(v)    prepayments in whole or in part of the Term Loan or Permanent Financing Facility from any refinancing of the Term Loan or Permanent Financing Facility not prohibited hereunder; and
(vi)    refinancings of Indebtedness to the extent permitted under this Agreement.
SECTION 6.07    Transactions with Affiliates.
No Loan Party will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
(a) transactions that are at prices and on terms and conditions, taken as a whole, not less favorable to such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties; or
(b) transactions between or among the Loan Parties or any Special Refinancing Subsidiary not otherwise prohibited hereunder; or
(c) payments due pursuant to the Advisory Agreement on account of Advisory Fees, consisting of: (i) payments (but not prepayments) on account of annual advisory fees, provided that such advisory fees may not be paid if an Event of Default specified in SECTION 7.01(c) has occurred as a result of a material misrepresentation in any Borrowing Base Certificate or a Specified Default exists or would arise therefrom, provided further that such advisory fees not paid shall accrue and be paid when the applicable Event of Default or Specified Default has been cured or waived and no additional Specified Default has occurred and is continuing or would arise as a result of such payment; and (ii) transaction fees, provided that such transaction fees may not be paid if an Event of Default specified in SECTION 7.01(c) has occurred as a result of a material misrepresentation in any Borrowing Base Certificate or a Specified Default exists or would arise therefrom, provided further that, notwithstanding the existence of a breach of the provisions of SECTION 6.10 hereof, such transactions fees may be paid if, as a result of the transaction to which they relate, Excess Availability would be greater than existed prior to such transaction, and provided further that such transaction fees not paid shall accrue and be paid when such Event of Default or Specified Default has been cured or waived and no additional Specified Default has occurred and is continuing or would arise as a result of such payment;

(d) payments of indemnities and reasonable expense reimbursements under the Advisory Agreement;
(e) as set forth on Schedule 6.07;
(f) payment of reasonable compensation to officers and employees for services actually rendered to any such Loan Party or any of its Subsidiaries;
(g) payment of director’s fees, expenses and indemnities;
(h) stock option and compensation plans of the Loan Parties and their Subsidiaries;
(i) employment contracts with officers and management of the Loan Parties and their Subsidiaries;
(j) the repurchase of equity interests from officers, directors and employees to the extent specifically permitted under this Agreement;
(k) advances and loans to officers and employees of the Loan Parties and their Subsidiaries to the extent specifically permitted under this Agreement;
(l) Investments consisting of notes from officers, directors and employees to purchase equity interests to the extent specifically permitted under this Agreement;
(m) the payment and performance under any Master Lease to which the Lead Borrower is a party;
(n) other transactions specifically permitted under this Agreement (including, without limitation, sale/leaseback transactions, Permitted Dispositions, Restricted Payments, Permitted Investments and Indebtedness);
(o) that certain Amended and Restated Tax Allocation Agreement, dated as of June 28, 2006, by and among the Parent and certain of its Subsidiaries, including the capitalization, distribution or contribution of amounts payable or receivable thereunder and any amendments, modifications or replacements thereof which amendments, modifications or replacements would not have a Material Adverse Effect; and
(p) that certain Allocation Agreement, dated as of January 29, 2006, among Toys “R” Us International, LLC, Geoffrey and the Parent and any amendments, modifications or replacements thereof which amendments, modifications or replacements would not have a Material Adverse Effect.
SECTION 6.08    Restrictive Agreements.
No Loan Party will directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon: (a) the ability of such Loan Party to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Administrative Agent or the Canadian Agent, as applicable; or (b) the ability of any Subsidiary thereof to pay dividends or other distributions with respect to any shares of its Capital Stock to such Loan Party or to make or repay loans or advances to a Loan Party or to guarantee Indebtedness of the Loan Parties; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law, by any Loan Document, or under any documents relating to joint ventures of any Loan Party to the extent that such joint ventures are not prohibited hereunder, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of assets or equity permitted hereunder by a Loan Party or a Subsidiary pending such sale, provided such restrictions and conditions apply only to the assets of the Loan Party or Subsidiary that are to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) of the foregoing shall not apply to customary provisions in contracts or leases restricting the assignment or subleasing or sublicensing thereof, (v) the foregoing shall not apply to any agreement relating to Indebtedness under the Indentures, the Term Loan, the Permanent Financing Facility, the CMBS Facilities, the Supplemental Real Estate Facilities (or any facilities replacing or refinancing such facilities), or Indebtedness of Foreign Subsidiaries (other than the Canadian Loan Parties) permitted hereunder (solely to the extent such restrictions are limited to the such Foreign Subsidiaries, (vi) clause (a) of the foregoing shall not apply to licenses or contracts which, by the terms of such licenses and contracts, prohibit the granting of Liens on the rights contained therein, and (vii) the foregoing shall not apply to any restrictions in existence prior to the time any such Person became a Subsidiary and not created in contemplation of any such acquisition.
SECTION 6.09    Amendment of Material Documents.
No Loan Party will amend, modify or waive any of its rights under (a) its Charter Documents, (b) any Master Lease, (c) the nature of the obligations under any guaranty of recourse obligations or any environmental indemnity agreement executed and delivered in connection with the CMBS Facilities or any Supplemental Real Estate Facility, (d) the Advisory Agreement, or (e) any Material Indebtedness, in each case to the extent that such amendment, modification or waiver would reasonably likely have a Material Adverse Effect or would violate the provisions of the Intercreditor Agreement.
SECTION 6.10    Availability.
The Loan Parties shall maintain ~~Excess~~Combined Availability at all times of not less than $125,000,000 ~~(of which no more than $50,000,000 may be attributable to~~; provided that unless the Domestic Loan Parties ~~C~~mainta~~d~~i~~a~~n ~~Excess~~Domestic Availability~~)~~ of at least $125,000,000, the Loan Parties shall not be in compliance with the provisions of this SECTION 6.10.
SECTION 6.11    Fiscal Year.
No Loan Party will change its Fiscal Year except upon written notice to the Agents; provided that any such change (a) which would affect the calculation of Consolidated Fixed Charge Coverage Ratio or the Consolidated Interest Coverage Ratio (and related definitions included therein), or (b) to another financial reporting convention must, in each case, be reasonably acceptable to the Agents.
SECTION 6.12    Designated Account.
After the occurrence and during the continuance of a Cash Dominion Event, the Loan Parties shall not use utilize the funds on deposit in the Designated Account for any purposes other than (a) the payment of operating expenses incurred by the Loan Parties in the ordinary course of business (including payments of interest when due on account of the Term Loan or the Permanent Financing Facility and any expenses incurred by the Parent attributable to the Loan Parties, such as taxes and Inventory acquisition costs), and (b) for such other purposes as the Loan Parties deem appropriate (including, without limitation, the making of other Restricted Payments, whether or not the conditions of SECTION 6.06(a) have then been satisfied).
SECTION 6.13    Canadian Defined Benefit Pension Plan.
No Loan Party shall, without the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), maintain, administer, contribute or have any liability in respect of any Canadian Defined Benefit Pension Plan or acquire an interest in any Person if such Person sponsors, maintains, administers or contributes to, or has any liability in respect of any Canadian Defined Benefit Pension Plan, except that a Loan Party may acquire an interest in such Person if (i) the Loan Party does not incur any liability in respect of the Canadian Defined Benefit Pension Plan of such Person and (ii) such Person is not required to become a Loan Party hereunder.
ARTICLE VII
Events of Default
SECTION 7.01    Events of Default.
If any of the following events (“Events of Default”) shall occur:
(a)    Any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any Letter of Credit Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    Any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (including, for avoidance of doubt, any amount referred to in SECTION 2.19(a) but excluding any amount referred to in SECTION 7.01(a) or any amount payable for Cash Management Services or Other Liabilities) payable under this Agreement or any other Loan Document and such failure continues for five (5) Business Days;
(c)    Any representation or warranty made or deemed made by or on behalf of any Loan Party in, or in connection with, any Loan Document or any amendment or modification thereof or waiver thereunder (including, without limitation, in any Borrowing Base Certificate or any certificate of a Financial Officer accompanying any financial statement) shall prove to have been incorrect in any material respect when made or deemed made;
(d)    Any Loan Party shall fail to observe or perform when due any covenant, condition or agreement contained (i) in ARTICLE VI or (ii) SECTION 5.01(f) (after a one Business Day grace period), or (iii) in any of SECTION 2.18, SECTION 5.01(g), SECTION 5.02(a), SECTION 5.07, SECTION 5.08(b), or SECTION 5.11 (provided that, if (A) any such Default described in this clause (iii) is of a type that can be cured within 5 Business Days and (B) such Default could not materially adversely impact the Lenders’ Liens on the Collateral, such default shall not constitute an Event of Default for 5 Business Days after the occurrence of such Default so long as the Loan Parties are diligently pursuing the cure of such Default);
(e)    Any Loan Party shall fail to observe or perform when due any covenant, condition or agreement contained in any Loan Document (other than those specified in SECTION 7.01(a), SECTION 7.01(b), SECTION 7.01(c), or SECTION 7.01(d)), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Lead Borrower;
(f)    Any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein) or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, which default, event or condition is not being contested in good faith;
(g)    a Change in Control shall occur;
(h)    An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, monitor, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    Any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under the Bankruptcy Code or any other federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in SECTION 7.01(h), (iii) apply for or consent to the appointment of a receiver, interim receiver, monitor, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    Except as permitted under SECTION 6.05, the determination of the Loan Parties, whether by vote of the Loan Parties’ board of directors or otherwise to: suspend the operation of the Loan Parties’ business in the ordinary course, liquidate all or substantially all of the Loan Parties’ assets or Store locations, or employ an agent or other third party to conduct any so-called store closing, store liquidation or “Going-Out-Of-Business” sales for all or substantially all of the Loan Parties’ Stores;
(k)    One or more final judgments for the payment of money in an aggregate amount in excess of (i) if Excess Availability is then greater than $250,000,000, $100,000,000, or (ii) if Excess Availability is then less than $250,000,000, $50,000,000 (or in each case, such lesser amount as would reasonably be expected to result in a Material Adverse Effect), in excess of insurance coverage (or indemnities from indemnitors reasonably satisfactory to the Agents), shall be rendered against any Loan Party or any combination of Loan Parties and the same shall remain undischarged for a period of forty-five (45) days during which execution shall not be effectively stayed, satisfied or bonded or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Loan Party to enforce any such judgment;
(l)    An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect and the same shall remain undischarged for a period of thirty (30) consecutive days during which period any action shall not be legally taken to attach or levy upon any material assets of any Loan Party to enforce any such liability;
(m)    Any challenge by or on behalf of any Loan Party to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto;
(n)    Any challenge by or on behalf of any other Person to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto, in each case, as to which an order or judgment has been entered materially adverse to the Agents and the Lenders;
(o)    Any Lien purported to be created under any Security Document in Collateral consisting of Inventory, Accounts, Deposit Accounts, and Eligible Real Estate and the proceeds thereof shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any such Collateral, with the priority required by the applicable Security Document except as a result of the sale, release or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or the failure of the Agents or the Canadian Agent, through their acts or omissions and through no fault of the Loan Parties, to maintain the perfection of their Liens in accordance with Applicable Law;
(p)    The indictment of any Loan Party, under any Applicable Law where the crime alleged would constitute a felony under Applicable Law and such indictment remains unquashed or such legal process remains undismissed for a period of 90 days or more, unless the Administrative Agent, in its reasonable discretion, determines that the indictment is not material; or
(q)    the imposition of any stay or other order, the effect of which restrains the conduct by the Loan Parties, taken as a whole, of their business in the ordinary course in a manner that has resulted in, or could reasonably be expected to have, a Material Adverse Effect;
then, and in every such event (other than an event with respect to any Loan Party described in SECTION 7.01(h) or SECTION 7.01(i)), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Lead Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall irrevocably terminate immediately; (ii) declare the Obligations owing by such Borrowers then outstanding to be due and payable in whole, and thereupon the principal of the Loans and all other Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; or (iii) require the applicable Loan Parties to Cash Collateralize its respective Letter of Credit Outstandings to be held and applied in accordance with SECTION 7.03. In case of any event with respect to any Loan Party described in SECTION 7.01(h) or SECTION 7.01(i), the Commitments shall automatically and irrevocably terminate and the principal of the Loans and other Obligations owing by such Borrower then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.
Without limiting the foregoing, in every such event (other than an event with respect to any Borrower described in SECTION 7.01(h) or SECTION 7.01(i)), and at any time thereafter during the continuance of such event, the Canadian Agent, at the request of the Required Lenders, shall, by notice to the Canadian Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Canadian Commitments, and thereupon the Canadian Commitments shall terminate immediately, and (ii) declare the Canadian Liabilities then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Canadian Liabilities so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Canadian Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and (iii) require the Canadian Borrower to Cash Collateralize the Letter of Credit Outstandings of the Canadian Borrower, and in case of any event with respect to any Canadian Loan Party described in SECTION 7.01(h) or SECTION 7.01(i), the Canadian Commitments shall automatically terminate and the principal of the Canadian Liabilities then outstanding, together with accrued interest thereon and all fees and other obligations of the Canadian Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
SECTION 7.02    Remedies on Default or Master Lease Liquidation Event.
(a)    In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, the Administrative Agent and the Co-Collateral Agents may (and at the direction of the Required Lenders, shall) proceed to protect and enforce their rights and remedies under this Agreement or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations and Other Liabilities are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Secured Parties. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law and the Administrative Agent and the Co-Collateral Agents may proceed to protect and enforce their rights and remedies under this Agreement or any of the other Canadian Security Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Canadian Liabilities are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Canadian Agent or the Canadian Lenders to whom any Canadian Liabilities are owing.
(b)    In case any one or more of Master Lease Liquidation Events shall have occurred and be continuing, and whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, the Administrative Agent and the Co-Collateral Agents may (and, at the direction of the Required Lenders, shall) proceed to Liquidate the Collateral at any location which is the subject of such Master Lease Liquidation Event. Whether or not a Cash Dominion Event then exists, the proceeds of any such Liquidation shall be applied to the Obligations, the Other Liabilities or Canadian Liabilities, as applicable, in accordance with the provisions of SECTION 7.03 hereof, but the occurrence of any such Master Lease Liquidation Event, in and of itself, shall not constitute a Default or Event of Default hereunder or result in the acceleration of the Obligations or the termination of the Commitments.
SECTION 7.03    Application of Proceeds.
(a)    After the occurrence and during the continuance of (i) any Cash Dominion Event or (ii) any Event of Default and acceleration of the Obligations, except as provided in SECTION 7.03(b), all proceeds realized from any Domestic Loan Party or on account of any Collateral owned by a Domestic Loan Party or, without limiting the foregoing, on account of any Prepayment Event, any payments in respect of any Obligations or Other Liabilities and all proceeds of the Collateral, shall be applied in the following order:
(i)    FIRST, ratably to pay the Obligations in respect of any Credit Party Expenses, indemnities and other amounts then due to the Agents until paid in full;
(ii)    SECOND, ratably to pay any Credit Party Expenses and indemnities, and to pay any fees then due to the Domestic Lenders (other than fees to the Tranche A-1 Lenders), until paid in full;
(iii)    THIRD, ratably to pay interest accrued in respect of the Obligations (other than the Canadian Liabilities and the Tranche A-1 Loans) until paid in full;
(iv)    FOURTH, to pay principal due in respect of the Swingline Loans to the Domestic Borrowers until paid in full;
(v)    FIFTH, ratably to pay principal due in respect of the Revolving Credit Loans to the Domestic Borrowers (other than Tranche A-1 Loans) until paid in full;
(vi)    SIXTH, to the Administrative Agent, to be held by the Administrative Agent, for the ratable benefit of the Issuing Banks and the Domestic Lenders, to Cash Collateralize the then extant Stated Amount of Domestic Letters of Credit until paid in full;
(vii)    SEVENTH, ratably to pay any fees then due to the Domestic Tranche A-1 Lenders on account of their Domestic Tranche A-1 Loans, until paid in full;
(viii)    EIGHTH, ratably, to Domestic Tranche A-1 Lenders to pay interest accrued on account of their Domestic Tranche A-1 Loans, until paid in full;
(ix)    NINTH, ratably, to Domestic Tranche A-1 Lenders to pay principal on account of their Domestic Tranche A-1 Loans, until paid in full;

(~~vii~~x)    ~~SEVENTH~~TENTH, subject to the provisions of SECTION 7.03(c), to the Canadian Agent to be held by the Canadian Agent, for the ratable benefit of the Canadian Lenders as cash collateral to pay Credit Party Expenses, indemnities and other similar amounts then due in connection with Credit Extensions to the Canadian Borrower;
(~~viii~~xi)    ~~EIGHTH~~ELEVENTH, subject to the provisions of SECTION 7.03(c), to the Canadian Agent to be held by the Canadian Agent, for the ratable benefit of the Canadian Lenders as cash collateral to pay interest, indemnities, and fees (other than fees to the Canadian Tranche A-1 Lenders) due and payable on the Credit Extensions to the Canadian Borrower;
(~~ix~~xii)    ~~NINTH~~TWELFTH, subject to the provisions of SECTION 7.03(c), to the Canadian Agent to be held by the Canadian Agent, for the ratable benefit of the Canadian Lenders as cash collateral to pay outstanding Swingline Loans of the Canadian Borrower;
(~~x~~xiii)    ~~TENTH~~THIRTEENTH, subject to the provisions of SECTION 7.03(c), to the Canadian Agent to be held by the Canadian Agent, for the ratable benefit of the Canadian Lenders as cash collateral to pay principal outstanding under other outstanding Revolving Credit Loans to the Canadian Borrower;
(xiv)    ~~ELEVENTH~~FOURTEENTH, subject to the provisions of SECTION 7.03(c), to the Canadian Agent, to be held by the Canadian Agent, for the ratable benefit of the Issuing Banks and the Canadian Lenders, to Cash Collateralize the then extant Stated Amount of Canadian Letters of Credit until paid in full;
(xv)    FIFTEENTH, subject to the provisions of SECTION 7.03(c), ratably to pay any fees then due to Canadian Tranche A-1 Lenders on account of their Canadian Tranche A-1 Loans, until paid in full;
(xvi)    SIXTEENTH, subject to the provisions of SECTION 7.03(c), ratably, to Canadian Tranche A-1 Lenders to pay interest accrued on account of their Canadian Tranche A-1 Loans, until paid in full;
(xvii)    SEVENTEENTH, subject to the provisions of SECTION 7.03(c), ratably, to Canadian Tranche A-1 Lenders to pay principal on account of their Canadian Tranche A-1 Loans, until paid in full;
(~~xii~~xviii)    ~~TWELFTH~~EIGHTEENTH, to pay outstanding Obligations with respect to Cash Management Services furnished to any Loan Party;
(~~xiii~~xix)    ~~TH~~NI~~R~~NETEENTH, ratably to pay any other outstanding Obligations and Other Liabilities (including Bank Products) of the Domestic Borrowers;
(~~xiv)    FOURTEENTH~~xx)    TWENTIETH, to pay all other outstanding Canadian Liabilities; and
(~~xv)    FIFTEENTH~~xxi)    TWENTY-FIRST, to the Lead Borrower or such other Person entitled thereto under Applicable Law.
(b)    After the occurrence and during the continuance of (i) any Cash Dominion Event, or (ii) any Event of Default and acceleration of the Canadian Liabilities, all payments in respect of any Canadian Liabilities or Other Liabilities of the Canadian Borrower and its Subsidiaries which are Loan Parties and all proceeds of the Collateral from the Canadian Borrower and the other Canadian Loan Parties, shall be applied in the following order:
(i)    FIRST, ratably to pay the Obligations in respect of any Credit Party Expenses, indemnities and other amounts then due to the Canadian Agent until paid in full;
(ii)    SECOND, ratably to pay any Credit Party Expenses, indemnities and fees (other than fees to the Canadian Tranche A-1 Lenders) then due to the Canadian Lenders until paid in full;
(iii)    THIRD, ratably to pay interest accrued in respect of the Canadian Liabilities (other than Canadian Tranche A-1 Loans) until paid in full;
(iv)    FOURTH, to pay principal due in respect of the Swingline Loans to the Canadian Borrower until paid in full;
(v)    FIFTH, ratably to pay principal due in respect of the Revolving Credit Loans to the Canadian Borrower (other than Canadian Tranche A-1 Loans) until paid in full;
(vi)    SIXTH, to the Canadian Agent, to be held by the Canadian Agent, for the ratable benefit of the Issuing Banks and the Canadian Lenders, to Cash Collateralize the then extant Stated Amount of Canadian Letters of Credit until paid in full;
(vii)    SEVENTH, ratably to pay any fees then due to Canadian Tranche A-1 Lenders on account of their Canadian Tranche A-1 Loans, until paid in full;
(viii)    EIGHTH, ratably, to Canadian Tranche A-1 Lenders to pay interest accrued on account of their Canadian Tranche A-1 Loans, until paid in full;
(ix)    NINTH, ratably, to Canadian Tranche A-1 Lenders to pay principal on account of their Canadian Tranche A-1 Loans, until paid in full;
(~~vii~~x)    ~~SEVENTH~~TENTH, to pay outstanding Canadian Liabilities with respect to Cash Management Services furnished to the Canadian Borrower and its Subsidiaries;
(~~viii~~xi)    ~~EIGHTH~~ELEVENTH, ratably to pay any other Canadian Liabilities and Other Liabilities (including Bank Products) of the Canadian Borrower; and
(~~ix~~xii)    ~~NINTH~~TWELFTH, to the Canadian Borrower or such other Person entitled thereto under Applicable Law.
(c)    Any amounts received by the Canadian Agent pursuant to clauses ~~SEVENTH, EIGHTH, NINTH, TENTH or ELEVENTH~~TENTH through and including SEVENTEENTH of SECTION 7.03(a) shall be held as cash collateral for the applicable Canadian Liabilities until the earlier of (i) the Substantial Liquidation of the Collateral granted by the Canadian Borrower and its Subsidiaries to secure the Canadian Liabilities, or (ii) such date that the Agents shall otherwise determine.
(d)    Excluded Swap Obligations with respect to any Facility Guarantor shall not be paid with amounts received from such Facility Guarantor, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to the Obligations otherwise set forth above in this Section.
ARTICLE VIII
The Agents
SECTION 8.01    Appointment and Administration by Administrative Agent.
Each Lender and each Issuing Bank hereby irrevocably designates Bank of America as Administrative Agent under this Agreement and the other Loan Documents. The general administration of the Loan Documents shall be by the Administrative Agent. The Lenders and each Issuing Bank each hereby (a) irrevocably authorizes the Administrative Agent (i) to enter into the Loan Documents to which it is a party, and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (b) agrees and consents to all of the provisions of the Security Documents. All Collateral shall be held or administered by the Administrative Agent (or its duly-appointed agent) for its own benefit and for the ratable benefit of the other Secured Parties. Any proceeds received by the Administrative Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in this Agreement and the other Loan Documents. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Credit Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.
SECTION 8.02    Appointment of Co-Collateral Agents.
Each Lender and each Issuing Bank hereby irrevocably designates Bank of America and Wells Fargo Bank, National Association (or any Affiliates thereof succeeding to such position) as Co-Collateral Agents under this Agreement and the other Loan Documents. The Lenders and each Issuing Bank each hereby irrevocably authorizes the Co-Collateral Agents (a) to enter into the Loan Documents to which they are parties, and (b) at their discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Co-Collateral Agents shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall they have any fiduciary relationship with any other Secured Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Co-Collateral Agents. Any actions permitted to be taken by one or both of the Co-Collateral Agents under this Agreement and the other Loan Documents shall be taken by such Co-Collateral Agent or Co-Collateral Agents, as applicable, acting through Bank of America, as Co-Collateral Agent. Each Co-Collateral Agent shall notify Bank of America, as Co-Collateral Agent, in writing of any such action which any other Co-Collateral Agent desires to be undertaken in such capacity and Bank of America, as Collateral Agent, shall thereupon undertake such action on behalf of all Co-Collateral Agents, subject, in each case, to the other provisions and limitations of this Agreement and the other Loan Documents.

SECTION 8.03    Appointment of Canadian Agent.
(a)    Each Lender, the Issuing Banks and each Secured Party that is owed any Canadian Liabilities hereby irrevocably designates Bank of America-Canada Branch as the Canadian Agent under this Agreement and the other Loan Documents. The general administration of the Loan Documents with respect to the Canadian Borrower shall be by the Canadian Agent. The Lenders, the Issuing Banks and each Secured Party that is owed any Canadian Liabilities each hereby (i) irrevocably authorizes the Canadian Agent (x) to enter into the Loan Documents to which it is a party and (y) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (ii) agrees and consents to all of the provisions of the Canadian Security Documents. All Collateral from the Canadian Loan Parties shall be held or administered by the Canadian Agent (or its duly-appointed agent) for its own benefit and for the ratable benefit of the other Secured Parties holding Canadian Liabilities. Any proceeds received by the Canadian Agent from the foreclosure, sale, lease or other disposition of any of the Collateral from the Canadian Loan Parties and any other proceeds received pursuant to the terms of the Canadian Security Documents or the other Loan Documents shall be paid over to the Canadian Agent for application as provided in this Agreement and the other Loan Documents. The Canadian Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents, nor shall it have any fiduciary relationship with any other Secured Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Canadian Agent.
(b)    Without limiting the generality of the foregoing, for the purposes of creating a solidarité active in accordance with article 1541 of the Civil Code of Québec between each Secured Party that is owed any Canadian Liabilities, taken individually, on the one hand, and the Canadian Agent, on the other hand, each of the Canadian Borrower and each such Secured Party acknowledge and agree with the Canadian Agent that such Secured Party and the Canadian Agent are hereby conferred the legal status of solidary creditors of the Canadian Borrower in respect of all Canadian Liabilities, present and future, owed by the Canadian Borrower to each such Secured Party and the Canadian Agent (collectively, for the purposes of this paragraph, the “solidary claim”). Accordingly, but subject (for the avoidance of doubt) to article 1542 of the Civil Code of Québec, the Canadian Borrower is irrevocably bound towards the Canadian Agent and each such Secured Party in respect of the entire solidary claim of the Canadian Agent and such Secured Party. As a result of the foregoing, the Canadian Borrower confirms and agrees that subject to SECTION 8.03(a), above, the rights of the Canadian Agent and each of the Secured Parties who are owed Canadian Liabilities from time to time a party to this Agreement by way of assignment or otherwise are solidary and, as regards the Canadian Liabilities owing from time to time to each such Secured Party, each of the Canadian Agent and such Secured Party is entitled, when permitted pursuant to SECTION 7.01, to: (i) demand payment of all outstanding amounts from time to time in respect of the Canadian Liabilities; (ii) exact the whole performance of such Canadian Liabilities from the Canadian Loan Parties; (iii) benefit from the Canadian Agent’s Liens in the Collateral in respect of such Canadian Liabilities; (iv) give a full acquittance of such Canadian Liabilities (each Secured Party that is owed Canadian Liabilities hereby agreeing to be bound by any such acquittance); and (v) exercise all rights and recourses under the Loan Documents with respect to those Canadian Liabilities. The Canadian Liabilities of the Canadian Loan Parties will be secured by the Canadian Agent’s Liens in the Collateral and the Canadian Agent and the Secured Parties who are owed Canadian Liabilities will have a solidary interest therein.
SECTION 8.04    Sharing of Excess Payments.
If at any time or times any Secured Party shall receive (a) by payment, foreclosure, setoff, banker’s lien, counterclaim, or otherwise, or any payments with respect to the Obligations of the Domestic Borrowers or the Canadian Liabilities owing to such Secured Party arising under, or relating to, this Agreement or the other Loan Documents, or (b) payments from the Administrative Agent or the Canadian Agent, as applicable, in excess of such Secured Party's ratable portion of all such distributions by the Administrative Agent or the Canadian Agent, such Secured Party shall promptly (i) turn the same over to the Administrative Agent or the Canadian Agent, as applicable, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent or the Canadian Agent, or in same day funds, as applicable, for the account of all of the Secured Parties and for application to the Obligations of the Domestic Borrowers or the Canadian Liabilities, as applicable, in accordance with the applicable provisions of this Agreement, or (ii) purchase, without recourse or warranty, an undivided interest and participation in the Obligations of the Domestic Borrowers or the Canadian Liabilities, as applicable, owed to the other Secured Parties so that such excess payment received shall be applied ratably as among the Secured Parties in accordance with the provisions of SECTION 2.17 or SECTION 7.03, as applicable, and with their Domestic Commitment Percentages ~~or~~, Canadian Commitment Percentages, or Tranche A-1 Percentage, as applicable; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment. In no event shall the provisions of this SECTION 8.04 be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Domestic Lender or Canadian Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in drawings under Letters of Credit to any assignee or participant, other than to the Borrowers or any Affiliate(s) thereof (as to which the provisions of this SECTION 8.04 shall apply). Notwithstanding the foregoing, any amounts of the Canadian Borrower so offset shall be applied solely to, and shall be limited to, the Canadian Liabilities and any adjustments with respect thereto shall be made solely amongst Lenders having a Canadian Commitment.
SECTION 8.05    Agreement of Applicable Lenders.
Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Applicable Lenders, action shall be taken by each Agent or the Canadian Agent, as applicable, for and on behalf or for the benefit of all Credit Parties upon the direction of the Applicable Lenders, and any such action shall be binding on all Credit Parties. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of SECTION 9.02.
SECTION 8.06    Liability of Agents.
(a)    Each of the Agents and the Canadian Agent, when acting on behalf of the Credit Parties, may execute any of its respective duties under this Agreement or any of the other Loan Documents by or through any of its officers, agents and employees, and no Agent or the Canadian Agent or any of its respective directors, officers, agents or employees shall be liable to any other Secured Party for any action taken or omitted to be taken in good faith, or be responsible to any other Secured Party for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent’s or Canadian Agent’s own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). No Agent or the Canadian Agent or any of its respective directors, officers, agents and employees shall in any event be liable to any other Secured Party for any action taken or omitted to be taken by it pursuant to instructions received by it from the Applicable Lenders, or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, no Agent or the Canadian Agent or any of its respective directors, officers, employees, or agents shall be: (i) responsible to any other Secured Party for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any other Loan Document or any related agreement, document or order; (ii) required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents; (iii) responsible to any other Secured Party for the state or condition of any properties of the Loan Parties or any other obligor hereunder constituting Collateral for the Obligations, the Other Liabilities or Canadian Liabilities or any information contained in the books or records of the Loan Parties; (iv) responsible to any other Secured Party for the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) responsible to any other Secured Party for the validity, priority or perfection of any Lien securing or purporting to secure the Obligations, the Other Liabilities or the Canadian Liabilities or for the value or sufficiency of any of the Collateral.
(b)    Each of the Agents and the Canadian Agent may execute any of its duties under this Agreement or any other Loan Document by or through its agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the other Loan Documents. No Agent or the Canadian Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
(c)    No Agent or the Canadian Agent or any of its respective directors, officers, employees, or agents shall have any responsibility to any Loan Party on account of the failure or delay in performance or breach by any other Secured Party (other than by each such Agent or Canadian Agent in its capacity as a Lender) of any of its respective obligations under this Agreement or any of the other Loan Documents or in connection herewith or therewith.
(d)    Each of the Agents and the Canadian Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Loan Parties), independent accountants and other experts selected by any Loan Party or any Secured Party. Each of the Agents and the Canadian Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Applicable Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the other Secured Parties against any and all liability and expense which may be incurred by it by reason of the taking or failing to take any such action.

SECTION 8.07    Notice of Default.
No Agent or the Canadian Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent or Canadian Agent has actual knowledge of the same or has received notice from a Secured Party or Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that any Agent or the Canadian Agent obtains such actual knowledge or receives such a notice, such Agent or Canadian Agent shall give prompt notice thereof to each of the other Secured Parties. Upon the occurrence of an Event of Default, the Administrative Agent, the Co-Collateral Agents or the Canadian Agent, as applicable, shall (subject to the provisions of SECTION 9.02) take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Administrative Agent, the Co-Collateral Agents or the Canadian Agent, as applicable, shall have received such direction, the Administrative Agent, the Co-Collateral Agents or the Canadian Agent, as applicable, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Secured Parties. In no event shall the Administrative Agent, the Co-Collateral Agents or the Canadian Agent, as applicable, be required to comply with any such directions to the extent that the Administrative Agent, the Co-Collateral Agents or the Canadian Agent, as applicable, believes that its compliance with such directions would be unlawful.
SECTION 8.08    Credit Decisions.
Each Secured Party (other than the Agents and the Canadian Agent) acknowledges that it has, independently and without reliance upon any Agent or the Canadian Agent or any other Secured Party, and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Loan Parties and has made its own decision to enter into this Agreement and the other Loan Documents. Each Credit Party (other than the Agents and the Canadian Agent) also acknowledges that it will, independently and without reliance upon any Agent, the Canadian Agent or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.
SECTION 8.09    Reimbursement and Indemnification.
Each Secured Party (other than the Agents and the Canadian Agent) agrees to (a) reimburse each Agent and the Canadian Agent for such ~~Secured Party~~Lender’s ~~Commitment~~Pro Rata Percentage of (i) any expenses and fees incurred by any Agent or the Canadian Agent for the benefit of the Secured Parties under this Agreement and any of the other Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Secured Parties, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Loan Parties, and (ii) any expenses of any Agent or the Canadian Agent incurred for the benefit of the Secured Parties that the Loan Parties have agreed to reimburse pursuant to this Agreement or any other Loan Document and have failed to so reimburse, and (b) indemnify and hold harmless each Agent and the Canadian Agent and any of its respective directors, officers, employees, or agents, on demand, in the amount of such ~~Secured Party~~Lender’s ~~Commitment~~Pro Rata Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any Secured Party in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the other Loan Documents to the extent not reimbursed by the Loan Parties, including, without limitation, costs of any suit initiated by each Agent or the Canadian Agent against any Secured Party (except such as shall have been determined by a court of competent jurisdiction or another independent tribunal having jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent or Canadian Agent); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Secured Party in its capacity as such. The provisions of this SECTION 8.09 shall survive the repayment of the Obligations, the Other Liabilities, the Canadian Liabilities and the termination of the Commitments.
SECTION 8.10    Rights of Agents.
It is understood and agreed that the Agents and the Canadian Agent shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as their rights and powers under other agreements and instruments to which they are or may be party, and engage in other transactions with the Loan Parties, as though they were not the Agents or the Canadian Agent. Each Agent, the Canadian Agent and its respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Loan Parties and their Affiliates as if it were not an Agent or Canadian Agent thereunder.
SECTION 8.11    Notice of Transfer.
The Administrative Agent or the Canadian Agent, as applicable, may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations or Canadian Liabilities, as applicable, or the Other Liabilities for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in SECTION 9.04.
SECTION 8.12    Successor Agents.
The Administrative Agent or the Canadian Agent may resign at any time by giving thirty (30) Business Days’ written notice thereof to the other Secured Parties and the Lead Borrower and the Canadian Borrower, as applicable. Any Co-Collateral Agent may resign at any time by giving prior written notice thereof to the other Agents and the Lead Borrower and the Canadian Borrower, as applicable. Upon any such resignation of the Administrative Agent or the Canadian Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent or Canadian Agent, as applicable, which, so long as there is no Enumerated Default, shall be reasonably satisfactory to the Lead Borrower (whose consent in any event shall not be unreasonably withheld or delayed). If no successor Administrative Agent or Canadian Agent shall have been so appointed by the Required Lenders and/or none shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s or Canadian Agent’s giving of notice of resignation, the retiring Administrative Agent or Canadian Agent may, on behalf of the other Secured Parties, appoint a successor Administrative Agent or Canadian Agent which, (i) with respect to the Administrative Agent shall be a Person a commercial bank (or affiliate thereof) organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of ~~a~~at least $1,000,000,000, or (ii) with respect to the Canadian Agent, a commercial bank or institutional lender (or branch or Affiliate thereof) resident in Canada (for purposes of the Income Tax Act (Canada) or otherwise not subject to withholding taxes on any interest paid by a resident of Canada) and having a combined capital and surplus of at least $1,000,000,000 or (iii) in either case, capable of complying with all of the duties of such Administrative Agent or Canadian Agent, as applicable, hereunder (in the opinion of the retiring Administrative Agent or Canadian Agent and as certified to the other Secured Parties in writing by such successor Administrative Agent or Canadian Agent) which, so long as there is no Enumerated Default, shall be reasonably satisfactory to the Lead Borrower (whose consent shall not in any event be unreasonably withheld or delayed). Upon the acceptance of any appointment as Administrative Agent or Canadian Agent by a successor Administrative Agent or Canadian Agent, as applicable, such successor Administrative Agent or Canadian Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Canadian Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s, Co-Collateral Agent’s or Canadian Agent’s resignation hereunder as such Administrative Agent, Co-Collateral Agent or Canadian Agent, as applicable, the provisions of this ARTICLE VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Administrative Agent, Co-Collateral Agent or Canadian Agent under this Agreement. Upon the resignation of any Co-Collateral Agent, no successor shall be appointed as long as there remains at least one Co-Collateral Agent which has not resigned; if all Co-Collateral Agents resign, then a successor shall be appointed in accordance with the procedures set forth above in this SECTION 8.12.
SECTION 8.13    Relation Among the Lenders.
The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of any Agent or the Canadian Agent) authorized to act for, any other Lender.
SECTION 8.14    Reports and Financial Statements.
By signing this Agreement, each Lender:
(a)    agrees to furnish the Administrative Agent on the first day of each month with a summary of all Other Liabilities due or to become due to such Lender;
(b)    is deemed to have requested that the Administrative Agent or the Canadian Agent, as applicable, furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Lead Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Administrative Agent or the Co-Collateral Agents, as applicable (collectively, the “Reports”) (and the Administrative Agent and the Canadian Agent, as applicable, agree to furnish such Reports promptly to the Lenders, which may be furnished in accordance with the final paragraph of SECTION 5.01);
(c)    expressly agrees and acknowledges that no Agent or the Canadian Agent (i) makes any representation or warranty as to the accuracy of the Reports or (ii) shall be liable for any information contained in any Report;
(d)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents, the Canadian Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties' books and records, as well as on representations of the Loan Parties' personnel;

(e)    agrees to keep all Reports confidential in accordance with the provisions of SECTION 9.15 hereof, and not to use any Report in any other manner; and
(f)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold each Agent, the Canadian Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a Loan or Loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend, and hold each Agent, the Canadian Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents, the Canadian Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender in violation of the terms hereof.
SECTION 8.15    Agency for Perfection.
Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents, the Canadian Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States of America or Canada can be perfected only by possession. Should any Lender (other than the Administrative Agent or the Canadian Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent or the Canadian Agent, as applicable, thereof, and, promptly upon the Administrative Agent's or Canadian Agent’s, as applicable, request therefor, shall deliver such Collateral to the Administrative Agent or Canadian Agent, as applicable, or otherwise deal with such Collateral in accordance with the Administrative Agent's or Canadian Agent’s (as applicable) instructions.
SECTION 8.16    [Reserved.]
SECTION 8.17    Risk Participation.
(a)    Upon the earlier of Substantial Liquidation or the Determination Date, if all Canadian Liabilities have not been repaid in full (other than the Other Liabilities and those relating to Tranche A-1 Loans of the Canadian Borrower and its Subsidiaries), then the Domestic Lenders (other than Domestic Tranche A-1 Lenders) shall purchase from the Canadian Lenders (other than Canadian Tranche A-1 Lenders) (on the date of Substantial Liquidation or the Determination Date, as applicable) such portion of the Canadian Liabilities (other than Other Liabilities and Tranche A-1 Loans relating to the Canadian Borrower and its Subsidiaries) so that each such Lender shall, after giving effect to any such purchases, hold its Liquidation Percentage of all outstanding Canadian Liabilities (other than those relating to Canadian Tranche A-1 Loans) and all other Obligations (other than those relating to Tranche A-1 Loans).
(b)    Upon the earlier of Substantial Liquidation or the Determination Date, if all Obligations of the Domestic Borrowers (other than those relating to the Canadian Liabilities, Tranche A-1 Loans, or the Other Liabilities of the Domestic Borrowers) have not been repaid in full, then the Canadian Lenders (other than Canadian Tranche A-1 Lenders) shall purchase from the Domestic Lenders (other than Domestic Tranche A-1 Lenders) (on the date of Substantial Liquidation or the Determination Date, as applicable) such portion of such Obligations (other than those relating to

Tranche A-1 Loans) so that each such Lender shall, after giving effect to any such purchases, hold its Liquidation Percentage of all outstanding Obligations (other than those relating to Tranche A-1 Loans) of the Domestic Borrowers and the Canadian Liabilities (other than those relating to Tranche A-1 Loans).
(c)    Upon the earlier of Substantial Liquidation or the Determination Date, if all Canadian Tranche A-1 Loans have not been repaid in full, then the Domestic Tranche A-1 Lenders shall purchase from the Canadian Tranche A-1 Lenders (on the date of Substantial Liquidation or the Determination Date, as applicable) such portion of the Canadian Tranche A-1 Loans so that each such Tranche A-1 Lender shall, after giving effect to any such purchases, hold its Liquidation Percentage of all outstanding Canadian Tranche A-1 Loans and all other Obligations relating to Tranche A-1 Loans.
(d)    Upon the earlier of Substantial Liquidation or the Determination Date, if all Domestic Tranche A-1 Loans have not been repaid in full, then the Canadian Tranche A-1 Lenders shall purchase from the Domestic Tranche A-1 Lenders (on the date of Substantial Liquidation or the Determination Date, as applicable) such portion of such Domestic Tranche A-1 Loans so that each such Tranche A-1 Lender shall, after giving effect to any such purchases, hold its Liquidation Percentage of all outstanding Obligations relating to Tranche A-1 Loans and the Canadian Tranche A-1 Loans.
(~~c~~e)    All purchases of Obligations under this SECTION 8.17 shall be at par, for cash, with no premium, discount or reduction.
(~~d~~f)    No Lender shall be responsible for any default of any other Lender in respect of any other Lender's obligations under this SECTION 8.17, nor shall the obligations of any Lender hereunder be increased as a result of such default of any other Lender. Each Lender shall be obligated to the extent provided herein regardless of the failure of any other Lender to fulfill its obligations hereunder.
(~~e~~g)    Each Lender shall execute such instruments, documents and agreements and do such other actions as may be necessary or proper in order to carry out more fully the provisions and purposes of this SECTION 8.17 and the purchase of Obligations or the Canadian Liabilities, as applicable, as provided herein.
(~~f~~h)    The obligations of each Lender under this SECTION 8.17 are irrevocable and unconditional and shall not be subject to any qualification or exception whatsoever including, without limitation, lack of validity or enforceability of this Agreement or any of the Loan Documents or the existence of any claim, setoff, defense or other right which any Loan Party may have at any time against any of the Lenders.
(~~g~~i)    No fees required to be paid on any assignment pursuant to SECTION 9.04 of this Agreement shall be payable in connection with any assignment under this SECTION 8.17.
SECTION 8.18    Collateral Matters.
(a)    The Lenders hereby irrevocably authorize the Administrative Agent and the Canadian Agent, as applicable, to take actions to evidence the release of any Lien upon any Collateral: (i) upon the termination of the Domestic Commitments and the Canadian Commitments, as applicable, and payment and satisfaction in full by the Domestic Borrowers of all Obligations and the Canadian Borrower of all Canadian Liabilities, as applicable and, if the Obligations have been accelerated and Liquidation has commenced, the Other Liabilities then due and payable (in any event other than contingent indemnity obligations with respect to then unasserted claims), all Letters of Credit shall have expired or terminated (or been collateralized in a manner satisfactory to the Issuing Banks) and all Letter of Credit Outstandings have been reduced to zero (or collateralized in a manner satisfactory to the Issuing Banks); (ii) constituting property being sold, transferred or disposed of in a Permitted Disposition or other transaction permitted hereunder upon receipt by the Administrative Agent or the Canadian Agent, as applicable, of the Net Proceeds thereof to the extent required by this Agreement (or, if no such Net Proceeds are required to be remitted to the Administrative Agent or the Canadian Agent, as applicable, upon consummation of such transaction); (iii) to the extent such Collateral is owned by a Loan Party, upon the release of such Loan Party from its obligations under the Loan Documents to the extent such release occurs as a result of a Permitted Disposition or other transaction permitted under SECTION 6.03, resulting in such Person ceasing to be a Loan Party; or (iv) upon request of the Lead Borrower, constituting Real Estate being transferred from a Domestic Loan Party to another Domestic Loan Party but only to the extent that after such transfer, no Event of Default exists. Except as provided above, the Administrative Agent or the Canadian Agent, as applicable, will not release any of the Agent’s or Canadian Agent’s Liens without the prior written authorization of the Applicable Lenders. Upon request by the Administrative Agent, the Canadian Agent or any Loan Party at any time, the Lenders will confirm in writing the Administrative Agent’s or the Canadian Agent’s authority to release any Liens upon particular types or items of Collateral pursuant to this SECTION 8.18.
(b)    The Lenders hereby authorize the Administrative Agent and the Canadian Agent, as applicable, to take such actions, including making filings and entering into agreements and any amendments or supplements to any Security Document or Intercreditor Agreement, as may be necessary or desirable to reflect the intent of this Agreement and the refinancing of any Indebtedness permitted hereunder. Upon request by the Administrative Agent, the Canadian Agent or any Loan Party at any time, the Lenders will confirm in writing the Administrative Agent’s or the Canadian Agent’s authority to enter into such agreements, amendments or supplements.
(c)    Upon at least two (2) Business Days’ prior written request by the Lead Borrower or the Canadian Borrower, as applicable, the Administrative Agent or the Canadian Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens upon any Collateral described in SECTION 8.18(a); provided, however, that (i) neither the Administrative Agent nor the Canadian Agent shall be required to execute any such document on terms which, in its reasonable opinion, would, under Applicable Law, expose the Administrative Agent or the Canadian Agent to liability or create any obligation or entail any adverse consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations, the Other Liabilities, the Canadian Liabilities, or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
SECTION 8.19    Co-Syndication Agents, Co-Documentation Agents, Arrangers and Bookrunners.
Notwithstanding the provisions of this Agreement or any of the other Loan Documents, the Co-Syndication Agents, the Co-Documentation Agents, the Arrangers and the Bookrunners shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.
ARTICLE IX
Miscellaneous
SECTION 9.01    Notices.
Except in the case of notices and other communications expressly permitted to be given by telephone or electronically, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:
(a)    if to any Loan Party, to it at One Geoffrey Way, Wayne, New Jersey, Attention: Chief Financial Officer (Telecopy No. (973) 617-4006), with a copy to the attention of General Counsel (Telecopy No. (973) 617-4043), with a copy to Simpson Thacher & Bartlett, LLP, 425 Lexington Avenue, New York, New York 10017, Attention: James Cross, Esquire (Telecopy No. (212) 455-2502), (E-Mail jcross@stblaw.com);
(b)    if to the Administrative Agent, the Co-Collateral Agents or the Swingline Lender to Bank of America, N.A., 100 Federal Street, Boston, Massachusetts 02110, Attention Christine Hutchinson (Telecopy No. (617) 434-4131), (E-Mail christine.hutchinson@baml.com), with a copy to Riemer & Braunstein LLP, Three Center Plaza, Boston, Massachusetts 02108, Attention: David S. Berman, Esquire (Telecopy No. (617) 880-3456), (E-Mail dberman@riemerlaw.com);
(c)    if to the Canadian Agent, or the Swingline Lender of Swingline Loans to the Canadian Borrower, to the attention of the Administrative Agent; and
(d)    if to any other Credit Party, to it at its address (or telecopy number or electronic mail address) set forth on the signature pages hereto or on any Assignment and Acceptance.
Notwithstanding the foregoing, any notice hereunder sent by e-mail shall be solely for the distribution of (i) routine communications such as financial statements and (ii) documents and signature pages for execution by the parties hereto, and for no other purpose. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
SECTION 9.02    Waivers; Amendments.
(a)    No failure or delay by any Credit Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any other rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by SECTION 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.
(b)    Except as otherwise specifically provided herein, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent(s) or the Canadian Agent and the Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided, however, that no such waiver, amendment, modification or other agreement shall:
(i)    Increase the Domestic Commitment or Canadian Commitment of any Lender without the prior written consent of such Lender
(ii)    Without:
(A)    the prior written consent of each Lender directly affected thereby, reduce the principal amount of any Obligation or reduce the rate of interest thereon (other than the waiver of the Default Rate), or reduce any fees payable under the Loan Documents;
(B)    the prior written consent of each Lender directly affected thereby, postpone the scheduled date of payment of the principal amount of any Obligation, or any interest thereon, or any fees payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the expiration of the Commitments or postpone the Maturity Date;
(C)    the prior written Unanimous Consent of all Lenders, except for Permitted Dispositions or for Collateral releases as provided in SECTION 8.18, release all or substantially all of the Collateral from the Liens of the Security Documents;
(D)    the prior written Unanimous Consent of all Lenders, except as provided in SECTION 2.02, increase the Domestic Total ~~Domestic~~ Commitments or the Canadian Total ~~Canadian~~ Commitments;
(E)    the prior written Unanimous Consent of all Lenders, change the definition of the terms “Combined Availability”, “Domestic Availability” ~~or~~, “Tranche A Borrowing Base”, or “Domestic Incremental Availability” or any component definition thereof if, as a result thereof, the amounts available to be borrowed by the Domestic Borrowers would be increased; provided that the foregoing shall not limit the discretion of the Agents to change, establish or eliminate any Reserves or to add Inventory, Accounts and Real Estate acquired in a Permitted Acquisition to the Borrowing Base as provided herein; or
(F)    the prior written Unanimous Consent of all Lenders, change the definition of the terms “Canadian Availability”, “Canadian Incremental Availability” or “Canadian Borrowing Base” or any component definition thereof if, as a result thereof, the amounts available to be borrowed by the Canadian Borrower would be increased; provided that the foregoing shall not limit the discretion of the Agents to change, establish or eliminate any Reserves;
(G)    the prior written Unanimous Consent of all Lenders, except in connection with Permitted Dispositions or other transactions permitted under SECTION 6.03 resulting in such Loan Party ceasing to constitute a Loan Party, release any Loan Party (other than a Loan Party which is no longer a Material Subsidiary) from its obligations under any Loan Document, or limit its liability in respect of such Loan Document;
(H)    the prior written Unanimous Consent of all Lenders, modify the definition of Permitted Canadian Overadvance or Permitted Domestic Overadvance so as to increase the amount thereof, or to cause the aggregate Canadian Commitments or Domestic Commitments, as applicable (or the Canadian Commitment of any Canadian Lender or the Domestic Commitment of any Domestic Lender) to be exceeded as a result thereof, or, except as provided in such definition, the time period for a Permitted Canadian Overadvance or Permitted Domestic Overadvance;
(I)    the prior written Unanimous Consent of all Lenders, change SECTION 2.17, SECTION 7.03; SECTION 8.04 or SECTION 8.17;
(J)    the prior written consent of the Required Lenders and each Co-Collateral Agent, change SECTION 2.18;
(K)    the prior written Unanimous Consent of all Lenders, except as provided by operation of Applicable Law and otherwise expressly permitted hereunder, subordinate the Obligations or Other Liabilities hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be (including, without limitation, by virtue of the Obligations exceeding the “Cap Amount” (as defined in the Intercreditor Agreement));
(L)    the prior written Unanimous Consent of all Lenders, change any of the provisions of this SECTION 9.02(b) or the definitions of “Pro Rata Percentage”, “Canadian Commitment Percentage”, Domestic Commitment Percentage”, “Commitment Percentage”, “Required Lenders” or “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder; or
(M)    the prior written Unanimous Consent of all Lenders, increase the amount of the Excess Swingline Loans.
(iii)    Without the prior written consent of the Supermajority Lenders, except for Permitted Dispositions or for Collateral releases as provided in SECTION 8.18, release any material portion of the Collateral from the Liens of the Security Documents.
~~(iv)    Without the prior written consent of Lenders (other than Defaulting Lenders) having more than 50% of the Commitments, modify the provisions of SECTION 6.10 or any~~

~~component definition thereof if, as a result thereof, the availability requirements of that Section would be reduced.~~
(~~v~~iv)    Without the prior written consent of the Agents, the Canadian Agent or the Issuing Banks, as the case may be, affect the rights or duties of the Agents, the Canadian Agent or the Issuing Banks.
(c)    Notwithstanding anything to the contrary contained in this SECTION 9.02, in the event that the Lead Borrower or the Canadian Borrower shall request that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the consent of the Lenders pursuant to SECTION 9.02(b) and such amendment is approved by the Required Lenders, but not by the requisite percentage of all of the Lenders, the Lead Borrower and the Administrative Agent shall be permitted to amend this Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Lead Borrower or the Canadian Borrower (such Lender or Lenders, collectively the “Minority Lenders”) subject to their providing for (i) the termination of the Commitment (including the Domestic Commitment and the Canadian Commitment) of each of the Minority Lenders, (ii) the addition to this Agreement of one or more other financial institutions which would qualify as an Eligible Assignee, subject to the reasonable approval of the Administrative Agent, or an increase in the Domestic Commitment or Canadian Commitment of one or more of the Required Lenders, so that the Domestic Total Commitments and the Canadian Total Commitments after giving effect to such amendment shall be in the same amount as the aggregate Commitments immediately before giving effect to such amendment, (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans (including principal, interest, and fees) of the Minority Lenders immediately before giving effect to such amendment and (iv) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.
(d)    No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. No amendment to this Agreement or any other Loan Document shall be effective against the Borrower unless signed by the Borrower or other applicable Loan Party.
SECTION 9.03    Expenses; Indemnity; Damage Waiver.
(a)    The Loan Parties shall jointly and severally (to the extent provided herein) pay on the Effective Date all Credit Party Expenses incurred as of the Effective Date, subject to any reimbursement limitations agreed to in writing prior to the Effective Date. Thereafter, the Loan Parties shall jointly and severally (to the extent provided herein) pay all Credit Party Expenses within fifteen (15) Business Days after receipt of an invoice therefor setting forth such expenses in reasonable detail; provided that, in the event that the Borrowers have a bona fide dispute with any such expenses, payment of such disputed amounts shall not be required until the earlier of the date such dispute is resolved to the reasonable satisfaction of the Borrowers or thirty (30) days after receipt of any such invoice (and any such disputed amount which is so paid shall be subject to a reservation of the Borrowers’ rights with respect thereto).

(b)    The Loan Parties shall, jointly and severally, indemnify the Secured Parties and each of their Subsidiaries and Affiliates, and each of the respective stockholders, directors, officers, employees, agents, attorneys, and advisors of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all damages, actual out-of-pocket losses, claims, actions, causes of action, settlement payments, obligations, liabilities and related expenses, including the reasonable fees, charges and disbursements of one counsel for Bank of America, one counsel for the Canadian Agent and one counsel for all other Indemnitees (other than the Agents and the Canadian Agent), incurred, suffered, sustained or required to be paid by, or asserted against, any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Credit Extension or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party or any Subsidiary, or any Environmental Liability related in any way to any Loan Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to or arising from any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or (v) any documentary taxes, assessments or similar charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any other Loan Document; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined in a final judgment by a court of competent jurisdiction or another independent tribunal having jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any Affiliate of such Indemnitee (or any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates), (x) are relating to disputes among Indemnitees, other than any such claims arising out of any act or omission of the Loan Parties or any of their Affiliates or claims against an Indemnitee in its capacity as an Issuing Bank or other similar role, or (y) are determined in a final judgment by a court of competent jurisdiction or another independent tribunal having jurisdiction to have resulted from a material breach by such Indemnitee of its obligations to a Loan Party. In connection with any indemnified claim hereunder, the Indemnitee shall be entitled to select its own counsel and the Loan Parties shall promptly pay the reasonable fees and expenses of such counsel.
(c)    No party to this Agreement shall assert and, to the extent permitted by Applicable Law, each such party hereby waives, any claim against any other party to this Agreement or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated by the Loan Documents, any Credit Extension or the use of the proceeds thereof; provided that nothing contained in this clause (c) shall limit the Loan Parties’ indemnification obligations to the extent such special, indirect, consequential and punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder.

(d)    The provisions of SECTION 9.03(b) and SECTION 9.03(c) shall remain operative and in full force and effect regardless of the termination of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations or the Other Liabilities, the invalidity or unenforceability of any term or provision of any Loan Document, or any investigation made by or on behalf of any Credit Party. All amounts due under this SECTION 9.03 shall be payable within fifteen (15) Business Days of written demand therefor, which written demand shall set forth such amounts in reasonable detail.
(e)    Notwithstanding anything to the contrary in SECTION 9.03(a) or SECTION 9.03(b), the Canadian Borrower's obligation to pay and indemnify shall be limited to matters, fees, expenses charges and disbursement, or losses, claims, damages and liabilities which the Administrative Agent or the Canadian Agent determines in their reasonable judgment to be properly attributable or allocable to the Canadian Borrower.
SECTION 9.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and the Lenders (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, Indemnitees, any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Any Lender may, with the consent of the Administrative Agent and, so long as no Enumerated Default has occurred and is continuing, the Lead Borrower (each of whose consents shall not be unreasonably withheld or delayed and, with respect to the Lead Borrower, shall be deemed given if the Lead Borrower has not responded to a request for such consent within ten (10) Business Days), assign to one or more Eligible Assignees (other than any Person in direct competition with a Loan Party’s business) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Domestic Commitment or Canadian Commitment and the Loans at the time owing to it); provided, however, that no such consent shall be required in connection with any assignment to another Lender; provided further that each assignment shall be subject to the following conditions: (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, the amount of the Commitment or Loans of the assigning Lender subject to a partial assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 with respect to ~~either~~the Domestic Commitments or Canadian Commitments or $1,000,000 with respect to the Tranche A-1 Loans, as applicable; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations; without limitation, for clarity, any partial assignments of a Lender’s Tranche A-1 Loans shall include the same proportion of its Canadian Tranche A-1 Loans and its Domestic Tranche A-1 Loans (iii) any Person may be a Canadian Lender (other than a Canadian Tranche A-1 Lender) only if it or any of its Affiliates also has Domestic Commitments in an amount at least equal to its Canadian Commitment; and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with (unless waived by the Administrative Agent ~~or unless such assignment is to an Affiliate~~

~~of a Lender~~) a processing and recordation fee of $3,500.00. Subject to acceptance and recording thereof pursuant to SECTION 9.04(d), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of SECTION 9.03; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this SECTION 9.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with SECTION 9.04(e). The Loan Parties hereby acknowledge and agree that any effective assignment shall give rise to a direct obligation of the Loan Parties to the assignee and that the assignee shall be considered to be a “Credit Party” for all purposes under this Agreement and the other Loan Documents.
In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Lead Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuing Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(c)    The Administrative Agent, acting for this purpose as an agent of the Loan Parties, shall maintain ~~at one of its offices in Boston, Massachusetts,~~ a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Domestic Commitment and the Canadian Commitment of, and principal amount of the Loans and Letter of Credit Disbursements owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties and Credit Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower, the Canadian Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in SECTION 9.04(b) and any written consent to such assignment required by SECTION 9.04(a), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this SECTION 9.04(d).
(e)    Any Lender may, without the consent of the Loan Parties or any other Person, sell participations to one or more banks or other entities (other than any Person in direct competition with a Loan Party’s business) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Domestic Commitment, Canadian Commitment and the Loans owing to it), subject to the following:
(i)    such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;
(ii)    such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;
(iii)    the Loan Parties and other Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;
(iv)    any agreement or instrument pursuant to which a Lender sells a participation in the Commitments, the Loans and the Letters of Credit Outstandings shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided, however, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to SECTION 9.02(b)(ii)(A) or SECTION 9.02(b)(ii)(B) that affects such Participant;
(v)    subject to clauses (viii) and (ix) of this SECTION 9.04(e), the Loan Parties agree that each Participant shall be entitled to the benefits (and subject to the requirements) of SECTION 2.14 and SECTION 2.23 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to SECTION 9.04(b);
(vi)    to the extent permitted by law, each Participant also shall be entitled to the benefits of SECTION 9.08 as though it were a Lender so long as such Participant agrees to be subject to SECTION 2.21(c) as though it were a Lender;
(vii)    each Lender, acting for this purpose as an agent of the Loan Parties, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register (each a “Participant Register”) meeting the requirements of 26 CFR §5f.103 1(c) for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts and other Obligations from time to time. The entries in each Participant Register shall be conclusive and the Loan Parties and the Credit Parties may treat each Person whose name is recorded in a Participant Register as a Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under SECTION 2.14, SECTION 2.23, and SECTION 9.08). The Participant Register shall be available for inspection by the Lead Borrower and any Credit Party at any reasonable time and from time to time upon reasonable prior notice;

(viii)    a Participant shall not be entitled to receive any greater payment under SECTION 2.14 or SECTION 2.23 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent; and
(ix)    a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of SECTION 2.23 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with SECTION 2.23(e) as though it were a Lender and such Participant is eligible for exemption from, or reduction in, the withholding Tax referred to therein, following compliance with SECTION 2.23(e).
(f)    Any Credit Party may, without obtaining the consent of any Loan Party, at any time charge, pledge, assign or otherwise grant a security interest in, all or any portion of its rights under this Agreement to secure obligations of such Credit Party, including any pledge or assignment to secure obligations to a central bank or any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, and this SECTION 9.04 shall not apply to any such pledge or assignment of a security interest; provided, however, that no such pledge or assignment of a security interest shall release a Credit Party from any of its obligations hereunder or substitute any such pledgee or assignee for such Credit Party as a party hereto.
(g)    The Loan Parties authorize each Credit Party to disclose to any Participant or assignee and any prospective Participant or assignee, subject to the provisions of SECTION 9.15, any and all financial information in such Credit Party’s possession concerning the Loan Parties which has been delivered to such Credit Party by or on behalf of the Loan Parties pursuant to this Agreement or which has been delivered to such Credit Party by or on behalf of the Loan Parties in connection with such Credit Party’s credit evaluation of the Loan Parties prior to becoming a party to this Agreement.
SECTION 9.05    Survival.
All covenants, agreements, indemnities, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until (a) the Commitments have expired or been terminated, (b) the principal of, and interest on, each Loan and all fees and other Obligations (other than contingent indemnity obligations with respect to then unasserted claims and, if no acceleration has occurred and no Liquidation has commenced, the Other Liabilities) shall have been paid in full, (c) all Letters of Credit shall have expired or terminated (or been Cash Collateralized in a manner satisfactory to the Issuing Bank) and (d) all Letter of Credit Outstandings have been reduced to zero (or Cash Collateralized in a manner satisfactory to the Issuing Bank). The provisions of SECTION 2.14, SECTION 2.23, SECTION 9.03 and ARTICLE VIII shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Administrative Agent or the Canadian Agent, on behalf of itself and the other Credit Parties, may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Credit Parties against loss on account of such release and termination, including, without limitation, with respect to credits previously applied to the Obligations or Other Liabilities that may subsequently be reversed or revoked, and any Obligations that may thereafter arise, including without limitation under SECTION 9.03 and/or with respect to the Other Liabilities.
SECTION 9.06    Counterparts; Integration; Effectiveness.
This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents (and any fee letters or fee agreements referred to in SECTION 2.19(a)) constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in SECTION 4.01, this Agreement shall become effective when it shall have been executed by the applicable Credit Parties and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07    Severability.
Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08    Right of Setoff.
If an Enumerated Default shall have occurred and be continuing, each Secured Party, each Participant and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding the Designated Account, and payroll, trust and tax withholding accounts) at any time held and other obligations at any time owing by such Secured Party, Participant or Affiliate to or for the credit or the account of the Loan Parties against any and all of the Obligations of the Loan Parties now or hereafter existing under this Agreement or other Loan Document to the extent such are then due and owing, although such Obligations may be otherwise fully secured; provided that such Secured Party shall provide the Lead Borrower with written notice promptly after its exercise of such right of setoff. The rights of each Secured Party under this SECTION 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Credit Party may have. No Credit Party will, or will permit its Participant to, exercise its rights under this SECTION 9.08 without the consent of the Administrative Agent or the Required Lenders. Notwithstanding the foregoing, any amounts of the Canadian Borrower so offset shall be applied solely to the Canadian Liabilities. ANY AND ALL RIGHTS TO REQUIRE ANY AGENT OR THE CANADIAN AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS, THE OTHER LIABILITIES

OR THE CANADIAN LIABILITIES, AS APPLICABLE, PRIOR TO THE EXERCISE BY ANY SECURED PARTY, PARTICIPANT OR AFFILIATE OF ITS RIGHT OF SETOFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    THIS AGREEMENT AND ALL ACTIONS ARISING UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(b)    Each Loan Party agrees that any suit for the enforcement of this Agreement or any other Loan Document may be brought in the courts of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consents to the non-exclusive jurisdiction of such courts. Each party to this Agreement hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Agreement against a Loan Party or its properties in the courts of any jurisdiction.
(c)    Each Loan Party agrees that any action commenced by any Loan Party asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in a court of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consents to the exclusive jurisdiction of such courts with respect to any such action.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in SECTION 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10    WAIVER OF JURY TRIAL.
EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY); AND WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS

AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11    Press Releases and Related Matters.
Each Borrower consents to the publication by the Administrative Agent or the Canadian Agent of customary trade advertising material in tombstone format relating to the financing transactions contemplated by this Agreement using any Borrower’s name, and with the consent of the Lead Borrower, logo or trademark. The Administrative Agent or the Canadian Agent, as applicable, shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. The Administrative Agent and the Canadian Agent reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
SECTION 9.12    Headings.
Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.13    Interest Rate Limitation.
Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Credit Loan, together with all fees, charges and other amounts that are treated as interest on such Revolving Credit Loan under Applicable Law (collectively, the “Charges”), shall be found by a court of competent jurisdiction in a final order to exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Revolving Credit Loan in accordance with Applicable Law, the rate of interest payable in respect of such Revolving Credit Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Revolving Credit Loan but were not payable as a result of the operation of this SECTION 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Revolving Credit Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate, in the case of the Domestic Lenders, and at the Bank of Canada Overnight Rate, in the case of Canadian Lenders, to the date of repayment, shall have been received by such Lender.
SECTION 9.14    Additional Waivers.
(a)    The Obligations, the Other Liabilities and the Canadian Liabilities are the joint and several obligation of each Loan Party, provided that the Canadian Borrower and the other Canadian Loan Parties shall be liable only for the Canadian Liabilities. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release of any Loan Party from, any of the terms or provisions of, this Agreement, any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Administrative Agent, the Canadian Agent, the Co-Collateral Agents or any other Credit Party.

(b)    The obligations of each Loan Party to pay the Obligations, the Other Liabilities or the Canadian Liabilities, as applicable, in full hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Obligations, the Other Liabilities or the Canadian Liabilities, as applicable, after the termination of all Commitments to any Loan Party under any Loan Document), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, the Other Liabilities or the Canadian Liabilities, as applicable, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations, the Other Liabilities or Canadian Liabilities, as applicable, or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations or the Other Liabilities, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the payment in full in cash of all of the Obligations and Other Liabilities after termination of all Commitments to any Loan Party under any Loan Document).
(c)    To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations, the Other Liabilities or Canadian Liabilities or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash of all the Obligations, the Other Liabilities and the Canadian Liabilities after the termination of all Commitments to any Loan Party under any Loan Document. The Agents and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, the Other Liabilities and the Canadian Liabilities, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations, the Other Liabilities and the Canadian Liabilities have been indefeasibly paid in full in cash and performed in full after the termination of Commitments to any Loan Party under any Loan Document. Pursuant to Applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.
(d)    Except as otherwise specifically provided herein, each Domestic Borrower is obligated to repay the Obligations and the Other Liabilities as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, Other Liabilities or the Canadian Liabilities, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Obligations (other than contingent indemnity obligations for then unasserted claims), the Other Liabilities and the Canadian Liabilities (other than contingent indemnity obligations for then unasserted claims) and the termination of all Commitments to any Loan Party under any Loan Document. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent or the Canadian Agent, as applicable, to be credited against the payment of the Obligations, the Other Liabilities and the Canadian Liabilities, as applicable, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Domestic Loan Party shall, under this Agreement as a joint and several obligor, repay any of the Obligations, the Other Liabilities or Canadian Liabilities constituting Revolving Credit Loans made to another Loan Party hereunder (an “Accommodation Payment”), then the Domestic Loan Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Domestic Loan Parties (or the Canadian Loan Parties, if applicable) in an amount, (x) for each of such other Domestic Loan Parties, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Domestic Loan Party’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Domestic Loan Parties, or (y) for each Canadian Loan Party, in an amount equal to such Accommodation Payment. As of any date of determination, the “Allocable Amount” of each Domestic Loan Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Domestic Loan Party hereunder without (a) rendering such Domestic Loan Party “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Domestic Loan Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Domestic Loan Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.
(e)    Without limiting the generality of the foregoing, or of any other waiver or other provision set forth in this Agreement, each Loan Party waives all rights and defenses arising out of an election of remedies by any Credit Party, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Credit Party’s rights of subrogation and reimbursement against such Loan Party by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise. Each Loan Party waives all rights and defenses that such Loan Party may have because the Obligations and Other Liabilities are secured by Real Property which means, among other things: (i) a Credit Party may collect from any Loan Party without first foreclosing on any Real Property or personal property Collateral pledged by a Loan Party; (ii) if any Credit Party forecloses on any Real Property pledged by any Loan Party, the amount of the Obligations and Other Liabilities may be reduced only by the price for which that Real Property is sold at the foreclosure sale, even if the Real Property is worth more than the sale price; and (iii) the Credit Parties may collect Obligations and Other Liabilities from a Loan Party even if a Credit Party, by foreclosing on any such Real Property, has destroyed any right any Loan Party may have to collect from the other Loan Parties. This is an unconditional and irrevocable waiver of any rights and defenses any Loan Party may have because the Obligations and Other Liabilities are secured by Real Property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. Each Loan Party hereby absolutely, knowingly, unconditionally, and expressly waives any and all claim, defense or benefit arising directly or indirectly under any one or more of Sections 2787 to 2855 inclusive of the California Civil Code or any similar law of California.

(f)    Each Loan Party hereby agrees to keep each other Loan Party fully apprised at all times as to the status of its business, affairs, finances, and financial condition, and its ability to perform its Obligations under the Loan Documents and the Other Liabilities, and in particular as to any adverse developments with respect thereto. Each Loan Party hereby agrees to undertake to keep itself apprised at all times as to the status of the business, affairs, finances, and financial condition of each other Loan Party, and of the ability of each other Loan Party to perform its Obligations under the Loan Documents and the Other Liabilities, and in particular as to any adverse developments with respect to any thereof. Each Loan Party hereby agrees, in light of the foregoing mutual covenants to inform each other, and to keep themselves and each other informed as to such matters, that the Credit Parties shall have no duty to inform any Loan Party of any information pertaining to the business, affairs, finances, or financial condition of any other Loan Party, or pertaining to the ability of any other Loan Party to perform its Obligations under the Loan Documents and the Other Liabilities, even if such information is adverse, and even if such information might influence the decision of one or more of the Loan Parties to continue to be jointly and severally liable for, or to provide Collateral for, Obligations or Other Liabilities of one or more of the other Loan Parties. To the fullest extent permitted by applicable law, each Loan Party hereby expressly waives any duty of the Credit Parties to inform any Loan Party of any such information.
SECTION 9.15    Confidentiality.
Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their and their Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Law or by any subpoena or similar legal process (the Credit Parties’ agreeing to furnish the Lead Borrower with notice of such process and an opportunity to contest such disclosure as long as furnishing such notice and opportunity would not result in the Credit Parties’ violation of Applicable Law), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this SECTION 9.15, to any assignee of, or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and any actual or prospective counterparty or advisors to any swap or derivative transactions relating to the Loan Parties, the Canadian Liabilities, the Other Liabilities and the Obligations so long as such Person or any of their Affiliates is not a competitor of any Loan Party, (g) with the consent of the Loan Parties, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this SECTION 9.15, or to the knowledge of such Credit Party, the breach of any other Person’s obligation to keep the information confidential, or (ii) becomes available to any Credit Party on a non-confidential basis from a source other than the Loan Parties. For the purposes of this SECTION 9.15, the term “Information” means all information received from or on behalf of the Loan Parties or any of their Affiliates relating to their business. Any Person required to maintain the confidentiality of Information as provided in this SECTION 9.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents, including conference calls or meetings with the Loan Parties to review their earnings and other information, may include material non-public information concerning the Loan Parties and their Subsidiaries and Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws.
All information, including requests for waivers and amendments, furnished by the Loan Parties or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents, including conference calls or meetings with the Loan Parties to review their earnings and other information, will be syndicate-level information, which may contain material non-public information about the Loan Parties and their Subsidiaries and Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Loan Parties and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal and state securities laws.
SECTION 9.16    Patriot Act; Proceeds of Crime Act.
Each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) (including all applicable “know your customer” rules, regulations and procedures applicable to such Lender in Canada), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “Proceeds of Crime Act”). No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any purpose which would contravene or breach the Proceeds of Crime Act or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
SECTION 9.17    Foreign Asset Control Regulations.
Neither of the advance of the Revolving Credit Loans, nor the use of the proceeds of any thereof, will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) knowingly engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

SECTION 9.18    Limitation Of Canadian Loan Parties’ Liability.
Notwithstanding anything to the contrary herein contained, the liability of the Canadian Loan Parties hereunder and under any other Loan Documents shall be limited to the Canadian Liabilities, and the Canadian Loan Parties shall have no liability whatsoever under the Loan Documents with respect to any other Obligations or Other Liabilities of the Domestic Borrowers.
SECTION 9.19    Judgment Currency.
(a)    If, for the purpose of obtaining or enforcing judgment against the Canadian Borrower in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this SECTION 9.19 referred to as the “Judgment Currency”) an amount due in CD$ or dollars under this Agreement, the conversion will be made at the rate of exchange prevailing on the Business Day immediately preceding:
(i)    the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or
(ii)    the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this SECTION 9.19 being hereinafter in this SECTION 9.19 referred to as the “Judgment Conversion Date”).
(b)    If, in the case of any proceeding in the court of any jurisdiction referred to in SECTION 9.19(a)(ii), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Canadian Borrower will pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of CD$ or dollars, as the case may be, which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.
(c)    Any amount due from the Canadian Borrower under the provisions of this SECTION 9.19 will be due as a separate debt and will not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.
(d)    The term “rate of exchange” in this SECTION 9.19 means:
(i)    for a conversion of CD$ to the Judgment Currency, the reciprocal of the official noon rate of exchange published by the Bank of Canada for the date in question for the conversion of the Judgment Currency to CD$;
(ii)    for a conversion of dollars to the Judgment Currency when the Judgment Currency is CD$, the official noon rate of exchange published by the Bank of Canada for the date in question for the conversion of dollars to CD$;
(iii)    for a conversion of dollars to the Judgment Currency when the Judgment Currency is not CD$, the effective rate obtained when a given amount of dollars is converted to CD$ at the rate determined pursuant to this SECTION 9.19 and the result thereof is then converted to the Judgment Currency pursuant to this SECTION 9.19; or

(iv)    if a required rate is not so published by the Bank of Canada for any such date, the spot rate quoted by the Canadian Agent at Toronto, Canada at approximately noon (Toronto time) on that date in accordance with its normal practice for the applicable currency conversion in the wholesale market.
SECTION 9.20    Language.
The parties herein have expressly requested that this Agreement and all related documents be drawn up in the English language. A la demande expresse des parties aux présentes, cette convention et tout document y afférent ont été rédigés en langue anglaise.
SECTION 9.21    Existing Credit Agreement Amended and Restated. Upon satisfaction of the conditions precedent to the effectiveness of this Agreement, (a) this Agreement shall amend and restate the Existing Credit Agreement in its entirety (except to the extent that definitions from the Existing Credit Agreement are incorporated herein by reference) and (b) the rights and obligations of the parties under the Existing Credit Agreement shall be subsumed within, and be governed by, this Agreement; provided, however, that the Loan Parties hereby agree that (i) the Letter of Credit Outstandings under, and as defined in, the Existing Credit Agreement on the Effective Date shall be Letter of Credit Outstandings hereunder, and (ii) all Obligations and Other Liabilities of the Loan Parties under, and as defined in, the Existing Credit Agreement shall remain outstanding, shall constitute continuing Obligations and Other Liabilities secured by the Collateral, and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such obligations and other liabilities.
SECTION 9.22    Keepwell. Each Loan Party that, at the time the guarantee of (or grant of a security interest by, as applicable) another Loan Party becomes or would become effective as to any Swap Obligation of any Loan Party, is a Qualified ECP Guarantor intends that the Facility Guarantee constitute at such time, and such guarantee shall be deemed to constitute at such time, a guarantee for the benefit of each other Loan Party for purposes of Section 1a(18)(a)(v)(II) of the Commodity Exchange Act. For the avoidance of doubt, and for purposes of the foregoing sentence, such “effective” date with respect to any Loan Party shall be the date of the execution of a Hedge Agreement in respect of a Swap Obligation that constitutes a Bank Product if this Agreement is then in effect with respect to such Loan Party, and otherwise it shall be the date of execution and delivery of this Agreement by such Loan Party.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

TOYS “R” US-DELAWARE, INC., as Lead Borrower

By: _______________________________
Name:
Title:

Signature Page to Third Amended and Restated Credit Agreement

TOYS “R” US (CANADA) LTD.
TOYS “R” US (CANADA) LTEE, as a Canadian Borrower

By: _______________________________
Name:
Title:

Signature Page to Third Amended and Restated Credit Agreement

GEOFFREY HOLDINGS, LLC, as a Facility Guarantor

By:	TOYS “R” US-DELAWARE, INC., its sole member

By: _______________________________
Name:
Title:

Signature Page to Third Amended and Restated Credit Agreement

TRU-SVC, LLC, as a Facility Guarantor

By: _______________________________
Name:
Title:

Signature Page to Third Amended and Restated Credit Agreement

TOYS ACQUISITION, LLC, as a Facility Guarantor

By: _______________________________
Name:
Title:

Signature Page to Third Amended and Restated Credit Agreement

TRU OF PUERTO RICO, INC., as a Facility Guarantor

By: _______________________________
Name:
Title:

Signature Page to Third Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent, as Swingline Lender, and as a Domestic Lender

By: ___________________________________
Name:
Title:

Address:
100 Federal Street, 9th Floor
Boston, Massachusetts 02110
Attn: Christine Hutchinson
Telephone: (617) 434-2385
Telecopy: (617) 434-4131

Signature Page to Third Amended and Restated Credit Agreement

BANK OF AMERICA, N.A. (acting through its Canada branch), as Canadian Agent, as Swingline Lender and as a Canadian Lender

By: ___________________________________
Name:
Title:

Address:
181 Bay Street, 4th Floor
Toronto, Ontario, Canada M5J 2V8
Attn: ___________
Telephone: ___________
Telecopy: ___________

Signature Page to Third Amended and Restated Credit Agreement

[other lender parties to be determined]

By: ___________________________________
Name:
Title:

Signature Page to Third Amended and Restated Credit Agreement

EXHIBIT A-2
FORM OF ASSIGNMENT AND ACCEPTANCE
This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [each, the] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a [Domestic][Canadian] Tranche A-1 Lender][their respective capacities [Domestic][Canadian] Tranche A-1 Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a [Domestic][Canadian] Tranche A-1 Lender)][the respective Assignors (in their respective capacities as [Domestic][Canadian] Tranche A-1 Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.    Assignor[s]:    ______________________________

______________________________

2.    Assignee[s]:    ______________________________

______________________________

3.
Borrowers:    (i) Toys “R” Us-Delaware, Inc., for itself and as agent (in such capacity, the “Lead Borrower” for the other Domestic Borrowers party thereto from time to time, (ii) the other Domestic Borrowers party thereto from time to time, and (iii) Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee (the “Canadian Borrower”, and together with the Lead Borrower and the other Domestic Borrowers, individually, a “Borrower”, and collectively, the “Borrowers”)

4.	Administrative Agent: Bank of America, N.A., as the Administrative Agent under the Credit Agreement.

5.	Canadian Agent: Bank of America, N.A. (acting through its Canada branch), as the Canadian Agent under the Credit Agreement.

6.
Credit Agreement:    Third Amended and Restated Credit Agreement dated as of March 21, 2014 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) by, among others, (i) the Borrowers, (ii) the Facility Guarantors party thereto from time to time, (iii) Bank of America, N.A., as Administrative Agent for its own benefit and the benefit of the other Secured Parties, (iv) Bank of America, N.A. (acting through its Canada branch), as Canadian Agent for its own benefit and the benefit of the other Secured Parties, and (v) the Lenders party thereto.

7.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Amount of Domestic Tranche A-1 Loans Assigned[7]	Amount of Canadian Tranche A-1 Loans Assigned	Percentage Assigned of Domestic Tranche A-1 Loans[8]	Percentage Assigned of Canadian Tranche A-1 Loans[9]
		$____________	$______	_________%	_________%
		$____________	$______	_________%	_________%
[8.Trade Date:__________________]10

Effective Date: __________________, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE DATE OF DELIVERY OF THIS ASSIGNMENT AND ACCEPTANCE FOR RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

5 List each Assignor, as appropriate.
6 List each Assignee, as appropriate.
7 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date. Subject to minimum amount requirements pursuant to Section 9.04(b) of the Credit Agreement and subject to proportionate amount requirements pursuant to Section 9.04(b) of the Credit Agreement
8 Set forth, to at least 9 decimals, as a percentage of the Domestic Tranche A-1 Loans of all Domestic Tranche A-1 Lenders thereunder.
9 Set forth, to at least 9 decimals, as a percentage of the Canadian Tranche A-1 Loans of all Canadian Tranche A-1 Lenders thereunder.
10 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:     _____________________________
Name:    ____________________________
Title:    _____________________________

ASSIGNEE
[NAME OF ASSIGNEE]

By:     _____________________________
Name:    ____________________________
Title:    _____________________________

[Consented to and]11 Accepted:

BANK OF AMERICA, N.A., as
Agent

By:     _____________________________
Name:    _____________________________
Title:    _____________________________

11 To the extent that the Administrative Agent’s consent is required under Section 9.04 of the Credit Agreement.

[Consented to:]12

[TOYS “R” US-DELAWARE, INC., as Lead Borrower]

By:     _____________________________
Name:    _____________________________
Title:    _____________________________

12 To the extent required under Section 9.04 of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

Reference is made to the Third Amended and Restated Credit Agreement dated as of March 21, 2014 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) by, among others, (i) Toys “R” Us-Delaware, Inc., for itself and as agent (in such capacity, the “Lead Borrower” for the other Domestic Borrowers party thereto from time to time, (ii) the other Domestic Borrowers party thereto from time to time, (iii) Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee (the “Canadian Borrower”, and together with the Lead Borrower and the other Domestic Borrowers, individually, a “Borrower”, and collectively, the “Borrowers”), (iv) the Facility Guarantors party thereto from time to time, (v) Bank of America, N.A., as Administrative Agent for its own benefit and the benefit of the other Secured Parties, (vi) Bank of America, N.A. (acting through its Canada branch), as Canadian Agent for its own benefit and the benefit of the other Secured Parties, and (vii) the Lenders party thereto. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1.    Representations and Warranties.

1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a [Domestic][Canadian] Tranche A-1 Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required by Section 9.04 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a [Domestic][Canadian] Tranche A-1 Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a [Domestic][Canadian] Tranche A-1 Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of Section 2.23 of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon any Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a [Domestic][Canadian] Tranche A-1 Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance and all actions arising under this Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

4.    Fees. Unless waived by the Administrative Agent in accordance with Section 9.04(b) of the Credit Agreement, this Assignment and Acceptance shall be delivered to the Administrative Agent with a processing and recordation fee of $3,500.

Exhibit D-2
Form of Domestic Tranche A-1 Note

DOMESTIC TRANCHE A-1 NOTE

$_______________	____________, 2014

FOR VALUE RECEIVED, the undersigned (singly, a “Domestic Borrower”, and collectively, the “Domestic Borrowers”) jointly and severally promise to pay to the order of __________________________________ (hereinafter, with any subsequent holders, the “Domestic Tranche A-1 Lender”), c/o Bank of America, N.A., 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, the principal sum of ______________________ DOLLARS ($______________), or, if less, the aggregate unpaid principal balance of Domestic Tranche A-1 Loans made by the Domestic Tranche A-1 Lender to or for the account of any Domestic Borrower pursuant to the Third Amended and Restated Credit Agreement dated as of March 21, 2014 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and between, among others (i) Toys “R” Us-Delaware, Inc., as a Domestic Borrower and as agent (in such capacity, the “Lead Borrower”) for the other Domestic Borrowers, (ii) the Domestic Borrowers, (iii) the Facility Guarantors party thereto, (iv) Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee (the “Canadian Borrower” and, collectively with the Domestic Borrowers, the “Borrowers”), (v) Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Secured Parties, (vi) Bank of America, N.A. (acting through its Canada branch), as Canadian Administrative Agent (in such capacity, the “Canadian Agent”) for its own benefit and the benefit of the other Secured Parties, (vii) Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Collateral Agents for their own benefit and the benefit of the other Secured Parties, and (viii) the Lenders party thereto (the “Lenders”), with interest at the rate and payable in the manner stated therein.
This is a “Domestic Tranche A-1 Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Domestic Tranche A-1 Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The Administrative Agent’s books and records concerning the Domestic Tranche A-1 Loans, the accrual of interest thereon, and the repayment of such Domestic Tranche A-1 Loans, shall be prima facie evidence of the indebtedness hereunder, absent manifest error.

No delay or omission by any Agent or the Domestic Tranche A-1 Lender in exercising or enforcing any of such Agent’s or the Domestic Tranche A-1 Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver.
After the occurrence and during the continuance of an Event of Default, each Domestic Borrower, and each endorser and guarantor of this Domestic Tranche A-1 Note, waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. Each Domestic Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by any Agent and/or the Domestic Tranche A-1 Lender with respect to this Domestic Tranche A-1 Note and/or any Collateral or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of any Domestic Borrower or any other Person obligated on account of this Domestic Tranche A-1 Note.
This Domestic Tranche A-1 Note shall be binding upon each Domestic Borrower, and each endorser and guarantor hereof, and upon their respective successors, assigns, and representatives, and shall inure to the benefit of the Domestic Tranche A-1 Lender and its successors, endorsees, and assigns.
The liabilities of each Domestic Borrower, and of any endorser or guarantor of this Domestic Tranche A-1 Note, are joint and several; provided, however, the release by any Agent or the Domestic Tranche A-1 Lender of any one or more such Persons shall not release any other Person obligated on account of this Domestic Tranche A-1 Note. Each reference in this Domestic Tranche A-1 Note to each Domestic Borrower, any endorser, and any guarantor, is to such Person individually and also to all such Persons jointly. No Person obligated on account of this Domestic Tranche A-1 Note may seek contribution from any other Person also obligated except in accordance with the terms of Section 9.14(d) of the Credit Agreement.
THIS Domestic Tranche A-1 NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Each Domestic Borrower agrees that any suit for the enforcement of this Domestic Tranche A-1 Note or any other Loan Document may be brought in the courts of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consents to the non-exclusive jurisdiction of such courts. Each Domestic Borrower hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Domestic Borrower agrees that any action commenced by any Domestic Borrower asserting any claim or counterclaim arising under or in connection with this Domestic Tranche A-1 Note or any other Loan Document shall be brought solely in a court of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consents to the exclusive jurisdiction of such courts with respect to any such action.
Each Domestic Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Agents and the Domestic Tranche A-1 Lender, in the establishment and maintenance of their respective relationship with the Domestic Borrowers contemplated by this Domestic Tranche A-1 Note, is relying thereon. EACH DOMESTIC BORROWER, EACH GUARANTOR, ENDORSER AND SURETY, AND THE DOMESTIC tranche a-1 LENDER, BY ITS ACCEPTANCE HEREOF, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS domestic tranche a-1 NOTE, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY); AND WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT. EACH DOMESTIC BORROWER, EACH GUARANTOR, ENDORSER AND SURETY, AND THE DOMESTIC tranche a-1 LENDER, BY ITS ACCEPTANCE HEREOF, (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS domestic tranche a-1 NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Domestic Borrowers have caused this Domestic Tranche A-1 Note to be duly executed as of the date set forth above.
DOMESTIC BORROWERS:

TOYS “R” US-DELAWARE, INC.

By: ____________________________
Name: __________________________
Title: ___________________________

Signature Page to Domestic Tranche A-1 Note

Exhibit E-2
Form of Canadian Tranche A-1 Note

CANADIAN TRANCHE A-1 NOTE

$_______________	____________, 2014

FOR VALUE RECEIVED, TOYS “R” US (CANADA) LTD./TOYS “R” US (CANADA) LTEE, a corporation organized and existing under the laws of the Province of Ontario (the “Canadian Borrower”), promises to pay to the order of __________________________________ (hereinafter, with any subsequent holders, the “Canadian Tranche A-1 Lender”), c/o Bank of America, N.A. (acting through its Canada branch), 181 Bay Street, 4th Floor, Toronto, Ontario, Canada M5J 2V8, the principal sum of ______________________ DOLLARS (USD$______________), or, if less, the aggregate unpaid principal balance of Canadian Tranche A-1 Loans made by the Canadian Tranche A-1 Lender to or for the account of the Canadian Borrower pursuant to the Third Amended and Restated Credit Agreement dated as of March 21, 2014 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and between, among others (i) Toys “R” Us-Delaware, Inc., as a Domestic Borrower and as agent (in such capacity, the “Lead Borrower”) for the other Domestic Borrowers party thereto (collectively, with the Lead Borrower, the “Domestic Borrowers”), (ii) the Domestic Borrowers, (iii) the Canadian Borrower (the Canadian Borrower, collectively with the Domestic Borrowers, the “Borrowers”), (iv) the Facility Guarantors party thereto, (v) Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Secured Parties, (vi) Bank of America, N.A. (acting through its Canada branch), as Canadian Administrative Agent (in such capacity, the “Canadian Agent”) for its own benefit and the benefit of the other Secured Parties, (vii) Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Collateral Agents for their own benefit and the benefit of the other Secured Parties, and (viii) the Lenders party thereto (the “Lenders”), with interest at the rate and payable in the manner stated therein.
This is a “Canadian Tranche A-1 Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Canadian Tranche A-1 Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

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The Canadian Agent’s books and records concerning the Canadian Tranche A-1 Loans, the accrual of interest thereon, and the repayment of such Canadian Tranche A-1 Loans, shall be prima facie evidence of the indebtedness hereunder, absent manifest error.
No delay or omission by the Canadian Agent, any other Agent or the Canadian Tranche A-1 Lender in exercising or enforcing any of the Canadian Agent’s, such other Agent’s or the Canadian Tranche A-1 Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver.
After the occurrence and during the continuance of an Event of Default, the Canadian Borrower, and each endorser and guarantor of this Canadian Tranche A-1 Note, waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. The Canadian Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by the Canadian Agent, any other Agent and/or the Canadian Tranche A-1 Lender with respect to this Canadian Tranche A-1 Note and/or any Collateral or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of the Canadian Borrower or any other Person obligated on account of this Canadian Tranche A-1 Note.
This Canadian Tranche A-1 Note shall be binding upon the Canadian Borrower, and each endorser and guarantor hereof, and upon their respective successors, assigns, and representatives, and shall inure to the benefit of the Canadian Tranche A-1 Lender and its successors, endorsees, and assigns.
The liabilities of the Canadian Borrower, and of any endorser or guarantor of this Canadian Tranche A-1 Note, are joint and several; provided, however, the release by the Canadian Agent, any other Agent or the Canadian Tranche A-1 Lender of any one or more such Persons shall not release any other Person obligated on account of this Canadian Tranche A-1 Note. Each reference in this Canadian Tranche A-1 Note to the Canadian Borrower, any endorser, and any guarantor, is to such Person individually and also to all such Persons jointly. No Person obligated on account of this Canadian Tranche A-1 Note may seek contribution from any other Person also obligated except in accordance with the terms of Section 9.14(d) of the Credit Agreement.
If, for the purpose of obtaining judgment in any court or for the purpose of determining, pursuant to the obligations of the Canadian Borrower, the amounts owing hereunder, it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Canadian Agent could purchase, in the New York foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given or any other payment is due hereunder. The Canadian Borrower agrees that its obligation

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in respect of any Original Currency due from it to the Canadian Tranche A-1 Lender hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Canadian Tranche A-1 Lender receives payment of any sum so adjudged or owing to be due hereunder in the Second Currency the Canadian Agent may, in accordance with normal banking procedures, purchase, in the New York City foreign exchange market the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, the Canadian Borrower agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Canadian Tranche A-1 Lender against such loss. The term “rate of exchange” in this paragraph means the spot rate at which the Canadian Agent, in accordance with normal practices are able on the relevant date to purchase the Original Currency with the Second Currency and includes any premium and costs of exchange payable in connection with such purchase.
THIS CANADIAN TRANCHE A-1 NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO.
The Canadian Borrower agrees that any suit for the enforcement of this Canadian Tranche A-1 Note or any other Loan Document may be brought in the courts of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Canadian Agent may elect in its sole discretion and consents to the non-exclusive jurisdiction of such courts. The Canadian Borrower hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Canadian Borrower agrees that any action commenced by the Canadian Borrower asserting any claim or counterclaim arising under or in connection with this Canadian Tranche A-1 Note or any other Loan Document shall be brought solely in a court of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Canadian Agent may elect in its sole discretion and consents to the exclusive jurisdiction of such courts with respect to any such action.
The Canadian Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Canadian Agent, the other Agents and the Canadian Tranche A-1 Lender, in the establishment and maintenance of their respective relationship with the Canadian Borrower contemplated by this Canadian Tranche A-1 Note, is relying thereon. THE CANADIAN BORROWER, EACH GUARANTOR, ENDORSER AND SURETY, AND THE CANADIAN TRANCHE A-1 LENDER, BY ITS ACCEPTANCE HEREOF, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CANADIAN TRANCHE A-1 NOTE, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY); AND WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY

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NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT. THE CANADIAN BORROWER, EACH GUARANTOR, ENDORSER AND SURETY, AND THE CANADIAN TRANCHE A-1 LENDER, BY ITS ACCEPTANCE HEREOF, (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS CANADIAN TRANCHE A-1 NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Canadian Borrower has caused this Canadian Tranche A-1 Note to be duly executed as of the date set forth above.
CANADIAN BORROWER:

TOYS “R” US (CANADA) LTD.
TOYS “R” US (CANADA) LTEE

By: ____________________________
Name: __________________________
Title: ___________________________

Signature Page to Canadian Tranche A-1 Note

Exhibit J
Form of Compliance Certificate

COMPLIANCE CERTIFICATE

Date of Certificate: _______________

To:    Bank of America, N.A., as Administrative Agent
100 Federal Street, 9th Floor
Boston, Massachusetts 02110

Reference is made to the Third Amended and Restated Credit Agreement dated as of March 21, 2014 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and between, among others (i) Toys “R” Us-Delaware, Inc., as a Domestic Borrower and as agent (in such capacity, the “Lead Borrower”) for itself and the other Domestic Borrowers party thereto (collectively, with the Lead Borrower, the “Domestic Borrowers”), (ii) the Domestic Borrowers, (iv) Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee (the “Canadian Borrower” and, collectively with the Domestic Borrowers, the “Borrowers”), (iv) the Facility Guarantors party thereto, (v) Bank of America, N.A., as Administrative Agent, for its own benefit and the benefit of the other Secured Parties, (vi) Bank of America, N.A. (acting through its Canada branch), as Canadian Administrative Agent for its own benefit and the benefit of the other Secured Parties, (vii) Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Collateral Agents for their own benefit and the benefit of the other Secured Parties, and (viii) the Lenders party thereto. Terms defined in the Credit Agreement are used herein as therein defined.
The undersigned, a duly authorized and acting Financial Officer of the Lead Borrower, hereby certifies to the Administrative Agent as follows:

1.	Defaults/Events of Default.

(a)	Since __________ (the date of the last similar certification), and except as set forth in Appendix I, no Default or Event of Default has occurred.

(b)
If a Default or Event of Default has occurred since __________ (the date of the last similar certification), the Borrowers have taken or propose to take those actions with respect to such Default or Event of Default as described on said Appendix I.

(Note, if no Default or Event of Default has occurred, insert “Not Applicable”.)

2.
Monthly Excess Availability. The reasonably detailed calculations with respect to the Monthly Excess Availability for the [Fiscal Year/Fiscal Quarter] ending ______________ are attached hereto as Appendix II.

3.
Availability.    Without duplicating the calculations described in Section 2 herein, the reasonably detailed calculations setting forth compliance with the provisions of Section 6.10 of the Credit Agreement with respect to Combined Availability are attached hereto as Appendix III.

4.
Store Openings/Store Closings. A list of Stores that were opened and/or closed, including, without limitation, the name and address of each such Store and date of the opening or closing, since __________ (the date of the last similar certification), is attached hereto as Appendix IV.

(Note, if no Store openings or closings have occurred, insert “Not Applicable”.)

5.	GAAP.

(a)
[For use with Fiscal Year-end financial statements only] The financial statements furnished to the Administrative Agent for the Fiscal Year ending _______ were prepared in accordance with GAAP and present fairly in all material respects the Consolidated financial condition and results of operations of (i) the Parent and its Subsidiaries, and (ii) the Lead Borrower and its Subsidiaries (other than the Canadian Borrower and its Subsidiaries), in each case, as of the end of, and the results of the Parent’s and its Subsidiaries’ or the Lead Borrower’ and its Subsidiaries’ as applicable, operations and cash flows for, the period(s) covered, subject to any changes as disclosed on Appendix V hereto.

(b)
[For use with Fiscal Quarter-end financial statements only] The financial statements furnished to the Administrative Agent for the Fiscal Quarter ending _______ were prepared in accordance with GAAP and present fairly in all material respects the Consolidated financial condition and results of operations of (i) the Lead Borrower and its Subsidiaries, (ii) the Lead Borrower and its Subsidiaries (other than the Canadian Borrower and its Subsidiaries), and (iii) the Canadian Borrower and its Subsidiaries, as of the end of, and the results of the applicable Loan Parties and their Subsidiaries’ operations and cash flows for, the period(s) covered, subject to (a) normal year end audit adjustments and the absence of footnotes and (b) any changes as disclosed on Appendix V hereto.

(c)
Except as set forth in Appendix V, there has been no change in GAAP or in the application thereof since ________________ (the date of the Parent’s or the Lead Borrower’s, as applicable, most recent audited financial statements), and if such a change has occurred, the effect of such change on the financial statements is detailed in Appendix V.
(Note, if no change has occurred, insert “Not Applicable”.)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Lead Borrower, on behalf of itself and each of the other Loan Parties, has duly executed this Compliance Certificate as of __________________, 20__.
LEAD BORROWER:

TOYS “R” US-DELAWARE, INC.

By: ____________________________
Name: __________________________
Title: ___________________________

Appendix I to Compliance Certificate
Except as set forth below, no Default or Event of Default has occurred. [If a Default or Event of Default has occurred, the following describes the nature of the Default or Event of Default in reasonable detail and the steps, if any, being taken or contemplated by the Loan Parties to be taken on account thereof.]

Appendix II to Compliance Certificate
The following is a calculation of Monthly Excess Availability for the [Fiscal Year/Fiscal Quarter] ending on ___________________:

Appendix III to Compliance Certificate

The following is a calculation of Combined Availability for the [Fiscal Year/Fiscal Quarter] ending on ___________________:

Appendix IV to Compliance Certificate

The following Stores were opened since __________ (the date of the last similar certification):

Name	Address	Date

The following Stores were closed since __________ (the date of the last similar certification):

Name	Address	Date

Appendix V to Compliance Certificate

Except as set forth below, no change in GAAP or in the application thereof has occurred since the date of the Parent’s or the Lead Borrower’s, as applicable, most recent audited financial statements referred to in Section 5.01 of the Credit Agreement. [If such changes have occurred, the following describes the nature of the changes in reasonable detail and the effect, if any, of each such change in GAAP or in the application thereof on the financial statements delivered in accordance with the Credit Agreement.]

EXHIBIT K

FORM OF BORROWING BASE CERTIFICATE

[see attached]

Toys "R" Us-Delaware, Inc.	Date:		From:
Borrowing Base Certificate	Certificate #		To:
Tranche A Borrowing Base

U.S. Credit Card Receivables
Eligible Credit Card Receivables
Credit Card Advance Rate				90.00%
Credit Card Receivables Availability				-

U.S. TRU Inventory
TRU Inventory
L/C Inventory				-

Less Ineligibles:
Reduction to .com inventory for unreported sales (1 day)				-
LCM Reserve
Shrink
Puerto Rico Inventory
Unbooked Adjust for Duplication of Imports and other				-
Total Ineligible TRU Inventory				-
		NRV
	Low Season (1st Day after 1st Sunday after 12/15 - 10/14)	77.10%
	High Season (10/15 - 1st Sunday after 12/15)	87.10%
Total Eligible TRU Inventory
Inventory Advance Rate (90%)				78.39%
TRU Inventory Availability				-

TRU Intransit:
Imports Intransit (hard line)
Location 5001
Total Intransit
Inventory Advance Rate (90%)				78.39%
TRU Intransit Availability				-

U.S. BRU Inventory
BRU Inventory

Less Ineligibles:
LCM Reserve
Shrink
Total Ineligible BRU Inventory				-
		NRV
	Low Season (11/1 - 1/31)	81.50%
	High Season (2/1 - 10/31)	82.70%
Total Eligible BRU Inventory				-
Inventory Advance Rate (90%)				74.43%
BRU Inventory Availability				-

BRU Intransit:
Total Intransit
Inventory Advance Rate (90%)		74.43%
BRU Intransit Availability		-

Total Intransit Availability (Capped at 12.5% of Combined Borrowing Base)		0

Total Tranche A Borrowing Base Availability Before U.S. Availability Reserves		0

Less: U.S. Availability Reserves
Landlord Lien Reserve (2 mos. Rent) (PA, WA, VA)
Customer Liabilities (45% of Gift Cards Outstanding less dormancy reserve)
GFS Liability (Guest Fulfillment Services - Pre sales/Special Orders)
Landed costs not yet paid
Domestic Tranche A-1 Pushdown Reserve
Total U.S. Availability Reserves		-

Total Tranche A Borrowing Base		0

Canadian Borrowing Base
	$CAN	$USD
Canadian Credit Card Receivables
Eligible Credit Card Receivables		-
Credit Card Advance Rate	90.00%	90.00%
Credit Card Receivables Availability	-	-

Canadian TRU Inventory
Canadian Inventory - Stock Ledger		-
Add: Toysrus.ca inventory	-	-
Canadian Inventory	-	-

Less Ineligibles:
Shrink (.8% of sales)		-
Prepaid Sales		-
RTV & RGD		-
Total Ineligible TRU Inventory	-	-

NRV
Low Season (1st Day after 1st Sunday after 12/15 - 10/14)	79.10%
High Season (10/15 - 1st Sunday after 12/15)	88.20%

Eligible TRU Inventory	-	-
Inventory Advance Rate (90%)	79.38%	79.38%
Canadian TRU Inventory Availability	-	-

Canadian BRU Inventory
Canadian Inventory - Stock Ledger	-
Less: toysrus.ca inventory	-	-
Canadian Inventory	-	-

Less Ineligibles:
Shrink (.8% of sales)			-	-
RTV & RGD			-	-
Total Ineligible BRU Inventory			-	-

Eligible BRU Inventory			-	-
Inventory Advance Rate (90%)			0.00%	0.00%
Canadian BRU Inventory Availability			-	-

Canadian Real Estate Availability
FMV of Eligible Real Estate				-
Less: Canadian Realty Reserves				-
Total Eligible RE			-	-
Real Estate Advance Rate			50.00%	50.00%
Real Estate Availability (capped at 10% of Combined Borrowing Base)			-	0

Less: Canadian Availability Reserves
Realty Tax Reserve				-
Landlord Lien Reserve				-
Canadian Sales Reserve: 10% of FMV of Eligible RE Sold (capped at $10MM)			-	-
				-
Canadian Tranche A-1 Pushdown Reserve
Total Canadian Availability Reserves			-	-

Canadian Borrowing Base			-	0

Canadian Borrowing Base in $USD	Exchange Rate:	Date:		0

Combined Borrowing Base				0

Canadian Availability: lesser of (a) or (b) where:
			$CAN	$USD
(a) Canadian Credit Ceiling				200,000,000
less: Canadian Loans outstanding ($USD)				-
less: Canadian Loans outstanding ($CAN)			-	-
less: Canadian L/Cs outstanding ($USD)				-
less: Canadian L/Cs outstanding ($CAN)				-
Total (a):				200,000,000

(b) Canadian Borrowing Base				0
less: Canadian Loans outstanding ($USD)				-
less: Canadian Loans outstanding ($CAN)			-	-
less: Canadian L/Cs outstanding ($USD)			-	-
less: Canadian L/Cs outstanding ($CAN)			-	-
Total (b):				0

Canadian Availability {lesser of (a) or (b)}				0

Domestic Availability: lesser of (a) or (b) where:

(a) Revolving Credit Ceiling	1,850,000,000
less: Domestic Loans outstanding
less: Domestic L/Cs outstanding
less: Import L/Cs outstanding - Wells Fargo Bank, N.A. HK
less: Canadian Credit Extensions	-
Total (a):	1,850,000,000

(b) Tranche A Borrowing Base	0
less: Domestic Loans outstanding	-
less: Domestic L/Cs outstanding	-
less: Import L/Cs outstanding - Wells Fargo Bank, N.A. HK	-
Total (b):	0

Domestic Availability {lesser of (a) or (b)}	0

Excess Availability	0

The undersigned, a Financial Officer (as defined in Credit Agreement referenced below) of Toys "R" Us-Delaware, Inc. represents and warrants that as of the date hereof (A) the information set forth above and all supporting documentation delivered in connection herewith (i) is true and correct in all material respects, (ii) has been prepared in accordance with the requirements of that certain Third Amended and Restated Credit Agreement dated March 21, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by, among others, (1) Toys “R” Us – Delaware, Inc., (2) the other loan parties party thereto, (3) the Lenders party thereto, (4) Bank of America, N.A., as Administrative Agent (in such capacity, the “Agent”), (5) Bank of America, N.A.(acting through its Canada branch), as Canadian Agent and (6) Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Collateral Agents, and (iii) is based on supporting documentation that was used by the undersigned in connection with the preparation hereof and supports the calculations and conclusions evidenced hereby, which supporting documentation the undersigned acknowledges must be satisfactory to Agent and (B) no Default or Event of Default (as such terms are defined in the Credit Agreement) has occurred and is outstanding.

Financial Officer

Name:

Toys "R" Us-Delaware, Inc.	Date:		From:
FILO Borrowing Base Certificate	Certificate #		To:
Domestic Incremental Availability

U.S. Credit Card Receivables
Eligible Credit Card Receivables				-
Credit Card Advance Rate				10.00%
Credit Card Receivables Availability				-

Total Eligible TRU Inventory		NRV		-
Inventory Advance Rate (10%)	Low Season (1st Day after 1st Sunday after 12/15 - 10/14)	77.10%
TRU Inventory Availability	High Season (10/15 - 1st Sunday after 12/15)	87.10%		-

Total Intransit			-
Inventory Advance Rate (10%)
TRU Intransit Availability			-

U.S. BRU Inventory
Total Eligible BRU Inventory		NRV	-
Inventory Advance Rate (10%)	Low Season (11/1 - 1/31)	81.50%
BRU Inventory Availability	High Season (2/1 - 10/31)	82.70%	-

BRU Intransit:
Total Intransit			-
Inventory Advance Rate (10%)
BRU Intransit Availability			-

Total Intransit Availability			-

36% of the Required Availability Amount ($125MM)

Domestic Incremental Availability (Uncapped)			-

Domestic Incremental Availability			-

Less: Domestic Tranche A-1 Loans

Domestic Incremental Excess Availability			-

Required Domestic Tranche A-1 Pushdown Reserve			-

Canadian Incremental Availability
		$CAN	$USD
Canadian Credit Card Receivables
Eligible Credit Card Receivables		-	-
Credit Card Advance Rate		10.00%	10.00%
Credit Card Receivables Availability		-	-

Canadian TRU Inventory
NRV
	Low Season (1st Day after 1st Sunday after 12/15 - 10/14)	79.10%
	High Season (10/15 - 1st Sunday after 12/15)	88.20%

Eligible TRU Inventory		-	-
Inventory Advance Rate (10%)		0.00%
Canadian TRU Inventory Availability		-	-

Canadian BRU Inventory
Eligible BRU Inventory		-	-
Inventory Advance Rate (10%)		0.00%	0.00%
Canadian BRU Inventory Availability		-	-

Canadian Real Estate Availability

FMV of Eligible Real Estate			-	-
Less: Canadian Realty Reserves			-	-
Total Eligible RE			-	-
Real Estate Advance Rate			15.00%	15.00%
Real Estate Availability			-	-

64% of the Required Availability Amount ($125MM)

Canadian Incremental Availability (Uncapped)				-

Canadian Incremental Availability in $USD	Exchange Rate:	Date:		-

Less: Canadian Tranche A-1 Loans

Canadian Incremental Excess Availability				-

Required Canadian Tranche A-1 Pushdown Reserve				-

The undersigned, a Financial Officer (as defined in Credit Agreement referenced below) of Toys "R" Us-Delaware, Inc. represents and warrants that as of the date hereof (A) the information set forth above and all supporting documentation delivered in connection herewith (i) is true and correct in all material respects, (ii) has been prepared in accordance with the requirements of that certain Third Amended and Restated Credit Agreement dated March 21, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by, among others, (1) Toys “R” Us – Delaware, Inc., (2) the other loan parties party thereto, (3) the Lenders party thereto, (4) Bank of America, N.A., as Administrative Agent (in such capacity, the “Agent”), (5) Bank of America, N.A.(acting through its Canada branch), as Canadian Agent and (6) Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Collateral Agents, and (iii) is based on supporting documentation that was used by the undersigned in connection with the preparation hereof and supports the calculations and conclusions evidenced hereby, which supporting documentation the undersigned acknowledges must be satisfactory to Agent and (B) no Default or Event of Default (as such terms are defined in the Credit Agreement) has occurred and is outstanding.

Financial Officer

Name:

Schedule 1.1

Lenders and Commitments

Lender	Domestic Commitment	Domestic Commitment Percentage	Canadian Commitment	Canadian Commitment Percentage	Total Commitment	Total Commitment Percentage	Pro Rata Percentage (including Tranche A-1 Loans)
Bank of America, N.A.	$335,000,000[1]	18.1081%	$0	0%	$335,000,000[1]	18.1081%	23.0047%
Bank of America, N.A. (acting through its Canada branch)	$0	0%	$62,000,000	31.000000%	See Note 1 below	See Note 1 below	5.8685%
Wells Fargo Bank, National Association	$385,000,000[2]	20.8108%	$0	0%	$385,000,000[2]	20.8108%	18.0751%
Wells Fargo Financial Corporation Canada	$0	0%	$60,000,000	30.000000%	See Note 2 below	See Note 2 below	See Note 2 below
Deutsche Bank AG New York Branch	$150,000,000[3]	8.1081%	$0	0%	$150,000,000[3]	8.1081%	7.0423%
Deutsche Bank AG Canada Branch	$0	0%	$35,000,000	17.500000%	See Note 3 below	See Note 3 below	See Note 3 below
JPMorgan Chase Bank, N.A.	$150,000,000[4]	8.1081%	$0	0%	$150,000,000[4]	8.1081%	7.0423%
JPMorgan Chase Bank, N.A. Toronto	$0	0%	$35,000,000	17.500000%	See Note 4 below	See Note 4 below	See Note 4 below
Goldman Sachs Bank USA	$150,000,000	8.1081%	$0	0%	$150,000,000	8.1081	7.0423%
Citibank N.A.	$110,000,000	5.9459%	$0	0%	$110,000,000	5.9459%	5.1643%
Bank of Montreal	$100,000,000	5.4054%	$0	0%	$100,000,000	5.4054%	4.6948%
General Electric Capital Corporation	$75,000,000	4.0541%	$0	0%	$75,000,000	4.0541%	3.5211%
U.S. Bank National Association	$75,000,000	4.0541%	$0	0%	$75,000,000	4.0541%	3.5211%
HSBC Bank USA, N.A.	$65,000,000[5]	3.5135%	$0	0%	$65,000,000[5]	3.5135%	3.0516%
HSBC Bank Canada	$0	0%	$8,000,000	4.000000%	See Note 5 below	See Note 5 below	See Note 5 below
Regions Bank	$50,000,000	2.7027%	$0	0%	$50,000,000	2.7027%	2.3474%
SunTrust Bank	$50,000,000	2.7027%	$0	0%	$50,000,000	2.7027%	2.3474%
PNC Bank, National Association	$35,000,000	1.8919%	$0	0%	$35,000,000	1.8919%	1.6432%
TD Bank, N.A.	$35,000,000	1.8919%	$0	0%	$35,000,000	1.8919%	1.6432%

Lender	Domestic Commitment	Domestic Commitment Percentage	Canadian Commitment	Canadian Commitment Percentage	Total Commitment	Total Commitment Percentage	Pro Rata Percentage (including Tranche A-1 Loans)
Capital One Business Credit Corp.	$25,000,000	1.3514%	$0	0%	$25,000,000	1.3514%	1.1737%
CIT Bank	$20,000,000	1.0811%	$0	0%	$50,000,000	1.0811%	0.9390%
Fifth Third Bank	$15,000,000	0.8108%	$0	0%	$15,000,000	0.8108%	0.7042%
UPS Capital Corporation	$15,000,000	0.8108%	$0	0%	$15,000,000	0.8108%	0.7042%
Credit Suisse AG, Cayman Islands Branch	$10,000,000	0.5405%	$0	0%	$10,000,000	0.5405%	0.4695%
TOTAL	$1,850,000,000	100%	$200,000,000	100%	$1,850,000,000	100%	100%

The Commitments of certain Lenders may be used by either the Canadian Borrowers or the Domestic Borrowers at any time but are not aggregated. Thus:

Note 1: The aggregate Commitments of Bank of America, N.A. and Bank of America, N.A. (acting through its Canada branch), other than with respect to Tranche A-1 Loans, total $335,000,000. Any usage by the Canadian Borrower of the Bank of America, N.A. (acting through its Canada branch) Canadian Commitment, other than with respect to Tranche A-1 Loans, will reduce dollar for dollar the amounts available to be borrowed under the Bank of America, N.A. Domestic Commitment, other than with respect to Tranche A-1 Loans. Similarly, any amounts borrowed by the Domestic Borrowers from Bank of America, N.A. in excess of $273,000,000, other than with respect to Tranche A-1 Loans, will reduce dollar for dollar the amounts available to be borrowed under the Bank of America, N.A. (acting through its Canada branch) Canadian Commitment, other than with respect to Tranche A-1 Loans.

Note 2: The aggregate Commitments of Wells Fargo Bank, National Association and Wells Fargo Financial Corporation Canada total $385,000,000. Any usage by the Canadian Borrower of the Wells Fargo Financial Corporation Canada Canadian Commitment will reduce dollar for dollar the amounts available to be borrowed under the Wells Fargo Bank, National Association Domestic Commitment. Similarly, any amounts borrowed by the Domestic Borrowers from Wells Fargo Bank, National Association in excess of $325,000,000 will reduce dollar for dollar the amounts available to be borrowed under the Wells Fargo Financial Corporation Canada Canadian Commitment.

Note 3: The aggregate Commitments of Deutsche Bank AG New York Branch and Deutsche Bank AG Canada Branch total $150,000,000. Any usage by the Canadian Borrower of Deutsche Bank AG Canada Branch Canadian Commitment will reduce dollar for dollar the amounts available to be borrowed under the Deutsche Bank AG New York Branch Domestic Commitment. Similarly, any amounts borrowed by the Domestic Borrowers from Deutsche Bank AG New York Branch in excess of $115,000,000 will reduce dollar for dollar the amounts available to be borrowed under the Deutsche Bank AG Canada Branch Canadian Commitment.

Note 4: The aggregate Commitments of JPMorgan Chase Bank, N.A. and JPMorgan Chase Bank, N.A. Toronto total $150,000,000. Any usage by the Canadian Borrower of JPMorgan Chase Bank, N.A. Toronto Canadian Commitment will reduce dollar for dollar the amounts available to be borrowed under the JPMorgan Chase Bank, N.A. Domestic Commitment. Similarly, any amounts borrowed by the Domestic Borrowers from JPMorgan Chase Bank, N.A. in excess of $115,000,000 will reduce dollar for dollar the amounts available to be borrowed under the JPMorgan Chase Bank, N.A. Toronto Canadian Commitment.

Note 5: The aggregate Commitments of HSBC Bank USA, N.A. and HSBC Bank Canada total $65,000,000. Any usage by the Canadian Borrower of HSBC Bank Canada Canadian Commitment will reduce dollar for dollar the amounts available to be borrowed under the HSBC Bank USA, N.A. Domestic Commitment. Similarly, any amounts borrowed by the Domestic Borrowers from HSBC Bank USA, N.A. in excess of $57,000,000 will reduce dollar for dollar the amounts available to be borrowed under the HSBC Bank Canada Canadian Commitment.

Tranche A-1 Lenders and Percentages

Lender	Domestic Tranche A- 1 Commitment	Domestic Tranche A-1 Percentage	Canadian Tranche A-1 Commitment	Canadian Tranche A-1 Percentage	Total Tranche A-1 Commitment	Total Revolver (Tranche A-1) Commitment Percentage	Pro Rata Percentage (including Tranche A-1 Loans)
Bank of America, N.A.	$155,000,000[1]	100.000000%	$0	0%	$155,000,000	55.357143%	See above
Bank of America, N.A. (acting through its Canada branch)	$0	0%	$125,000,000	100.000000%	$125,000,000	44.642857%	See above
TOTAL	$155,000,000	100%	$125,000,000	100%	$280,000,000	100%	See above

1748563.5

Schedule 3.01

Name	State of Incorporation	Organization Type	Organization Number	Federal EIN
Toys “R” Us-Delaware, Inc.	Delaware	Corporation
Toys “R” Us (Canada) Ltd./Toys “R” Us (Canada) Ltee	Ontario, Canada	Corporation
Geoffrey Holdings, LLC	Delaware	Limited liability company
Toys Acquisition, LLC	Delaware	Limited liability company
TRU-SVC, LLC	Virginia	Limited liability company
TRU of Puerto Rico, Inc.	Puerto Rico	Corporation

Schedule 3.12

[See Schedule 3.12 to the
Third Amended and Restated Credit Agreement, dated as of March 21, 2014]

Annex B
Amended and Restated Intercreditor Agreement

[See Attached]

Annex B

AMENDED AND RESTATED INTERCREDITOR AGREEMENT
by and between
BANK OF AMERICA, N.A.
as ABL Agent
and
BANK OF AMERICA, N.A.

as Term Agent
~~and~~
~~THE BANK OF NEW YORK MELLON~~
~~as Notes Agent~~

Dated as of August 24, 2010

TABLE OF CONTENTS

		Page No.
	ARTICLE 1
	DEFINITIONS

Section 1.1	UCC Definitions	~~3~~2
Section 1.2	Other Definitions	~~3~~2
Section 1.3	Rules of Construction	16

	ARTICLE 2
	LIEN PRIORITY

Section 2.1	Priority of Liens	16
Section 2.2	Waiver of Right to Contest Liens	17
Section 2.3	Remedies Standstill	18
Section 2.4	Exercise of Rights	19
Section 2.5	No New Liens	20
Section 2.6	Waiver of Marshalling	~~20~~21
Section 2.7	Refinancings	~~20~~21
Section 2.8	Junior Indebtedness	21

	ARTICLE 3
	ACTIONS OF THE PARTIES

Section 3.1	Certain Actions Permitted	21
Section 3.2	Agent for Perfection	~~21~~22
Section 3.3	[Reserved]	22
Section 3.4	Insurance	~~22~~23
Section 3.5	No Additional Rights for the Loan Parties Hereunder	~~22~~23
Section 3.6	Geoffrey Collateral	~~22~~23
Section 3.7	Access Rights	~~23~~24

	ARTICLE 4
	APPLICATION OF PROCEEDS

Section 4.1	Application of Proceeds	~~24~~25
Section 4.2	Application of Proceeds In Respect of the IntermediateCo Unsecured Guarantee	27
Section ~~4.2~~4.3	Specific Performance	~~25~~27

	ARTICLE 5
	INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1	Notice of Acceptance and Other Waivers	~~26~~27
Section 5.2	Modifications to ABL Documents and Shared Collateral Documents	~~27~~28

-i-

Section 5.3	Reinstatement and Continuation of Agreement	~~29~~31
Section 5.4	Joinder of Authorized Representatives	~~30~~31

ARTICLE 6
INSOLVENCY PROCEEDINGS

Section 6.1	DIP Financing	~~30~~32
Section 6.2	Relief from Stay	~~30~~32
Section 6.3	No Contest; Adequate Protection	~~31~~33
Section 6.4	Asset Sales	~~31~~34
Section 6.5	Separate Grants of Security and Separate Classification	~~31~~34
Section 6.6	Enforceability	~~32~~34
Section 6.7	ABL Obligations Unconditional	~~32~~34
Section 6.8	Shared Collateral Obligations Unconditional	~~32~~34

ARTICLE 7
CANADIAN PLEDGE COLLATERAL

Section 7.1	Canadian Pledge Collateral	35
Section 7.2	Waiver of Right to Contest Liens	36
Section 7.3	Canadian Pledge Collateral Remedies Standstill; Release of Liens	37
Section 7.4	Application of Proceeds; Turnover Provisions	38

ARTICLE 8
MISCELLANEOUS

Section ~~7.1~~8.1	Rights of Subrogation	~~33~~39
Section ~~7.2~~8.2	Further Assurances	~~33~~39
Section ~~7.3~~8.3	Representations	~~33~~39
Section ~~7.4~~8.4	Amendments	~~34~~40
Section ~~7.5~~8.5	Addresses for Notices	~~34~~40
Section ~~7.6~~8.6	No Waiver, Remedies	~~35~~40
Section ~~7.7~~8.7	Continuing Agreement, Transfer of Secured Obligations	~~35~~40
Section ~~7.8~~8.8	Governing Law; Entire Agreement	~~35~~41
Section ~~7.9~~8.9	Counterparts	~~35~~41
Section ~~7.10~~8.10	No Third Party Beneficiaries	~~35~~41
Section ~~7.11~~8.11	Headings	~~36~~41
Section ~~7.12~~8.12	Severability	~~36~~41
Section ~~7.13~~8.13	Attorneys Fees	~~36~~42
Section ~~7.14~~8.14	VENUE; JURY TRIAL WAIVER	~~36~~42
Section ~~7.15~~8.15	Intercreditor Agreement	~~37~~43
Section ~~7.16~~8.16	No Warranties or Liability	~~37~~43
Section ~~7.17~~8.17	Conflicts	~~38~~43
Section ~~7.18~~8.18	Information Concerning Financial Condition of the Loan Parties	~~38~~43
Section ~~7.19~~8.19	Amendment, Restatement, Extension, Renewal and Consolidation of Existing Intercreditor Agreement	~~38~~44
Section ~~7.20~~8.20	Force Majeure	~~38~~44
~~Section 7.21~~	~~Authority of Notes Collateral Agent~~	~~38~~

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-iii-

AMENDED AND RESTATED INTERCREDITOR AGREEMENT
THIS AMENDED AND RESTATED INTERCREDITOR AGREEMENT (as amended, supplemented, restated or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of August 24, 2010 between BANK OF AMERICA, N.A. (“Bank of America”), in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “ABL Agent”) for the financial institutions party from time to time to the ABL Credit Agreement referred to below (such financial institutions, together with their successors, assigns and transferees, the “ABL Credit Agreement Lenders” and, together with affiliates thereof and certain other specified hedging parties, in their capacity as ABL Cash Management Affiliates or ABL Hedging Affiliates (in each case, as hereinafter defined), the “ABL Lenders”)~~,~~ and BANK OF AMERICA, N.A. (as successor to Banc of America Bridge LLC) in its capacity as administrative agent (together with its successors and assigns in such capacity, the “Term Agent”) for the financial institutions party from time to time to Term Credit Agreement (as defined herein) ~~and THE BANK OF NEW YORK MELLON, in its capacity as trustee and collateral agent (together with its successors and assigns in such capacity, the “Notes Agent”) for the financial institutions party from time to time to Notes Documents (as defined herein).~~.
RECITALS
A.Pursuant to that certain Credit Agreement dated as of July 21, 2005 (as amended and restated as of June 24, 2009 and as further amended and restated as of August 10, 2010) by and among Toys “R” Us-Delaware, Inc. (the “ABL Lead Borrower”), Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) ~~Ltd.~~Ltee. (the “Canadian Borrower”) and certain other borrowers from time to time party thereto (collectively with the ABL Lead Borrower and the Canadian Borrower, the “ABL Borrowers”), the ABL Credit Agreement Lenders and the ABL Agent (as such agreement has been amended to date, and may hereafter be amended, supplemented, restated or otherwise modified from time to time in accordance with this Agreement, the “ABL Credit Agreement”), the ABL Credit Agreement Lenders made certain loans and other financial accommodations to or for the benefit of the ABL Borrowers on such date.
B.Pursuant to a certain guaranty dated as of July 21, 2005 (as such guaranty has been amended to date and may hereafter be amended, supplemented, restated or otherwise modified from time to time, the “ABL Guaranty”) by the ABL Guarantors (as hereinafter defined) in favor of, among others, the ABL Agent, the ABL Guarantors guaranteed the payment and performance of the ABL Borrowers’ obligations under the ABL Documents (as hereinafter defined).
C.As a condition to the effectiveness of the ABL Credit Agreement and to secure the obligations of the ABL Borrowers and the ABL Guarantors (the ABL Borrowers, the ABL Guarantors and each other direct or indirect subsidiary or parent of the ABL Borrowers or any of their affiliates that was then or thereafter became a party to any ABL Document, collectively, the “ABL Loan Parties”) under and in connection with the ABL Documents, the ABL Loan Parties granted to the ABL Agent (for the benefit of the ABL Lenders) Liens on the ABL Collateral.

D.Pursuant to that certain Credit Agreement dated as of July 19, 2006 by and among, Toys “R” Us-Delaware, Inc. (the “Term Borrower”), the Term Lenders and the Term Agent (as amended, the “Existing Term Credit Agreement”), the Term Lenders made certain loans to the Term Borrower on such date.
E.Pursuant to a certain guaranty dated as of July 19, 2006 (the “Term Guaranty”) by the Term Guarantors (as hereinafter defined) in favor of the Term Agent, the Term Guarantors guaranteed the payment and performance of the Term Borrower’s obligations under the Term Documents (as hereinafter defined).
F.As a condition to the effectiveness of the Existing Term Credit Agreement and to secure the obligations of the Term Borrower and the Term Guarantors (the Term Borrower, the Term Guarantors and each other direct or indirect subsidiary or parent of the Term Borrower or any of its affiliates that was then or thereafter became a party to any Term Document, collectively, the “Term Loan Parties”) under and in connection with the Term Documents as of such date, the Term Loan Parties granted to the Term Agent (for the benefit of the Term Lenders) Liens on the ABL Collateral ~~and~~, the Geoffrey Collateral and the Canadian Pledge Collateral.
G.Concurrently with the execution and delivery of this Agreement, the Term Loan Parties and the Term Lenders have agreed to amend and restate (i) the Existing Term Credit Agreement in its entirety (as such agreement may be amended, supplemented, restated or otherwise modified from time to time in accordance with this Agreement, the “Term Credit Agreement”) pursuant to which the Term Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the Term Borrower and (ii) the Term Security Agreement in its entirety.
~~H.Concurrently with the execution and delivery of this Agreement, the Notes Parties (as defined below) and the Notes Agent, in its capacity as collateral agent for the Noteholders (as defined below), have entered into that certain Indenture dated as of the date hereof (as such agreement may be amended, supplemented, restated or otherwise modified from time to time in accordance with this Agreement, the “Indenture”) providing for the issuance of 7 ⅜% Senior Secured Notes due 2016 (the “Notes”) by the Notes Issuer (as defined below) and the Notes Guarantees (as defined below) by the Notes Guarantors (as defined below).~~
~~I~~H.     Each of the ABL Agent (on behalf of the ABL Lenders) and the Term Agent (on behalf of the Term Lenders) and, by their acknowledgment hereof, the ABL Loan Parties and the Term Loan Parties, desire to amend and restate in its entirety the intercreditor agreement dated as of ~~July 19, 2006~~August 24, 2010 by and among the ABL Agent, the Term Agent, the Borrower and the Guarantors (the “Existing Intercreditor Agreement”) and each of the ABL Agent (on behalf of the ABL Lenders) and each Shared Collateral Agent (on behalf of the applicable Shared Collateral Secured Parties) and, by their acknowledgment hereof, the ABL Loan Parties and the Shared Collateral Secured Parties agree to the relative priority of Liens on the ABL Collateral and certain other rights, priorities and interests as provided herein.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

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ARTICLE 1
DEFINITIONS
SECTION 1.1UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Fixtures, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations and Tangible Chattel Paper.
SECTION 1.2Other Definitions. Subject to Section 1.1 above, unless the context otherwise requires, all capitalized terms used but not defined herein shall have the meanings set forth in the ABL Credit Agreement~~,~~ and the Term Credit Agreement ~~and the Indenture~~, in each case as in effect on the date hereof. In addition, as used in this Agreement, the following terms shall have the meanings set forth below:
“ABL Agent” shall have the meaning assigned to that term in the introduction to this Agreement and shall include any successor thereto as well as any Person designated as the “Agent” or “Administrative Agent” under any ABL Credit Agreement.
“ABL Borrowers” shall have the meaning assigned to that term in the recitals to this Agreement.
“ABL Cash Management Affiliate” shall mean any ABL Credit Agreement Lender or any Affiliate of any ABL Credit Agreement Lender that provides Cash Management Services (as defined in the ABL Credit Agreement) to an ABL Loan Party with the obligations of such ABL Loan Party thereunder being secured by one or more ABL Collateral Documents.
“ABL Collateral” shall mean all of the following assets ~~or~~and property of the ~~ABL~~ Loan Parties now owned or hereafter acquired, ~~including the following~~with respect to which a Lien is granted or purported to be granted as security for any ABL Obligations and as security for any Term Obligations:
(1)all Accounts;
(2)all Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper);
(3)(x) all Deposit Accounts and Money and all cash, checks, other negotiable instruments, funds and other evidences of payments held therein, and (y) Securities Accounts, Security Entitlements and Securities, and, in each case, all cash, checks and other property held therein or credited thereto;
(4)all Inventory;
(5)all Documents, General Intangibles (including Payment Intangibles and Intellectual Property (but excluding any ~~Geoffrey~~Non-Shared Collateral)), Instruments and Commercial Tort Claims;

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(6)all Supporting Obligations and Letter-of-Credit Rights;
(7)all books, Records and information relating to the ABL Collateral (including all books, databases, customer lists, engineer drawings and Records, whether tangible or electronic);
(8)all Equipment and Investment Property;
(9)all Credit Card Receivables (as defined in the ABL Credit Agreement);
(10)any collateral received under Section 2.5 or Section 6.3;
(~~9~~11)    all Real Property located in Canada; and
(~~10~~12)    all collateral security, liens, guarantees, rights, remedies and privileges with respect to any of the foregoing and all cash, Money, policies and certificates of insurance, deposits or other property, insurance proceeds, refunds and premium rebates, including without limitation, proceeds of fire and casualty insurance, instruments, securities, financial assets and deposit accounts received as proceeds of any of the foregoing (such proceeds, “ABL Proceeds”);
provided~~,~~ that for the avoidance of doubt, “ABL Collateral” shall exclude the ~~Geoffrey~~Non-Shared Collateral and, solely for the purposes of this Agreement, shall be deemed to not include the Canadian Pledge Collateral.
“ABL Collateral Documents” shall mean all “Security Documents” as defined in the ABL Credit Agreement, including the ABL Security Agreement and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with the ABL Credit Agreement, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.
“ABL Credit Agreement” shall mean the ABL Credit Agreement and any other agreement extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the ABL Obligations, whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.
“ABL Credit Agreement Lenders” shall have the meaning assigned to that term in the introduction to this Agreement.
“ABL Documents” shall mean the ABL Credit Agreement, the ABL Guaranty, the ABL Collateral Documents, any agreements governing Cash Management Services between any ABL Loan Party and any ABL Cash Management Affiliate, any ABL Hedging Agreements between any ABL Loan Party and any ABL Hedging Affiliate, those other ancillary agreements as to which the ABL Agent or any ABL Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Loan Party or any of its respective Subsidiaries or Affiliates, and delivered to the ABL Agent, in connection with any of the foregoing or any ABL Credit Agreement, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.

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“ABL Enforcement Date” means the date which is 180 days after the occurrence of (i) an Event of Default (under and as defined in the ABL Credit Agreement) and (ii) each Shared Collateral Agent’s receipt of an Enforcement Notice from the ABL Agent, provided that the ABL Enforcement Date shall be stayed and shall not occur (or be deemed to have occurred) (A) at any time any Shared Collateral Agent or the Shared Collateral Secured Parties have commenced and are diligently pursuing enforcement action against the Canadian Pledge Collateral, (B) at any time that any Loan Party is then a debtor under or with respect to (or otherwise subject to) any Insolvency Proceeding, or (C) if the Event of Default under the ABL Credit Agreement is waived in accordance with the terms of the ABL Credit Agreement.
“ABL Guarantors” shall mean the collective reference to Geoffrey Holdings, LLC, TRU Acquisition, LLC, TRU-SVC, LLC, TRU of Puerto Rico, Inc. and any other Person who becomes a guarantor under the ABL Guaranty.
“ABL Guaranty” shall have the meaning assigned to that term in the recitals to this Agreement.
“ABL Hedging Affiliate” shall mean any ABL Credit Agreement Lender or any Affiliate of any ABL Credit Agreement Lender that has entered into an ABL Hedging Agreement with an ABL Loan Party with the obligations of such ABL Loan Party thereunder being secured by one or more ABL Collateral Documents by an ABL Loan Party.
“ABL Hedging Agreement” shall mean any “Hedge Agreement” as defined in the ABL Credit Agreement.
“ABL Lenders” shall have the meaning assigned to that term in the introduction to this Agreement and shall include all ABL Cash Management Affiliates and ABL Hedging Affiliates and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” under any ABL Credit Agreement.
“ABL Loan Parties” shall have the meaning assigned to that term in the recitals to this Agreement.
“ABL Obligations” shall mean all obligations of every nature of each ABL Loan Party from time to time owed to the ABL Agent, the ABL Lenders, or any of them, under any ABL Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such ABL Loan Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Loan Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of ABL Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the ABL Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time; provided that if the aggregate principal amount of Revolving Credit Loans and Tranche A-1 Loans outstanding under the ABL Credit Agreement plus the aggregate Letter of Credit Outstandings under the ABL Credit Agreement exceeds the greater of (x) $~~2.5~~3.0 billion in the aggregate and (y) the ~~Tranche~~sum of (A~~-1~~) the Combined Borrowing Base ~~(~~and (B) the aggregate Incremental Availability (the greater of (x) and (y), the “Cap Amount”) (provided that when calculating

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the amount of the ~~Tranche A-1 Borrowing Base~~Incremental Availability for the purpose of the Cap Amount, the effect of any amendment, supplement or modification which expands or otherwise increases the scope of the assets that ~~comprise the underlying borrowing base under the ABL Credit Agreement~~are included in the calculation of Incremental Availability to include assets other than current assets (e.g. real property (other than real property of any ABL Loan Party located in Canada)) shall be excluded from such calculation), then only (1) that portion of Revolving Credit Loans, Tranche A-1 Loans and Letter of Credit Outstandings equal to the Cap Amount plus (2) interest on the Cap Amount, reimbursement obligations for Letter of Credit Outstandings included in the Cap Amount, payments for early termination of ABL Hedging Agreements, agreements governing Cash Management Services, fees, expenses, indemnification or other charges shall be included in the ABL Obligations for purposes of this Agreement until the Discharge of Term Obligations.
“ABL Recovery” shall have the meaning set forth in Section 5.3(a).
“ABL Secured Parties” shall mean “Secured Parties” as defined in the ABL Credit Agreement.
“ABL Security Agreement” shall mean the “Security Agreement” as defined in the ABL Credit Agreement.
“Access Period” means for each parcel of Real Property, the period, after the commencement of an Enforcement Period, which begins on the day that the ABL Agent provides the Shared Collateral Agents with an Enforcement Notice pursuant to Section 3.7(a) below and ends on the earliest of (i) the 120th day after the ABL Agent obtains the ability to take physical possession of, remove, or otherwise control physical access to, or actually uses, the ABL Collateral located on such Real Estate following the Enforcement Period plus such number of days, if any, after the ABL Agent obtains such access to such ABL Collateral that it is stayed or otherwise prohibited by law or court order from exercising remedies with respect to ABL Collateral located on such Real Property, (ii) the date on which all or substantially all of the ABL Collateral located on such Real Estate is sold, collected or liquidated, or (iii) the date on which the Discharge of ABL Obligations occurs; provided that in no event shall the Access Period extend later than 210 days following the date of delivery of an Enforcement Notice to the ABL Agent by the Authorized Shared Collateral Agent plus such number of days, if any, after the ABL Agent obtains such access to such ABL Collateral that it is stayed or otherwise prohibited by law or court order from exercising remedies with respect to ABL Collateral located on such Real Estate.
“Additional Pari Passu Agent” shall mean each duly authorized representative of any holders of Additional Pari Passu Obligations which agent has executed a joinder agreement to this Agreement substantially in the form of Exhibit A (appropriately completed) and which is a party to the Additional Pari Passu Documents. Upon the execution of such joinder agreement, the Additional Pari Passu Agent shall succeed to all rights, benefits and obligations of the Additional Pari Passu Agent hereunder.

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“Additional Pari Passu Agreement” shall mean the agreements, documents, joinders and instruments providing for or evidencing Additional Pari Passu Obligations and which are identified in a joinder agreement to this Agreement substantially in the form of Exhibit A executed by the relevant Additional Pari Passu Agent, whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of any Indebtedness that may be incurred thereunder as permitted by the Term Documents ~~and Notes Documents~~.
“Additional Pari Passu Security Agreement” shall mean the security agreement governing any Additional Pari Passu Obligations.
“Additional Pari Passu Collateral Documents” shall mean all “Security Documents” as defined in the Additional Pari Passu Agreement, including the Additional Pari Passu Security Agreement and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Additional Pari Passu Agreement, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.
“Additional Pari Passu Documents” shall mean the Additional Pari Passu Agreement, the Additional Pari Passu Guarantees, the Additional Pari Passu Collateral Documents and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Loan Party or any of its respective Subsidiaries or Affiliates, and delivered to the Additional Pari Passu Agent, in connection with any of the foregoing or any Additional Pari Passu ~~Credit~~ Agreement, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.
“Additional Pari Passu Guarantees” shall mean the agreements of the Additional Pari Passu Guarantors to guarantee the payment and performance of obligations of any issuer or borrower pursuant to any Additional Pari Passu Agreement under the Additional Pari Passu Documents.
“Additional Pari Passu Guarantors” shall mean any Person who becomes a guarantor under any Additional Pari Passu Document.
“Additional Pari Passu Obligations” shall mean, to the extent permitted to be incurred by the terms of the Term Credit Agreement and the ~~Indenture~~ABL Credit Agreement and permitted by the terms of the Term Credit Agreement and the ABL Credit Agreement to be secured by the ABL Collateral on a pari passu basis with the Liens securing the Term Loan Obligations and secured by the Canadian Pledge Collateral on a pari passu basis with the Liens securing the Term Loan Obligations (other than Term Loan Obligations in respect of any Term B-4 Loans, which will, to the extent provided herein, be senior in priority), all obligations of every nature of each ~~Notes~~Term Loan Party from time to time owed to the Additional Pari Passu Agent, the Additional Pari Passu Secured Parties or any of them, under any Additional Pari Passu Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Additional Pari Passu Secured Party, would have accrued on any Additional Pari Passu Obligation, whether or not a claim is allowed against such ~~Notes~~Term Loan Party for such interest in the related bankruptcy proceeding), payments of fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Pari Passu Documents, as amended, restated, modified, renewed, refunded, replaced or

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refinanced in whole or in part from time to time; provided that no Additional Pari Passu Obligations shall be secured by any Secured Specified Real Property.
“Additional Pari Passu Parties” shall mean shall mean, collectively, each obligor in respect of any Additional Pari Passu Obligations, the Additional Pari Passu Guarantors and each other direct or indirect subsidiary or parent of such obligor or any of its affiliates that is or becomes a party to any Additional Pari Passu Document.
“Additional Pari Passu Secured Parties” shall mean the “Secured Parties” (or similar term) as defined in the Additional Pari Passu Agreement.
“Affiliate” shall mean, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified.
“Agent(s)” means individually the ABL Agent and each Shared Collateral Agent and collectively means the ABL Agent and the Shared Collateral Agents.
“Agreement” shall have the meaning assigned to that term in the introduction to this Agreement.
“Authorized Representative” shall have the meaning set forth in Section 2.7.
“Authorized Shared Collateral Agent” has the meaning assigned to the term “Authorized Collateral Agent” in the Shared Collateral Intercreditor Agreement.
“Bank of America” shall have the meaning assigned to that term in the introduction to this Agreement.
“Bankruptcy Code” shall mean Title 11 of the United States Code.
“Borrower” shall mean the ABL Borrowers~~,~~ or the Term Borrower ~~or the Notes Issuer~~.
“Canadian Borrower” shall have the meaning assigned to that term in the recitals to this Agreement.
“Canadian Pledge Collateral” shall mean all of the following assets and property of the Loan Parties now owned or hereafter acquired, with respect to which a Lien is granted or purported to be granted as security for any ABL Obligations and as security for any Term Obligations:
(1)    65% of the voting Capital Stock and 100% of the non-voting Capital Stock of Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee; and
(2)    all stock certificates, dividends, distributions, rights and proceeds of or relating to the foregoing.

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“Capital Stock” shall mean, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the membership or other ownership interests in such Person, including the right to share in profits and losses, the right to receive distributions of cash and other property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise Control over such Person, collectively with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable for, any of the foregoing.
“Cash Management Services” shall have the meaning provided in the ABL Credit Agreement as in effect on the date hereof.
“Combined Borrowing Base” shall mean the “Combined Borrowing Base” as defined in the ABL Credit Agreement.
“Control” shall mean the possession, directly or indirectly, of the power (a) to vote 50% or more of the securities having ordinary voting power for the election of directors (or any similar governing body) of a Person, or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Control Collateral” shall mean any Shared Collateral consisting of any Certificated Security (as defined in Section 8-102 of the Uniform Commercial Code), Investment Property, Deposit Account, Instruments and any other Shared Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.
“Credit Documents” shall mean the ABL Documents, the Term Documents~~, the Notes Documents~~ and the Additional Pari Passu Documents (if any).
“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.
“DIP Financing” shall have the meaning set forth in Section 6.1(a).
“Discharge of ABL Obligations” shall mean (a) the payment in full in cash of all outstanding ABL Obligations excluding contingent indemnity obligations with respect to then unasserted claims but including, with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), the cancellation of such letters of credit or the delivery or provision of money or backstop letters of credit in respect thereof in compliance with the terms of any ABL Credit Agreement (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all commitments to extend credit under the ABL Documents.

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“Discharge of Additional Pari Passu Obligations” shall mean the payment in full in cash of all outstanding Additional Pari Passu Obligations (other than contingent indemnity obligations with respect to then unasserted claims).
“Discharge of Term Obligations” shall mean the payment in full in cash of all outstanding Term Obligations (other than contingent indemnity obligations with respect to then unasserted claims).
~~“Discharge of Notes Obligations” shall mean the payment in full in cash of all outstanding Notes Obligations (other than contingent indemnity obligations with respect to then unasserted claims).~~
“Discharge of Shared Collateral Obligations” shall mean, collectively, the Discharge of Term Obligations~~, Discharge of Notes Obligations~~ and Discharge of Additional Pari Passu Obligations (if any).
“Enforcement Notice” shall mean a written notice delivered by the ABL Agent to the Shared Collateral Agents or from the Authorized Shared Collateral Agent to the ABL Agent, in either case, announcing that an Enforcement Period has commenced.
“Enforcement Period” shall mean the period of time following the receipt by either the ABL Agent or the Authorized Shared Collateral Agent of an Enforcement Notice from the other and continuing until the earliest of (a) in the case of an Enforcement Period commenced by the Authorized Shared Collateral Agent, the Discharge of Shared Collateral Obligations, (b) in the case of an Enforcement Period commenced by the ABL Agent, the Discharge of ABL Obligations, or (c) the date upon which the ABL Agent or the Authorized Shared Collateral Agent, terminate, or agree in writing to terminate, the Enforcement Period.
“Event of Default” shall mean an Event of Default under any ABL Credit Agreement, any Term Credit Agreement~~, any Indenture~~ or any Additional Pari Passu Agreement (if any).
“Excluded Specified Real Property” shall have the meaning assigned to such term in the Term Credit Agreement as in effect on the date hereof.
“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean, except as otherwise provided in the final sentence of this definition:
(a)the taking by any Secured Party of any action to enforce or realize upon any Lien on ~~ABL~~Shared Collateral, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code;
(b)the exercise by any Secured Party of any right or remedy provided to a secured creditor on account of a Lien on ~~ABL~~Shared Collateral under any of the Credit Documents, under applicable law, in an Insolvency Proceeding or otherwise, including the election to retain any of the ~~ABL~~Shared Collateral in satisfaction of a Lien;

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(c)the taking of any action by any Secured Party or the exercise of any right or remedy by any Secured Party in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the ~~ABL~~Shared Collateral or the Proceeds thereof;
(d)the appointment of, or the application of a Secured Party for, a receiver, receiver and manager or interim receiver of all or part of the ~~ABL~~Shared Collateral;
(e)the sale, lease, license, or other disposition of all or any portion of the ~~ABL~~Shared Collateral by private or public sale conducted by a Secured Party or any other means at the direction of a Secured Party permissible under applicable law;
(f)the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code; or
(g)the exercise by a Secured Party of any voting rights relating to any Capital Stock included in the ~~ABL~~Shared Collateral.
For the avoidance of doubt, none of the following shall be deemed to constitute an Exercise of Secured Creditor Remedies: (i) the filing a proof of claim in bankruptcy court or seeking adequate protection, (ii) the exercise of rights by the ABL Agent upon the occurrence of a Cash Dominion Event (as defined in the ABL Credit Agreement), including, without limitation, the notification of account debtors, depository institutions or any other Person to deliver proceeds of ABL Collateral to the ABL Agent (unless and until the ABL Lenders cease making Credit Extensions to the ABL Borrowers, in which event an Exercise of Secured Creditor Remedies shall be deemed to have occurred), (iii) the consent by a Secured Party to a sale or other disposition by any Loan Party of any of its assets or properties, (iv) the acceleration of all or a portion of the ABL Obligations or the Shared Collateral Obligations, (v) the reduction of advance rates or sub-limits by the ABL Agent and the ABL Lenders, or (vi) the imposition of reserves by the ABL Agent.
“Existing Intercreditor Agreement” shall have the meaning assigned to that term in the recitals to this Agreement.
“Foreign Subsidiary” shall have the meaning provided in the ABL Credit Agreement and the Term Credit Agreement as in effect on the date hereof.
“General Intangibles” shall have the meaning provided in the ABL Security Agreement and the Term Security Agreement as in effect on the date hereof.
“Geoffrey Collateral” ~~means those certain assets and property of Geoffrey, LLC described in the Shared Collateral~~shall have the meaning provided in the Term Security Agreement~~s~~ as in effect on the date hereof.
“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

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“Guarantor” shall mean any of the ABL Guarantors~~,~~ or Term Guarantors ~~or Notes Guarantors~~.
“Incremental Availability” shall mean the “Incremental Availability” as defined in the ABL Credit Agreement.
“Indebtedness” shall have the meaning provided in the ABL Credit Agreement~~,~~ and the Term Credit Agreement ~~and Indenture~~ as in effect on the date hereof.
~~“Indenture” shall have the meaning assigned to that term in the recitals to this Agreement.~~
“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code.
“Intellectual Property Rights Agreement” shall mean the “Intellectual Property Rights Agreement” as defined in the ABL Credit Agreement as in effect on the date hereof.
“IntermediateCo Unsecured Guarantee” shall have the meaning provided in the Term Credit Agreement.
“Lender(s)” means individually the ABL Lenders or the Term Lenders and collectively means all of the ABL Lenders and the Term Lenders.
“Lien” shall have the meaning provided in the ABL Credit Agreement~~,~~ and the Term Credit Agreement ~~and the Indenture~~ as in effect on the date hereof.
“Lien Priority” shall mean with respect to any Lien of the ABL Agent, the ABL Lenders, the Shared Collateral Agents or the Shared Collateral Secured Parties (i) in the ABL Collateral, the order of priority of such Lien as specified in Section 2.1 and (ii) in the Canadian Pledge Collateral, the order of priority of such Lien as specified in Section 7.2.
“Loan Parties” shall mean the ABL Loan Parties and the Shared Collateral Secured Parties.
~~“Noteholder” means any Person in whose name a Note is registered.~~
~~“Notes” shall have the meaning assigned to that term in the recitals to this Agreement.~~
~~“Notes Agent” shall have the meaning assigned to that term in the introduction to this Agreement.~~

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~~“Notes Collateral Documents” shall mean all “Security Documents” as defined in the Indenture, including the Notes Security Agreement and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Indenture, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.~~
~~“Notes Documents” shall mean the Indenture, the Notes, the Notes Guarantees, the Notes Collateral Documents, those other ancillary agreements as to which the Notes Agent or any Noteholder is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Noteholder or any of its respective Subsidiaries or Affiliates, and delivered to the Notes Agent in connection with any of the foregoing or the Indenture, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.~~
~~“Notes Guarantors” shall mean the collective reference to Geoffrey Holdings, LLC, Toys Acquisition, LLC, TRU of Puerto Rico, Inc., TRU-SVC, LLC, Geoffrey, LLC, Geoffrey International, LLC and any other Person who becomes a guarantor under the Indenture.~~
~~“Notes Guarantee” shall mean the agreements of the Notes Guarantors to guarantee the payment and performance of the Notes Issuer’s obligations under the Notes Documents.~~
~~“Notes Issuer” shall mean Toys “R” Us-Delaware, Inc.~~
~~“Notes Parties” shall mean, collectively, the Notes Issuer, Notes Guarantors and each other direct or indirect subsidiary or parent of the Notes Issuer or any of its affiliates that is now or hereafter becomes a party to any Notes Document.~~
~~“Notes Obligations” shall mean all obligations of every nature of each Notes Party from time to time owed to the Notes Agent, the Noteholders or any of them, under any Notes Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Noteholder, would have accrued on any Notes Obligation, whether or not a claim is allowed against such Notes Party for such interest in the related bankruptcy proceeding), payments of fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Notes Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.~~
“~~Notes~~Non-Shared Collateral” means, collectively, the Geoffrey Collateral and the Secured ~~Parties” shall mean the “Secured Parties” as defined in the Notes Security Agreement~~Specified Real Property.
~~“Notes Security Agreement” shall mean the “Security Agreement” as defined in the Indenture.~~
“Party” shall mean the ABL Agent, the Term ~~Agent, the Notes~~ Agent or the Additional Pari Passu Agent (if any) and “Parties” shall mean the ABL Agent, the Term Agent~~, the Notes Agent~~ and the Additional Pari Passu Agent (if any).

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“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, ~~with respect to the ABL Collateral,~~ and (b) whatever is recoverable or recovered when any ~~ABL~~Shared Collateral or Non-Shared Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.
“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Real Property” shall mean any right, title or interest in and to real property, including any fee interest, leasehold interest, easement, or license and any other right to use or occupy real property.
“Secured Parties” shall mean the ABL Secured Parties, the Term Secured Parties ,the Noteholders and the Additional Pari Passu Secured Parties (if any).
“Secured Specified Real Property” shall have the meaning set forth in Section 2.1(b).
“Shared Collateral” shall mean the ABL Collateral and the Canadian Pledge Collateral.
“Shared Collateral Agents” means ~~the Notes Agent,~~ the Term Agent and the Additional Pari Passu Agent (if any).
“Shared Collateral Documents” means, collectively, the Term Documents~~, the Notes Documents~~ and the Additional Pari Passu Documents (if any).
“Shared Collateral Enforcement Date” means the date which is 180 days after the occurrence of (i) an Event of Default (under and as defined in either the Term Credit Agreement~~, the Indenture~~ or any Additional Pari Passu Agreement) and (ii) the ABL Agent’s receipt of an Enforcement Notice from the applicable Authorized Shared Collateral Agent, provided that the Shared Collateral Enforcement Date shall be stayed and shall not occur (or be deemed to have occurred) (A) at any time the ABL Agent or the ABL Secured Parties have commenced and are diligently pursuing enforcement action against the ABL Collateral, (B) at any time that any Loan Party is then a debtor under or with respect to (or otherwise subject to) any Insolvency Proceeding, or (C) if the Event of Default under the applicable Shared Collateral Agreement is waived in accordance with the terms of such Shared Collateral Agreement.
“Shared Collateral Intercreditor Agreement” means that certain first lien intercreditor agreement dated as of ~~the date hereof~~August 24, 2010 among the Notes Agent, the Term Agent, the Additional Pari Passu Agent (if any), the Borrower and the Guarantors.
“Shared Collateral Loan Parties” shall mean, collectively, the ~~Notes~~Additional Pari Passu Parties and the Term Loan Parties.

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“Shared Collateral Obligations” means, collectively, the Term ~~Loan Obligations, the Notes~~ Obligations and the Additional Pari Passu Obligations (if any).
“Shared Collateral Recovery” shall have the meaning set forth in Section 5.3(b).
“Shared Collateral Secured Parties” shall mean, collectively, the Term Secured Parties~~, the Notes Secured Parties~~ and the Additional Pari Passu Secured Parties.
“Shared Collateral Security Agreements” means, collectively~~, the Notes Security Agreement~~, Term Security Agreement and Additional Pari Passu Security Agreement (if any).
“Special Refinancing Indebtedness” shall have the meaning assigned to such term in the ABL Credit Agreement.
“Specified Real Property” shall have the meaning assigned to such term in the Term Credit Agreement as in the effect on the date hereof and shall include any Proceeds thereof.
“Springing Covenant” shall have the meaning assigned to such term in the Term Credit Agreement.
“Springing Covenant Trigger Date” shall have the meaning assigned to such term in the Term Credit Agreement.
“Subsidiary” shall mean with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which Capital Stock representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Term Agent” shall have the meaning assigned to that term in the introduction to this Agreement.
“Term B-4 Lenders” shall have the meaning assigned to such term in the Term Credit Agreement.
“Term B-4 Loans” shall have the meaning assigned to such term in the Term Credit Agreement.
“Term Borrower” shall have the meaning assigned to that term in the introduction to this Agreement.
“Term Collateral Documents” shall mean all “Security Documents” as defined in the Term Credit Agreement, including the Term Security Agreement and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Term Credit Agreement, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.

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“Term Credit Agreement” shall mean the Term Credit Agreement and any other agreement extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Term Obligations, whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.
“Term Documents” shall mean the Term Credit Agreement, the Term Guaranties, the Term Collateral Documents, any Term Hedging Agreements between any Term Loan Party and any Term Hedging Affiliate, those other ancillary agreements as to which the Term Agent or any Term Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Term Loan Party or any of its respective Subsidiaries or Affiliates, and delivered to the Term Agent, in connection with any of the foregoing or any Term Credit Agreement, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.
“Term Guarantors” shall mean the collective reference to Geoffrey Holdings, LLC, Toys Acquisition, LLC, TRU of Puerto Rico, Inc., TRU-SVC, LLC, Geoffrey, LLC, Geoffrey International, LLC and any other Person who becomes a guarantor under the Term Guaranty.
“Term Guaranty” shall have the meaning assigned to that term in the recitals to this Agreement.
“Term Hedging Affiliate” shall mean any Term Lender or any Affiliate of any Term Lender that has entered into an Term Hedging Agreement with a Term Loan Party with the obligations of such Term Loan Party thereunder being secured by one or more Term Collateral Documents by an Term Loan Party.
“Term Hedging Agreement” shall mean any “Hedging Agreement” as defined in the Term Credit Agreement.
“Term Lenders” shall have the meaning assigned to the term “Lenders” (or any similar term) in any Term Credit Agreement.
“Term Loan Parties” shall have the meaning assigned to that term in the recitals to this Agreement.
“Term Obligations” shall mean all obligations of every nature of each Term Loan Party from time to time owed to the Term Agent, the Term Lenders or any of them, under any Term Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Term Loan Party, would have accrued on any Term Obligation, whether or not a claim is allowed against such Term Loan Party for such interest in the related bankruptcy proceeding), payments for early termination of Term Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Term Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
“Term Secured Parties” shall mean the “Secured Parties” as defined in the Term Credit Agreement.

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“Term Security Agreement” shall mean the “Security Agreement” as defined in the Term Credit Agreement.
“Tranche A Borrowing Base” shall mean the “Tranche A Borrowing Base” as defined in the ABL Credit Agreement.
~~“Tranche A-1 Borrowing Base” shall mean the “Tranche A-1 Borrowing Base” as defined in the ABL Credit Agreement.~~
“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
“Use Period” means the period, after the commencement of an Enforcement Period, which begins on the day that the ABL Agent provides the Term Agent with an Enforcement Notice and ends on the 210th day thereafter, plus such number of days, if any, during which any stay or other order that prohibits any of the ABL Agent or the other ABL Secured Parties (with the consent of the ABL Agent) from commencing and continuing to Exercise Any Secured Creditor Remedies or to liquidate and sell the ABL Collateral has been entered by a court of competent jurisdiction.
SECTION 1.3Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting and shall be deemed to be followed by the phrase “without limitation,” and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, restatements, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, restatements, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such

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obligation, or in such other manner as may be approved by the requisite holders or representatives in respect of such obligation.
ARTICLE 2
LIEN PRIORITY

SECTION 2.1	Priority of Liens.
(a)Subject to the proviso in subclause (b) of Section 4.1, notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection of any Liens granted to the ABL Agent or the ABL Lenders in respect of all or any portion of the ABL Collateral or of any Liens granted to the Shared Collateral Agents or the Shared Collateral Secured Parties in respect of all or any portion of the ABL Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the ABL Agent or the Shared Collateral Agents (or ABL Lenders or the Shared Collateral Secured Parties) in any ABL Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of the ABL Documents or the Shared Collateral Documents, or (iv) whether the ABL Agent or the Shared Collateral Agents, in each case, either directly or through agents, hold possession of, or have control over, all or any part of the ABL Collateral, the ABL Agent, on behalf of itself and the ABL Lenders, and the Shared Collateral Agent, on behalf of the applicable Shared Collateral Secured Parties, hereby agrees that prior to the Discharge of ABL Obligations:
(1)any Lien in respect of all or any portion of the ABL Collateral now or hereafter held by or on behalf of the Shared Collateral Agents or any Shared Collateral Secured Party that secures all or any portion of the Shared Collateral Obligations shall in all respects be junior and subordinate to all Liens granted to the ABL Agent and the ABL Lenders on the ABL Collateral; ~~and~~
(2)any Lien in respect of all or any portion of the ABL Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Lender that secures all or any portion of the ABL Obligations shall in all respects be senior and prior to all Liens granted to the Shared Collateral Agents or any Shared Collateral Secured Party on the ABL Collateral~~.~~; and
(b)The ABL Agent, for and on behalf of itself and the ABL Secured Parties, acknowledges and agrees that, (i) the Shared Collateral Agents, for the benefit of the Shared Collateral Secured Parties, have been granted Liens upon all of the ~~ABL~~Shared Collateral in which the ABL Agent has been granted Liens and the ABL Agent hereby consents thereto ~~and~~, (ii) the Shared Collateral Agents, for and on behalf of themselves and the Shared Collateral Secured Parties, have been granted first priority Liens in the Geoffrey Collateral and neither the ABL Agent nor the ABL Secured Parties shall have a Lien on or a security interest in the Geoffrey Collateral and (iii) after the Springing Covenant Trigger Date, pursuant to the terms of the Springing Covenant, the Term Agent, for the benefit of the Term B-4 Lenders, will be granted a first priority Lien upon the Specified Real Property (other than any Excluded Specified Real Property) (after the Springing Covenant Trigger Date, such Specified

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Real Property on which a Lien has been granted to the Term Agent for the benefit of the Term B-4 Lenders, the “Secured Specified Real Property”) and neither the ABL Agent, the ABL Secured Parties or any other Shared Collateral Secured Parties shall have a Lien on or a security interest in the Secured Specified Real Properties. The subordination of Liens by the Shared Collateral Agents in favor of the ABL Agent as set forth herein shall not be deemed to subordinate the Shared Collateral Agents’ respective Liens on the ABL Collateral to the Liens of any other Person.
(c)    The relative rights and obligations of the ABL Agent and the Shared Collateral Agents (or the ABL Lenders and the Shared Collateral Secured Parties) under this Agreement with respect to the Liens on the Canadian Pledge Collateral shall be determined in accordance with Article 7 of this Agreement.
SECTION 2.2Waiver of Right to Contest Liens. Each of ABL Agent, on behalf of the ABL Secured Parties and the Shared Collateral Agents, on behalf of the Shared Collateral Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent and the ABL Secured Parties in respect of the ABL Collateral or Liens of the Shared Collateral Agents and the Shared Collateral Secured Parties in respect of the ~~ABL~~Shared Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the Shared Collateral Agents, on behalf of the Shared Collateral Secured Parties, agrees that none of the Shared Collateral Agents or the Shared Collateral Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Collateral. Except to the extent expressly set forth in this Agreement, the Shared Collateral Agents, on behalf of the Shared Collateral Secured Parties, hereby waive any and all rights they or the Shared Collateral Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Collateral. The foregoing shall not be construed to prohibit the Shared Collateral Agents from enforcing the provisions of this Agreement as to the relative priority of the parties hereto. In addition, for the avoidance of doubt, the ABL Agent, on behalf of the ABL Secured Parties, further agrees that it has no, and will not have, Liens on any of the ~~Geoffrey~~Non-Shared Collateral and as such, it shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the Shared Collateral Agents and the Shared Collateral Secured Parties in respect of the ~~Geoffrey~~Non-Shared Collateral.

SECTION 2.3	Remedies Standstill.
(a)The Shared Collateral Agents, on behalf of the Shared Collateral Secured Parties, agree that, from the date hereof until the earlier of (i) the Shared Collateral Enforcement Date, or (ii) the date upon which the Discharge of ABL Obligations shall have occurred, neither the Shared Collateral Agents nor any Shared Collateral Secured Party will Exercise Any Secured Creditor Remedies with respect to any of the ABL Collateral without the written consent of the ABL Agent and the Required

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Lenders (as defined in the ABL Credit Agreement), and will not take, receive or accept any Proceeds of the ABL Collateral. From and after the earlier of (i) the Shared Collateral Enforcement Date or (ii) the date upon which the Discharge of ABL Obligations shall have occurred, the Shared Collateral Agents or any Shared Collateral Secured Party may Exercise Any Secured Creditor Remedies under the Shared Collateral Documents or applicable law as to any ABL Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any ABL Collateral by the Shared Collateral Agents is at all times subject to the provisions of this Agreement, including Section 4.1 hereof.
(b)Notwithstanding the provisions of Section~~s~~ 2.3(a) or any other provision of this Agreement, prior to the Discharge of ABL Obligations, nothing contained herein shall be construed to prevent (i) the Shared Collateral Agents or any Shared Collateral Secured Party from filing a claim or statement of interest with respect to the Shared Collateral Obligations owed to it in any Insolvency Proceeding commenced by or against any Loan Party, (ii) take any action (not adverse to the priority status of the Liens of the ABL Agent or ABL Secured Parties on the ABL Collateral in which the ABL Agent or ABL Secured Parties have a priority Lien or the rights of the ABL Agent or any of the ABL Secured Parties to exercise remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce) its Lien on any ABL Collateral, (iii) file any necessary or responsive pleadings in opposition to any motion, adversary proceeding or other pleading filed by any Person objecting to or otherwise seeking disallowance of the claim or Lien of the Shared Collateral Agents or Shared Collateral Secured Parties, (iv) file any pleadings, objections, motions, or agreements which assert rights available to unsecured creditors of the Loan Parties arising under any Insolvency Proceeding or applicable non-bankruptcy law, (v) vote on any plan of reorganization or file any proof of claim in any Insolvency Proceeding of any Loan Party, or (vi) object to the proposed retention of ABL Collateral by the ABL Agent or any ABL Secured Party in full or partial satisfaction of any ABL Obligations due to the ABL Agent or ABL Secured Parties, in each case (i) through (iv) and (vi) above to the extent not inconsistent with, or could not result in a resolution inconsistent with, the terms of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Authorized Shared Collateral Agent, on behalf of the Shared Collateral Secured Parties, from the Exercise of Secured Creditor Remedies with respect to the ~~Geoffrey~~Non-Shared Collateral, ~~other than~~subject to the provisions set forth in Sections 3.6 and 3.7
SECTION 2.4Exercise of Rights.
(a)No Other Restrictions. Except as expressly set forth in this Agreement, each of the Shared Collateral Agents, each Shared Collateral Secured Party, the ABL Agent and each ABL Secured Party shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies; provided, however, that the Exercise of Secured Creditor Remedies with respect to the ~~ABL~~Shared Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Sections 2.3 ~~and~~, 4.1, 7.3 and 7.4 hereof. The ABL Agent may enforce the provisions of the ABL Documents, the Shared Collateral Agents may enforce the provisions of the Shared Collateral Documents and each may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law; provided, however, that (i) prior to the Discharge of ABL Obligations and solely in the case of an

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Exercise of Secured Creditor Remedies with respect to any ABL Collateral, the ABL Agent, and in the event of a Shared Collateral Enforcement Date, the Shared Collateral Agents, agree to provide to the other (x) an Enforcement Notice prior to the commencement of an Exercise Any Secured Creditor Remedies with respect to the ABL Collateral and (y) copies of any notices that it is required under applicable law to deliver to any Loan Party; provided, further, however, that the ABL Agent’s failure to provide any such copies to the Shared Collateral Agents (but not the Enforcement Notice) shall not impair any of the ABL Agent’s rights hereunder or under any of the ABL Documents and the Shared Collateral Agents’ failure to provide any such copies to the ABL Agent (but not the Enforcement Notice) shall not impair any of the Shared Collateral Agents’ rights hereunder or under any of the Shared Collateral Documents and (ii) prior to the Discharge of Shared Collateral Obligations and solely in the case of an Exercise of Secured Creditor Remedies with respect to any Canadian Pledge Collateral, the Shared Collateral Agents, and in the event of an ABL Enforcement Date, the ABL Agent, agree to provide to the other (x) an Enforcement Notice prior to the commencement of an Exercise Any Secured Creditor Remedies with respect to the Canadian Pledge Collateral and (y) copies of any notices that it is required under applicable law to deliver to any Loan Party; provided, further, however, that any Shared Collateral Agent’s failure to provide any such copies to the ABL Agent (but not the Enforcement Notice) shall not impair any of such Shared Collateral Agent’s rights hereunder or under any of the Shared Collateral Documents and the ABL Agent’s failure to provide any such copies to the Shared Collateral Agents (but not the Enforcement Notice) shall not impair any of the ABL Agent’s rights hereunder or under any of the ABL Documents. Each of the Shared Collateral Agents, each Shared Collateral Secured Party, the ABL Agent and each ABL Secured Party agrees (i) that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding, or any other claim, in the case of the Shared Collateral Agents and each Shared Collateral Secured Party, against either the ABL Agent or any other ABL Secured Party, and in the case of the ABL Agent and each other ABL Secured Party, against either the Shared Collateral Agents or any other Shared Collateral Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the ~~ABL~~Shared Collateral which is consistent with the terms of this Agreement, and none of such Parties shall be liable for any such action taken or omitted to be taken, or (ii) it will not be a petitioning creditor or otherwise assist in the filing of an involuntary Insolvency Proceeding.
(b)Release of Liens. In the event of any private or public sale of all or any portion of the ABL Collateral (other than in connection with a refinancing as described in Section 5.2(d)) permitted by the ABL Documents or consented to by the requisite ABL Lenders, the Shared Collateral Agents agree, on behalf of the Shared Collateral Secured Parties that such sale will be free and clear of the Liens on such ABL Collateral securing the Shared Collateral Obligations, and the Shared Collateral Agents’ and the Shared Collateral Secured Parties’ Liens with respect to the ABL Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action concurrently with, and to the same extent as, the release of the ABL Secured Parties’ Liens on such ABL Collateral; provided that in the case of a disposition in connection with an Exercise of Secured Creditor Remedies with respect to ABL Collateral, any Proceeds thereof not applied to repay ABL Obligations shall be subject to the Liens securing the Shared Collateral Obligations and shall be applied pursuant to this Agreement and the Shared Collateral Intercreditor Agreement. In furtherance of, and subject to, the foregoing, the Shared Collateral Agents agree that they will promptly execute any and all Lien releases

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or other documents reasonably requested by the ABL Agent in connection therewith. Each Shared Collateral Agent hereby appoints the ABL Agent and any officer or duly authorized person of the ABL Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Shared Collateral Agent and in the name of such Shared Collateral Agent or in the ABL Agent’s own name, from time to time, in the ABL Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).
SECTION 2.5No New Liens. Prior to the Discharge of ABL Obligations, the parties hereto agree that the Borrower shall not, and shall not permit any other Loan Party to grant or permit any additional Liens on any ~~ABL~~Property (other than Non-Shared Collateral) to secure the ~~Shared Collateral~~Term Obligations unless it has granted or concurrently grants a Lien on such ~~ABL~~Property (other than Non-Shared Collateral) to secure the ABL Obligations or grant or permit any additional Liens on any ~~asset or p~~Property to secure any ABL Obligations (other than ~~assets or p~~Property owned by any ABL Loan Party organized in Canada) unless it has granted or concurrently grants a Lien on such ~~ABL Collateral~~Property to secure the ~~Shared Collateral~~Term Obligations. If any Loan Party shall (nonetheless and in breach hereof) permit any Lien on any ~~ABL Collateral securing any ABL Obligation~~ Property (other than ~~assets or p~~Property owned by any ABL Loan Party organized in Canada) securing any ABL Obligation which assets are not also subject to the Lien of the Shared Collateral Agents under the Shared Collateral Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party, any ABL Borrower or any ABL Guarantor, and notwithstanding anything to the contrary in any other ABL Document, be deemed to also hold and have held such Lien as agent or bailee for the benefit of the Shared Collateral Agents as security for the Shared Collateral Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Shared Collateral Agents in writing of the existence of such Lien.
SECTION 2.6Waiver of Marshalling. Prior to the Discharge of ABL Obligations, the Shared Collateral Agents, on behalf of the Shared Collateral Secured Parties, agree not to assert and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Collateral or any other similar rights a junior secured creditor may have under applicable law~~.~~ with respect to the ABL Collateral. Prior to the Discharge of Term Obligations, the ABL Agent, on behalf of the ABL Secured Parties, agrees not to assert and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Canadian Pledge Collateral or any other similar rights a junior secured creditor may have under applicable law with respect to the Canadian Pledge Collateral.

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SECTION 2.7Refinancings. The ABL Obligations and any series of Shared Collateral Obligations may be refinanced, in whole or in part, in each case, in accordance with the terms of the ABL Documents and the Shared Collateral Documents, as applicable, including a refinancing with the incurrence of Special Refinancing Indebtedness, and without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any ABL Document or Shared Collateral Document) of the ABL Secured Parties or any Shared Collateral Secured Parties, all without affecting the priorities provided for herein or the other provisions hereof; provided that (i) the authorized representative of the holders of any such refinancing indebtedness (the “Authorized Representative”) shall have executed a joinder agreement on behalf of the holders of such refinancing indebtedness substantially in the form of Exhibit A hereto and (ii) such refinancing indebtedness may provide for a lien that is junior in priority to the Lien Priorities provided for herein.
Section 2.8    Junior Indebtedness. The Parties hereto hereby agree that the Borrower may incur Indebtedness that is junior in priority to the Lien Priorities provided for herein (in accordance with the terms of the ABL Documents and the Shared Collateral Documents, as applicable), to the extent permitted in the ABL Credit Agreement, without notice to, or the consent of the ABL Agent, the ABL Lenders, the Shared Collateral Agents or the Shared Collateral Secured Parties, as the case may be, and upon any such incurrence, the Parties hereto hereby authorize the Agents to make technical amendments to this Agreement in order to effectuate the foregoing.
ARTICLE 3
ACTIONS OF THE PARTIES
SECTION 3.1Certain Actions Permitted. The Shared Collateral Agents and the ABL Agent may make such demands or file such claims in respect of the Shared Collateral Obligations or the ABL Obligations, as applicable, as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time. Except as provided in Section 5.2, nothing in this Agreement shall prohibit the receipt by the Shared Collateral Agents or any Shared Collateral Secured Party of the required payments of interest, principal and other amounts owed in respect of the Shared Collateral Obligations so long as such receipt is not the direct or indirect result of the exercise by the Shared Collateral Agents or any Shared Collateral Secured Party of rights or remedies as a secured creditor (including set-off with respect to the ABL Collateral) or enforcement, in each case with respect to ABL Collateral, in contravention of this Agreement of any Lien held by any of them.
SECTION 3.2Agent for Perfection. Prior to the Discharge of ABL Obligations, the ABL Agent, for and on behalf of itself and each ABL Secured Party, and the Shared Collateral Agents, for and on behalf of themselves and each Shared Collateral Secured Party, as applicable, each agree to hold all ~~ABL~~Control Collateral in their respective possession, custody, or control (or in the possession, custody, or control of agents or bailees for either) as agent for the other solely for the purpose of perfecting the security interest granted to each in such ~~ABL~~Control Collateral, subject to the terms and conditions of this Section 3.2. In addition, the ABL Agent expressly agrees to act as agent for the benefit of the Shared Collateral Agents and the Shared Collateral Secured Parties under each control agreement or blocked account agreement with respect to any Deposit Accounts and Securities Accounts of a Loan

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Party constituting ABL Collateral. None of the ABL Agent, the ABL Secured Parties, the Shared Collaterals Agent, or the Shared Collateral Secured Parties, as applicable, shall have any obligation whatsoever to the others to assure that the ~~ABL~~Control Collateral is genuine or owned by any Loan Party or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities of the ABL Agent and the Shared Collateral Agents under this Section 3.2 are and shall be limited solely to holding or maintaining control of the ~~ABL~~Control Collateral as agent for the other Party for purposes of perfecting the Lien held by the Shared Collateral Agents or the ABL Agent, as applicable. The ABL Agent is not and shall not be deemed to be a fiduciary of any kind for the Shared Collateral Agents, the Shared Collateral Secured Parties, or any other Person. The Shared Collateral Agents are not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Secured Parties, or any other Person. Prior to the Discharge of ABL Obligations, in the event that any Shared Collateral Agent or any Shared Collateral Secured Party receives any ABL Collateral or Proceeds of the ABL Collateral in violation of the terms of this Agreement, then such Shared Collateral Agent or such Shared Collateral Secured Party shall promptly pay over such Proceeds or ABL Collateral to the ABL Agent, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1 of this Agreement. Prior to the Discharge of Term Obligations, in the event that the ABL Agent or any ABL Secured Party or any Additional Pari Passu Agent or any Additional Pari Passu Secured Party receives any Canadian Pledge Collateral or Proceeds of the Canadian Pledge Collateral in violation of the terms of this Agreement, then the ABL Agent or such ABL Secured Party or the Additional Pari Passu Agent or such Additional Pari Passu Secured Party, as applicable, shall promptly pay over such Proceeds or Canadian Pledge Collateral to the Term Agent, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 7.4 of this Agreement.
SECTION 3.3[Reserved]
SECTION 3.4Insurance. Proceeds of ABL Collateral include insurance proceeds of such ABL Collateral and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The ABL Agent and the Shared Collateral Agents shall each be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to the ~~ABL~~Shared Collateral. Prior to the Discharge of ABL Obligations and solely with respect to insurance proceeds of ABL Collateral, the ABL Agent shall have the sole and exclusive right, as against the Shared Collateral Agents, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of the ABL Collateral. Prior to the Discharge of ABL Obligations, all proceeds of such insurance shall be remitted for application in accordance with the provisions of Section 4.1 of this Agreement. Prior to the Discharge of Term Obligations and solely with respect to insurance proceeds of Canadian Pledge Collateral, the Term Agent shall have the sole and exclusive right, as against the ABL Agent and any Additional Pari Passu Agent, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of the Canadian Pledge Collateral. Prior to the Discharge of Term Obligations, all proceeds of such insurance shall be remitted for application in accordance with the provisions of Section 7.4 of this Agreement.
SECTION 3.5No Additional Rights for the Loan Parties Hereunder. Except as provided in Section 3.6, if any ABL Secured Party or Shared Collateral Secured Party shall enforce its rights or

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remedies in violation of the terms of this Agreement, the Loan Parties shall not be entitled to use such violation as a defense to any action by any ABL Secured Party or Shared Collateral Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any ABL Secured Party or Shared Collateral Secured Party.
SECTION 3.6Geoffrey Collateral.
(a)Without limiting any rights the ABL Agent or any other ABL Secured Party may otherwise have under applicable law or by agreement, in the event of any liquidation of the ABL Collateral (or any other Exercise of Secured Creditor Remedies by the ABL Agent) and whether or not the Shared Collateral Agents or any other Shared Collateral Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies of the Shared Collateral Agents, the ABL Agent or any other Person (including any Loan Party) acting with the consent, or on behalf, of the ABL Agent, shall have the right to use the Geoffrey Collateral in order to complete a production run of Inventory involving, take possession of, move, prepare and advertise for sale, to sell (by public auction, private sale or a “store closing”, “going out of business” or similar sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise and which sale may include augmented Inventory of the same type sold in the Borrowers’ and Guarantors’ business), store or otherwise deal with the ABL Collateral, in each case without notice to, the involvement of or interference by any Shared Collateral Secured Party or liability to any Shared Collateral Secured Party for a period, (i) in the case of Geoffrey Collateral that is subject to a license agreement (including the Intellectual Property Rights Agreement), the period described in such license agreement and (ii) otherwise, the Use Period. Prior to the Discharge of ABL Obligations, the Shared Collateral Agents agree not sell, assign or otherwise transfer the Geoffrey Collateral, (i) in the case of Geoffrey Collateral that is subject to a license agreement (including the Intellectual Property Rights Agreement), prior to the expiration of the period described in such license agreement and (ii) otherwise, prior to the expiration of the Use Period, unless the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 3.6. Subject only to the foregoing provisions of this Section 3.6, nothing in this Agreement shall impair the Shared Collateral Agents’ and the Shared Collateral Secured Parties’ rights and Liens on the Geoffrey Collateral.
(b)The ABL Agent and the ABL Secured Parties shall not be obligated to pay any amounts to the Shared Collateral Agents or the Shared Collateral Secured Parties (or any person claiming by, through or under the Shared Collateral Secured Parties, including any purchaser of the Geoffrey Collateral) or to the Loan Parties, for or in respect of the use by the ABL Agent and the ABL Secured Parties of the Geoffrey Collateral and none of the ABL Agent or the ABL Secured Parties shall be obligated to secure, protect, insure or repair any such Geoffrey Collateral (other than for damages caused by the ABL Agent, the ABL Secured Parties or their respective employees, agents and representatives). The ABL Agent and the ABL Secured Parties shall not have any liability to the Shared Collateral Agents or the Shared Collateral Secured Parties (or any person claiming by, through or under the Shared Collateral Agents or the Shared Collateral Secured Parties, including any purchaser of the Geoffrey Collateral) as a result of any condition on or with respect to the Geoffrey Collateral other than those arising from the gross negligence or willful misconduct of the ABL Agent, the ABL Secured Parties or their respective employees, agents and representatives, and the ABL Agent and the ABL Secured Parties shall have no duty or liability to maintain the Geoffrey Collateral in a condition or

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manner better than that in which it was maintained prior to the use thereof by the ABL Agent and the ABL Secured Parties.

SECTION 3.7	Access Rights.
(a)Without limiting any rights the ABL Agent or any other ABL Secured Party may otherwise have under applicable law or by agreement, (i) in the event of any liquidation of the ABL Collateral (or any other Exercise Any Secured Creditor Remedies by the ABL Agent) and whether or not the Authorized Shared Collateral Agent or any other Shared Collateral Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies of the Shared Collateral Agents, and (ii) if the Shared Collateral Agents have obtained a first priority Lien on or control of any Real Property where any ABL Collateral is located, then the ABL Agent or any other Person (including any Loan Party) acting with the consent, or on behalf, of the ABL Agent, shall have the right to access such Real Property in order to assemble, inspect, copy or download information stored on, take actions to perfect its Lien on, complete a production run of Inventory involving, take possession of, move, prepare and advertise for sale, sell (by public auction, private sale or a “store closing”, “going out of business” or similar sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise and which sale may include augmented Inventory of the same type sold in the Borrowers’ and Guarantors’ business), store or otherwise deal with the ABL Collateral, in each case without notice to, the involvement of or interference by any Shared Collateral Secured Party or liability to any Shared Collateral Secured Party for a period not to exceed the Access Period. Prior to the Discharge of ABL Obligations, the Shared Collateral Agents agree not sell, assign or otherwise transfer such Real Property prior to the Access Period, unless the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 3.7. Subject only to the foregoing provisions of this Section 3.7, nothing in this Agreement shall impair the Shared Collateral Agents’ and the Shared Collateral Secured Parties’ rights and Liens on such Real Property.
(b)The ABL Agent and the ABL Secured Parties shall not be obligated to pay any amounts to the Shared Collateral Agent or the Shared Collateral Secured Parties (or any person claiming by, through or under the Shared Collateral Secured Parties, including any purchaser of such Real Property) or to the Loan Parties, for or in respect of the use by the ABL Agent and the ABL Secured Parties of the Real Property and none of the ABL Agent or the ABL Secured Parties shall be obligated to secure, protect, insure or repair any such Real Property (other than for damages caused by the ABL Agent, the ABL Secured Parties or their respective employees, agents and representatives). The ABL Agent and the ABL Secured Parties shall not have any liability to the Shared Collateral Agents or the Shared Collateral Secured Parties (or any person claiming by, through or under the Shared Collateral Agents or the Shared Collateral Secured Parties, including any purchaser of the Real Property) as a result of any condition on or with respect to such Real Property other than those arising from the gross negligence or willful misconduct of the ABL Agent, the ABL Secured Parties or their respective employees, agents and representatives, and the ABL Agent and the ABL Secured Parties shall have no duty or liability to maintain the Real Property in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Agent and the ABL Secured Parties.

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ARTICLE 4
APPLICATION OF PROCEEDS

SECTION 4.1	Application of Proceeds.
(a)Revolving Nature of ABL Obligations. The Shared Collateral Agents, on behalf of the Shared Collateral Secured Parties, expressly acknowledge and agree that (i) the ABL Credit Agreement includes a revolving commitment, that in the ordinary course of business the ABL Agent and the ABL Lenders will apply payments and make advances thereunder, and that no application of any ABL Collateral or the release of any Lien by the ABL Agent upon any portion of the ABL Collateral in connection with a permitted disposition by the ABL Loan Parties under any ABL Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the ABL Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the ABL Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Shared Collateral Secured Parties and without affecting the provisions hereof; and (iii) all ABL Collateral received by the ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the ABL Obligations at any time; provided, however, that from and after the date on which the ABL Agent (or any ABL Lender) commences the Exercise of Secured Creditor Remedies, all amounts received by the ABL Agent or any ABL Lender in respect of any ABL Collateral shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the ABL Obligations or the Shared Collateral Obligations, or any portion thereof.
(b)Application of Proceeds of ABL Collateral. Prior to the Discharge of ABL Obligations, the ABL Agent and the Shared Collateral Agents hereby agree that all ABL Collateral and all Proceeds thereof, received by either of them in connection with any Exercise of Secured Creditor Remedies with respect to the ABL Collateral shall be applied, first, to the payment of costs and expenses of the ABL Agent in connection with such Exercise of Secured Creditor Remedies, second, to the payment of the ABL Obligations in accordance with the ABL Documents until the Discharge of ABL Obligations shall have occurred, third, to the payment of the ~~Shared Collateral~~Term Obligations in accordance with the ~~Shared Collateral~~Term Documents until the Discharge of Term Obligations shall have occurred, and fourth, the balance, if any, to the Loan Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;
provided that in the event any Shared Collateral Agent receives, in connection with an Insolvency Proceeding, any Proceeds of any ABL Collateral and the Lien granted in favor of the ABL Agent or the ABL Secured Parties in respect of such ABL Collateral has been voided,

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avoided, subordinated, or otherwise invalidated by a court of competent jurisdiction and the provisions of Section 5.3 would not be effective, the such proceeds received by such Shared Collateral Agent with respect to the ABL Collateral subject to avoidance, subordination or invalidation shall be applied, to the extent permitted under applicable law, to the payment of the Shared Collateral Obligations in accordance with the Shared Collateral Documents.
(c)Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent shall have no obligation or liability to the Shared Collateral Agents or to any Shared Collateral Secured Party, regarding the adequacy of any Proceeds of ABL Collateral or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement. Notwithstanding anything to the contrary herein contained, none of the Parties hereto waives any claim that it may have against a Secured Party on the grounds that and sale, transfer or other disposition by the Secured Party was not commercially reasonable in every respect as required by the Uniform Commercial Code.
(d)Turnover of ~~ABL~~Shared Collateral After Discharge. Upon the Discharge of ABL Obligations, the ABL Agent shall deliver to the Shared Collateral Agents or shall execute such documents as the Shared Collateral Agents may reasonably request (at the expense of the Term Borrower ~~and Notes Issuer~~) to enable the Shared Collateral Agents to have control over any ABL Collateral still in the ABL Agent’s possession, custody, or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Upon the Discharge of Shared Collateral Obligations, the applicable Shared Collateral Agent shall deliver to the ABL Agent or shall execute such documents as the ABL Agent may reasonably request (at the expense of the Term Borrower) to enable the ABL Agent to have control over any Canadian Pledge Collateral still in such Shared Collateral Agent’s possession, custody, or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.
SECTION 4.2Application of Proceeds In Respect of the IntermediateCo Unsecured Guarantee. Notwithstanding anything to the contrary in this Agreement, any Additional Pari Passu Document, any ABL Document or the Term Credit Agreement, the parties hereto hereby agree (other than clauses (ii) and (iii) solely with respect to the ABL Agent for which such clauses shall not apply) that any payments made by the Term Borrower to the Term Agent in respect of (i) the IntermediateCo Unsecured Guarantee, (ii) any mandatory prepayment events set forth in Section 2.03(j) of the Term Credit Agreement (including a sale of Secured Specified Real Property after the Springing Covenant Trigger Date), (iii) remedies pursuant to the proviso to Section 8.02 of the Term Credit Agreement, or (iv) remedy event interest payments set forth in the Term B-4 Joinder Agreement, in each case, shall be paid solely to the Term B-4 Lenders to repay the Term B-4 Loans and, for the avoidance of doubt, shall not be paid to any other Term Secured Parties or any ABL Secured Party or any Additional Pari Passu Secured Party.
Section ~~4.2~~4.3    Specific Performance. Each of the ABL Agent and each Shared Collateral Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Loan Party shall have complied with any of the provisions of any of the Credit Documents, at any time when the other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each of the ABL Agent, on behalf of the ABL Secured Parties, and the Shared Collateral Agents, on behalf of the applicable Shared Collateral Secured Parties, hereby irrevocably waives any defense based

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on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.
ARTICLE 5
INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

SECTION 5.1	Notice of Acceptance and Other Waivers.
(a)All ABL Obligations at any time made or incurred by any ABL Loan Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the Term Agent, on behalf of the Term Secured Parties, hereby waives notice of acceptance, or proof of reliance by the ABL Agent or any ABL Secured Parties of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the ABL Obligations. All Shared Collateral Obligations at any time made or incurred by any Shared Collateral Loan Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the ABL Agent, on behalf of the ABL Secured Parties, hereby waives notice of acceptance, or proof of reliance, by the Shared Collateral Agents or any Shared Collateral Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Shared Collateral Obligations.
(b)None of the ABL Agent, any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the ABL Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any ABL Collateral or Proceeds thereof or to take any other action whatsoever with regard to the ABL Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by any ABL Borrower for an extension of credit pursuant to any ABL Credit Agreement or any of the other ABL Documents, whether or not the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Shared Collateral Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to the Shared Collateral Agents or any Shared Collateral Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Agent and the ABL Secured Party shall be entitled to manage and supervise their loans and extensions of credit under any ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the Shared Collateral Agents or any of the Shared Collateral Secured Parties have in the ABL Collateral, except as otherwise expressly set forth in this Agreement. The Shared Collateral Agents, on behalf of the Shared Collateral Secured Parties, agree that neither the

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ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the ABL Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.
(c)None of the Shared Collateral Agents, any Shared Collateral Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Canadian Pledge Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Canadian Pledge Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Canadian Pledge Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. The Shared Collateral Agent and the Shared Collateral Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any Shared Collateral Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any of the ABL Secured Parties have in the Canadian Pledge Collateral, except as otherwise expressly set forth in this Agreement. The ABL Agent, on behalf of the ABL Secured Parties, agrees that no Shared Collateral Agent nor any Shared Collateral Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Canadian Pledge Collateral or Proceeds thereof, pursuant to the Shared Collateral Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

SECTION 5.2	Modifications to ABL Documents and Shared Collateral Documents.
(a)The Shared Collateral Agents, on behalf of the Shared Collateral Secured Parties, hereby agree that, without affecting the obligations of the Shared Collateral Agent and the Shared Collateral Secured Parties hereunder, the ABL Agent and the ABL Lenders may, at any time and from time to time, in their sole discretion without the consent of or notice to the Shared Collateral Agents or any Shared Collateral Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the Shared Collateral Agent or any Shared Collateral Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, without limitation, to:
(i)change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;
(ii)subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

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(iii)amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;
(iv)release its Lien on any ~~ABL~~Shared Collateral or other Property;
(v)exercise or refrain from exercising any rights against any Loan Party or any other Person;
(vi)subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and
(vii)otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate;
provided, however, that no such amendment, supplement or modification shall (x) in the case of the Tranche A Borrowing Base, result in increasing the “Inventory Advance Rate” thereunder to more than 95% and (y) in the case of the ~~Tranche A-1 Borrowing Base~~Incremental Availability, result in increasing the “Inventory Advance Rate” thereunder to more than 100%.
(b)The ABL Agent, on behalf of the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, the Shared Collateral Agents and the Shared Collateral Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Shared Collateral Documents in any manner whatsoever, including, without limitation, to:
(i)change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Shared Collateral Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Shared Collateral Obligations or any of the Shared Collateral Documents;
(ii)subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the Shared Collateral Obligations, and in connection therewith to enter into any additional Shared Collateral Documents;
(iii)amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Shared Collateral Obligations;
(iv)exercise or refrain from exercising any rights against Loan Party or any other Person;
(v)subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Shared Collateral Obligations;

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(vi)release its Lien on any ~~ABL~~Shared Collateral, Non-Shared Collateral or other Property and take any action in respect of any of the Non-Shared Collateral; and
(vii)otherwise manage and supervise the Shared Collateral Obligations as the Shared Collateral Agents shall deem appropriate.
(c)No consent furnished by the ABL Agent or the Shared Collateral Agents pursuant to Sections 5.2(a) or 5.2(b) hereof shall be deemed to constitute the modification or waiver of any provisions of the ABL Documents or the Shared Collateral Documents, each of which remain in full force and effect as written.
(d)The ABL Obligations and each of the Shared Collateral Obligations may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refinancing transaction under any ABL Document or any Shared Collateral Document) of the ABL Agent, the ABL Lenders, the Shared Collateral Agents or the Shared Collateral Secured Parties, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof and the terms of this Agreement would apply to such refinancing Indebtedness and the holders thereof, mutatis mutandis, provided, however, that (i) the holders of such refinancing Indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to such documents or agreements (including amendments or supplements to this Agreement) as the ABL Agent or the applicable Shared Collateral Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the ABL Agent or the applicable Shared Collateral Agent, as the case may be, and any such refinancing transaction shall be in accordance with any applicable provisions of both the ABL Documents and the Shared Collateral Documents, ~~and~~ (ii) no such refinancing shall have any effect prohibited by Section 5.2(a) or 5.2(b), as applicable~~.~~ and (iii) such refinancing Indebtedness may provide for a lien that is junior in priority to the Lien Priorities provided for herein. The Parties hereto hereby authorize the Agents to make technical amendments to this Agreement in order to effectuate any of the foregoing.

SECTION 5.3	Reinstatement and Continuation of Agreement.
(a)If the ABL Agent or any ABL Lender is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Loan Party or any other Person any payment made in satisfaction of all or any portion of the ABL Obligations (an “ABL Recovery”), then the ABL Obligations shall be reinstated to the extent of such ABL Recovery. If this Agreement shall have been terminated prior to such ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the Shared Collateral Agents, the ABL Secured Parties, and the Shared Collateral Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Loan Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Loan Party in respect of the ABL Obligations or the Shared Collateral Obligations. No priority or right of the ABL Agent or any ABL Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the

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part of any ABL Loan Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the ABL Documents, regardless of any knowledge thereof which the ABL Agent or any ABL Secured Party may have.
(b)If any Shared Collateral Agent or any Shared Collateral Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Shared Collateral Loan Party or any other Person any payment made in satisfaction of all or any portion of the Shared Collateral Obligations (a “Shared Collateral Recovery”), then the Shared Collateral Obligations shall be reinstated to the extent of such Shared Collateral Recovery. If this Agreement shall have been terminated prior to such Shared Collateral Recovery, this Agreement shall be reinstated in full force and effect in the event of such Shared Collateral Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the Shared Collateral Agents, the ABL Secured Parties, and the Shared Collateral Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Loan Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Loan Party in respect of the ABL Obligations or the Shared Collateral Obligations. No priority or right of the Shared Collateral Agents or any Shared Collateral Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Loan Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Shared Collateral Documents, regardless of any knowledge thereof which the Shared Collateral Agents or any Shared Collateral Secured Party may have.
SECTION 5.4Joinder of Authorized Representatives. Notwithstanding anything contained in this Agreement to the contrary, without the consent of any ABL Secured Party or any Shared Collateral Secured Party, any Authorized Representative may become a party to this Agreement by execution and delivery of a joinder agreement substantially in the form of Exhibit A hereto and upon such execution and delivery, such Authorized Representative and the Secured Parties for which such Authorized Representative is acting shall be subject to the terms of this Agreement as an Additional Pari Passu Agent and Additional Pari Passu Secured Parties, respectively.
ARTICLE 6
INSOLVENCY PROCEEDINGS
SECTION 6.1DIP Financing.
(a)If any Loan Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Obligations, and the ABL Agent or the ABL Secured Parties shall seek to provide any Loan Party with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral constituting ABL Collateral under Section 363 of the Bankruptcy Code (each, a “DIP Financing”), with such DIP Financing to be secured by all or any portion of the ABL Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be ABL Collateral), then the Shared Collateral Agents, on behalf of the Shared Collateral Secured Parties, agree that they will raise no

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objection and will not support any objection to such DIP Financing or use of cash collateral or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the Shared Collateral Agents securing the Shared Collateral Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing or use of cash collateral that is ABL Collateral except as permitted by Section 6.3(b)), so long as (i) the Shared Collateral Agents retain their Lien on the ABL Collateral to secure the Shared Collateral Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code), (ii) the terms of the DIP Financing do not compel the applicable Loan Party to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms of such plan are set forth in the DIP Financing documentation or related document; (iii) all Liens on the ABL Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties securing the ABL Obligations on the ABL Collateral, and (iv) the amount of ABL Obligations as a result of such DIP Financing may be increased but in no event by no more than $50.0 million in excess of the maximum commitments under the ABL Credit Agreement prior to the commencement of the applicable Insolvency Proceeding.
(b)All Liens granted to the ABL Agent or the Shared Collateral Agents in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.
SECTION 6.2Relief from Stay. Prior to the Discharge of ABL Obligations, the Shared Collateral Agents, on behalf of the Shared Collateral Secured Parties, agree not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the ABL Collateral without the ABL Agent’s express written consent. Prior to the Discharge of Shared Collateral Obligations, the ABL Agent, on behalf of the ABL Secured Parties, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Canadian Pledge Collateral without each Shared Collateral Agent’s express written consent. In addition, the ABL Agent and Shared Collateral Agents shall not seek any relief from the automatic stay with respect to any ~~ABL~~Shared Collateral without providing 3 days’ prior written notice to the other, unless such period is agreed by each of the ABL Agent and the Shared Collateral Agents to be modified or unless (i) in the case of ABL Collateral, the ABL Agent makes a good faith determination that either (A) the ABL Collateral will decline speedily in value or (B) the failure to take any action will have a reasonable likelihood of endangering the ABL Agent’s or the Shared Collateral Agents’ ability to realize upon the ABL Collateral~~.~~ and (ii) in the case of Canadian Pledge Collateral, the Term Agent (prior to the Discharge of Term Obligations in respect of Term B-4 Loans and thereafter the Authorized Shared Collateral Agent) makes a good faith determination that either (A) the Canadian Pledge Collateral will decline speedily in value or (B) the failure to take any action will have a reasonable likelihood of endangering the Term Agent’s, any other Shared Collateral Agent’s or the ABL Agent’s ability to realize upon the Canadian Pledge Collateral
SECTION 6.3No Contest; Adequate Protection.
(a)The Shared Collateral Agents’, on behalf of the Shared Collateral Secured Parties, agrees that, prior to the Discharge of ABL Obligations, none of them shall contest (or support any other Person contesting) (a) any request by the ABL Agent or any ABL Secured Party for adequate protection

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of its interest in the ABL Collateral, (b) any proposed provision of DIP Financing by the ABL Agent and the ABL Secured Parties (or any other Person proposing to provide DIP Financing with the consent of the ABL Agent) or (c) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the ABL Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement. The ABL Agent, on behalf of the ABL Secured Parties, agrees that, prior to the Discharge of Shared Collateral Obligations, none of them shall contest (or support any other Person contesting) (a) any request by a Shared Collateral Agent or any Shared Collateral Secured Party for adequate protection of its interest in the Canadian Pledge Collateral or (b) any objection by a Shared Collateral Agent or any Shared Collateral Secured Party to any motion, relief, action, or proceeding based on a claim by a Shared Collateral Agent or any Shared Collateral Secured Party that its interests in the Canadian Pledge Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to a Shared Collateral Agent as adequate protection of its interests are subject to this Agreement.
(b)Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency Proceeding if the ABL Secured Parties (or any subset thereof) are granted adequate protection with respect to the ABL Collateral in the form of additional collateral (even if such collateral is not of a type which would otherwise have constituted ABL Collateral), then the ABL Agent, on behalf of itself and the ABL Lenders, agrees that the Shared Collateral Agents, on behalf of itself or any of the Shared Collateral Secured Parties, may seek or request (and the ABL Secured Parties will not oppose such request) adequate protection with respect to its interests in such ABL Collateral in the form of a Lien on the same additional collateral, which Lien will be subordinated to the Liens securing the ABL Obligations on the same basis as the other Liens of the Shared Collateral Agents on the ABL Collateral.
SECTION 6.4Asset Sales. Prior to the Discharge of ABL Obligations, the Shared Collateral Agents agree, on behalf of themselves and the Shared Collateral Secured Parties, that they will not oppose any sale consented to by the ABL Agent of any ABL Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement. Prior to the Discharge of Shared Collateral Obligations, the ABL Agent agrees, on behalf of itself and the ABL Secured Parties, that they will not oppose any sale consented to by the Shared Collateral Agents of any Canadian Pledge Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement.
SECTION 6.5Separate Grants of Security and Separate Classification. Each Shared Collateral Secured Party, the Shared Collateral Agents, each ABL Secured Party and the ABL Agent acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Documents, the Term Documents~~, the Notes Documents~~ and the Additional Pari Passu Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the ~~ABL~~Shared Collateral, each of the ~~Term~~ABL Obligations, the ~~Notes~~Term Obligations and the Additional Pari Passu

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Obligations are fundamentally different from ~~the ABL Obligations~~one another and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding.
SECTION 6.6Enforceability. The provisions of this Agreement are intended to be and shall be enforceable under Section 510(a) of the Bankruptcy Code.
SECTION 6.7ABL Obligations Unconditional. All rights of the ABL Agent hereunder, and all agreements and obligations of the Shared Collateral Agents and the Loan Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:
(i)any lack of validity or enforceability of any ABL Document;
(ii)any change in the time, place or manner of payment of, or in any other term of, all or any portion of the ABL Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any ABL Document;
(iii)any exchange, release, voiding, avoidance or non perfection of any security interest in any ~~ABL~~Shared Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the ABL Obligations or any guarantee or guaranty thereof; or
(iv)any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the ABL Obligations, or of any of the Shared Collateral Agents or any Loan Party, to the extent applicable, in respect of this Agreement.
SECTION 6.8Shared Collateral Obligations Unconditional. All rights of the Shared Collateral Agents hereunder, all agreements and obligations of the ABL Agent and the Loan Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:
(i)any lack of validity or enforceability of any Shared Collateral Document;
(ii)any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Shared Collateral Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Shared Collateral Document;
(iii)any exchange, release, voiding, avoidance or non perfection of any security interest in any ~~ABL~~Shared Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Shared Collateral Obligations or any guarantee or guaranty thereof; or

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(iv)any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the Shared Collateral Obligations, or of any of the ABL Agent or any Loan Party, to the extent applicable, in respect of this Agreement.
ARTICLE 7
CANADIAN PLEDGE COLLATERAL
SECTION 7.1Canadian Pledge Collateral. Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection of any Liens granted to any Shared Collateral Agent or the Shared Collateral Secured Parties in respect of all or any portion of the Canadian Pledge Collateral or of any Liens granted to the ABL Agent or the ABL Secured Parties in respect of all or any portion of the Canadian Pledge Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the Shared Collateral Agents or the ABL Agent (or Shared Collateral Secured Parties or the ABL Secured Parties) in any Canadian Pledge Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of the Shared Collateral Documents or the ABL Documents, or (iv) whether any Shared Collateral Agent or the ABL Agent, in each case, either directly or through agents, hold possession of, or have control over, all or any part of the Canadian Pledge Collateral, the Term Agent, on behalf of itself and the Term Secured Parties, each Additional Pari Passu Agent, on behalf of itself and the Additional Pari Passu Secured Parties it represents, and the ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that prior to the Discharge of Shared Collateral Obligations:
(1)any Lien in respect of all or any portion of the Canadian Pledge Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be junior and subordinate to all Liens granted to the Shared Collateral Agents for the benefit of their respective Shared Collateral Secured Parties on the Canadian Pledge Collateral;
(2)any Lien in respect of all or any portion of the Canadian Pledge Collateral now or hereafter held by or on behalf of (a) the Term Agent or any Term Secured Party (other than a Term B-4 Lender) that secures all or any portion of the Term Obligations (other than Term Obligations in respect of Term B-4 Loans payable to the Term B-4 Lenders) or (b) any Additional Pari Passu Agent or any Additional Pari Passu Secured Parties represented by such Additional Pari Passu Agent that secures all or any portion of the Additional Pari Passu Obligations, in each case shall in all respect be junior and subordinate to all Liens granted to the Term Agent for the benefit of the Term B-4 Lenders on the Canadian Pledge Collateral;
(3)any Lien in respect of all or any portion of the Canadian Pledge Collateral now or hereafter held by or on behalf of the Term Agent (acting on behalf of any Term B-4 Lender) or any Term B-4 Lender that secures all or any portion of the Term Obligations in respect of Term B-4 Loans payable to the Term B-4 Lenders shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party, any Additional Par Passu Agent or any Additional Pari Passu Secured Party or the Term Agent (acting on behalf of any Term Secured

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Party that is not a Term B-4 Lender) or any such Term Secured Party that is not a Term B-4 Lender on the ABL Collateral; and
The Term Agent, for and on behalf of itself and the Term Secured Parties, acknowledges and agrees that, the ABL Agent, for the benefit of the ABL Secured Parties, has been granted Liens upon all of the Canadian Pledge Collateral in which the Term Agent has been granted Liens and the Term Agent hereby consents thereto. The subordination of Liens by the ABL Agent, Additional Pari Passu Secured Parties and the Term Secured Parties (other than the Term B-4 Lenders) in favor of the Term Agent for the benefit of the Term B-4 Lenders or the Term Secured Parties, as applicable, as set forth herein shall not be deemed to subordinate the ABL Agent’s, Additional Pari Passu Agent’s or the Term Agent’s respective Liens on the Canadian Pledge Collateral to the Liens of any other Person. Notwithstanding any provision to the contrary contained herein, this Article 7 shall not apply to any of the ABL Collateral.
SECTION 7.2Waiver of Right to Contest Liens. Each of ABL Agent, on behalf of the ABL Secured Parties and the Shared Collateral Agents, on behalf of the Shared Collateral Secured Parties represented by such Shared Collateral Agent, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the Shared Collateral Agents and the Shared Collateral Secured Parties in respect of the Canadian Pledge Collateral or Liens of the ABL Agent and the ABL Secured Parties in respect of the Canadian Pledge Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the ABL Agent, on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the Term Agent or any Term Secured Party under the Term Documents, or by any Additional Pari Passu Agent or Additional Par Passu Secured Party under any Additional Par Passu Document, with respect to the Canadian Pledge Collateral. Except to the extent expressly set forth in this Agreement, the ABL Agent, on behalf of the ABL Secured Parties, hereby waive any and all rights they or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Shared Collateral Agent or any Shared Collateral Secured Party seeks to enforce its Liens in any Canadian Pledge Collateral. Except to the extent expressly set forth in this Agreement, each Additional Pari Passu Agent, on behalf of the Additional Pari Passu Secured Parties represented by it, hereby waive any and all rights they or the Additional Pari Passu Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the Term Agent (acting on behalf of the Term B-4 Lenders) or any Term B-4 Lender seeks to enforce its Liens in any Canadian Pledge Collateral. The foregoing shall not be construed to prohibit the ABL Agent from enforcing the provisions of this Agreement as to the relative priority of the parties hereto.
SECTION 7.3Canadian Pledge Collateral Remedies Standstill; Release of Liens.
(b)The ABL Agent, on behalf of the ABL Secured Parties, agrees that, from the date hereof until the earlier of (i) the ABL Enforcement Date or (ii) the date upon which the Discharge of the

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Shared Collateral Obligations shall have occurred, they will not Exercise Any Secured Creditor Remedies with respect to any of the Canadian Pledge Collateral without the written consent of (i) the Term Agent and, to the extent such consent is required under the Term Credit Agreement, the Required Lenders (as defined in the Term Credit Agreement) and/or the Term B-4 Required Lenders (as defined in the Term Credit Agreement) and (ii) each Additional Pari Passu Agent and, to the extent such consent is required under the Additional Pari Passu Documents with respect to such Additional Pari Passu Agent, the required holders of such Additional Pari Passu Obligations, and will not take, receive or accept any Proceeds of the Canadian Pledge Collateral. From and after the earlier of (i) the ABL Enforcement Date or (ii) the date upon which the Discharge of the Shared Collateral Obligations shall have occurred, the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Collateral Documents or applicable law as to any Canadian Pledge Collateral.
(c)Notwithstanding the provisions of Sections 7.3(a) or any other provision of this Agreement, prior to the Discharge of the Shared Collateral Obligations, nothing contained herein shall be construed to prevent (i) the ABL Agent or any ABL Secured Party from filing a claim or statement of interest with respect to the ABL Obligations owed to them in any Insolvency Proceeding commenced by or against any Loan Party, (ii) take any action (not adverse to the priority status of the Liens of the Shared Collateral Agents or Shared Collateral Secured Parties on the Canadian Pledge Collateral in which the Shared Collateral Agents or Shared Collateral Secured Parties have a priority Lien or the rights of the Shared Collateral Agents or any of the Shared Collateral Secured Parties to exercise remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce) its Lien on any Canadian Pledge Collateral, (iii) file any necessary or responsive pleadings in opposition to any motion, adversary proceeding or other pleading filed by any Person objecting to or otherwise seeking disallowance of the claim or Lien of the ABL Agent or ABL Secured Parties, (iv) file any pleadings, objections, motions, or agreements which assert rights available to unsecured creditors of the Loan Parties arising under any Insolvency Proceeding or applicable non-bankruptcy law, (v) vote on any plan of reorganization or file any proof of claim in any Insolvency Proceeding of any Loan Party, or (vi) object to the proposed retention of Canadian Pledge Collateral by any Shared Collateral Agent or any Shared Collateral Secured Party in full or partial satisfaction of any Shared Collateral Obligations due to such Shared Collateral Agent or Shared Collateral Secured Parties, in each case (i) through (iv) and (vi) above to the extent not inconsistent with, or could not result in a resolution inconsistent with, the terms of this Agreement.
(d)In the event of any private or public sale of all or any portion of the Canadian Pledge Collateral (other than in connection with a refinancing as described in Section 5.2(d)) permitted by the Term Documents or consented to by the Required Lenders (as defined in the Term Credit Agreement) or, to the extent required by the Term Credit Agreement, the Term B-4 Required Lenders (as defined in the Term Credit Agreement), the ABL Agent agrees, on behalf of the ABL Secured Parties, that such sale will be free and clear of the Liens on such Canadian Pledge Collateral securing the ABL Obligations, and the ABL Agent’s and the ABL Secured Parties’ Liens with respect to the Canadian Pledge Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action concurrently with, and to the same extent as, the release of the Term Secured

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Parties’ Liens on such Canadian Pledge Collateral; provided that in the case of a disposition in connection with an Exercise of Secured Creditor Remedies with respect to any Canadian Pledge Collateral, any Proceeds thereof not applied to repay Shared Collateral Obligations shall be subject to the Liens securing the ABL Obligations and shall be applied pursuant to this Agreement. In furtherance of, and subject to, the foregoing, the ABL Agent agrees that it will promptly execute any and all Lien releases or other documents reasonably requested by the Term Agent in connection therewith. The ABL Agent hereby appoints the Term Agent and any officer or duly authorized person of the Term Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the ABL Agent and in the name of such ABL Agent or in the Term Agent’s own name, from time to time, in the Term Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable)..
SECTION 7.4Application of Proceeds; Turnover Provisions. Prior to the Discharge of Shared Collateral Obligations, the ABL Agent, each Additional Pari Passu Agent and the Term Agent hereby agree that all Canadian Pledge Collateral and all Proceeds thereof received by either of them or any ABL Secured Party, Additional Pari Passu Secured Party or Term Secured Party, respectively, in connection with any Exercise of Secured Creditor Remedies with respect to Canadian Pledge Collateral, whether or not pursuant to an Insolvency Proceeding, shall be distributed as follows: first, to the Term Agent on behalf of the Term B-4 Lenders for application to the Term Obligations with respect to the Term B-4 Loans in accordance with the terms of the Term Documents, until the Discharge of Term Obligations with respect to the Term B-4 Loans has occurred, second, ratably, to the Shared Collateral Agents on behalf of the Shared Collateral Secured Parties (other than the Term B-4 Lenders) for application to the Shared Collateral Obligations in accordance with the terms of the Shared Collateral Documents, until the Discharge of the Shared Collateral Obligations, third, to the ABL Agent on behalf of the ABL Secured Parties in accordance with the ABL Documents, until the Discharge of ABL Obligations has occurred and fourth the balance, if any, to the Loan Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct; provided that in the event the ABL Agent receives, in connection with an Insolvency Proceeding, any Proceeds of any Canadian Pledge Collateral and the Lien granted in favor of each Shared Collateral Agent or the Shared Collateral Secured Parties in respect of such Canadian Pledge Collateral has been voided, avoided, subordinated, or otherwise invalidated by a court of competent jurisdiction and the provisions of Section 5.3 would not be effective, then such Proceeds received ABL Agent with respect to the Canadian Pledge Collateral subject to such avoidance, subordination or invalidation shall be applied, to the extent permitted under applicable law, to the payment of the ABL Obligations in accordance with the ABL Documents.
ARTICLE 8
MISCELLANEOUS
Section ~~7.1~~8.1    Rights of Subrogation. The Shared Collateral Agents, on behalf of the Shared Collateral Secured Parties, agree that no payment to the ABL Agent or any ABL Secured Parties

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pursuant to the provisions of this Agreement in respect of ABL Collateral shall entitle the Shared Collateral Agents or any Shared Collateral Secured Party to exercise any rights of subrogation in respect thereof prior to the Discharge of ABL Obligations. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as the Shared Collateral Agents or any Shared Collateral Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof. The ABL Agent, on behalf of the ABL Secured Parties, agree that no payment to a Shared Collateral Agent or any Shared Collateral Secured Parties pursuant to the provisions of this Agreement in respect of Canadian Pledge Collateral shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof prior to the Discharge of Shared Collateral Obligations
Section ~~7.2~~8.2    Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the ABL Agent or the Shared Collateral Agents to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section ~~7.2~~8.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section ~~7.2~~8.2.
Section ~~7.3~~8.3    Representations. The Term Agent represents and warrants to the ABL Agent and each other Shared Collateral Agent that it has the requisite power and authority under the Term Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of the Term Secured Parties and that this Agreement shall be binding obligations of the Term Agent and the Term Secured Parties, enforceable against the Term Agent and the Term Secured Parties in accordance with its terms. The ABL Agent represents and warrants to the Shared Collateral Agents that it has the requisite power and authority under the ABL Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of the ABL Secured Parties and that this Agreement shall be binding obligations of the ABL Agent and the ABL Secured Parties, enforceable against the ABL Agent and the ABL Secured Parties in accordance with its terms. ~~The Notes Agent represents and warrants to the ABL Agent and each other Shared Collateral Agent that pursuant to authority granted in Article 11 of the Indenture it has the requisite power and authority under the Notes Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of the Notes Secured Parties and that this Agreement shall be binding obligations of the Notes Agent and the Notes Secured Parties, enforceable against the Notes Agent and the Notes Secured Parties in accordance with its terms.~~ By executing a joinder agreement in the form of Exhibit A hereto, the Additional Pari Passu Agent represents and warrants to the ABL Agent and each other Shared Collateral Agent that it has the requisite power and authority under the Additional Pari Passu Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of the Additional Pari Passu Secured Parties and that this Agreement

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shall be binding obligations of the Additional Pari Passu Agent and the Additional Pari Passu Secured Parties, enforceable against the Additional Pari Passu Agent and the Additional Pari Passu Secured Parties in accordance with its terms
Section ~~7.4~~8.4    Amendments. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Party hereto shall be effective unless it is in a written agreement executed by each Shared Collateral Agent and the ABL Agent and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
Section ~~7.5~~8.5    Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

ABL Agent:	Bank of America, N.A. 40 Broad Street Boston, Massachusetts 02109 Attention: Betsy Ratto

Term Agent:	Bank of America, N.A. 101 South Tryon Street Charlotte, North Carolina 28255 Tel: (980) 387-5452 Fax: (704) 208-2871 Attn: Kelly T. Weaver

~~Notes Agent:~~
~~The Bank of New York Mellon~~
~~c/o The Bank of New York Mellon Trust Company, N.A.~~
~~525 William Penn Place~~
~~38th Floor~~
~~Pittsburgh, PA 15259~~
~~Tel: (412) 236-1196~~
~~Fax: (412) 234-7571~~
~~Attn: Global Corporate Trust - Toys “R” US - Delaware~~

Section ~~7.6~~8.6    No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section ~~7.7~~8.7    Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Discharge of ABL

Obligations and the Discharge of the Shared Collateral Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any ~~ABL~~Shared Collateral. All references to any Loan Party shall include any Loan Party as debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), the ABL Agent, any ABL Lender, the Term Agent, or any Term Lender~~, the Notes Agent or any Notes Secured Party and the~~ and any Additional Pari Passu Agent or any Additional Pari Passu Secured Party may assign or otherwise transfer all or any portion of the ABL Obligations, the Term ~~Obligations, Notes~~ Obligations or the Additional Pari Passu Obligations, as applicable, to any other Person (other than any Loan Party or any Affiliate of a Loan Party and any Subsidiary of a Loan Party), and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to the ABL Agent, the Term Agent, the ~~Notes Agent, the~~ Additional Pari Passu Agent, any ABL Lender, any Term Lender, ~~any Notes Secured Party~~ or any Additional Pari Passu Secured Party, as the case may be, herein or otherwise. The ABL Secured Parties, the Term Secured Parties, ~~the Notes Secured Party~~ and the Additional Pari Passu Secured Parties (if any) may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Loan Party on the faith hereof.
Section ~~7.8~~8.8    Governing Law; Entire Agreement. The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto
Section ~~7.9~~8.9    Counterparts This Agreement may be executed in any number of counterparts, including by means of facsimile or “pdf~~”~~’ file thereof, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document.
Section ~~7.10~~8.10    No Third Party Beneficiaries. This Agreement is solely for the benefit of the ABL Agent, ABL Secured Parties, the Term Agent, Term Secured Parties, ~~the Notes Agent and the Notes Secured Parties~~ and the Additional Pari Passu Agent and the Additional Pari Passu Secured Parties (if any). No other Person (including any Loan Party or any Affiliate of a Loan Party, or any Subsidiary of a Loan Party) shall be deemed to be a third party beneficiary of this Agreement.
Section ~~7.11~~8.11    Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.
Section ~~7.12~~8.12    Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the

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application of Proceeds and other priorities set forth in this Agreement. The Parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section ~~7.13~~8.13    Attorneys Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.
Section ~~7.14~~8.14    VENUE; JURY TRIAL WAIVER.
(a)EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
(b)EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OR ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY ABL SECURED PARTY OR ANY SHARED COLLATERAL SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY

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Include bracketed language if there are either multiple Assignors or multiple Assignees.

ABL DOCUMENTS OR ANY TERM DOCUMENTS AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(d)EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION ~~7.5~~8.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section ~~7.15~~8.15    Intercreditor Agreement. This Agreement is the Intercreditor Agreement or the Shared Collateral Intercreditor Agreement, as the case may be, referred to in the ABL Credit Agreement, the Term Credit Agreement~~, the Indenture~~ and the Additional Pari Passu Agreement (if any). Nothing in this Agreement shall be deemed to subordinate the obligations due to (i) any ABL Secured Party to the obligations due to any Shared Collateral Secured Party or (ii) any Shared Collateral Secured Party to the obligations due to any ABL Secured Party (in each case, whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens but not a subordination of Indebtedness.
Section ~~7.16~~8.16    No Warranties or Liability. The Term ~~Agent, the Notes~~ Agent, the Additional Pari Passu Agent (if any) and the ABL Agent acknowledge and agree that none of them have made any representation or warranty with respect to the execution, validity, legality, completeness, collectibility or enforceability of any other ABL Document, Term Document, ~~Notes Document~~ or Additional Pari Passu Document. Except as otherwise provided in this Agreement, the Term ~~Agent, the Notes~~ Agent, the Additional Pari Passu Agent and the ABL Agent will be entitled to manage and supervise their respective extensions of credit to any Loan Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.
Section ~~7.17~~8.17    Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document, any Term Document~~, any Notes Document~~ or any Additional Pari Passu Document, the provisions of this Agreement shall govern.

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
Select as appropriate.
Include bracketed language if there are either multiple Assignors or multiple Assignees.

Section ~~7.18~~8.18    Information Concerning Financial Condition of the Loan Parties. The Term ~~Agent, the Notes~~ Agent, Additional Pari Passu Agent (if any) and the ABL Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the Term ~~Agent, the Notes~~ Agent, the Additional Pari Passu Agent (if any) or the ABL Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, (a) it shall be under no obligation (i) to provide any such information to such other party or any other party on any subsequent occasion, (ii) to undertake any investigation not a part of its regular business routine, or (iii) to disclose any other information, or (b) it makes no representation as to the accuracy or completeness of any such information and shall not be liable for any information contained therein, and (c) the Party receiving such information hereby to hold the other Party harmless from any action the receiving Party may take or conclusion the receiving Party may reach or draw from any such information, as well as from and against any and all losses, claims, damages, liabilities, and expenses to which such receiving Party may become subject arising out of or in connection with the use of such information.
Section ~~7.19~~8.19    Amendment, Restatement, Extension, Renewal and Consolidation of Existing Intercreditor Agreement. This Agreement shall be deemed to amend and restate the Existing Intercreditor Agreement and all terms and provisions of this Agreement supersede in their entirety the terms and provisions of the Existing Intercreditor Agreement.
Section ~~7.20~~8.20    Force Majeure. In no event shall the Term ~~Agent, Notes~~ Agent, the Additional Pari Passu Agent (if any) and the ABL Agent be responsible or liable for any failure or delay in the performance of their obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Term Agent, ~~Notes Agent,~~ the Additional Pari Passu Agent (if any) and the ABL Agent shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
~~Section 7.21    Authority of Notes Collateral Agent. The Bank of New York Mellon has been appointed by the Notes Agent for the Notes Secured Parties pursuant to Article 11 of the Indenture. It is expressly understood and agreed by the parties to this Agreement that any authority conferred upon the Notes Agent hereunder is subject to the terms of the delegation of authority made by the holders of the Notes Secured Party to the Notes Collateral Agent pursuant to the Indenture, and that the Notes Agent has agreed to act (and any successor Notes Agent shall act) as such hereunder only on the express conditions contained in such Article 11. Any successor Notes Agent appointed pursuant to Article 11 of the Indenture shall be entitled to all rights, interests and benefits of the Notes Agent hereunder.~~
[Signature pages follow]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
Select as appropriate.
Include bracketed language if there are either multiple Assignors or multiple Assignees.

IN WITNESS WHEREOF, the ABL Agent, for and on behalf of itself and the ABL Lenders, and the Term Agent, for and on behalf of itself and the Term Lenders ~~and the Notes Agent, for and on behalf of itself and the Notes Secured Parties~~, have caused this Agreement to be duly executed and delivered as of the date first above written.

BANK OF AMERICA, N.A., in its capacity as the ABL Agent

By:
Name:
Title:

BANK OF AMERICA, NA~~.A~~., in its capacity as the Term Agent

~~By:~~
~~Name:~~
~~Title:~~

~~THE BANK OF NEW YORK MELLON, in its capacity as the Notes Agent~~

By:
Name
Title:

[Signature Page to Intercreditor Agreement]

ACKNOWLEDGMENT
Each ABL Loan Party and each Shared Collateral Loan Party hereby acknowledge that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent, the ABL Secured Parties, the Shared Collateral Agents, and the Shared Collateral Secured Parties and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement. Each ABL Loan Party and each Shared Collateral Loan Party further acknowledge and agrees that it is not an intended beneficiary or third party beneficiary under this Agreement and (i) as between the ABL Secured Parties and the ABL Loan Parties, the ABL Documents remain in full force and effect as written and are in no way modified hereby, (ii) as between the Term Secured Parties and the Term Loan Parties, the Term Documents remain in full force and effect as written and are in no way modified hereby, and (iii~~) as between the Notes Secured Parties and the Notes Parties, the Notes Documents remain in full force and effect as written and are in no way modified hereby and (iv~~) as between the Additional Pari Passu Secured Parties and the ~~Notes~~Additional Pari Passu Parties, the Additional Pari Passu Documents remain in full force and effect as written and are in no way modified hereby.
[Signature Pages Follow]

TOYS “R” US-DELAWARE, INC., as the ABL Lead Borrower~~,~~ and the Term Borrower ~~and Notes Issuer~~

~~By:~~
~~Name:~~
~~Title:~~

~~GEOFFREY, LLC, as a Term Guarantor and a Notes Guarantor~~

By:
Name:
Title:

GEOFFREY HOLDINGS, LLC, as an ABL Guarantor~~,~~ and a Term Guarantor ~~and a Notes Guarantor~~

By:	TOYS “R” US-DELAWARE, INC., its sole member

By:

Name:
Title:

~~TOYS ACQUISITION~~GEOFFREY, LLC,~~,~~ as ~~an ABL Guarantor,~~ a Term Guarantor ~~and a Notes Guarantor~~

By:

Name:
Title:

GEOFFREY INTERNATIONAL, LLC, as a Term Guarantor ~~and a Notes Guarantor~~

By:	Geoffrey, LLC, its sole member

By:

Name:
Title:

~~TRU OF PUERTO RICO, INC.~~TRU-SVC, LLC, as an ABL Guarantor~~,~~ and a Term Guarantor ~~and a Notes Guarantor~~

By:

Name:
Title:

~~TRU-SVC~~TOYS ACQUISITION, LLC, as an ABL Guarantor~~,~~ and a Term Guarantor ~~and a Notes Guarantor~~

By:

Name:
Title:

TRU OF PUERTO RICO, INC., as an ABL Guarantor and a Term Guarantor

By:

Name:
Title:

EXHIBIT A
JOINDER
Reference is hereby made to the Intercreditor Agreement, dated as of August 24, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among the agents referred to therein, to which this Joinder is attached. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement when used herein. The undersigned, in its capacity as [ABL Agent] [~~Notes Agent] [~~Term Agent] [Additional Pari Passu Agent] hereby acknowledges the terms and conditions of the Agreement and agrees to be bound thereby. [For all purposes of the Agreement, [identify agreement] shall be an Additional Pari Passu Agreement thereunder.]

[ABL ~~Agent] [Notes~~ Agent] [Term Agent] [Additional Pari Passu Agent]

~~By:~~	~~________________________________~~
~~Name:_____________________________~~
~~Title:_______________________________~~

By:
Name:
Title:

Annex C
Security Agreement

[See Attached]

Annex C

AMENDED AND RESTATED SECURITY AGREEMENT
AMENDED AND RESTATED SECURITY AGREEMENT (this “Agreement”), dated as of August 24, 2010, by and among:
Toys “R” Us-Delaware, Inc., a Delaware corporation (the “Borrower”);
the other Grantors identified on the signature pages hereto (each such Person, individually, a “Grantor; (the Borrower and each G~~ua~~rantor are hereinafter referred to individually as a “Grantor” and the Borrower and the other Grantors are hereinafter referred to collectively as the “Grantors”); and
BANK OF AMERICA, N.A., ~~having a place of business at One Independence Center, 101 North Tryon Street, Charlotte, North Carolina 28255,~~ as administrative agent and as collateral agent for its own benefit and the benefit of the other Secured Parties (in such capacit~~y~~ies and together with its permitted successors and assigns, the “Administrative Agent”).
WITNESSETH:
WHEREAS, reference is made to that certain Credit Agreement, dated as of July 19, 2006 (the “Existing Credit Agreement”), as amended and restated as of the date hereof (as may be further modified, amended, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and among (i) Toys “R” Us-Delaware, Inc., as the Borrower, (ii) the Administrative Agent, (iii) the Lenders party thereto (the “Lenders”) and (iv) the other agents and parties thereto, pursuant to which the Lenders have agreed to make Loans to the Borrower upon the terms and subject to the conditions specified therein; and
WHEREAS, the Credit Agreement shall provide for, among other things, the addition thereunder of one or more tranches of New Loans pursuant to Section 2.12 thereto, and on any Increased Amount Date on which New Loan Commitments are effective, each New Loan Lender with such a New Loan Commitment shall become a Lender with New Loans ranking pari passu in right of payment and security with the Initial Loans including, without limitation, by each such new Lender being automatically deemed a Secured Party for purposes of this Agreement; and
WHEREAS, reference is made to that certain Guarantee, dated as of July 19, 2006, in favor of the Administrative Agent and the other Secured Parties (as modified, amended, supplemented or restated and in effect from time to time, the “Guarantee”), pursuant to which each Guarantor guarantees the Secured Obligations (as defined in the Credit Agreement); and
WHEREAS, reference is made to that certain Security Agreement, dated as of July 19, 2006 (as modified, amended, supplemented or restated and in effect from time to time, the “Existing Security Agreement”), pursuant to which each Grantor thereunder granted security interests to Banc of America Bridge, LLC (as predecessor to Bank of America, N.A., in its capacity as administrative agent for the

Lenders and collateral agent for the Secured Parties) and its successors and assigns, for its own benefit and for the benefit of the Secured Parties; and
WHEREAS, the obligations of the Lenders to make Loans are each conditioned on, among other things, the execution and delivery by the Grantors of an agreement in the form hereof to secure the Secured Obligations; and
WHEREAS, the parties hereto wish to amend and restate the Existing Security Agreement in its entirety to allow for the Amendment Transactions, (a) this Agreement shall be deemed to amend, restate and supersede the Existing Security Agreement, except that (1) the grants of security interests and Liens under and pursuant to the Existing Security Agreement shall continue unaltered, and each other Security Document shall continue in full force and effect in accordance with its terms, and the parties hereto hereby ratify and confirm the terms thereof as being in full force and effect and unaltered by this Agreement except to the extent expressly amended or modified by amendments thereto entered into in connection with the Amendment Transactions to provide for, among other things, the Secured Notes and (2) all schedules, annexes, appendices and exhibits to the Existing Security Agreement shall be incorporated by reference herein, mutatis mutandis, except for, and to the extent expressly amended and restated in connection herewith; (b) all Existing Obligations (including all indemnities) under the Existing Credit Agreement and the other Credit Documents shall continue to be outstanding except as expressly modified by the Credit Agreement and shall be governed in all respects by the Credit Agreement, this Agreement and the other Credit Documents; and (c) all references to the Existing Security Agreement in this Agreement or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Grantors and the Administrative Agent hereby agree as follows:
ARTICLE I.

Definitions
SECTION 1.1.    Generally. All references herein to the UCC shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the UCC differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of the Security Interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

SECTION 1.2.    Definition of Certain Terms Used Herein. Unless the context otherwise requires, all capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement. In addition, the following terms shall have the following meanings:
“ABL Agent” shall mean Bank of America, N.A., in its capacity as Collateral Agent under the ABL Credit Agreement and its successors and assigns.
“ABL Collateral” shall have the meaning given that term in the ABL Intercreditor Agreement.
“ABL Credit Agreement” shall mean that certain Third Amended and Restated Credit Agreement, dated as of ~~July~~March 21, ~~2005, as amended and restated as of June 24, 2009 and as further amended and restated as of August 10, 2010~~2014 (as modified, amended, supplemented, restated or replaced and in effect from time to time), by and among (i) Toys “R” Us-Delaware, Inc., as the Lead Borrower for the borrowers party thereto, (ii) the facility guarantors party thereto, (iii) Bank of America, N.A., as administrative agent, (iv) Bank of America, N.A. (acting through its Canada branch), as Canadian agent for its own benefit and the benefit of the other “Secured Parties” thereunder (and as defined therein), (v) the lenders party thereto and (vi) the other agents and parties thereto.
“ABL Intercreditor Agreement” shall have the meaning given that term in the Credit Agreement.
“Accessions” shall have the meaning given that term in the UCC.
“Account Debtor” shall have the meaning given that term in the UCC and shall include any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.
“Accounts” shall mean “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.
“Agent’s Rights and Remedies” shall have the meaning provided in Section 8.8.
“Amendment Transactions” shall have the meaning given that term in the Credit Agreement.
“Blue Sky Laws” shall have the meaning provided in Section 6.1.
“Borrower” shall have the meaning provided in the preliminary statement of this Agreement.

“Canadian Pledge Collateral” shall mean all of the following Collateral of each Grantor (other than Geoffrey) now owned or hereafter acquired: (a) 65% of the voting Equity Interest and 100% of the non-voting Equity Interest in Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee; and (b) all stock certificates, dividends, distributions, rights and proceeds of or relating to the foregoing.
“Chattel Paper” shall have the meaning given that term in the UCC.
“Collateral” shall mean all of the following personal property of each Grantor (other than Geoffrey) now owned or hereafter acquired: (a) Accounts, (b) Chattel Paper, (c) Commercial Tort Claims, (d) Deposit Accounts, (e) Documents, (f) Equipment, (g) General Intangibles (including Payment Intangibles and Intellectual Property), (h) Goods, (i) Instruments, (j) Inventory, (k) Investment Property, (l) Letter-of-Credit Rights, (m) Software, (n) Supporting Obligations, (o) money, policies and certificates of insurance, deposits, cash or other property, (p) all books, records, and information relating to any of the foregoing and/or to the operation of any Grantor’s business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded and maintained, (q) all insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing ((a) through (p)) or otherwise, (r) all liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing ((a) through (q)), including the right of stoppage in transit, (s) all other personal property of every kind and nature of each Grantor, and (t) any of the foregoing whether now owned or now due, or in which any Grantor has an interest, or hereafter acquired, arising, or to become due, or in which any Grantor obtains an interest, and all products, Proceeds, substitutions, and Accessions of or to any of the foregoing; provided, however, that the Collateral shall not include the Excluded Collateral.
“Commercial Tort Claim” shall have the meaning given that term in the UCC.
“Control” shall have the meaning given that term in the UCC.
“Credit Agreement” shall have the meaning given that term in the preliminary statement of this Agreement.
“Deposit Account” shall have the meaning given that term in the UCC.
“Discharge of ABL Obligations” shall have the meaning given that term in the ABL Intercreditor Agreement.
“Documents” shall have the meaning given that term in the UCC.
“Domestic Subsidiary” shall mean “Domestic Subsidiary” as such term is used and defined in the Indentures.
“Electronic Chattel Paper” shall have the meaning given that term in the UCC.

“Equipment” shall mean “equipment” as defined in the UCC, and any and all Accessions or additions thereto or substitutions therefor. The term “Equipment” shall not include Fixtures.
“Excluded Collateral” shall mean (a) any rights or property acquired under a lease, contract, property rights agreement or license, the grant of a security interest in which shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (ii) a breach or termination pursuant to the terms of, or a default under, any lease, contract, property rights agreement or license (other than to the extent that any restriction on such assignment would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity); provided that the proceeds therefrom shall not be excluded from the definition of Collateral to the extent that the assignment of such proceeds is not prohibited, (b) any governmental permit or franchise that prohibits Liens on or collateral assignments of such permit or franchise, (c) any Instrument evidencing indebtedness (defined consistently with such term as used in the Indentures) of any Domestic Subsidiary, (d) any Security or other equity interest representing more than 65% of the outstanding voting stock of any Foreign Subsidiary, (e) any Security or other equity interest representing any ownership interest in any Domestic Subsidiary, (f) any Security or other equity interest representing any ownership interest in TRU of Puerto Rico, Inc., SALTRU Associates JV or ZT-Winston-Salem Associates, (g) the Designated Account (as defined in the ABL Credit Agreement) and any and all deposits, cash or other property in such account and (h) Fixtures.
“Excluded Geoffrey Collateral” shall mean (a) any rights or property acquired under a lease, contract, property rights agreement or license, the grant of a security interest in which shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (ii) a breach or termination pursuant to the terms of, or a default under, any lease, contract, property rights agreement or license (other than to the extent that any restriction on such assignment would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity); provided that the proceeds therefrom shall not be excluded from the definition of Collateral to the extent that the assignment of such proceeds is not prohibited, (b) any governmental permit or franchise that prohibits Liens on or collateral assignments of such permit or franchise, (c) any Instrument evidencing indebtedness (it being understood such term is defined consistently with such term as used in the Indentures) of any Domestic Subsidiary, (d) any Security or other equity interest representing more than 65% of the outstanding voting stock of any Foreign Subsidiary, (e) any Security or other equity interest representing any ownership interest in any Domestic Subsidiary, (f) any Security or other equity interest representing any ownership interest in TRU of Puerto Rico, Inc., SALTRU Associates JV or ZT-Winston-Salem Associates and (g) Fixtures.

“Existing Credit Agreement” shall have the meaning given that term in the preliminary statement of this Agreement.
“Existing Security Agreement” shall have the meaning given that term in the preliminary statement of this Agreement.
“Financing Statement” shall have the meaning given that term in the UCC.
“Fixtures” shall have the meaning given that term in the UCC.
“Foreign Subsidiary” shall mean, as to any Grantor, a Subsidiary that is organized under the laws of any jurisdiction other than the United States of America or any state thereof or the District of Columbia.
“General Intangibles” shall have the meaning given that term in the UCC, and shall also include, without limitation, all: Intellectual Property; Payment Intangibles; rights to payment for credit extended; deposits; amounts due to any Grantor; credit memoranda in favor of any Grantor; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of any Grantor to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi conductors chips and printouts; user, technical reference, and other manuals and materials; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by or credit extended or services performed, by any Grantor, whether intended for an individual customer or the general business of any Grantor, or used or useful in connection with research by any Grantor; provided that “General Intangibles” shall not include any indebtedness (defined consistently with such term as used in the Indentures) of any Domestic Subsidiary.
“Geoffrey” shall mean Geoffrey, LLC, a Delaware ~~corporation~~limited liability company.
“Geoffrey Collateral” shall mean all of the following personal property of Geoffrey now owned or hereafter acquired: (a) General Intangibles comprised of Intellectual Property, (b) all books, records, and information relating to any of the foregoing and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded and maintained, (c) all liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing ((a) through (~~(~~b)), and (d) any of the foregoing whether now owned or now due, or in which Geoffrey has an interest, or hereafter acquired, arising, or to become due, or in which Geoffrey obtains an interest, and all products, Proceeds, substitutions, and Accessions of or to any of the foregoing; provided, however, that the Geoffrey Collateral shall not include the Excluded Geoffrey Collateral.
“Goods” shall have the meaning given that term in the UCC.
“Grantor” shall have the meaning given that term in the preliminary statement of this Agreement.
“Guarantee” shall have the meaning given that term in the preliminary statement of this Agreement.
“Indemnitee” shall have the meaning given that term in Section 8.6.
“Instruments” shall have the meaning given that term in the UCC; provided that “Instruments” shall not include any Instrument evidencing indebtedness of any Domestic Subsidiary.
“Intellectual Property” shall mean (a) the Intercompany Licenses and (b) all of the following owned by any Grantor (including Geoffrey): all (i) patents, patent applications and patents pending; (ii) trade secret rights; (iii) copyrights and copyright applications, including mask work rights and derivative works; (iv) trade names, trademarks, trademark applications, service marks, and service mark applications; (v) Proprietary Marks and (vi) all other general intangible property in the nature of intellectual property recognized by the laws of the United States; provided that any “intent to use” trademark applications for which a statement of use has not been filed with the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.) (but only until such statement is filed and accepted by the United States Patent and Trademark Office) are excluded from this definition.
“Intercompany Licenses” shall mean the license agreements described on Exhibit A hereto between certain of the Grantors and Geoffrey, pursuant to which Geoffrey has granted to such Grantors licenses of the Proprietary Marks.
“Intercreditor Agreements” shall have the meaning given that term in the Credit Agreement.
“Inventory” shall have the meaning given that term in the UCC, and shall also include, without limitation, all (a) Goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) Goods of said description in transit; (c) Goods of said description which are returned, repossessed or rejected; (d) packaging, advertising, and shipping materials related to any of the foregoing; (e) all names, marks, and General Intangibles affixed or to be affixed thereto or associated therewith; and (f) Documents which represent any of the foregoing.
“Investment Property” shall have the meaning given that term in the UCC; provided that “Investment Property” (a) shall not include any Security representing more than 65% of the outstanding voting stock of any Foreign Subsidiary, (b) shall not include any Security representing any ownership interest in any Domestic Subsidiary and (c) shall not include any Security or other equity interest representing any ownership interest in TRU of Puerto Rico, Inc., SALTRU Associates JV or ZT-Winston-Salem Associates.
“Lenders” shall have the meaning provided in the preliminary statement of this Agreement.
“Letter-of-Credit Right” shall have the meaning given that term in the UCC.
“Liquidation” means the exercise by the Agents of those rights and remedies accorded to the Agents under the Loan Documents and Applicable Law as a creditor of the Loan Parties, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Borrower, acting with the consent of the Administrative Agent, of any public, private or “Going-Out-Of-Business Sale” or other disposition of Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.
“Non-Term B-4 Obligations” shall mean the Obligations whether now existing or hereafter arising, other than the Term B-4 Obligations.
“Non-Term B-4 Secured Parties” shall mean the Secured Parties other than the Term B-4 Lenders.
“Obligations” shall mean collectively, the “Secured Obligations” (as defined in the Credit Agreement).
“Payment Intangible” shall have the meaning given that term in the UCC.
“Perfection Certificate” shall mean a certificate substantially in the form of Annex 1 hereto, dated the date hereof, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of each of the Grantors.
“Proceeds” shall include, without limitation, “Proceeds” as defined in the UCC and each type of property described in the definition of Collateral.
“Proprietary Marks” shall mean any and all United States trademarks (including any copyrights that exist in such trademarks, but excluding all other copyrights), service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, designs, logos and other source or business identifiers, whether registered or unregistered, which are owned or licensed, now or in the future, by Geoffrey, including, but not limited to, as of the date hereof, the United States Proprietary Marks set forth on Exhibit B annexed hereto.
“Securities Act” shall have the meaning provided in Section 6.1.
“Security” shall have the meaning given that term in the UCC.
“Security Interest” shall have the meaning provided in Section 2.1.
“Software” shall have the meaning given that term in the UCC.
“Supporting Obligation” shall have the meaning given that term in the UCC .
“Term B-4 Obligations” shall mean all Obligations whether now existing or hereafter arising payable to the Term B-4 Lenders in respect of the Term B-4 Loans.
SECTION 1.3.    Rules of Interpretation. The rules of interpretation specified in Section 1.02 of the Credit Agreement shall be applicable to this Agreement.
ARTICLE II.

Security Interest
SECTION 2.1.    Security Interest. As security for the payment or performance, as the case may be, in full of their respective Obligations, (a) Geoffrey hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a ~~first priority~~ security interest in all of Geoffrey’s right, title and interest in, to and under the Geoffrey Collateral and (b) each other Grantor hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a ~~second priority~~ security interest in all of such Grantor’s right, title and interest in, to and under the Collateral, in each case of clauses (a) and (b), wherever located, whether now owned or hereafter acquired or arising (the “Security Interest”); provided that the ~~s~~Security ~~i~~Interest granted to the Administrative Agent in, to and under Intercompany Licenses shall be limited to the non-exclusive right to use the Proprietary Marks in exercising the Agent’s Rights and Remedies in connection with a Liquidation. For the avoidance of doubt, as security for the payment or performance, as the case may be, in full of their respective Term B-4 Obligations, each Grantor (other than Geoffrey) hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Term B-4 Lenders, a security interest in all of such Grantor’s right, title and interest in, to and under the Canadian Pledge Collateral, wherever located, whether now owned or hereafter acquired or arising. Without limiting the foregoing, each Grantor hereby designates the Administrative Agent as such Grantor’s true and lawful attorney, exercisable by the Administrative Agent whether or not an Event of Default exists, with full power of substitution, at the Administrative Agent’s option, to file one or more Financing Statements, continuation statements, or to sign other documents for the purpose of perfecting, confirming or continuing the Security Interest granted by each Grantor, without the signature of any Grantor (each Grantor hereby appointing the Administrative Agent as such Person’s attorney to sign such Person’s name to any such instrument or document, whether or not an Event of Default exists), and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party. Notwithstanding anything herein to the contrary, in no event shall the Collateral or the Geoffrey Collateral include, and no Grantor shall be deemed to have assigned, pledged or granted a Security Interest in, any of such Grantor’s right, title or interest (A) in any asset where the grant of a Lien over such asset as reasonably determined by the Borrower (in consultation with the Administrative Agent) would result in material adverse tax consequences to any Grantor, (B) in any motor vehicles and other assets subject to certificate of title or (C) any Commercial Tort Claim with a value of less than $1,000,000.
SECTION 2.2.    No Assumption of Liability. The Security Interest is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of, any Grantor with respect to or arising out of the Collateral or the Geoffrey Collateral.
ARTICLE III.

Representations and Warranties
The Grantors jointly and severally represent and warrant to the Administrative Agent and the Secured Parties that:
SECTION 3.1.    Filings. The Perfection Certificate has been duly prepared, completed and executed, and the information set forth therein is correct and complete in all material respects as of the date hereof. Subject to the proviso to Section 4.3, UCC Financing Statements or other appropriate filings, recordings or registrations containing a description of the Collateral and the Geoffrey Collateral (including, without limitation, the UCC Financing Statements identified on Schedule 3.2 hereto) have been or will be timely filed in each United States governmental, municipal or other office as is necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Collateral and all Geoffrey Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and no further or subsequent filing, refiling, recording, rerecording, registration or re-registration is necessary in any such jurisdiction, except as provided under Applicable Law with respect to the filing of continuation statements or as a result of any change in a Grantor’s name or jurisdiction of incorporation or formation or under any other circumstances under which, pursuant to the UCC, filings previously made have become misleading or ineffective in whole or in part.
SECTION 3.2.    Validity and Priority of Security Interest. The Security Interest constitutes (a) a legal and valid security interest in all of the Collateral and all of the Geoffrey Collateral securing the payment and performance of the Secured Obligations, (b) subject to the filings described on Schedule 3.2 or other requisite filings or registrations described in Section 3.2, a perfected security interest in all of the Collateral and the Geoffrey Collateral (in each case to the extent perfection in such collateral and can be accomplished by such filing) and (c) subject to the obtaining of Control, a perfected security interest in all of the Collateral and all of the Geoffrey Collateral (in each case to the extent perfection in such collateral can be accomplished by Control and perfection of the Security Interest in such collateral is required by the terms hereof). The Security Interest is and shall be prior to any other Lien on any of the Collateral, subject only to (i) with respect to Collateral (other than the Canadian Pledge Collateral) that constitutes ABL Collateral only, Liens securing the obligations of the Grantors with respect to the ABL Credit Agreement, and (ii) Permitted Liens having priority by operation of Applicable Law. The Security Interest is and shall be prior to any other Lien on any of the Geoffrey Collateral, subject only to Permitted Liens having priority by operation of Applicable Law. Notwithstanding anything to the contrary in this Agreement, the Security Interests set forth in Section 2.1 shall have the priority required by the Intercreditor Agreements.
SECTION 3.3.    Absence of Other Liens. The Collateral and the Geoffrey Collateral is owned by the Grantors free and clear of any Lien, except for (i) Permitted Liens or (ii) Liens for which termination statements have been delivered to the Administrative Agent. Except as provided in the Loan Documents, the Grantors have not filed or consented to the filing of (a) any Financing Statement or analogous document under the UCC or any other Applicable Law covering any Collateral or any Geoffrey Collateral, or (b) any assignment in which any Grantor assigns any Collateral, any Geoffrey Collateral or any security agreement or similar instrument covering any Collateral or any Geoffrey Collateral with any foreign governmental, municipal or other office, which Financing Statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.
SECTION 3.4.    Bailees, Warehousemen, Etc. Schedule 3.4 hereto sets forth a list, as of the Closing Date, of each bailee, warehouseman and other third party in possession or control of any Inventory of any Loan Party and specifies as to each bailee, warehouseman or other third party whether the value of the Inventory, at Cost (as defined in the ABL Credit Agreement), possessed or controlled by such bailee, warehouse-man or other third party exceeds $20,000,000.
SECTION 3.5.    Consignments. No Grantor has, and none shall have, possession of any property on consignment from any consignor having a value greater than $10,000,000 unless a lien waiver or other agreement in favor of the Administrative Agent reasonably satisfactory to the Administrative Agent is delivered to the Administrative Agent by such consignor.
SECTION 3.6.    Intercompany Licenses. The Intercompany Licenses have not been terminated and, to each Grantor’s knowledge, no breach, default or other circumstances exist in respect thereof which would reasonably likely materially impair or restrict the ability of the Administrative Agent to utilize the Proprietary Marks in exercising the Agent’s Rights and Remedies in connection with any Liquidation.

SECTION 3.7.    Commercial Tort Claims. Except as set forth on Schedule 3.7 hereof, as of the Closing Date, no Grantor owns any rights in, to or under any Commercial Tort Claim having a value in excess of $1,000,000.
ARTICLE IV.

Covenants
The Grantors jointly and severally covenant and agree with the Administrative Agent and the Secured Parties as follows:
SECTION 4.1Change of Name; Location of Collateral; Records; Place of Business.
(a)Each Grantor agrees to furnish to the Administrative Agent prompt written notice of any change in: (i) any Loan Party’s name; (ii) the location of any Loan Party’s chief executive office or, its principal place of business; (iii) any Loan Party’s organizational legal entity designation or jurisdiction of incorporation or formation; (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its jurisdiction of incorporation or formation; or (v) the acquisition by any Grantor of any material property for which additional filings or recordings are necessary to perfect and maintain the Administrative Agent’s Security Interest therein (to the extent perfection of the Security Interest in such property is required by the terms hereof). Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or other Applicable Law that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected (to the extent perfection of the Security Interest in such property is required by the terms hereof), ~~a first priority~~ security interest in all of the Geoffrey Collateral (subject only to Permitted Liens having priority by operation of Applicable Law) and ~~a second priority security interest in~~ all of the Collateral, in each case with the priority required by the Intercreditor Agreements (subject only to (i) with respect to the Collateral (other than Canadian Pledge Collateral) constituting ABL Collateral only, Liens securing the obligations of the Grantors with respect to the ABL Credit Agreement, and (ii) Permitted Liens having priority by operation of Applicable Law) for its benefit and the benefit of the other Secured Parties.
(b)Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Collateral and the Geoffrey Collateral owned by it as is consistent with its current practices or in accordance with such prudent and standard practices used in industries that are the same as, or similar to, those in which such Grantor is engaged, but in any event to include materially complete accounting records indicating all payments and proceeds received with respect to any part of the Collateral or the Geoffrey Collateral, and, at such time or times as the Administrative Agent may reasonably request in writing, promptly to prepare and deliver to the Administrative Agent a duly certified schedule or schedules in form and detail reasonably satisfactory to the Administrative Agent showing the identity, amount and location of any and all Collateral and Geoffrey Collateral.

SECTION 4.2Protection of Security. Each Grantor shall, at its own cost and expense, take any and all actions reasonably necessary to defend the Security Interest of the Administrative Agent in the Collateral and the Geoffrey Collateral against any Lien (other than Permitted Liens) and the priority thereof (except for Permitted Liens having priority by operation of Applicable Law and, with respect to the Collateral (other than Canadian Pledge Collateral) constituting ABL Collateral only, Liens securing the obligations of the Grantors with respect to the ABL Credit Agreement).
SECTION 4.3Further Assurances. Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further documents, financing statements, agreements and instruments and take all such further actions as the Administrative Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created or intended to be created hereby or the validity or priority of such Security Interest, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any Financing Statements or other documents in connection herewith or therewith; provided, however that, prior to the Discharge of ABL Obligations, solely with respect to Collateral (other than the Canadian Pledge Collateral) constituting the ABL Collateral each such Grantor shall not be required to take any actions hereunder that the ABL Agent has not required such Grantors to take under the ABL Collateral Documents (as defined in the ABL Intercreditor Agreement). Without limiting the foregoing, each Grantor, at its own expense, shall execute, acknowledge, deliver and cause to be duly filed all such further documents, financing statements, agreements and instruments and take all such further actions as the Administrative Agent may from time to time reasonably request to perfect the Administrative Agent’s Security Interest in all ~~Accounts, Inventory, Deposit Accounts, and the proceeds therefrom~~Collateral and Geoffrey Collateral (including causing the Administrative Agent to have Control of any such Collateral or such Geoffrey Collateral to the extent perfection in such Collateral or such Geoffrey Collateral can be accomplished by Control to the extent required hereunder). If any amount payable under or in connection with any of the Collateral or the Geoffrey Collateral shall be or become evidenced by any promissory note or other instrument with an individual face value in excess of $1,000,000, such note or instrument shall be promptly pledged to the Administrative Agent and delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent.
SECTION 4.4Taxes; Encumbrances. At its option, the Administrative Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral or the Geoffrey Collateral (other than Permitted Liens), and may take any other action which the Administrative Agent may reasonably deem necessary or desirable to repair, maintain or preserve any of the Collateral or any of the Geoffrey Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Administrative Agent for any payment made or any reasonable out-of-pocket expense incurred by the Administrative Agent pursuant to the foregoing authorization within fifteen (15) Business Days after receipt of an invoice therefore setting forth such payments or expenses in reasonable detail; provided, however, that nothing in this Section 4.4 shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents; and provided further that the making of any such payments or the taking of any such action by the Administrative Agent shall not be deemed to constitute a waiver of any Default or Event of Default arising from any Grantor’s failure to have made such payments or taken such action.
SECTION 4.5Assignment of Security Interest.
a.If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person to secure payment and performance of an Account constituting Collateral or Geoffrey Collateral, such Grantor shall promptly assign such security interest to the Administrative Agent. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of, and transferees from, the Account Debtor or other Person granting the security interest.
b.To the extent that any Grantor is a beneficiary under any written letter of credit constituting Collateral or Geoffrey Collateral now or hereafter issued in favor of such Grantor having a face amount in excess of $1,000,000, such Grantor shall deliver such letter of credit to the Administrative Agent. The Administrative Agent shall from time to time, at the request and expense of such Grantor, promptly make such arrangements with such Grantor as are in the Administrative Agent’s reasonable judgment necessary and appropriate so that such Grantor may make any drawing to which such Grantor is entitled under such letter of credit, without impairment of the Administrative Agent’s perfected security interest in such Grantor’s rights to proceeds of such letter of credit or in the actual proceeds of such drawing. At the Administrative Agent’s request, such Grantor shall, for any such letter of credit now or hereafter issued in favor of such Grantor as beneficiary, execute and deliver to the issuer and any confirmer of such letter of credit an assignment of proceeds form, in favor of the Administrative Agent and reasonably satisfactory to the Administrative Agent and such issuer or (as the case may be) such confirmer, requiring, after the occurrence of an Event of Default, the proceeds of any drawing under such letter of credit to be paid directly to the Administrative Agent.
SECTION 4.6Continuing Obligations of the Grantors. Each Grantor hereby acknowledges and agrees that the Administrative Agent shall have no obligation or duty to perform any obligation of any Grantor under the contracts, agreements or instruments constituting or relating to the Collateral or the Geoffrey Collateral (including, without limitation, the Intercompany Licenses and the payment of royalties thereunder) and that each Grantor shall at all times remain solely and exclusively liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument constituting or relating to the Collateral and/or the Geoffrey Collateral (including, without limitation, the Intercompany Licenses and the payment of royalties thereunder).

SECTION 4.7Use and Disposition of Collateral and/or Geoffrey Collateral. None of the Grantors shall make or permit to be made any collateral assignment, pledge or hypothecation of the Collateral~~,~~ or the Geoffrey Collateral or shall grant any other Lien in respect of the Collateral or the Geoffrey Collateral or shall grant Control (for purposes of security) of any Collateral or the Geoffrey Collateral to any Person, except for Permitted Liens. Except for Asset Sales expressly permitted in the Credit Agreement, none of the Grantors shall make or permit to be made any sale or transfer of the Collateral and/or the Geoffrey Collateral, and, except as expressly permitted in the Credit Agreement with respect to Eligible In-Transit Inventory (as defined in the ABL Credit Agreement) and Eligible Letter of Credit Inventory (as defined in the ABL Credit Agreement), each Grantor shall remain at all times in possession of the Collateral and/or the Geoffrey Collateral, owned by it. The Grantors shall not permit any expiration, termination, modification, amendment or waiver of any Intercompany License that would reasonably likely materially impair or restrict the ability of the Administrative Agent to utilize the Proprietary Marks in exercising the Agent’s Rights and Remedies in connection with any Liquidation.
SECTION 4.8Limitation on Modification of Accounts. None of the Grantors will, without the Administrative Agent’s prior written consent, grant any extension of the time of payment of any of the Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, releases, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with its current practices or in accordance with such prudent business practices as determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment.
SECTION 4.9Insurance.
(a)The Grantors shall maintain insurance on the Collateral and the Geoffrey Collateral as required by Section 6.06 of the Credit Agreement, which insurance shall include the endorsements and provisions required by Section 6.06 of the Credit Agreement.
(b)Each Grantor hereby irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent and attorney-in-fact, exercisable only after the occurrence and during the continuance of an Event of Default, for the purpose of making, settling and adjusting claims in respect of Collateral and the Geoffrey Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems reasonably advisable. All sums reasonably disbursed by the Administrative Agent in connection with this Section 4.9, including reasonable attorneys’ fees, court costs, out-of-pocket expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Administrative Agent and shall be additional Secured Obligations secured hereby.
SECTION 4.10Commercial Tort Claims. If any Grantor shall at any time acquire a Commercial Tort Claim constituting Collateral or Geoffrey Collateral having a value in excess of $1,000,000, such Grantor shall promptly notify the Administrative Agent in writing of the details thereof and ~~the~~such Grantor~~s~~ shall take such actions as the Administrative Agent shall reasonably request in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected ~~and first priority~~ security interest therein and in the Proceeds thereof with the priority required by the Intercreditor Agreements.
SECTION 4.11Legend. At the request of the Administrative Agent, each Grantor shall legend, in form and manner reasonably satisfactory to the Administrative Agent, its Accounts constituting Collateral or Geoffrey Collateral and its books, records and documents evidencing or pertaining thereto with an appropriate reference to the fact that such Accounts have been assigned to the Administrative Agent for the benefit of the Secured Parties and that the Administrative Agent has a security interest therein.
SECTION 4.12Notices and Reports Pertaining to Intercompany Licenses. In addition to any other notice or reporting requirement imposed on the Grantors under this Agreement and the Credit Agreement, the Grantors will promptly notify the Administrative Agent of any breach, default or other circumstance in respect of any Intercompany License which would reasonably likely materially impair or restrict the ability of the Administrative Agent to utilize the Proprietary Marks in exercising the Agent’s Rights and Remedies in connection with any Liquidation.
ARTICLE V.

Collections
SECTION 5.1Deposit Accounts. Subject to the terms of the Intercreditor Agreements, until the occurrence of the Discharge of ABL Obligations, the Grantors acknowledge and agree that the ABL Agent has expressly agreed to act as agent for the benefit of the Administrative Agent and the Secured Parties under each control agreement or blocked account agreement with respect to any Deposit Accounts and Securities Accounts of a Grantor that constitute Collateral. Following the Discharge of ABL Obligations, the Grantors shall cause the Administrative Agent to have Control over each Deposit Account and Securities Accounts of a Grantor that constitute Collateral (other than the Designated Account).

SECTION 5.2Power of Attorney. Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent and attorney-in-fact, and in such capacity the Administrative Agent shall have the right, with power of substitution for each Grantor and in each Grantor’s name or otherwise, for the use and benefit of the Administrative Agent and the Secured Parties, (a) at any time, whether or not a Default or Event of Default has occurred, to take actions required to be taken by the Grantors under Section 2.1 of this Agreement, (b) upon the occurrence and during the continuance of an Event of Default or as otherwise permitted under the Credit Agreement, (i) to take actions required to be taken by the Grantors under Section 5.1 of this Agreement; (ii) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral and/or the Geoffrey Collateral or any part thereof; (iii) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral and/or any of the Geoffrey Collateral; (iv) to sign the name of any Grantor on any invoices, schedules of Collateral, freight or express receipts, or bills of lading storage receipts, warehouse receipts or other documents of title relating to any of the Collateral and/or the Geoffrey Collateral; (v) to sign the name of any Grantor on any notice to such Grantor’s Account Debtors; (vi) to sign the name of any Grantor on any proof of claim in bankruptcy against Account Debtors, and on notices of lien, claims of mechanic’s liens, or assignments or releases of mechanic’s liens securing the Accounts; (vii) to sign change of address forms to change the address to which each Grantor’s mail is to be sent to such address as the Administrative Agent shall designate; (viii) to receive and open each Grantor’s mail, remove any Proceeds of Collateral and/or Geoffrey Collateral therefrom and turn over the balance of such mail either to the Borrower or to any trustee in bankruptcy or receiver of a Grantor, or other legal representative of a Grantor whom the Administrative Agent reasonably determines to be the appropriate person to whom to so turn over such mail; (ix) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or the Geoffrey Collateral to enforce any rights in respect of any Collateral and/or any Geoffrey Collateral; (x) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral and/or any Geoffrey Collateral; (xi) to take all such action as may be reasonably necessary to obtain the payment of any letter of credit and/or banker’s acceptance of which any Grantor is a beneficiary; (xii) to repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of any Grantor; (xiii) to use, license or transfer any or all General Intangibles of any Grantor; and (xiv) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral and/or any Geoffrey Collateral, and to do all other acts and things reasonably necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent was the absolute owner of the Collateral and/or the Geoffrey Collateral for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Administrative Agent or any other Secured Party to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent or any other Secured Party, or to present or file any claim or notice. It is understood and agreed that the appointment of the Administrative Agent as the agent and attorney-in-fact of the Grantors for the purposes set forth above is coupled with an interest and is irrevocable. The appointment of the Administrative Agent as the agent and attorney-in-fact of the Grantors for the purposes set forth above shall terminate when (a) the Aggregate Commitments have expired or been terminated and (b) the principal of and interest on each Loan and all fees and other Secured Obligations (~~which for purposes of this clause shall include the obligations in respect of Hedge Agreements only if the Secured Obligations (as defined in the Credit Agreement) have been accelerated and Liquidation has commenced and then only to the extent then due and payable) (~~other than contingent indemnity obligations with respect to then unasserted claims) shall have been paid in full).
SECTION 5.3No Obligation to Act. The Administrative Agent shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 5.2, but if the Administrative Agent elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to any Grantor for any act or omission to act except for any act or omission to act as to which there is a determination by a court of competent jurisdiction or another independent tribunal having jurisdiction that (i) the subject act or omission to act by the Administrative Agent or any Affiliate of the Administrative Agent or any officer, director, employee, advisor or agent of the Administrative Agent or such Affiliate constituted gross negligence, was in bad faith, or constituted willful misconduct or (ii) constituted a breach by the Administrative Agent or any Affiliate of the Administrative Agent or any officer, director, employee, advisor or agent of the Administrative Agent or such Affiliate of its obligations to such Grantor. The provisions of Section 5.2 shall in no event relieve any Grantor of any of its obligations hereunder or under any other Loan Document with respect to the Collateral and/or the Geoffrey Collateral or any part thereof or impose any obligation on the Administrative Agent or any other Secured Party to proceed in any particular manner with respect to the Collateral and/or the Geoffrey Collateral or any part thereof, or in any way limit the exercise by the Administrative Agent or any other Secured Party of any other or further right which it may have on the date of this Agreement or hereafter, whether hereunder, under any other Loan Document, by law or otherwise.
ARTICLE VI.

Remedies
SECTION 6.1Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Administrative Agent shall have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the UCC or other Applicable Law. The Agent’s Rights and Remedies shall include, without limitation, the right to take any of or all of the following actions at the same or different times as directed by the Administrative Agent or the Required Lenders:
(a)With respect to any Collateral and/or any Geoffrey Collateral consisting of Accounts, General Intangibles (including Payment Intangibles and Intellectual Property), Letter-of-Credit Rights, Instruments, Chattel Paper, Documents, and Investment Property, the Administrative Agent may collect the Collateral and/or the Geoffrey Collateral with or without the taking of possession of any of the Collateral and/or the Geoffrey Collateral.
(b)With respect to any Collateral and/or any Geoffrey Collateral consisting of Accounts, the Administrative Agent may (i) demand, collect and receive any amounts relating thereto, as the Administrative Agent may determine; (ii) commence and prosecute any actions in any court for the purposes of collecting any such Accounts and enforcing any other rights in respect thereof; (iii) defend, settle or compromise any action brought and, in connection therewith, give such discharges or releases as the Administrative Agent may reasonably deem appropriate; (iv) without limiting the rights of the Administrative Agent set forth in Section 5.2 hereof, receive, open and dispose of mail addressed to any Grantor and endorse checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents evidencing payment, shipment or storage of the goods giving rise to such Accounts or securing or relating to such Accounts, on behalf of and in the name of such Grantor; and (v) sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any such Accounts or the goods or services which have given rise thereto, as fully and completely as though the Administrative Agent was the absolute owner thereof for all purposes.
(c)With respect to any Collateral consisting of Investment Property, the Administrative Agent may (i) exercise all rights of any Grantor with respect thereto, including without limitation, the right to exercise all voting and corporate rights at any meeting of the shareholders of the issuer of any Investment Property and to exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any Investment Property as if the Administrative Agent was the absolute owner thereof, including the right to exchange, at its discretion, any and all of any Investment Property upon the merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof, all without liability except to account for property actually received as provided in Section 5.3 hereof; (ii) transfer such Collateral at any time to itself, or to its nominee, and receive the income thereon and hold the same as Collateral hereunder or apply it to the Secured Obligations; and (iii) demand, sue for, collect or make any compromise or settlement it deems desirable. The Grantors recognize that (a) the Administrative Agent may be unable to effect a public sale of all or a part of the Investment Property by reason of certain prohibitions contained in the Securities Act of 1933, 15 U.S.C. § 77, (as amended and in effect, the “Securities Act”) or the Securities laws of various states (the “Blue Sky Laws”), but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Investment Property for their own account, for investment and not with a view to the distribution or resale thereof, (b) that private sales so made may be at prices and upon other terms less favorable to the seller than if the Investment Property were sold at public sales, (c) that neither the Administrative Agent nor any Secured Party has any obligation to delay sale of any of the Investment Property for the period of time necessary to permit the Investment Property to be registered for public sale under the Securities Act or the Blue Sky Laws, and (d) that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner. Notwithstanding anything herein to the contrary, no Grantor shall be required to register, or cause the registration of, any Investment Property under the Securities Act or any or Blue Sky Laws.
(d)With respect to any Collateral consisting of Inventory, Goods, and Equipment, the Administrative Agent may conduct one or more going out of business sales, in the Administrative Agent’s own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by any Grantor. The Administrative Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Administrative Agent or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Administrative Agent or such agent or contractor and neither any Grantor nor any Person claiming under or in right of any Grantor shall have any interest therein. Each purchaser at any such going out of business sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor.
(e)With respect to any Proprietary Marks, the Administrative Agent may exercise all of the rights granted to the Grantors under the Intercompany Licenses (for the limited purpose of allowing the Administrative Agent to utilize the Proprietary Marks in exercising the Agent’s Rights and Remedies in connection with any Liquidation of any Grantor’s Inventory or other Collateral).
(f)With or without legal process and with or without prior notice or demand for performance, the Administrative Agent may enter upon, occupy, and use any premises owned or occupied by each Grantor, and may exclude the Grantors from such premises or portion thereof as may have been so entered upon, occupied, or used by the Administrative Agent to the extent the Administrative Agent deems such exclusion reasonably necessary to preserve and protect the Collateral and/or the Geoffrey Collateral. The Administrative Agent shall not be required to remove any of the Collateral from any such premises upon the Administrative Agent’s taking possession thereof, and may render any Collateral and/or Geoffrey Collateral unusable to the Grantors. In no event shall the Administrative Agent be liable to any Grantor for use or occupancy by the Administrative Agent of any premises pursuant to this Section 6.1, nor for any royalties or any other amounts due under, or any other obligations in respect of, the Intercompany Licenses, nor for any charge (such as wages for the Grantors’ employees and utilities) incurred in connection with the Administrative Agent’s exercise of the Agents’ Rights and Remedies.
(g)The Administrative Agent may require any Grantor to assemble the Collateral and make it available to the Administrative Agent at the Grantor’s sole risk and expense at a place or places which are reasonably convenient to both the Administrative Agent and such Grantor.

(h)Each Grantor agrees that the Administrative Agent shall have the right, subject to Applicable Law, to sell or otherwise dispose of all or any part of the Collateral and/or the Geoffrey Collateral, at public or private sale, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. Each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor.
(i)Unless the Collateral and/or Geoffrey Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Administrative Agent shall provide the Grantors such notice as may be practicable under the circumstances), the Administrative Agent shall give the Grantors at least ten (10) days’ prior written notice, by authenticated record, of the date, time and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral and/or Geoffrey Collateral may be made. Each Grantor agrees that such written notice shall satisfy all requirements for notice to that Grantor which are imposed under the UCC or other Applicable Law with respect to the exercise of the Agent’s Rights and Remedies upon default. The Administrative Agent shall not be obligated to make any sale or other disposition of any Collateral and/or Geoffrey Collateral if it shall determine not to do so, regardless of the fact that notice of sale or other disposition of such Collateral and/or such Geoffrey Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.
(j)Any public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice of such sale. At any sale or other disposition, the Collateral and/or the Geoffrey Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. If any of the Collateral and/or the Geoffrey Collateral is sold, leased, or otherwise disposed of by the Administrative Agent on credit, the Secured Obligations shall not be deemed to have been reduced as a result thereof unless and until payment is received thereon by the Administrative Agent.
(k)At any public (or, to the extent permitted by Applicable Law, private) sale made pursuant to this Section 6.1, the Administrative Agent or any other Secured Party may bid for or purchase, free (to the extent permitted by Applicable Law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor, the Collateral, the Geoffrey Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to the Administrative Agent or such other Secured Party from any Grantor on account of the Secured Obligations as a credit against the purchase price, and the Administrative Agent or such other Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor.

(l)For purposes hereof, a written agreement to purchase the Collateral, the Geoffrey Collateral or any portion thereof shall be treated as a sale thereof. The Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral, the Geoffrey Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full.
(m)As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and/or the Geoffrey Collateral and to sell the Collateral and/or the Geoffrey Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.
(n)To the extent permitted by Applicable Law, each Grantor hereby waives all rights of redemption, stay, valuation and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.
(o)In the case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting the Borrower or the creditors or property of the Borrower, the Administrative Agent and Secured Parties, to the extent permitted by Applicable Law, shall be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of the Administrative Agent and the other Secured Parties allowed in such proceedings for the entire amount of the Secured Obligations at the date of the institution of such proceedings and for any additional portion of the Secured Obligations accruing after such date.
Notwithstanding the foregoing to the contrary, prior to the occurrence of an Event of Default pursuant to Section 8.01(a) of the Credit Agreement, the Agent’s exercise of any Rights and Remedies in respect of the Geoffrey Collateral shall be subject to the rights of any third party under any international license and/or franchise agreements as in effect on such date.
SECTION 6.2Application of Proceeds. After the occurrence and during the continuance of any Event of Default and acceleration of the Secured Obligations pursuant to Section 8.01 of the Credit Agreement, the Administrative Agent shall promptly apply the proceeds of any collection or sale of the Collateral and/or the Geoffrey Collateral, as well as any Collateral consisting of cash, or any Collateral and/or Geoffrey Collateral granted under any other of the Security Documents, in accordance with Section 8.03 of the Credit Agreement and, in the case of Canadian Pledge Collateral, in accordance with Section 7.4 of the ABL Intercreditor Agreement, subject to the terms of the ~~Non-ABL~~ Intercreditor Agreements.
Subject to the right of the Required Lenders to direct the exercise of the Agent’s Rights and Remedies upon the occurrence of an Event of Default and subject to the terms of the ~~Non-ABL~~ Intercreditor Agreements, the Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale or other disposition of the Collateral and/or the Geoffrey Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Administrative Agent or of the officer making the sale or other disposition shall be a sufficient discharge to the purchaser or purchasers of the Collateral and/or the Geoffrey Collateral so sold or otherwise disposed of and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.
ARTICLE VII.

Perfection of Security Interest
SECTION 7.1Perfection by Filing. This Agreement constitutes an authenticated record, and each Grantor hereby authorizes the Administrative Agent, pursuant to the provisions of Sections 2.1 and 5.2, to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral and/or the Geoffrey Collateral, in such filing offices as the Administrative Agent shall reasonably deem appropriate, and the Grantors shall pay the Administrative Agent’s reasonable costs and expenses incurred in connection therewith. Each Grantor hereby further agrees that a carbon, photographic, or other reproduction of this Agreement shall be sufficient as a Financing Statement and may be filed as a Financing Statement in any and all jurisdictions.
SECTION 7.2Other Perfection, Etc. The Grantors shall at any time and from time to time take such steps as the Administrative Agent may reasonably request for the Administrative Agent (a) to obtain Control of any Deposit Accounts constituting Collateral to the extent required by Section 2.18 of the ABL Credit Agreement (whether or not the ABL Credit Agreement is then in effect and which Section 2.18 is hereby incorporated by reference; provided that each reference to “Administrative Agent” therein shall be deemed a reference to the Administrative Agent), with any agreements establishing control to be in form and substance reasonably satisfactory to the Administrative Agent; provided that prior to the Discharge of ABL Obligations, the requirement of this Section 7.02(a) with respect to the delivery of any control agreement to the Administrative Agent shall be deemed satisfied by the delivery of such control agreement to the ABL Agent, (b) to obtain Control of any Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper, in each case constituting Collateral or Geoffrey Collateral, with any agreements establishing control to be in form and substance reasonably satisfactory to the Administrative Agent and (c) otherwise to insure the continued perfection of the Administrative Agent’s security interest in any of the Collateral and/or the Geoffrey Collateral with the priority described in Section 3.2 and of the preservation of its rights therein.
SECTION 7.3Savings Clause. Nothing contained in this Article VII shall be construed to narrow the scope of the Administrative Agent’s Security Interest in any of the Collateral~~,~~ or the Geoffrey Collateral or the perfection or priority thereof or to impair or otherwise limit any of the Agent’s Rights and Remedies hereunder except (and then only to the extent) as mandated by the UCC.

ARTICLE VIII.

Miscellaneous
SECTION 8.1Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement.
SECTION 8.2Grant of Non-Exclusive License. Without limiting the rights of the Administrative Agent under the assignment of the Intercompany Licenses provided herein, each Grantor hereby grants to the Administrative Agent a royalty free, non-exclusive, irrevocable license, which license shall be exercisable upon the existence and during the continuance of an Event of Default, to use, apply, and affix any Intellectual Property (other than Intellectual Property licensed pursuant to the Intercompany Licenses, including the Proprietary Marks) in which any Grantor now or hereafter has rights, such license being with respect to the Administrative Agent’s exercise of the Agent’s Rights and Remedies hereunder including, without limitation, in connection with any Liquidation of Inventory; provided, however, that the Administrative Agent’s exercise of the foregoing license shall be conditioned upon the Administrative Agent not violating any obligations (excluding the payment of royalties) or restrictions to which the Grantor of the related Intellectual Property is subject (except those obligations or restrictions which would reasonably likely materially impair or restrict the ability of the Administrative Agent to utilize the Intellectual Property in exercising the Agent’s Rights and Remedies). Nothing in this Section 8.2 shall require Geoffrey to grant any license that is prohibited by any rule of law, statute or regulation or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any contract, license, agreement, instrument or other document evidencing, giving rise to a right to use or theretofore granted with respect to such property; provided further that such licenses to be granted hereunder with respect to trademarks and Proprietary Marks shall be subject to the maintenance of quality standards with respect to the goods and services on which such trademarks are used sufficient to preserve the validity of such trademarks and Proprietary Marks.
SECTION 8.3Security Interest Absolute. All rights of the Administrative Agent hereunder, the Security Interest and all obligations of the Grantors hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from the Guarantee or any other guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement (other than circumstances under which (i) the Commitments have expired or been terminated and (ii) the principal of and interest on each Loan and all fees and other

Secured Obligations (~~which for purposes of this clause shall include the obligations in respect of Hedge Agreements only if the Secured Obligations (each as defined in the Credit Agreement) have been accelerated and Liquidation has commenced and then only to the extent then due and payable) (~~other than contingent indemnity obligations with respect to then unasserted claims) shall have been paid in full).
SECTION 8.4Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors herein and in any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and the other Secured Parties and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Secured Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Loan Agreement, and shall continue in full force and effect unless terminated in accordance with Section 8.15 hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral and/or the Geoffrey Collateral, the Administrative Agent, on behalf of itself and the other Secured Parties, may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Secured Parties against (x) loss on account of credits previously applied to the Secured Obligations that may subsequently be reversed or revoked, and (y) any obligations that may thereafter arise with respect to obligations in respect of Hedge Agreements.
SECTION 8.5Binding Effect; Several Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Grantors that are contained in this Agreement shall bind and inure to the benefit of each Grantor and its respective successors and assigns. This Agreement shall be binding upon each Grantor and the Administrative Agent and its successors and permitted assigns, and shall inure to the benefit of each Grantor, the Administrative Agent and the other Secured Parties and their respective successors and permitted assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral and/or the Geoffrey Collateral (and any such attempted assignment or transfer shall be void) except as expressly permitted by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.
SECTION 8.6Fees and Expenses; Indemnification.
(a)Without limiting any of their obligations under the Credit Agreement or the other Loan Documents, and without duplication of any fees, expenses or indemnification provided for under the Credit Agreement and the other Loan Documents, the Grantors jointly and severally shall pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, including the reasonable fees, charges and disbursements of any counsel and outside consultants for the Administrative Agent, within fifteen (15) Business Days after receipt of an invoice therefore setting forth such expenses in reasonable detail, in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from or other realization upon any of the Collateral and/or the Geoffrey Collateral, (iii) the exercise, enforcement or protection of any of the Agent’s Rights and Remedies hereunder or (iv) the failure of any Grantor to perform or observe any of the provisions hereof; provided that in the event the Grantors have a bona fide dispute with any such expenses, payment of such disputed amounts shall not be required until the earlier of the date such dispute is resolved to the reasonable satisfaction of the Grantors or thirty (30) days after receipt of any such invoice (and any such disputed amount which is so paid shall be subject to a reservation of the Grantors’ rights with respect thereto).
(b)Without limiting any of their indemnification obligations under the Credit Agreement or the other Loan Documents, and without duplication of any fees, expenses or indemnification provided for under the Credit Agreement and the other Loan Documents, each Grantor, shall, jointly and severally, indemnify the Secured Parties and each of their Subsidiaries and Affiliates, and each of the respective stockholders, directors, officers, employees, agents, attorneys, and advisors of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all damages, actual out-of-pocket losses, claims, actions, causes of action, settlement payments, obligations, liabilities and related expenses, including the reasonable fees, charges and disbursements of one counsel for the Agents and one counsel for all other Indemnitees (other than the Agents), incurred, suffered, sustained or required to be paid by, or asserted against, any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document, the performance by any Grantor of its obligations under this Agreement or any other Loan Document, or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing or to the Collateral, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction or another independent tribunal having jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of any Agent or such Indemnitee or any Affiliate of such Indemnitee (or any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates), (x) are relating to disputes among Indemnitees, or (y) are determined by a court of competent jurisdiction or another independent tribunal having jurisdiction to have resulted from a breach by such Indemnitee of its obligations to a Loan Party. No party hereto shall be liable to any other party hereto for any indirect, consequential, special or punitive damages except, in the case of any Grantor, to the extent such Grantor is otherwise required to provide indemnification pursuant to this Section 8.6(b). In connection with any indemnified claim hereunder, the Indemnitee shall be entitled to select its own counsel and the Grantors shall promptly pay the reasonable fees and expenses of such counsel.
(c)Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Security Documents. The provisions of this Section 8.6 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby or thereby, the repayment of the Loans and the termination of the Commitments, the payment of all fees and other Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Secured Party. All amounts due under this Section 8.6 shall be payable promptly after written demand therefor.
SECTION 8.7Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
SECTION8.8Waivers; Amendment.
(a)The rights, remedies, powers, privileges, and discretions of the Administrative Agent hereunder (herein, the “Agent’s Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Administrative Agent in exercising or enforcing any of the Agent’s Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Administrative Agent of any Event of Default or of any Default under any other agreement shall operate as a waiver of any other Event of Default or other Default hereunder or under any other agreement. No single or partial exercise of any of the Agent’s Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Administrative Agent and any Person, at any time, shall preclude the other or further exercise of the Agent’s Rights and Remedies. No waiver by the Administrative Agent of any of the Agent’s Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. Subject to the right of the Administrative Agent and the Required Lenders to direct the exercise of the Agent’s Rights and Remedies upon the occurrence and during the continuance of an Event of Default, the Agent’s Rights and Remedies may be exercised at such time or times and in such order of preference as the Administrative Agent may determine. The Agent’s Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Secured Obligations. No waiver of any provisions of this Agreement or any other Loan Document or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Grantor in any case shall entitle such Grantor or any other Grantor to any other or further notice or demand in similar or other circumstances.

(b)Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Administrative Agent and the Grantor or Grantors with respect to whom such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.
SECTION 8.9WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY); AND WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9.
SECTION 8.10Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be so affected or impaired thereby and (b) the parties hereto shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provision. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 8.11Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 8.12Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 8.13Jurisdiction; Consent to Service of Process. The Grantors agree that any suit for the enforcement of this Agreement or any other Loan Document may be brought in the courts of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consent to the non-exclusive jurisdiction of such courts. The Grantors hereby waive any objection which they may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent may otherwise have to bring any action or proceeding relating to this Agreement against a Grantor or its properties in the courts of any jurisdiction. The Grantors agree that any action commenced by any Grantor asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in a court sitting in the Borough of Manhattan or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consent to the exclusive jurisdiction of such courts with respect to any such action. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 8.14Joinder to Security Agreement. As contemplated in the Credit Agreement, additional Subsidiaries may from time to time become parties hereto and additional Grantors hereunder by execution and delivery of a Joinder to Security Agreement. Such Joinder to Security Agreement shall be effective upon delivery by such additional Grantor, without further action or consent or notice to any party hereto. Upon delivery of such Joinder to Security Agreement, all obligations of ~~each~~such additional Grantor hereunder shall be joint and several with the obligations of each other Grantor hereunder.
SECTION 8.15Termination; Release of Collateral.
(a)Any Lien upon any Collateral and/or Geoffrey Collateral will be released automatically if the Collateral and/or Geoffrey Collateral constitutes property being sold, transferred or disposed of to a Person that is not a Grantor in an Asset Sale permitted under the Credit Agreement upon receipt by the Administrative Agent of the Net Proceeds thereof to the extent required by the Credit Agreement and in the other circumstances contemplated in Section 9.10 of the Credit Agreement.
(b)Upon at least two (2) Business Days’ prior written request by the Borrower, the Administrative Agent shall execute such documents as may be necessary to evidence the release of the Liens upon any Collateral and/or any Geoffrey Collateral described in Section 8.15(a); provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in its reasonable opinion, would, under Applicable Law, expose the Administrative Agent to liability or create any obligation or entail any adverse consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral and/or the Geoffrey Collateral.
(c)Except for those provisions which expressly survive the termination thereof, this Agreement and the Security Interest granted herein shall terminate when (i) the Commitments have expired or been terminated and (ii) the principal of and interest on each Loan and all fees and other Secured Obligations ~~(which for purposes of this clause shall include the obligations in respect of Hedge Agreements only if the Secured Obligations (each as defined in the Credit Agreement) have been accelerated and Liquidation has commenced and then only to the extent then due and payable)~~ (other than contingent indemnity obligations with respect to then unasserted claims) shall have been paid in full, at which time the Administrative Agent shall execute and deliver to the Grantors, at the Grantors’ expense, all UCC termination statements and similar documents that the Grantors shall reasonably request to evidence such termination; provided, however, that the Credit Agreement, this Agreement, and the Security Interest granted herein shall be reinstated if at any time payment, or any part thereof, of any Secured Obligation is rescinded or must otherwise be restored by any Secured Party upon the bankruptcy or reorganization of the Borrower, Grantor or other Loan Party. Any execution and delivery of termination statements or documents pursuant to this Section 8.15 shall be without recourse to, or warranty by, the Administrative Agent or any other Secured Party.
SECTION 8.16Intercreditor Agreements. Notwithstanding anything herein to the contrary, the lien and Security Interest granted to the Administrative Agent pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent hereunder are subject to the provisions of the Intercreditor Agreements. In the event of any conflict between the terms of the Intercreditor Agreements and the terms of this Agreement, the terms of the Intercreditor Agreements shall govern and control. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Administrative Agent (and the Secured Parties) shall be subject to the terms of the Intercreditor Agreements, and any obligation of any Grantor hereunder or under any other Security Document to deliver to the Administrative Agent, or establish the Administrative Agent’s control (within the meaning of the UCC) with respect to ~~the delivery or control of~~, any Collateral~~, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person, in each case in connection with any~~ that constitutes ABL Collateral~~,~~ shall be deemed to be satisfied if such Grantor~~, as applicable,~~ delivers such Collateral to the ABL Agent or establishes such control in favor of the ABL Agent, in each case as bailee for the Administrative Agent pursuant to the ABL Intercreditor Agreement and otherwise complies with the requirements of the similar provision of the applicable document with respect to the ABL ~~Credit Agreement Obligations or the Notes~~ Obligations (as defined in the ABL Intercreditor Agreement). ~~The delivery of any Collateral to or the control of any Collateral by to either the ABL Agent or the collateral agent under the Secured Notes as required by the applicable Intercreditor Agreement shall satisfy any delivery or control requirement hereunder or under any other Security Document, with respect to the Collateral.~~
SECTION 8.17.    Acknowledgement of Liens. The Grantors (other than Geoffrey), the Administrative Agent and each Secured Party agrees and acknowledges that (i) the grants of Liens pursuant to this Agreement or any other Loan Document in the Canadian Pledge Collateral as security for the Term B-4 Obligations and the Non-Term B-4 Obligations constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Canadian Pledge

Collateral, the Term B-4 Obligations are fundamentally different from the Non-Term B-4 Obligations and must be separately classified in any plan of reorganization proposed or adopted in any proceeding under any Debtor Relief Law. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Term B-4 Lenders and the Non-Term B-4 Secured Parties in respect of the Canadian Pledge Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Term B-4 Lenders shall be entitled to receive, in addition to amounts distributed to them from, or in respect of, the Canadian Pledge Collateral in respect of principal, prepetition interest and other claims, all amounts owing in respect of post-petition interest, fees, costs, expenses, premiums, and other charges, irrespective of whether a claim for such amounts is allowed or allowable in such proceeding under any Debtor Relief Law, before any distribution from, or in respect of, any Canadian Pledge Collateral is made in respect of the claims held by the Non-Term B-4 Secured Parties, with the Non-Term B-4 Secured Parties’ hereby acknowledging and agreeing to turn over to the Term B-4 Lenders amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Non-Term B-4 Secured Parties.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

GRANTORS:

TOYS “R” US-DELAWARE, INC.,
as the Borrower and as a Grantor

By:
Name:
Title:

Toys “R” Us–Delaware, Inc.
Term Loan Security Agreement
Signature Page

GEOFFREY, LLC,
as a Grantor

By:
Name:
Title:

Toys “R” Us–Delaware, Inc.
Term Loan Security Agreement
Signature Page

GEOFFREY INTERNATIONAL, LLC,
as a Grantor

By:
Name:
Title:

Toys “R” Us–Delaware, Inc.
Term Loan Security Agreement
Signature Page

GEOFFREY HOLDINGS, LLC,
as a Grantor

By:	TOYS “R” US-DELAWARE, INC.
its Managing Member

Name:
Title:

Toys “R” Us–Delaware, Inc.
Term Loan Security Agreement
Signature Page

TRU-SVC, LLC,
as a Grantor

By:
Name:
Title:

Toys “R” Us–Delaware, Inc.
Term Loan Security Agreement
Signature Page

TOYS ACQUISITION, LLC,
as a Grantor

By:
Name:
Title:

Toys “R” Us–Delaware, Inc.
Term Loan Security Agreement
Signature Page

TRU OF PUERTO RICO, INC.,
as a Grantor

By:
Name:
Title:

Toys “R” Us–Delaware, Inc.
Term Loan Security Agreement
Signature Page

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.

By:
Name:
Title:

Toys “R” Us–Delaware, Inc.
Term Loan Security Agreement
Signature Page